OFFERING CIRCULAR

                                 [MAXCOM LOGO]

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.
                               OFFER TO EXCHANGE
            U.S.$275,000,000 13 3/4% SERIES B SENIOR NOTES DUE 2007
                            AND CONSENT SOLICITATION
                             ---------------------
WE ARE OFFERING TO EXCHANGE:

     - each U.S.$1,000 principal amount of our outstanding 13 3/4% series B senior notes due 2007, which we refer to as the "old notes."

IN CONSIDERATION, WE WILL GIVE YOU:

     - U.S.$636.36 principal amount of our unissued Senior Notes, which we refer to as the "new notes" and which mature on March 1, 2007 and will not bear interest until March 1, 2006, and will accrue interest thereafter at an annual interest rate of 10%; and
     - 102 ordinary participation certificates, which we refer to as "CPOs," each representing one share of our series N2 convertible preferred stock with an initial liquidation preference of U.S.$0.4927 per share and limited voting rights.

     The aggregate principal amount of the new notes to be received by each holder of the old notes upon consummation of this exchange offer and consent solicitation will be rounded up to the nearest U.S.$1.00.

     There were originally U.S.$300.0 million aggregate principal amount of old notes outstanding. However, we purchased U.S.$25.0 million principal amount of old notes in the open market in May and June, 2001. We will cause these old notes to be cancelled prior to the consummation of the exchange offer and we will not receive any of the consideration offered pursuant to this offering circular.

CONSENT SOLICITATION:

     In addition to the exchange offer, we are soliciting consents from holders of the old notes to amend and/or waive some provisions of the indenture governing the old notes. The effect of these amendments is to eliminate all of the restrictive covenants and certain events of default. Holders of at least a majority in aggregate principal amount of the old notes must consent to the proposed amendments in order for them to be adopted.

     We have entered into an agreement with holders of an aggregate principal amount of approximately U.S.$156.3 million of old notes, or 56.8% of the outstanding old notes, pursuant to which they have agreed to tender their old notes and deliver the requested consents in the exchange offer. The noteholders that are parties to this agreement may in certain circumstances terminate it and withdraw old notes tendered by them in the exchange offer and revoke their consents.

OTHER TERMS:

     - The exchange offer and the consent solicitation are conditioned, among other things, on the receipt of tenders of at least 95% of the aggregate principal amount of old notes outstanding (excluding the U.S.$25.0 million principal amount of old notes held by us).
     - The exchange offer expires at 5:00 p.m., New York City time, on April 11, 2002, unless extended.
     - You may withdraw your tender of the old notes at any time prior to the expiration date.
                             ---------------------

  CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 28 OF THIS OFFERING
                                   CIRCULAR.
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The exchange agent for the exchange offer is:  The information agent for the exchange offer is:
         THE BANK OF NEW YORK                           CITIGATE DEWE ROGERSON

              The date of this offering circular is March 14, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PRESENTATION OF FINANCIAL INFORMATION.......................   ii
ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS...   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  iii
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................  iii
SUMMARY.....................................................    1
RISK FACTORS................................................   28
THE EXCHANGE OFFER AND CONSENT SOLICITATION.................   41
THE PROPOSED AMENDMENTS AND WAIVER..........................   48
THE PRIVATE EQUITY INVESTMENT...............................   51
USE OF PROCEEDS.............................................   52
CAPITALIZATION..............................................   53
EXCHANGE RATES..............................................   55
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   56
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......   59
OPERATING AND FINANCIAL REVIEW AND PROSPECTS................   63
OVERVIEW OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY.........   73
SUPERVISION AND REGULATION OF THE MEXICAN TELECOMMUNICATIONS
  INDUSTRY..................................................   76
BUSINESS....................................................   83
MANAGEMENT..................................................   94
PRINCIPAL SHAREHOLDERS......................................  101
CERTAIN TRANSACTIONS........................................  106
DESCRIPTION OF THE NEW NOTES................................  108
BOOK-ENTRY, DELIVERY AND FORM...............................  146
DESCRIPTION OF THE CPOs AND THE SERIES N2 PREFERRED STOCK...  148
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............  164
MEXICAN FEDERAL INCOME TAX CONSIDERATIONS...................  174
PLAN OF DISTRIBUTION........................................  177
LEGAL MATTERS...............................................  177
INDEPENDENT ACCOUNTANTS.....................................  177
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................  178
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
APPENDIX A -- GLOSSARY OF TELECOMMUNICATIONS TERMS..........  A-1
APPENDIX B -- SECOND SUPPLEMENTAL INDENTURE.................  B-1
APPENDIX C -- PRINCIPAL DIFFERENCES BETWEEN MEXICAN GAAP AND
  U.S. GAAP.................................................  C-1

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR OR IN ANY SUPPLEMENT ACCOMPANYING THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR OR IN ANY SUPPLEMENT ACCOMPANYING THIS OFFERING CIRCULAR IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS OFFERING CIRCULAR.

     YOU SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR OWN ADVISORS.

     WE ARE CONDUCTING THE EXCHANGE OFFER IN RELIANCE UPON SECTION 3(a)(9) OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED, WHICH WE REFER TO AS THE "SECURITIES ACT," WHICH PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. WE ARE ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFER FROM U.S. STATE SECURITIES LAW REQUIREMENTS. WE HAVE NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, DEALER, AGENT OR OTHER PERSON TO SOLICIT TENDERS OF THE OLD NOTES. OUR REGULAR EMPLOYEES, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFOR, MAY SOLICIT TENDERS FROM HOLDERS OF THE OLD NOTES.

     The new notes will be registered with the Special Section (Seccion Especial) of the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios), or NSR, maintained by the National Banking and Securities Commission of Mexico (Comision Nacional Bancaria y de Valores). Registration of the new notes in the special section of the NSR does not imply any certification as to the investment quality of our new notes, solvency or the accuracy or completeness of the information contained in this offering circular. Our new notes may not be offered publicly in Mexico. Neither the CPOs nor the underlying series N2 preferred stock will be registered with the NSR.

                     PRESENTATION OF FINANCIAL INFORMATION

     Our financial statements have been prepared in accordance with Mexican generally accepted accounting principles, which we refer to as "Mexican GAAP," which differ in certain significant respects from U.S. generally accepted accounting principles, which we refer to as "U.S. GAAP." See "Appendix
C -- Principal Differences between Mexican GAAP and U.S. GAAP" for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us.

     Mexican GAAP requires that financial statements of Mexican companies such as Maxcom recognize certain effects of inflation. Accordingly, all data in the financial statements and in the selected financial data set forth below have been restated in constant pesos as of December 31, 2001. References in this offering circular to "real" amounts are to inflation-adjusted pesos and references to "nominal" amounts are to unadjusted historical pesos. In calendar years 1997, 1998, 1999, 2000 and 2001, the rate of inflation in Mexico, as measured by changes in the Mexican national consumer price index, was 15.7%, 18.6%, 12.3%, 9.0% and 4.4%, respectively. The inflation index used for 1997 figures is 1.5155, for 1998 figures is 1.2777, for 1999 figures is 1.1376 and for 2000 figures is 1.0440.

     The U.S. dollar amounts provided in this offering circular are solely for the convenience of the reader at the exchange rate reported by the Federal Reserve Bank of New York on December 31, 2001, as its noon buying rate for pesos. The noon buying rate for pesos on December 31, 2001 was Ps.9.1560 per U.S. dollar. On March 13, 2002, the noon buying rate for pesos was Ps.9.3000 per U.S. dollar. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated as of any of the dates mentioned in this offering circular.

     Sums presented in this offering circular may not add due to rounding.

           ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

     We have been advised by Mr. Gonzalo Alarcon Iturbide, our General Counsel and a partner at the Mexican law firm of Alarcon Abogados, S.C., that no treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of foreign judgments. Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden publico) have been complied with without reviewing the merits of the subject matter of the case. Furthermore, we have been advised by

Mr. Gonzalo Alarcon Iturbide that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

     Maxcom is a variable capital corporation (sociedad anonima de capital variable) organized under the laws of Mexico, and is headquartered, managed and operated outside of the United States. A substantial majority of our directors and officers and some of the experts named in this offering circular reside outside the United States, principally in Mexico. A substantial portion of the assets of these persons and of our company is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or Maxcom, or to enforce against them in the United States a judgment obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," after the date of this offering circular and prior to the expiration of the exchange offer will be deemed to be incorporated by reference into this offering circular and to be a part hereof from the date of filing of such documents and reports. Any statement contained in this offering circular or incorporated herein by reference will be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act after the date of this offering circular modifies or supersedes such statement.

     WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS OFFERING CIRCULAR IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, COPIES OF ANY OR ALL DOCUMENTS AND REPORTS DESCRIBED ABOVE AND INCORPORATED BY REFERENCE INTO THIS OFFERING CIRCULAR (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH DOCUMENTS ARE SPECIFICALLY INCORPORATED BY REFERENCE). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFERING CIRCULAR.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This offering circular contains forward-looking statements which involve substantial risks and uncertainties, including statements about our business plan, strategies and prospects under the captions "Summary," "Operating and Financial Review and Prospects" and "Business." Statements that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "may," "plans," "predicts," "projects," "should," "targets," "would" and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties.

     Accordingly, our actual results of operations may be different from our current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. There may be events in the future that we are not able to accurately predict or control.

     Before you tender your old notes and deliver the requested consents, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this offering circular could have a material adverse effect on our business, financial condition, and result of operations. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this offering circular.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire offering circular, including the financial data and related notes, before making an investment decision. The terms "Maxcom," "our company" and "we" as used in this offering circular refer to Maxcom Telecomunicaciones, S.A. de C.V., the issuer of the new notes and the series N2 preferred stock represented by the CPOs, and its wholly-owned subsidiaries, Corporativo en Telecomunicaciones, S.A. de C.V. and Maxcom Servicios Administrativos, S.A. de C.V., as a combined entity, except where it is made clear that such terms mean only the parent company. The terms "CPO" or "series N2 preferred stock" also refer to, as the context requires, the capital stock into which such securities are convertible. You should pay special attention to the "Risk Factors" section beginning on page 28 of this offering circular to determine whether to tender your old notes in the exchange offer and deliver the requested consents. All financial data have been restated in constant pesos as of December 31, 2001, except as otherwise indicated. For your convenience, we have included a glossary of telecommunications terms in Appendix A of this offering circular.

                                  THE COMPANY

     We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted small and medium-sized businesses and residential customers within our concession areas. In particular, we believe that the cities of Mexico and Puebla, where we currently operate, and certain other cities where we are planning to operate in accordance with our new nationwide concession, offer opportunities for growth in telecommunications use as a result of the combination of a relatively large population, low subscriber line penetration by international standards and economic growth. We anticipate a large and growing demand for telephony services in these regions.

     The construction of our telecommunications network is based on a smart-build, customer-driven, modular platform that utilizes a combination of fiber optic, copper wire and microwave transmission technology. This methodology enables us to provide fast service to our target markets, reduces the time lag between the incurrence of capital expenditures and the generation of revenues and increases flexibility to accommodate a changing market environment. To operate our network, we have constructed two central switching offices located in Mexico City and the City of Puebla, with a 170-kilometer fiber optic link connecting the two cities. As of December 31, 2001, we had in service two state-of-the-art Lucent Technologies 5ESS switches.

     We believe that the combination of our smart-build network construction strategy, our position as a customer service-oriented provider, our focus on quality and reliability and our state-of-the-art network and systems will allow us to benefit from the expected growth of the Mexican telecommunications industry.

     We position ourselves as a single-source provider of telecommunications services to our customers. In addition to our existing local, long distance and data services, we offer value-added products such as digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services.

     In order to support our market positioning, we follow a marketing strategy that is focused on differentiating ourselves from competitors. A key element in this strategy is to offer superior customer service. According to our market research, our target customers value highly, among other things, around-the-clock customer care availability, rapid response time and accurate billing.

     Our new management team has significant experience in telecommunications and marketing. Our President and Chief Executive Officer was the former Chief Executive Officer of Grupo Iusacell S.A. de C.V., the second largest mobile telephone company in Mexico, which we refer to as "Iusacell." Our Chief

Operating Officer has more than 10 years of experience in executive operations, having worked with Johnson Controls and AMP. Our Chief Financial Officer has more than 20 years of experience, having worked four years for Iusacell and 12 years for IBM. Our Chief Information Systems Officer has a wide range of experience in telecommunications, having worked five years at Iusacell. Our Chief Marketing Officer has a wide range of experience in marketing, having worked 14 years for Kraft Foods.

                                COMPANY STRATEGY

     We intend to capitalize on our competitive strengths to become a leading telecommunications provider in Mexico. Our management team has been executing a new strategy of growth in our existing markets and expansion in accordance with our new nationwide concession. This strategy includes the following components:

Capture unmet demand for telephony services

     We seek to capture unmet demand by targeting small and medium-sized businesses and residential customers that are looking to expand their telecommunications capacity or that do not currently receive the types of products and services we offer. We believe that the potential for expansion in the Mexican telecommunications market is significant given the low teledensity rate, which was 12.7 telephone lines per 100 inhabitants as of December 31, 2000, the increasing level of competition and the development of the Mexican economy.

Build our network on a demand-driven, modular basis

     We build our network based on customer demand. We first identify city areas with the largest potential for new lines, which we refer to as "clusters," in the markets that we serve through various market research techniques. We then carry out the network buildout in tandem with increased sales and promotional efforts targeted at customers within the cluster. This parallel track minimizes the time lag between the incurrence of capital expenditures and the generation of revenues, and allows a choice of technology and construction method based on the particular needs of the cluster. We refer to this approach as our "smart-build" strategy.

Differentiate product offerings based on features and price

     We believe that we can differentiate ourselves from competitors by offering a variety of product features that meet the specific needs of our customers. To that end, we seek to develop customer loyalty and brand awareness by informing consumers about the telecommunications services that we offer and by helping them to differentiate between the various telecommunications services available in the market. We also seek to offer our services at prices that are between 5% and 15% lower than the prevailing market price in order to build our customer base.

Deploy cost-efficient technology

     We use a cost-efficient technology to deploy our network and serve our customers. Our current network consists of optical fiber, copper lines and microwave technology which we deploy to particular customers based on deployment cost, time to market, time to revenue, time to profitability, quality and reliability in our service.

     Our technology platform allows us to provide xDSL services, dedicated Internet access lines, POTS and ISDN services, among others. In addition, due to additional duct capacity in our current facilities we are able to deploy fiber-to-the-home (FTTH) services whenever customer premises equipment technology is available at reasonable prices. Our microwave rings allow us to reach customers throughout our market in a cost efficient manner and allow us to build network clusters that can reach from 500 to 6,000 lines.

Capitalize on our nationwide local telephony concession

     In September 2001, our local telephony concession was expanded, allowing us to provide service to all of Mexico. This provides us with an opportunity to target small and medium-sized businesses and residential customers within our new concession areas who we believe are willing to evaluate other alternatives as they look for better service, higher reliability and lower tariffs.

     In addition, we believe that the quality of our product and services offerings gives us a competitive advantage in many regions within our nationwide concession area as experienced in the City of Puebla, where in 2001 we more than tripled our number of lines in service and where we installed almost 40% of new net additions.

                             ---------------------

     Maxcom is headquartered in Mexico City. Our address is Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210 and our general phone number is (52) 55-147-1111. Our website address, the contents of which are not part of, or incorporated into, this offering circular, is www.maxcom.com.

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

     Subject to the terms and conditions set forth in this offering circular and in the related letter of transmittal and consent, we are offering to exchange an aggregate principal amount of U.S.$175.0 million of our unissued Senior Notes due 2007, which we refer to as the "new notes," and an aggregate of 28,050,000 of our unissued ordinary participation certificates, which we refer to as "CPOs," each representing one share of our series N2 convertible preferred stock, which we refer to as the "series N2 preferred stock," for all of our outstanding U.S.$275.0 million 13 3/4% Series B Senior Notes due 2007, which we refer to as the "old notes." The exchange offer will expire at 5:00 p.m., New York City time, on April 11, 2002, unless we extend it (we refer to such time or date, as the same may be extended, as the "expiration date"). Set forth below are some of the questions you, as a holder of the old notes, may have and answers to those questions.

Q.  WHAT IS THE PURPOSE OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION?

A. The purpose of the exchange offer is to reduce our debt service burden, improve our liquidity and attract additional investment, in order to continue the buildout of our infrastructure and the growth of our business. Due to a slower-than-expected buildout of lines in the second half of 2000 and the first half of 2001, we have determined that, in order to remain viable, we need to raise additional capital and reduce the debt service requirements of the old notes. Otherwise, we believe that our liquidity will be exhausted in the foreseeable future and we will be unable to sustain the growth required to service our debt and operate as a viable company.

    The purpose of the consent solicitation is to:

        - amend the indenture governing the old notes to eliminate all of the restrictive covenants and certain events of default; and

        - waive any obligation of Maxcom under such indenture to offer to redeem all outstanding old notes because of any change of control resulting from the exchange offer and the private equity investment described below.

   The new notes will have covenants substantially similar to those of the old notes in effect prior to the consummation of this exchange offer and consent solicitation, adjusted to permit the execution of Maxcom's current business plan. See "Business" for an overview of our current business plan.

Q. HOW MUCH WILL MAXCOM'S DEBT SERVICE BURDEN BE REDUCED BY AS A RESULT OF THE EXCHANGE OFFER?

A. The interest expense on the old notes for a full year is U.S.$39.8 million. To the extent all of the old notes are exchanged in the exchange offer, we will save such interest expense amount on an annualized basis from the date of issuance of the new note through February 28, 2006. From March 1, 2006 until March 1, 2007, which is the maturity date of the new notes, we will save U.S.$21.4 million in interest expense.

Q.  WILL THERE BE AN INFUSION OF NEW EQUITY MONEY INTO MAXCOM?

A. Yes. We determined that in order to sustain the growth required to compete in our market while servicing our debt, we need additional equity funds for capital expenditures. Some of our existing shareholders and current holders of old notes have entered into a subscription agreement whereby they have agreed to invest or cause to be invested U.S.$66.2 million upon the consummation of the exchange offer. We refer to this transaction as the "private equity investment." In addition, Maxcom will be permitted to raise up to an additional U.S.$3.8 million at the same price per share and on the same terms and conditions as the private equity investment within one year after its consummation.

    This investment is subject to, among other things, the effectiveness of certain documentation prepared in a form reasonably satisfactory to the investors, the consummation of this exchange offer under its present terms and the obtainment of certain Mexican regulatory approvals. See "The Private Equity Investment" for a fuller description of the infusion of new equity money into Maxcom.

Q.  WHAT IS MAXCOM OFFERING IN EXCHANGE FOR MY OLD NOTES?

A. For each U.S.$1,000 principal amount of old notes that you validly tender, you will receive U.S.$636.36 principal amount of new notes and 102 CPOs, each representing one share of series N2 preferred stock with an initial liquidation preference of U.S.$0.4927 per share and limited voting rights. The aggregate principal amount of the new notes to be received by each holder of the old notes upon completion of this exchange offer and consent solicitation will be rounded up to the nearest U.S.$1.00. See "The Exchange Offer and Consent Solicitation" for a fuller description of the exchange offer.

Q.  WHAT ARE THE NEW NOTES?

A. The new notes are senior notes that will mature on March 1, 2007, which is one month before the maturity of the old notes. The new notes will not begin to accrue or pay interest until March 1, 2006 and will accrue interest thereafter at an annual rate of 10%, which is lower than the current 13 3/4% interest rate accruing on the old notes. The new notes will pay interest semi-annually and will rank pari passu with the old notes to the extent any old notes remain untendered. The new notes will have restrictive covenants substantially similar to those of the old notes in effect prior to the consummation of this exchange offer and consent solicitation, adjusted to permit the execution of Maxcom's new business plan. However, if the exchange offer is consummated and the consent of a majority of holders of old notes is obtained, all of the restrictive covenants and certain events of default of the old notes will be eliminated. See "Description of the New Notes" for a fuller description of the new notes.

Q.  WHAT ARE THE SERIES N2 PREFERRED STOCK?

A. The series N2 preferred stock are shares with limited voting rights that have a liquidation preference equal to the greater of:

        - U.S.$0.4927 per share, as adjusted for stock splits, stock dividends and similar events, plus the accretion of such amount at a cumulative rate of 12% per year compounded semi-annually; and

        - the amount that holders of series N2 preferred stock would have received if they had converted their series N2 preferred stock into series N limited voting shares, which we refer to as "series N stock," (or, to the extent the series N stock has been converted, to the class of stock the series N stock is converted into) immediately prior to the liquidation event.

   The series N2 preferred stock will rank pari passu with the series A1 convertible preferred stock, series B1 convertible preferred stock and series N1 convertible preferred stock, which we refer to as "series A1 preferred stock," "series B1 preferred stock," and "series N1 preferred stock," respectively, to be issued pursuant to the private equity investment, and senior to all other currently existing capital stock.

   The series N2 preferred stock will generally be convertible at the option of the holder at any time into series N stock. However, upon a public offering in Mexico or the United States of Maxcom equity securities, which we refer to as a "public offering," the series N2 preferred stock will be convertible at the option of the holder into the same class of equity securities offered in such public offering. In addition, if such public offering yields net proceeds of at least U.S.$50.0 million, which we refer to as a "qualified public offering," the series N2 preferred stock will be convertible at the option of Maxcom or the holder into the same class of equity securities offered in such qualified public offering.

     Upon the elimination of certain foreign ownership restrictions under Mexican law, the series N2 preferred stock will automatically convert into a new voting preferred stock, which will generally retain the same liquidation preference, conversion and anti-dilution protection rights of the series N2 preferred stock.

     The series N2 preferred stock will also have anti-dilution protection (except in certain specific circumstances), and certain rights of participation in sales of other classes of equity securities, and will be subject to a forced sale in the event of certain significant corporate transactions. The participation rights and the obligations related to a forced sale will terminate upon the earlier to occur of:

        - a qualified public offering; or

        - a sale or transfer of any series A1, B1 or N1 preferred stock involving a transfer of at least 50.1% of the total capital stock or all or substantially all of the consolidated assets of Maxcom in one or more related transactions to any independent third party or parties.

     The series N2 preferred stock will be issued and held in the form of CPOs, with each CPO representing one share of series N2 preferred stock. The series N2 preferred stock will be held in a limited purpose trust administered by a major Mexican financial institution. As a holder of a CPO, you will not have the right to withdraw your series N2 preferred stock from the trust and may not be able to exercise certain preemptive rights to subscribe for new shares otherwise provided by Mexican law.

     See "Description of the CPOs and the Series N2 Preferred Stock" for a fuller description of the CPOs and the series N2 preferred stock.

Q. WHAT PERCENTAGE OF THE TOTAL CAPITAL STOCK OF MAXCOM WILL THE SERIES N2 PREFERRED STOCK TO BE ISSUED PURSUANT TO THE EXCHANGE OFFER REPRESENT?

A. Assuming all holders of old notes tender in the exchange offer and after giving effect to the private equity investment, the series N2 preferred stock will represent approximately 15.9% of the total outstanding capital stock of Maxcom. However, there are authorized and/or outstanding warrants and options issued to management, suppliers, financial advisors and investors and options that will be issued to existing shareholders upon the implementation of our proposed capital restructuring.

     In particular, for services rendered to Maxcom, certain of our shareholders or their affiliates received and will receive, upon the consummation of the exchange offer and the private equity investment, options to acquire series N stock which are designed to limit the dilution that would otherwise be experienced by such shareholders or their affiliates in connection with the issuance of the new equity of Maxcom.

     If all authorized options and warrants are exercised, the percentage of total capital stock represented by the series N2 preferred stock would be diluted to approximately 13.0%.

Q. WILL THE WARRANTS THAT WERE ISSUED ON MARCH 17, 2000 TOGETHER WITH THE 13 3/4% SERIES A SENIOR NOTES DUE 2007 IN THE FORM OF UNITS REMAIN OUTSTANDING?

A. Yes. The 13 3/4% series A senior notes due 2007, which we refer to as the "predecessor old notes," and the warrants were not separable when issued on March 17, 2000 in the form of units. However, upon the exchange of the predecessor old notes for the old notes pursuant to an exchange registered with the U.S. Securities and Exchange Commission, which we refer to as the "SEC," and which was consummated on September 29, 2000, the warrants became detached from the predecessor old notes and have since been able to trade separately from the old notes.

Q. THE OLD NOTES ARE FREELY TRADEABLE AS A RESULT OF THE EXCHANGE OFFER CONSUMMATED ON SEPTEMBER 29, 2000, PROVIDED THEY ARE NOT HELD BY AN AFFILIATE OF MAXCOM. WILL THE NEW NOTES AND/OR THE CPOS REPRESENTING THE SERIES N2 PREFERRED STOCK ALSO BE FREELY TRADEABLE?

A. Yes. This exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act, which exempts it from registration with the SEC. Under current interpretations of the SEC, securities that are obtained in a
    Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the old notes are unrestricted securities, the new notes and CPOs representing the series N2 preferred stock will be unrestricted securities and, therefore, freely tradeable (subject to certain restrictions in connection with a qualified public offering). The series N2 preferred stock may not be transferred separately from the CPOs.

     Maxcom does not presently intend to list for trading the new notes, the CPOs or any other class of its securities on any stock exchange or automated quotation system.

Q. WHY DOES THE EXCHANGE OFFER EXTEND TO ONLY U.S.$275.0 MILLION OF OLD NOTES WHEN THERE ARE U.S.$300.0 MILLION OF OLD NOTES OUTSTANDING?

A. Although the aggregate principal amount of old notes outstanding is U.S.$300.0 million, U.S.$25.0 million of this amount is held by Maxcom, which purchased these old notes in the open market in May and June, 2001. Maxcom will cancel these old notes prior to the consummation of the exchange offer and will not receive any of the consideration offered pursuant to this offering circular.

Q. HAS MAXCOM ENTERED INTO ANY AGREEMENT WITH NOTEHOLDERS REGARDING THEIR TENDER OF NOTES?

A. Yes. Maxcom entered into an agreement, which we refer to as the "lock-up agreement," with holders of an aggregate principal amount of U.S.$156.3 million, or 56.8% of the outstanding old notes, pursuant to which these holders have agreed to tender their old notes in the exchange offer and deliver the requested consent. The holders have also agreed that, if they purchase any additional old notes, they will also tender such old notes in the exchange offer. The holders' commitment is conditioned on, among other things, the exchange offer being consummated in accordance with its terms by not later than May 1, 2002, except in certain circumstances. See "The Exchange Offer and Consent Solicitation -- Purpose of the exchange offer and consent solicitation" for a fuller description of this agreement.

Q.  WHEN WILL THE EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRE?

A. The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on April 11, 2002, unless we extend it at our sole discretion.

Q. HOW WILL I BE NOTIFIED IF THE EXCHANGE OFFER OR CONSENT SOLICITATION IS EXTENDED?

A. If we extend the exchange offer or the consent solicitation, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Q.  HOW DO I TENDER MY OLD NOTES?

A. In order for you to validly tender your old notes, The Bank of New York, the exchange agent for the exchange offer and consent solicitation, must receive from you, your broker or your nominee a properly completed and duly executed letter of transmittal and consent, or a copy of those documents, with any required signature guarantee, and any other required documents, at the exchange agent's address set forth on the last page of this offering circular prior to 5:00 p.m., New York City time, on the expiration date. In addition, prior to 5:00 p.m., New York City time, on the expiration date, either:

          - the exchange agent must receive certificates for tendered old notes at any one of those addresses; or

          - tendered old notes must be transferred pursuant to the procedures for book-entry transfer described under "The Exchange Offer and Consent Solicitation -- Book-entry transfer," and the exchange agent must receive confirmation of such tender.

     IF YOU TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER WITH RESPECT TO THE OLD NOTES TENDERED.

Q.  IF I TENDER MY OLD NOTES, WILL I RECEIVE ACCRUED BUT UNPAID INTEREST?

A. You will be entitled to receive the interest payment due on April 1, 2002 provided you are a holder of record on March 15, 2002. However, you will not be entitled to receive any interest accruing on the old notes for any period after April 1, 2002.

Q.  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A. If you are the record owner of your old notes and you tender your old notes in the exchange offer, you should not have to pay brokerage fees or similar expenses. If you own your old notes through a broker or other nominee and your broker tenders your old notes on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     Maxcom will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the offering circular and any other required documents to holders of old notes. We will not pay any commission or other remuneration, directly or indirectly, for soliciting acceptances of the exchange offer and consent solicitation.

Q. UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED OLD NOTES AND REVOKE THE RELATED CONSENT AND WHAT IS THE PROCESS?

A. Since the tender of your old notes is evidence of your consent to the proposed amendments and waiver, you may withdraw your previously tendered old notes and revoke your consent at any time prior to the expiration date. In order to withdraw your tendered old notes and revoke the related consent, you must follow the procedures described in "The Exchange Offer and Consent Solicitation -- Withdrawal rights." YOU MAY NOT REVOKE YOUR CONSENT PROVIDED WITH YOUR TENDER WITHOUT WITHDRAWING YOUR TENDERED OLD NOTES. Withdrawn old notes may be tendered again in the exchange offer in accordance with the procedures described under "The Exchange Offer and Consent
    Solicitation -- Procedure for tendering old notes and delivering consents" prior to the expiration date.

Q. IF I TENDER MY OLD NOTES, HOW WILL I BE NOTIFIED THAT MAXCOM HAS ACCEPTED MY OLD NOTES FOR EXCHANGE?

A. Upon the terms and subject to the conditions of the exchange offer, Maxcom will accept for exchange all old notes validly tendered prior to the expiration date and not properly withdrawn. Maxcom will announce its acceptance of the old notes for exchange by issuing a press release.

Q. IF I DECIDE NOT TO TENDER MY OLD NOTES, HOW WILL THE EXCHANGE OFFER AND CONSENT SOLICITATION AFFECT MY OLD NOTES?

A. If you do not tender your old notes, they will remain outstanding. If the exchange offer is consummated and the proposed amendments and waiver to the indenture governing the old notes become effective, any outstanding old notes will lose the benefit of all of the restrictive covenants and certain events of default and other provisions set forth in the indenture currently governing the old notes. In addition, if the exchange offer is consummated, Maxcom will not be required to make a change of control offer to purchase any outstanding old notes. Moreover, if the exchange offer is consummated, the liquidity of the market for any outstanding old notes is likely to be significantly more limited. See "The Proposed Amendments and Waiver" and "Risk Factors -- Factors relating to the exchange offer and the consent solicitation" for a fuller description of the proposed amendments and waiver, and of the risks related to not tendering old notes.

Q.  WHAT IS REQUIRED FOR THE PROPOSED AMENDMENTS AND WAIVER TO BECOME OPERATIVE?

A. In order for the proposed amendments and waiver to be adopted, holders of at least a majority in aggregate principal amount of the old notes must consent to them.

    The proposed amendments and waiver to the indenture governing the old notes are a single proposal. If you tender your old notes, you will be deemed to have consented to the proposed amendments and waiver as an entirety with respect to the old notes you tender. You may not consent selectively to only some of the proposed amendments and waiver.

Q.  HOW DO I CONSENT IN THE CONSENT SOLICITATION?

A. The proper tender of your old notes will constitute the giving of consent with respect to those old notes.

Q. WHAT ARE THE TAX IMPLICATIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION?

A. You should read the sections "United States Federal Income Tax Considerations" and "Mexican Federal Income Tax Considerations" for a discussion of certain United States and Mexican federal income tax consequences of the exchange offer and consent solicitation and of holding and disposing of new notes and CPOs. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES AND MEXICAN FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY
     OTHER TAX JURISDICTION.

Q. WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.  The exchange offer is conditioned upon, among other things:

        - at least 95% in aggregate principal amount of the outstanding old notes (excluding the U.S.$25.0 million principal amount of old notes held by Maxcom) being validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date;

        - the investment in Maxcom of U.S.$66.2 million pursuant to the private equity investment; and

        - the obtainment of regulatory approvals from Mexican foreign investment, securities and antitrust authorities.

     As required by the terms of the indenture currently governing the old notes, the consent solicitation is conditioned upon consents being received from the holders of a majority in aggregate principal amount of the old notes. However, given that the consents are linked to the tender of the old notes and that the exchange offer is conditioned on the tender of at least 95% in aggregate principal amount of the outstanding old notes (excluding the U.S.$25.0 million principal amount of old notes held by Maxcom), the consent solicitation is effectively also subject to such condition, unless waived by Maxcom. The proposed amendments and waiver to the indenture governing the old notes will become operative only upon the consummation of the exchange offer and the effectiveness of the supplemental indenture governing the old notes.

Q. WHERE CAN I OBTAIN FURTHER INFORMATION ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A. You may obtain additional copies of the offering materials by contacting the information agent at its address and telephone number set forth on the back cover of this offering circular. Questions relating to the mechanics of the exchange offer and consent solicitation should also be directed to the information agent. Neither the exchange agent nor the information agent is permitted to, and will not, provide advice, make recommendations or otherwise discuss the merits of the exchange offer and consent solicitation.

                                 THE NEW NOTES

Issuer........................   Maxcom Telecomunicaciones, S.A. de C.V.

Notes offered.................   U.S.$175,000,000 aggregate principal amount of
                                 Senior Notes due 2007.

Maturity date.................   March 1, 2007.

Interest rate and payment
dates.........................   Interest on the new notes will not begin
                                 accruing until March 1, 2006. Beginning March
                                 1, 2006, interest will accrue at the rate of 10% per annum and will be payable semi-annually in cash in arrears on September 1, 2006 and March 1, 2007.

Optional redemption...........   We may redeem the new notes at any time prior
                                 to maturity, at a redemption price of 101% of the face amount of the new notes, plus accrued and unpaid interest to the date of redemption.

Subsidiary guarantors.........   Corporativo en Telecomunicaciones, S.A. de C.V.
                                 and Maxcom Servicios Administrativos, S.A. de
                                 C.V., our only subsidiaries on the issue date, will unconditionally guarantee the new notes.
                                 If we create or acquire a new subsidiary, it will also guarantee the new notes unless we designate the subsidiary as an "unrestricted subsidiary."

Ranking.......................   The new notes will be our senior, unsecured
                                 obligations and will rank equally in right of payment with all our existing and future senior unsecured indebtedness, including untendered old notes, if any, and senior to all our existing and future subordinated indebtedness.
                                 The new notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness and to any indebtedness of our future subsidiaries that will not become guarantors.

Payment of additional
amounts.......................   All payments of principal and interest in
                                 respect of the new notes will be made free and clear of any taxes imposed by Mexico or any political subdivision or taxing authority. See
                                 "Description of the New Notes -- Additional amounts."

Redemption for tax reasons....   Upon the occurrence of certain changes in or
                                 amendments to Mexican tax law requiring the grossing up of payments in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the new notes at 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See
                                 "Description of the New Notes -- Redemption for changes in Mexican withholding taxes."

Change of control.............   Upon a change of control, as defined in the
                                 section "Description of the New Notes -- Change of control," you may require us to repurchase your new notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.
                                 See "Description of the New Notes -- Change of control."

Restrictive covenants.........   The indenture governing the new notes will,
                                 among other things, restrict our ability and/or the ability of our subsidiaries to:

                                      -   incur additional indebtedness;

                                      -   pay dividends on our capital stock;

                                      -   purchase stock or repay subordinated
                                          indebtedness;

                                      -   make certain investments;

                                      -   undertake certain transactions with
                                          affiliates;

                                      -   limit the ability of our subsidiaries
                                          to pay dividends;

                                      -   incur liens and enter into
                                          sale/leaseback transactions;

                                      -   sell assets;

                                      -   sell or issue capital stock of
                                          subsidiaries; and

                                      -   undertake certain consolidations or
                                          mergers.

                                 All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the New Notes -- Certain covenants."

Book-entry, delivery and
form..........................   The new notes issued pursuant to the exchange
                                 offer will initially be held through The
                                 Depository Trust Company, the book-entry transfer facility.

                                    THE CPOS

Issuer........................   Maxcom Telecomunicaciones, S.A. de C.V.

Securities offered............   Ordinary participation certificates
                                 (certificados de participacion ordinarios), or
                                 CPOs, each of which represents one share of series N2 convertible preferred stock with limited voting rights with no par value. The series N2 preferred stock will be held in a limited purpose trust, which we refer to as the "CPO trust," administered by a major Mexican financial institution that will also be the holder of record of the series N2 preferred stock. The CPO trust will be managed by a technical committee, a majority of the members of which will be designated by Maxcom.

                                 As a holder of CPOs, you will not have the right to withdraw your series N2 preferred stock from the CPO trust and may not be able to exercise certain preemptive rights to subscribe for new shares otherwise provided by Mexican law.

Rank..........................   With respect to rights on liquidation, winding
                                 up and dissolution of Maxcom, the series N2 preferred stock will rank pari passu with the series A1, B1 and N1 preferred stock to be issued pursuant to the private equity investment described below, and senior to all other classes of capital stock of Maxcom outstanding on the date of consummation of the exchange offer.

Dividend rights...............   The series N2 preferred stock (on an
                                 as-converted basis) will be entitled to receive dividend payments, if any, and will rank pari passu with the series A1, B1 and N1 preferred stock with respect to dividend rights. Maxcom will pay no dividends on any class of capital stock that is junior to the series N2 preferred stock unless it also pays dividends to holders of series N2 preferred stock.

                                 Maxcom does not anticipate that it will declare and pay dividends in the foreseeable future.

Liquidation rights............   In the event of any liquidation, winding up or
                                 dissolution of Maxcom, holders of series N2 preferred stock will be entitled to receive liquidation proceeds in preference to the holders of the series A, B and N stock and pari passu with the holders of series A1, B1 and N1 preferred stock on a pro rata basis in an amount equal to the greater of:

                                      - U.S.$0.4927 per share, as adjusted for
                                        stock splits, stock dividends and
                                        similar events, plus the accretion of
                                        such amount at a cumulative rate of 12%
                                        per year compounded semi-annually; and

                                      - the amount that holders of series N2
                                        preferred stock would have received if
                                        they had converted all of their series
                                        N2 preferred stock into series N stock
                                        (or, to the extent the series N stock
                                        has been converted, to the class of
                                        stock the series N stock is converted
                                        into) immediately prior to the
                                        liquidation event.

                                 A sale of all or substantially all of the consolidated assets of Maxcom, or a merger, recapitalization, reorganization or consolidation of Maxcom, immediately after which the shareholders of Maxcom beneficially own less than 50% of the voting power or the equity securities of the surviving entity, will be deemed to be a liquidation event with respect to the series N2 preferred stock, unless the holders of at least a majority of the series N2 preferred stock voting as a separate class deem that such event does not constitute a liquidation event with respect to their shares.

                                 A waiver of this deemed liquidation event by holders of series N2 preferred stock will not impair the liquidation rights of holders of series A1, B1 and N1 preferred stock.

                                 The liquidation preference rights will not be retained in the event of any optional conversion or a mandatory conversion related to a qualified public offering, each of which are described below.

Optional conversion rights....   The series N2 preferred stock will be
                                 convertible, in whole or in part, at the option of the holder into series N stock at any time prior to the earlier of:

                                      - the consummation of a public offering of
                                        Maxcom equity securities registered
                                        under Mexican or United States
                                        securities laws, which we refer to as a
                                        "public offering;" and

                                      - the elimination of certain foreign
                                        ownership restrictions under Mexican law so as to permit the unrestricted ownership and/or control of Maxcom by non-Mexicans.

                                 Upon a public offering, the series N2 preferred stock (as well as new voting preferred stock issued pursuant to a mandatory conversion) will be convertible, in whole or in part, at the option of the holder into the same class of equity securities offered in such public offering.

Mandatory conversion..........   Upon a public offering that yields aggregate
                                 net proceeds of at least U.S.$50.0 million, which we refer to as a "qualified public offering," all, but not less than all, of the series N2 preferred stock will be convertible at the option of Maxcom into the same class of equity securities offered in such qualified public offering.

                                 In addition, upon the elimination of certain foreign ownership restrictions under Mexican law so as to permit the unrestricted ownership and/or control of Maxcom by non-Mexicans, the series N2 preferred stock will automatically convert into a new voting preferred stock, which will retain the same liquidation preference rights of the series N2 preferred stock.

Anti-dilution protection......   If Maxcom issues any shares of common equity or
                                 securities convertible into common equity
                                 (other than certain permitted issuances) for consideration per share of less than either (i) the conversion price, which will initially be U.S.$0.4927 per share, in effect immediately prior to that time or (ii) the then fair market value of the stock sold, then, until December
                                 31, 2002, full ratchet anti-dilution protection will apply and, thereafter, institutional weighted average anti-dilution protection provisions will apply, to the series N2 preferred stock. This anti-dilution protection will no longer be available when and if the series N2 preferred stock is converted into common equity. For a fuller description of the anti-dilution protection, see "Description of the CPOs and the Series N2 Preferred
                                 Stock -- Anti-dilution protection and
                                 conversion price adjustments."

Co-sale rights................   If holders of series A1, B1 or N1 preferred
                                 stock intend to sell, alone or together with any other shareholders of Maxcom, at least
                                 50.1% of the total capital stock of Maxcom to an independent third party or parties in one or more related transactions, then holders of series N2 preferred stock will, except in certain circumstances, have the right to participate in any such sale on a pro rata basis with the sellers. Holders of series N2 preferred stock will be entitled to sell such shares generally on the same terms and conditions as the selling shareholders. This co-sale right will terminate upon the consummation of the earlier of:

                                      - a qualified public offering; or

                                      - the sale or transfer of any series A1,
                                        B1 or N1 preferred stock involving a
                                        transfer of at least 50.1% of the total
                                        capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom to an independent third party or parties in one or more related transactions.

Forced sale...................   If Nexus -- Banc of America Fund II, L.P.,
                                 which we refer to as "Nexus," an affiliate of one of our major shareholders and an investor in the private equity investment, desires to transfer at least two-thirds of the beneficial ownership of the total capital stock of Maxcom then outstanding in one or more related transactions to an independent third party or parties on terms and conditions approved by Nexus, then all shareholders of Maxcom
                                 (including holders of series N2 preferred stock) may be forced by Nexus to sell a proportionate share of their series N2 preferred stock. Such shareholders will be entitled to sell such shares generally on the same terms and conditions as the selling shareholders.

                                 If Nexus desires to sell all or substantially all of the consolidated assets of Maxcom to an independent third party or parties in one or more related transactions on terms and conditions approved by Nexus, then all shareholders of Maxcom (including holders of series N2 preferred stock) may be forced by Nexus to vote in favor of, consent to and raise no objections against such asset sale.

                                 Holders of series N2 preferred stock may not be forced to participate in, or vote in favor of, any of the foregoing transactions unless:

                                 - the consideration for such sale is paid in
                                   cash and/or freely tradeable, exchange-listed equity securities; and

                                 - the value of such consideration on a per
                                   share basis is not less than the then
                                   applicable liquidation preference for each share of series N2 preferred stock.

                                 These forced sale obligations will terminate upon the consummation of the earlier of:

                                      - a qualified public offering; or

                                      - the sale or transfer of any series A1,
                                        B1 or N1 preferred stock involving a
                                        transfer of at least 50.1% of the total
                                        capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom in one or more related transactions to an independent third party or parties.

Voting rights.................   Holders of series N2 preferred stock will have
                                 limited voting rights, which will entitle the holder to vote on the following key matters:

                                      - determining whether a sale of all or
                                        substantially all of the consolidated
                                        assets of Maxcom or a merger,
                                        recapitalization, reorganization or
                                        consolidation of Maxcom immediately
                                        after which the shareholders of Maxcom
                                        beneficially own less than 50% of the
                                        voting power or the equity securities of the surviving entity will not be deemed a liquidation event with respect to the series N2 preferred stock;

                                      - any amendment to the by-laws of Maxcom
                                        that adversely and disproportionately
                                        affects the economic characteristics
                                        (i.e., conversion right, liquidation
                                        right and dividend right) of the series
                                        N2 preferred stock as compared to the
                                        series N1 preferred stock;

                                      - any amendment to the by-laws of Maxcom
                                        that adversely affects the right of the
                                        holders of a majority of the series N2
                                        preferred stock to designate an observer to, or a member of, the board of directors;

                                      - any amendment to the by-laws that
                                        adversely affects the rights of the
                                        observer designated by the series N2
                                        preferred stock to receive, subject to
                                        any restrictions imposed by applicable
                                        law, copies of any written materials
                                        distributed to the holders of series A
                                        and B stock and series A1 and B1
                                        preferred stock simultaneously with such holders;

                                      - any amendment to the by-laws that
                                        imposes additional transfer restrictions or conditions on the series N2 preferred stock, except to the extent necessary to comply with applicable law;

                                      - any amendment to the by-laws that
                                        adversely affects the co-sale rights or
                                        obligations of holders of series N2
                                        preferred stock;

                                      - any amendment to the by-laws that
                                        adversely affects the forced sale rights or obligations of holders of series N2 preferred stock; and

                                      - any amendment to the section of the
                                        by-laws of Maxcom relating to the voting rights of series N2 stock.

Board representation..........   Prior to the consummation of a qualified public
                                 offering, holders of series N2 preferred stock will generally be permitted to designate an observer to the board of directors so long as either (i) series N2 preferred stock represents at least 3% of the total capital stock of Maxcom then outstanding or (ii) there is at least one share of series N2 preferred stock outstanding and at least U.S.$17.5 million principal amount of new notes outstanding. Upon a change in the applicable laws of Mexico eliminating restrictions on foreign ownership of our capital stock, holders of series N2 preferred stock, or the new class of voting preferred stock into which the series N2 preferred stock will convert, will be entitled to designate and elect a full member of the board (in lieu of the observer) so long as series N2 preferred stock represents at least
                                 10% of the total capital stock of Maxcom then outstanding.

Lock-up restrictions..........   We may impose a limitation on the transfer of
                                 series N2 preferred stock under certain
                                 circumstances. Upon notice from Maxcom, this transfer limitation may extend from 30 days prior to the expected effective date of Maxcom's first qualified public offering until the 180th day after such effective date. Maxcom may not impose this restriction on the transfer of series N2 preferred stock if more than 20% of the securities being registered in connection with the qualified public offering are for the account of Maxcom's shareholders.
                                 In addition, this restriction on transfer may not be more restrictive than any restrictions placed on all other shareholders.

Cooperation in connection
with an underwritten
offering......................   Maxcom will cooperate with the efforts of one
                                 or more holders of CPOs in connection with an underwritten offering of CPOs that would result in net proceeds of at least U.S.$5.0 million.
                                 There are significant limitations on the scope of Maxcom's obligation.

Listing rights................   After a public offering, at the request of any
                                 holder of series N2 preferred stock, or any class into which the series N2 preferred stock has been converted, Maxcom will, at its expense, use commercially reasonable efforts to cause the shares into which the series N2 preferred stock has been converted or is convertible, including any CPOs representing such shares, to be listed on each securities exchange or the NASD automated quotation system, as applicable, on which similar securities of Maxcom, including certificates of participation representing the beneficial ownership of such similar securities, are then listed. This obligation is subject to compliance with applicable laws and regulations.

Book-entry, delivery and
form..........................   The CPOs will initially be held through The
                                 Depository Trust Company, the book-entry transfer facility. The CPOs, each of which represents one share of series N2 preferred stock, will be issued by a major Mexican financial institution, acting as trustee under the CPO trust, who will also be the holder of record of the series N2 preferred stock. The
                                 CPO trust will be managed by a technical committee, a majority of the members of which will be designated by Maxcom.

                            THE CONSENT SOLICITATION

     If you tender your old notes in the exchange offer, you will be consenting to amend the indenture governing the old notes. These amendments will eliminate substantially all of the covenants contained in the indenture, including:

     - the limitation on:

           < indebtedness;

           < payment of dividends, the making of investments and the granting of loans;

           < dividend and other payment restrictions on subsidiaries;

           < the issuance of capital stock and indebtedness on subsidiaries;

           < transactions with affiliates;

           < liens;

           < sale and leaseback transactions;

           < asset sales; and

           < mergers;

     - the requirement to:

           < make an offer to purchase upon a change of control;

           < furnish financial information; and

           < pay taxes or other claims.

     The supplemental indenture would also eliminate events of default that are triggered if, among other things:

     - we fail to comply with any of the covenants and provisions described above;

     - we or any of our significant subsidiaries default under our or such subsidiary's debt obligations or investments, as the case may be;

     - we or any of our significant subsidiaries are subject to certain bankruptcy events; or

     - we or any of our significant subsidiaries have a final judgment in excess of U.S.$5.0 million rendered against us or them.

     In addition, by tendering your old notes, you will be consenting to waive any obligation of Maxcom under the indenture governing the old notes to offer to redeem all outstanding old notes because of any change of control resulting from the exchange offer and the private equity investment.

     IF YOU TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER WITH RESPECT TO THE OLD NOTES TENDERED. You may withdraw your previously tendered old notes and, therefore, your consent at any time prior to the expiration date. In order to withdraw your tendered old notes and revoke the related consent, you must follow the procedures described in "The Exchange Offer and Consent
Solicitation -- Withdrawal rights."

     YOU MAY NOT WITHDRAW YOUR TENDERED OLD NOTES WITHOUT REVOKING THE CORRESPONDING CONSENTS PROVIDED WITH YOUR TENDER. Withdrawn old notes may be tendered again in the exchange offer and revoked consents may be redelivered in accordance with the procedures described under "The Exchange Offer and Consent Solicitation -- Procedure for tendering old notes and delivering consents" prior to the expiration date.

     As required by the terms of the indenture governing the old notes, the proposed amendments and waiver will be approved at the time the holders of a majority of the outstanding principal amount of the old notes have delivered their consent. The old notes held by Maxcom are not considered for this purpose. However, given that the consents are linked to the tender of the old notes and that the exchange offer is conditioned on the tender of at least 95% in aggregate principal amount of the outstanding old notes, among other conditions, the consent solicitation is effectively also subject to such condition unless waived by Maxcom.

     The proposed amendments and waiver to the indenture governing the old notes will become effective only upon the consummation of the exchange offer and the effectiveness of the supplemental indenture governing the old notes.

                         THE PRIVATE EQUITY INVESTMENT

     Some of our existing shareholders and current holders of old notes have entered into a subscription agreement whereby they have agreed to invest or cause to be invested U.S.$66.2 million in Maxcom, to be invested upon the consummation of the exchange offer. This investment is subject to, among other things, the effectiveness of certain documentation, the consummation of the exchange offer in substantially the terms described in this offering circular and the obtainment of certain Mexican regulatory approvals.

     In addition, Maxcom will be permitted to raise up to an additional U.S.$3.8 million at the same price per share and on the same terms and conditions as the private equity investment within one year after its consummation.

     Investors in the private equity investment will receive either series A1 preferred stock or a combination of series B1 and N1 preferred stock. These shares will have the same liquidation and dividend rights as the series N2 preferred stock. However, the series A1 and B1 preferred stock will have full voting rights, whereas the N1 preferred stock (like the N2 preferred stock) will have limited voting rights. See "The Private Equity Investment" for a fuller description of this investment.

                       THE PROPOSED CAPITAL RESTRUCTURING

     The current shareholders of Maxcom have approved a restructuring of the capital stock of Maxcom in connection with the consummation of the exchange offer and the private equity investment as well as other related matters more fully described under "Principal Shareholders."

     Maxcom's ownership structure, after giving effect to the consummation of the exchange offer (assuming all of the old notes are tendered) and the investment of U.S.$66.2 million pursuant to the private equity investment, will be as follows:

                                                              PERCENTAGE
TYPE OF SHAREHOLDERS                                          OWNERSHIP
--------------------                                          ----------
Series A....................................................      0.7%
Series A1...................................................      3.5%
Series B....................................................      0.7%
Series B1...................................................      3.3%
Series N....................................................      6.4%
Series N1...................................................     69.5%
Series N2...................................................     15.9%
                                                                ------
          Total.............................................    100.0%

     The figures in this table do not reflect the potential exercise of any options and warrants that are currently outstanding or that will be issued in connection with the recapitalization.

     The series A voting shares, which we refer to as the "series A stock," series A1 preferred stock, series B voting shares, which we refer to as the "series B stock", and series B1 preferred stock will have full voting rights while the series N stock, and the series N1 and N2 preferred stock will have limited voting rights. The series A1, B1, N1 and N2 preferred stock will have liquidation preference rights. See "Description of the CPOs and the Series N2 Preferred Stock" for a description of the series N2 preferred stock as well as the series A, B and N stock and the series A1, B1 and N1 preferred stock.

     The series A1 shareholders will be members of the Aguirre Gomez family who will participate in the private equity investment and will continue to hold a majority of Maxcom's voting stock. The series B1 and N1 shareholders will be those investors (other than the Aguirre Gomez family members) who will participate in the private equity investment. The series N2 preferred shareholders will be the holders of old notes who tender in the exchange offer.

                                  RISK FACTORS

     See the "Risk Factors" section of this offering circular beginning on page 28 for a description of risks you should carefully consider in deciding whether to tender your old notes in the exchange offer.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary consolidated financial information of Maxcom and its consolidated subsidiaries. We have derived this information from the audited consolidated financial statements of Maxcom for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, including the audited consolidated financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 and accompanying notes, appearing elsewhere in this offering circular. This data is qualified in its entirety by reference to, and should be read in conjunction with, such consolidated financial statements.

     The consolidated financial statements have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Pursuant to Mexican GAAP, we have prepared the financial statements and the selected financial data presented below in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants, which provides for the recognition of certain effects of inflation.

     See "Appendix C -- Principal Differences between Mexican GAAP and U.S. GAAP" for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to Maxcom.

                                                         AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------------------------------------------
                                   1997(1)       1998(1)         1999(2)          2000            2001          2001(4)
                                  ----------   ------------   -------------   -------------   -------------   -----------
                                                       THOUSANDS OF CONSTANT DECEMBER 31, 2001 PESOS
                                                AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(3)
STATEMENT OF OPERATIONS DATA:
Net revenues....................                              Ps.   100,331   Ps.   277,780   Ps.   314,388   $    34,336
Operating costs and expenses:
  Network operating costs.......                                     49,854         112,510         150,439        16,431
  Selling, general and
    administrative..............                                    183,790         345,748         429,945        46,958
  Depreciation and
    amortization................                                     84,483         209,894         268,473        29,322
                                                              -------------   -------------   -------------   -----------
    Total operating costs and
      expenses..................                                    318,127         668,152         848,857        92,711
                                                              -------------   -------------   -------------   -----------
Operating loss..................                                   (217,796)       (390,372)       (534,469)      (58,375)
Integral cost (income) of
  financing:
  Interest expense..............                                     52,671         417,592         426,956        46,631
  Interest income...............                                    (11,428)       (102,265)        (76,766)       (8,384)
  Gain on repurchase of debt....                                                                   (121,249)      (13,243)
  Exchange loss (gain), net.....                                     10,859          11,177         (90,787)       (9,916)
  Gain on net monetary
    position....................                                    (22,688)        (94,069)        (82,656)       (9,028)
                                                              -------------   -------------   -------------   -----------
    Total integral cost of
      financing.................                                     29,414         232,435          55,498         6,060
Nonrecurring charges............                                                                     62,215         6,795
Other income (expense), net.....                                        151            (492)           (177)          (19)
Asset tax.......................                                                                        751            82
                                                              -------------   -------------   -------------   -----------
Net loss........................                                   (247,059)       (623,299)       (653,110)      (71,331)
                                                              =============   =============   =============   ===========
Operating losses per share,
  basic.........................                                     (21.22)         (34.05)         (38.87)        (4.25)
Net loss per share, basic.......                              Ps.    (24.07)  Ps.    (54.37)  Ps.    (47.50)  $     (5.19)
Weighted-average shares
  outstanding...................                                 10,264,827      11,463,667      13,748,445    13,748,445
BALANCE SHEET DATA:
Cash and cash equivalents.......  Ps. 55,748   Ps.  440,562   Ps.   174,803   Ps. 1,119,478   Ps.   172,583   $    18,849
Restricted cash.................                      2,115          21,259         593,928         186,803        20,402
Working capital(5)..............      15,425         41,274           1,118         (66,560)        (37,818)       (4,130)
Frequency rights, net...........     119,661        119,661         116,934         110,885         104,837        11,450
Telephone network systems and
  equipment, net................       1,311        281,899         930,318       1,134,617       1,368,870       149,505
Preoperating expenses, net......      71,676        219,923         282,275         252,055         221,853        24,230
Intangible assets, net..........                                                    338,145         299,528        32,714
Rent deposits and other
  assets........................                                                      8,200          31,310         3,420
Total assets....................     263,821      1,105,434       1,526,706       3,636,578       2,508,580       273,982
Total liabilities...............                    239,054         910,751       3,175,391       2,699,586       294,843
Capital stock and additional
  paid-in capital...............     263,821        866,380         879,307       1,331,545       1,078,405       117,781
Accumulated deficit.............                                   (247,059)       (870,358)     (1,269,411)     (138,642)
                                  ----------   ------------   -------------   -------------   -------------   -----------
Shareholders' equity
  (deficit).....................     263,821        866,380         632,249         461,187        (191,006)      (20,861)
OTHER FINANCIAL DATA:
EBITDA(6).......................                              Ps.  (133,313)  Ps.  (180,478)  Ps.  (265,996)  $   (29,053)
Capital expenditures(7).........  Ps.131,700   Ps.  456,673         808,991         709,209         474,299        51,802
Ratio of earnings to fixed
  charges(8)....................                                      (2.45)          (0.39)          (0.48)        (0.48)
Cash flow used in operating
  activities....................                                   (145,813)       (811,740)       (336,568)      (36,759)

        NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) All amounts incurred in operations from February 28, 1996 (date of incorporation) to May 1, 1999 (commencement of operations) were capitalized as "preoperating expenses" under Mexican GAAP. Therefore, no amounts are reported in the statement of operations for those periods.

(2) We commenced commercial operations on May 1, 1999. In accordance with Mexican GAAP, our financial statements reflect eight months of operations.

(3) Pursuant to Mexican GAAP, financial data for all periods in the financial statements have, unless otherwise indicated, been restated in constant pesos as of December 31, 2001. Restatement into December 31, 2001 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2001. The inflation index used in this annual report for 1997 figures is 1.5155, for 1998 figures is 1.2777, for 1999 figures is 1.1376 and for 2000 figures is 1.0440.

(4) Peso amounts were converted to U.S. dollars at the exchange rate of Ps.9.1560 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 2001. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(5) Working capital is defined as current assets (excluding cash and cash equivalents and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).

(6) EBITDA represents earnings before income and asset taxes, integral cost of financing, other income (expense), nonrecurring charges, and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies that disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities.

(7) Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions.

(8) Our earnings have been insufficient to cover fixed charges since we started incurring debt in 1998. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. Fixed charge coverage deficiency for the years ended December 31, 1999, 2000 and 2001 amounted to Ps.264.3 million, Ps.709.1 million and Ps.658.0 million, respectively. Since there is no statement of operations for the years ended December 31, 1997 and 1998, the information has been not included herein.

               UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following unaudited summary pro forma financial information is based on our historical consolidated financial statements, as adjusted to give effect to:

     - the consummation of the exchange offer (assuming all of the old notes are exchanged);

     - the private equity investment; and

     - the issuance of options to purchase series N stock to existing share and/or option holders under the proposed capital structuring,

as if each had occurred on January 1, 2001.

     All pro forma adjustments are described more fully in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma data. Final amounts could differ from those set forth below.

     The unaudited summary pro forma financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. You should read the unaudited summary pro forma financial information together with the accompanying notes, as well as our consolidated financial statements and accompanying notes included elsewhere in this offering circular and "Operating and Financial Review and Prospects."

     Our consolidated financial statements have been prepared in accordance with Mexican GAAP, which differ from U.S. GAAP in certain significant respects. See "Appendix C -- Principal Differences between Mexican GAAP and U.S. GAAP," for a summary of principal differences as they relate to us. All historical and pro forma information presented in the unaudited summary pro forma financial information has also been presented in accordance with Mexican GAAP.

                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                ---------------------------------------------------------------------------------
                                         ACTUAL                   ADJUSTMENTS                  PRO FORMA
                                -------------------------   -----------------------   ---------------------------
                                    PESOS        DOLLARS       PESOS       DOLLARS        PESOS         DOLLARS
                                -------------   ---------   ------------   --------   -------------   -----------
                                                     THOUSANDS OF CONSTANT DECEMBER 31, 2001
                                        PESOS AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(1)
STATEMENT OF OPERATIONS DATA:
Net revenues..................  Ps.   314,388   $  34,336            Ps.   $          Ps.   314,388   $    34,336
Operating costs and
  expenses....................        848,857      92,711                                   848,857        92,711
                                -------------   ---------   ------------   --------   -------------   -----------
Operating loss................       (534,469)    (58,375)                                 (534,469)      (58,375)
Integral cost (income) of
  financing:
  Interest expense(2).........        426,956      46,631       (376,638)   (41,136)         50,318         5,495
  Interest income.............        (76,766)     (8,384)                                  (76,766)       (8,384)
  Gain on repurchase of
    debt......................       (121,249)    (13,243)                                 (121,249)      (13,243)
  Exchange (gain) loss(3).....        (90,787)     (9,916)        45,740      4,996         (45,047)       (4,920)
  Gain on net monetary
    position(4)...............        (82,656)     (9,028)        39,362      4,299         (43,294)       (4,729)
                                -------------   ---------   ------------   --------   -------------   -----------
    Total integral cost of
      financing...............         55,498       6,060       (291,536)   (31,841)       (236,038)      (25,781)
Nonrecurring charges..........         62,215       6,795                                    62,215         6,795
Other expense, net............            177          19                                       177            19
Asset tax(5)..................            751          82                                       751            82
                                -------------   ---------   ------------   --------   -------------   -----------
Net loss from continuing
  operations..................       (653,110)    (71,331)       291,536     31,841        (361,574)      (39,490)
                                =============   =========   ============   ========   =============   ===========
Net loss from continuing
  operations per share,
  basic.......................  Ps.    (47.50)  $   (5.19)  Ps.    21.20   $   2.32   Ps.    (26.30)  $     (2.87)
Weighted-average shares
  outstanding.................     13,748,445   13,748,445                               13,748,445    13,748,445
BALANCE SHEET DATA:
Cash and cash
  equivalents(6)(7)(10).......  Ps.   172,583   $  18,849   Ps.  542,026   $ 59,199   Ps.   714,609   $    78,048
Restricted cash...............        186,803      20,402                                   186,803        20,402
Accounts receivable, net......         83,980       9,173                                    83,980         9,173
Inventory, net................         28,513       3,114                                    28,513         3,114
Prepaid expenses, net.........         10,303       1,125                                    10,303         1,125
Frequency rights, net.........        104,837      11,450                                   104,837        11,450
Telephone network systems and
  equipment(2), net...........      1,368,870     149,505         (5,642)      (616)      1,363,228       148,889
Preoperating expenses, net....        221,853      24,230                                   221,853        24,230
Intangibles, net..............        299,528      32,714                                   299,528        32,714
Rent deposits and other
  assets(7)...................         31,310       3,420         27,468      3,000          58,778         6,420
                                -------------   ---------   ------------   --------   -------------   -----------
    Total assets..............      2,508,580     273,982        563,852     61,583       3,072,432       335,565
                                =============   =========   ============   ========   =============   ===========
Interest payable(2)...........         99,138      10,828        (99,138)   (10,828)
Other current liabilities.....        160,614      17,542                                   160,614        17,542
Senior debt, net(8)...........      2,439,834     266,473       (837,527)   (91,473)      1,602,307       175,000
Capital stock and additional
  paid-in capital(6)(8)(9)....      1,078,405     117,781      1,841,212    201,094       2,919,617       318,875
Accumulated deficit(9)(10)....     (1,269,411)   (138,642)      (340,695)   (37,210)     (1,610,106)     (175,852)
Total shareholders' equity....       (191,006)    (20,861)     1,500,517    163,884       1,309,511       143,023
                                -------------   ---------   ------------   --------   -------------   -----------
Total liabilities and
  shareholders' equity........      2,508,580     273,982        563,852     61,583       3,072,432       335,565
                                =============   =========   ============   ========   =============   ===========
OTHER FINANCIAL DATA:
EBITDA(11)....................  Ps.  (265,996)  $ (29,053)                            Ps.  (265,996)  $   (29,053)
Ratio of earnings to fixed
  charges(12).................          (0.48)      (0.48)                                    (4.75)        (4.75)

           NOTES TO UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION

 (1) Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.9.1560 per U.S.$1.00 as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 2001. Such conversions should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

 (2) Reflects the reversal of the interest expense of Ps.371.2 million recognized during the year on the old notes as the new notes do not accrue interest until 2006. This amount also includes the accrued payable on the balance sheet of Ps.99.1 million. In addition, interest expense includes the amortization of the debt discount. The Ps.11.0 million in amortization which was recognized during the year is reversed as the new notes do not have a detachable warrants feature. Lastly, the adjustment reflects the reversal of Ps.5.6 million in interest expense capitalized during 2001 as the new notes do not accrue interest.

 (3) Reflects the reversal of Ps.45.7 million of the foreign exchange gain which would not have been recognized had the debt been exchanged at the beginning of the year.

 (4) Reflects the reversal of Ps.39.4 million of the monetary effect which would not have been recognized had the debt been exchanged at the beginning of the year.

 (5) Under Mexican tax law, the Company expects that the exchange offer will not have any tax consequences to the Company due to the structure of the transaction. In addition, pro forma adjustments have not been tax effected due to the existence of net operating loss carryforwards.

 (6) Reflects the Ps.606.1 million (U.S.$66.2 million) private equity investment which is conditioned upon the consummation of the exchange offer.

 (7) Concurrently with the Ps.606.1 million ($66.2 million) private equity investment, the Company will purchase Ps.27.5 million (U.S.$3.0 million) of prepaid advertising for an unspecified amount of air time from a related party, Operadora Plusgamma, S.A. de C.V., an entity owned by members of the Aguirre Gomez family, major shareholders of Maxcom. This is classified in rent deposits and other assets. No expense has been recognized as the parties have not yet agreed on the timing of the usage. See "Certain Transactions -- Advertising."

 (8) Reflects the cancellation of the old notes, net of unamortized discount, totalling Ps.2,439.8 million in exchange for the new notes which will be recorded at face value of U.S.$175.0 million (Ps.1,602.3 million). Under Mexican GAAP, the resulting difference between the old notes and the new notes will be recognized in additional paid-in capital.

 (9) In order not to dilute certain existing shareholders, additional options to purchase series N stock will be issued. The related expense of Ps.12.6 million is not reflected in the pro forma statement of operations since it is a one-time charge. See "Principal Shareholders -- Outstanding options and warrants."

(10) Professional service fees in connection with the exchange offer, the private equity investment and the recapitalization are estimated to amount to approximately Ps.36.6 million. This is not reflected in the pro forma statement of operations since it is a one-time charge. Under Mexican GAAP, in an exchange of debt, new debt issuance costs can be expensed when incurred and outstanding debt issuance costs on the old notes may remain capitalized and amortized over the new remaining term of the new debt since the effective interest rate on the new debt is lower than that of the old notes. Nevertheless, issuance costs incurred to effect the exchange must be expensed when incurred.

(11) EBITDA represents earnings before income and asset taxes, integral cost of financing, other income (expense), nonrecurring charges, and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies that disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities.

(12) Our earnings have been insufficient to cover fixed charges since we started incurring debt in 1998. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. Our pro forma fixed charge coverage deficiency would be Ps.360.8 million (U.S.$39.4 million), as compared to our historical 2001 fixed charge coverage deficiency of Ps.658.0 million (U.S.$71.9 million).

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as other information set forth in this offering circular, prior to deciding whether to participate in the exchange offer. The risks described below are not the only ones that may affect the new notes, the CPOs and the series N2 preferred stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In general, investing in the securities of issuers in emerging market countries such as Mexico involves risks not typically associated with investing in the securities of U.S. companies. To the extent it relates to the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified by us.

FACTORS RELATING TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

If you do not exchange your old notes and the exchange offer is consummated, your rights under the indenture governing the old notes will be substantially diminished

     If the exchange offer is consummated and the proposed amendments to the indenture governing the old notes become effective, the old notes not exchanged pursuant to the exchange offer will no longer be entitled to the benefit of all of the restrictive covenants and certain events of default contained in the indenture currently governing the old notes. The proposed amendments to the indenture would, among other things, eliminate:

     - all of the covenants restricting the incurrence of indebtedness, the making of investments, the granting of loans, the payment of dividends, the creation of liens, the entering into transactions with affiliates, the undertaking of mergers, consolidations or sales, the disposition of assets or subsidiary stock, a change in control and any limitations on the transfer of funds from subsidiaries to Maxcom;

     - the redemption option in the event of a change of control; and

     - events of default related to the non-compliance with such covenants, cross-defaults, adverse judgments in excess of U.S.$5.0 million and certain bankruptcy events.

     The modification of the restrictive covenants would permit Maxcom, absent the existence of similar covenants under other indebtedness, to take actions that could increase the credit risks, with respect to Maxcom and its subsidiaries, faced by the holders of the old notes or that could otherwise be adverse to the interests of the holders of the old notes. This would apply to your old notes even if you do not consent to the proposed amendments.

     In addition, if the exchange offer is consummated, Maxcom will not be required to make a change of control offer to purchase any outstanding old notes.

If you do not exchange your old notes and the exchange offer is consummated, there may be a smaller public trading market for your old notes and the market price of your old notes may decline

     There currently is a limited trading market for the old notes, which from time to time trade in the over-the-counter market. To the extent the exchange offer is consummated, the trading and the liquidity of the market for old notes are likely to be significantly more limited. A debt security with a smaller outstanding principal amount available for trading, a smaller "float," may command a lower price than would a comparable debt security with a greater float. Therefore, following consummation of the exchange offer, the market price for the old notes may decline along with the float. The reduced float also may tend to make the trading price more volatile. Holders of untendered old notes may attempt to obtain quotations for the old notes from their brokers. However, following the consummation of the exchange offer, a liquid trading market for the old notes may not develop.

If you exchange your old notes in the exchange offer, you may be subject to adverse U.S. federal income tax consequences

     The exchange of old notes for new notes and CPOs may be a taxable transaction for a U.S. holder upon which gain that is realized in such transaction is recognized for U.S. federal income tax purposes. Alternatively, a U.S. holder who realizes a loss upon the transaction may not be able to recognize such loss for U.S. federal income tax purposes. See "United States Federal Income Tax Considerations -- Certain U.S. federal income tax consequences of the exchange." If you hold our old notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the exchange offer and consent solicitation to your particular situation as well as any consequences of the exchange offer and consent solicitation arising under the laws of any other taxing jurisdiction.

If you tender your old notes and the exchange offer is consummated, the amount of principal and interest payments you will be entitled to receive will be significantly reduced

     If you tender your old notes and the exchange offer is consummated, you will be agreeing to receive less principal and interest payments than if you had not tendered your old notes. You will receive U.S.$636.36 principal amount of new notes for each U.S.$1,000 principal amount of old notes you tender. The aggregate principal amount of the new notes to be received by each holder of the old notes upon completion of this exchange offer and consent solicitation will be rounded up to the nearest U.S.$1.00. Your new notes will not begin to accrue interest until March 1, 2006 and will thereafter accrue interest at an annual rate of 10%, compared to the 13 3/4% annual interest rate currently payable on the old notes. In addition, you will not be entitled to receive any interest accruing on the old notes for any period after April 1, 2002.

     You will also receive 102 CPOs, each representing one share of series N2 preferred stock, for every U.S.$1,000 principal amount of old notes you tender. These shares will have a liquidation preference of U.S.$0.4927 per share plus an amount equal to 12% of such amount per annum. However, in the case of a liquidation of Maxcom, holders of this preferred stock will only be able to receive their liquidation amount, if at all, after all creditors have been paid off, including any holders of old notes who did not tender in the exchange offer and the holders of new notes.

FACTORS RELATING TO THE NEW NOTES

There is no active trading market for the new notes

     The new notes are new securities and therefore do not currently have an active trading market. If the new notes are traded after their initial issuance, they may trade at a discount from their nominal price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We do not currently intend to list the new notes on any national securities exchange or to seek the admission of the securities to trading in the Nasdaq National Market. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the new notes.

You may not be able to enforce the guarantees of our subsidiaries under the new notes

     The subsidiary guarantees provide a basis for a direct claim against the subsidiary guarantors; however, it is possible that the subsidiary guarantees will not be enforceable. The laws of Mexico do not prevent the subsidiary guarantees from being valid, binding and enforceable against the subsidiary guarantors in accordance with their terms, provided they are in compliance with some requirements under Mexican law. However, the obligation of each subsidiary guarantor may be subject to review under United States, state or federal fraudulent transfer laws. Under such laws, in a lawsuit by an unpaid creditor or representative of creditors of one of our subsidiaries such as a trustee in bankruptcy or the subsidiary guarantor as debtor-in-possession, if a court were to find that at the time such obligation was incurred, the subsidiary guarantor, among other things:

     - did not receive fair consideration or reasonably equivalent value; and

     - (1) was insolvent, (2) was rendered insolvent, (3) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (4) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, the court could void the subsidiary guarantor's obligation and direct the return of any payments made to the subsidiary guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the prior clauses (1) through (4), the court could void such obligation and direct repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud the creditors.

     Under Mexican law there are provisions that affect or may affect creditors' rights generally or the rights of some creditors in particular. Those provisions include, among other things:

     - a creditor's right to request the nullity of action taken by a debtor to the prejudice of such creditor; and

     - priority given to preferred creditors, pursuant to which labor claims, claims of tax authorities for unpaid taxes and claims of secured creditors or creditors with a special privilege under law will have priority over claims of unsecured creditors.

     The measure of insolvency will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property (including collection rights) at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

     In addition, the subsidiary guarantors may be or become subject to contractual restrictions on their ability to make payments on the subsidiary guarantees. If a subsidiary guarantor is sold, merged or consolidated in a transaction in which it is not the surviving entity, it will be released from all obligations under its subsidiary guarantee so long as the proceeds from such transaction are applied as described under "Description of New Notes -- Certain covenants -- Limitation on sale of assets and subsidiary stock."

     If the subsidiary guarantees are held not to be enforceable, the new notes would effectively be subordinated to all liabilities of the subsidiary guarantors, including trade payables and accrued liabilities.

You may have to include original issue discount in your gross income for U.S. federal income tax purposes

     The new notes will be issued with original issue discount for U.S. federal income tax purposes. Consequently, original issue discount will accrue from the issue date of the new notes and will be includible in your gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on such new notes, except to the extent that you may reduce the original issue discount on account of any premium on the new notes. See "United States Federal Income Tax Considerations -- Certain U.S. federal income tax consequences of holding and disposing of the new notes -- Original issue discount" and "-- Premium and acquisition premium."

We may not be able to finance a change of control offer

     Under the terms of the indenture governing the new notes, as is the case under the current terms of the indenture governing the old notes, we will be required to offer to repurchase all the new notes if a change of control (as defined in the indenture governing the new notes) occurs. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control.

You may not be able to receive your payments on the new notes in U.S. dollars in certain circumstances

     We are required to make payments of amounts owed under the new notes in U.S. dollars. However, under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), obligations to make payments in Mexico in foreign currency may be discharged in pesos at the rate of exchange for pesos prevailing at the time and place of payment. Although we are contractually required, and intend, to make all payments of amounts owed under the new notes in U.S. dollars, we are legally entitled to pay in pesos if payment of the new notes is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we make payment in pesos, you may experience a U.S. dollar shortfall when converting the pesos into U.S. dollars.

FACTORS RELATING TO THE CPOS AND THE SERIES N2 PREFERRED STOCK

There is no active trading market for the CPOs

     The CPOs representing the series N2 preferred stock are new securities and therefore do not currently have an active trading market. We do not currently intend to list the CPOs on any national securities exchange or to seek the admission of the securities to trading in the Nasdaq National Market. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the CPOs.

You will not be able to trade the series N2 preferred stock separately from the CPOs

     The series N2 preferred stock will be held in the form of CPOs. As a holder of a CPO, you will not have the right to withdraw your series N2 preferred stock from the trust and therefore may not transfer the series N2 preferred stock separately from the CPOs.

Your proportional equity interest in Maxcom could be reduced in the future

     We may offer and sell additional shares of our capital stock. Mexican law requires us to offer holders of our shares representing capital stock the preemptive right to subscribe for a sufficient number of shares to avoid a proportional reduction of their holding whenever we issue new shares for subscription and payment in cash. However, the series N2 preferred stock will be issued and held in the form of CPOs and held in a limited purpose trust. The CPO trust will be managed by a technical committee, a majority of the members of which will be appointed or designated by Maxcom, which will have the authority to direct the trustee to waive such preemptive rights.

     We may not offer additional shares of capital stock to holders of the CPOs pursuant to preemptive rights in connection with any future issuance of stock, unless a registration statement under the Securities Act is effective or an exemption from the registration requirements is available. Whenever we are required to make a preemptive rights offering to the holders of the series N2 preferred stock, we will evaluate the costs and potential liabilities associated with any such registration statement, the benefits to the holders of CPOs, and any other factors that we consider appropriate and then we will determine whether or not to file such registration statement. We may choose not to file any such registration statement. If we do not file a registration statement and no exemption from registration is available, then holders of CPOs, such as yourself, will not be able to exercise their preemptive rights. As a result, your equity interest in Maxcom will be reduced proportionately.

You may be forced to sell your CPOs

     Until the earlier of a qualified public offering or certain sales of at least 50.1% of the total capital stock or the consolidated assets of Maxcom, if Nexus approves the sale of at least two-thirds of the total capital stock of Maxcom in one or more related transactions to an independent third party or parties, you may be forced by Nexus to sell a proportionate share of your series N2 preferred stock. The sale would generally be on the same terms and conditions as the selling stockholders.

Your liquidation preference may be lost or otherwise adversely affected under certain circumstances

     Upon a qualified public offering, Maxcom may force the conversion of your series N2 preferred stock (together with the other series of preferred stock) into the same class of equity securities offered in such qualified public offering. If such conversion occurs, your equity securities will no longer have a preference in the event of a liquidation, winding up or dissolution of Maxcom. In addition, the liquidation preference of the series N2 preferred stock could be amended without the approval of the holders thereof so long as such an amendment does not impact the series N2 preferred stock in a manner that is disproportionate to the impact of such amendment on the series N1 preferred stock.

You may not be permitted to sell your CPOs at certain times

     In the event of Maxcom's first qualified public offering and if so requested by the underwriters managing such offering, you may not be able to trade your series N2 preferred stock (to the extent such stock is not participating in such offering) after notice from Maxcom, which may be not more than 30 days prior to the expected effective date of such offering until the 180th day after such effective date.

We may be treated as a passive foreign investment company for United States federal income tax purposes

     Based on our projections of our income and assets and our current plan of operation, we believe that we are not currently a passive foreign investment company, also known as a "PFIC," for United States federal income tax purposes. However, the PFIC tests are applied on an annual basis and our current belief that we are not a PFIC could be subject to change in the future. If we were to become a PFIC and if you hold our CPOs, you may be treated as a PFIC shareholder and would be subject to special tax rules that could result in adverse tax consequences to you. We will make the determination of whether we are a PFIC on an annual basis and notify you within 75 days of the end of any year in which we become a PFIC. See "United States Federal Income Tax Considerations -- Certain U.S. federal income tax consequences of holding and disposing of the CPOs -- Passive foreign investment company considerations."

FACTORS RELATING TO MAXCOM

If the exchange offer and the private equity investment are not consummated, we will be unable to service our debt and thereafter operate as a viable company

     The development of our business and the installation and expansion of our network, services and customer base require significant expenditures. Our planned capital expenditures for 2002, which are conditioned upon consummation of this exchange offer and the private equity investment, are approximately U.S.$75.5 million. These expenditures, together with operating expenses, will adversely impact our cash flow and profitability until an adequate customer base is established. We have generated negative cash flows from operating activities since our incorporation in 1996 and expect to generate insufficient cash flows to cover our fixed charges through 2002. We cannot assure you that we will be able to establish an adequate customer base to generate sufficient positive cash flows from our core operations.

     During the second half of 2000 we had to revise our business plan to reflect a slower growth than anticipated. We also conducted a line-by-line profitability analysis which resulted in the termination of 18,506 lines which were either unused or low revenue generators. We have determined that we need a significant capital infusion and a reduction of our debt service requirements of the old notes, which would be obtained through the consummation of the exchange offer and the private equity investment. Otherwise, we believe that our liquidity will be exhausted in the foreseeable future and we will be unable to sustain the growth required to service our debt and operate as a viable company.

     If we cannot generate significant revenues, achieve and sustain profitability or generate positive cash flows from operating activities in the future, we will not be able to meet our debt service or working capital requirements, and the value of our securities, as a result, would be materially reduced.

Our auditors have indicated in their report that there is substantial doubt about our ability to continue as a going concern under current conditions

     PricewaterhouseCoopers, in its Report of Independent Accountants dated March 13, 2002 related to our consolidated financial statements as of and for the year ended December 31, 2001, has stated that we are highly leveraged, are experiencing liquidity problems, have suffered recurring losses from operations and have a net capital deficiency that raises substantial doubt about our ability to continue as a going concern. We believe that if the exchange offer and the private equity investment are not consummated, we will be unable to service our debt and operate as a viable company and we may qualify for dissolution or liquidation under Mexican corporate law.

     During 2001, our accumulated losses exceeded the equivalent of two-thirds of our capital stock. According to the Mexican Companies Law (Ley General de Sociedades Mercantiles), an interested party may file a claim for dissolution and force us to liquidate our assets if the accumulated losses exceed two-thirds of our contributed capital.

We expect to incur net losses through at least 2003

     Our cash flow from operations for the year 2001 was insufficient to cover our fixed charges. Even with the consummation of the exchange offer and the private equity investment, we expect to continue to incur net losses through at least 2003.

We may need additional financing

     Even after the consummation of the exchange offer and the private equity investment, we may require additional financing in the future to service our indebtedness and fund our operations. We cannot assure you that we will have sufficient resources and that, if needed, any financing will be available in the future or on terms acceptable to us. In addition, our ability to incur additional indebtedness will be restricted by the terms of the indenture governing the new notes.

We may be unable to build out our network in a timely manner or without undue cost

     Our ability to achieve our strategic objectives will depend, in large part, upon the successful, timely and cost-effective buildout of our network. Factors that could affect such buildout include, among other things:

     - failure to consummate the exchange offer and the private equity investment;

     - our inability to obtain permits to use public rights of way;

     - our inability to obtain future financing necessary for such buildout;

     - unforeseen delays, costs or impediments relating to the granting of state and municipal permits for our buildout;

     - delays or disruptions resulting from physical damage, power loss, defective equipment or the failure of third-party suppliers or contractors to meet their obligations in a timely and cost-effective manner; and

     - regulatory and political risks relating to Mexico, such as the temporary seizure or permanent expropriation of assets, import and export controls, political instability, changes in the regulation of telecommunications and any future restrictions on the repatriation of profits or on foreign investment.

     Although we believe that our cost estimates and buildout schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the buildout will not substantially exceed current estimates. Any significant cost overrun or delay could materially affect our cash flow and our ability to repay our debt.

We depend on key personnel; if they were to leave us, we would have insufficient qualified employees

     Our operations are managed by a small number of key management personnel, the loss of whom could materially affect our operations. In June and July 2000, our then chief executive, chief operating and chief marketing officers resigned. In April 2001, our chief financial officer also resigned. We have since appointed new officers to all these positions. The significant turnover we have experienced among such management has affected our ability to develop and execute our business strategies. The success of our company depends in part upon our ability to hire and retain highly skilled and qualified management personnel. The competition for highly qualified management personnel in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain the management personnel necessary for our success.

We may not have sufficient administrative, operational or financial resources to grow as rapidly as we would like

     Our expected growth will place a significant strain on our administrative, operational and financial resources. We anticipate that continued growth will require us to recruit and hire a substantial number of new managerial, finance, sales and marketing, accounting and support personnel. If we are unable to attract and retain personnel who can manage our growth effectively, our growth may be limited and the quality of our service may be impaired. This occurrence could adversely affect our results of operations and financial condition.

We depend on Telmex for interconnection

     Telmex exerts significant influence on all aspects of the telecommunications market in Mexico, including interconnection agreements. We use Telmex's network to service virtually all of our customers. Our interconnection agreement with Telmex expires on September 15, 2002. We cannot assure you that once this agreement expires we will be able to obtain the services we require from Telmex on terms and conditions that permit us to offer services at rates that are both profitable and competitive.

Our high leverage could affect our ability to service our debt

     We are highly leveraged. In 2001, our earnings were insufficient to cover fixed charges by an amount equal to Ps.658.0 million (U.S.$71.9 million). On a pro forma basis after giving effect to the exchange offer (assuming all old notes are exchanged) and the private equity investment, our earnings in 2001 would have been insufficient to cover fixed charges by an amount equal to Ps.367.0 million (U.S.$40.0 million).

     Our ability to meet our debt service requirements will depend on consummation of the exchange offer and the private equity investment as well as our future performance, which is subject to a number of factors, many of which are outside our control. We cannot assure you that we will generate sufficient cash flows from operating activities to meet our debt service and working capital requirements. In addition, our high leverage could affect our access to credit or our ability to pursue business opportunities.

     If the exchange offer is consummated, the indenture governing the new notes, like the indenture currently governing the old notes, will limit but not prohibit our incurrence of additional indebtedness. We expect to incur additional indebtedness in the future. However, our significant level of indebtedness may impair our ability to raise additional indebtedness on commercially reasonable terms when required or with terms that will not limit our ability to develop our business.

     Furthermore, our significant leverage could adversely affect:

     - our ability to fund capital expenditures, acquisitions or operating losses or to refinance existing indebtedness;

     - our flexibility in planning for, or reacting to, changes in our business and market conditions; and

     - our ability to compete in our markets.

We are and will be subject to restrictive covenants

     The terms of the new notes, like the current terms of the old notes, will impose significant operating and financial restrictions. These restrictions will affect, and in many respects significantly limit or prohibit, our ability to, among other things:

     - borrow money;

     - pay dividends on our capital stock;

     - purchase stock or repay subordinated indebtedness;

     - make investments;

     - restrict the ability of our subsidiaries to pay dividends;

     - use assets as security in other transactions;

     - sell assets; and

     - consolidate or merge into other companies.

     If we do not comply with these restrictions, we could be in default even if we are able to service our debt. If there were a default, holders of the notes could demand immediate payment of the aggregate principal amount and accrued interest on the notes outstanding. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay our obligations.

If we do not successfully upgrade and operate accounting, billing, customer service and management information systems, we may not be able to achieve desired operating efficiencies

     Sophisticated information and processing systems are vital to our operations and growth and our ability to monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. We intend to upgrade the accounting, information and processing systems necessary to provide services efficiently. However, we cannot assure you that we will be able to successfully upgrade or operate such systems or that they will perform as expected.

Our operations are dependent upon our ability to protect our network infrastructure

     Our operations are dependent upon our ability to protect our network infrastructure against damage from fire, earthquakes, floods, power loss, and similar events and to construct networks that are not vulnerable to the effects of such events. The occurrence of a natural disaster or other unanticipated problem at our facilities or at the sites of our switches could cause interruptions in the services we provide. The failure of a switch would result in the interruption of service to the customers served by that switch until necessary repairs are effected or replacement equipment is installed. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our revenues is represented by a small number of customers

     In 2001, our three largest customers accounted for 23.0% of our revenues. We believe that this customer concentration will be reduced over time as the size of our operations grows. However, our revenues could be negatively affected, at least in the short term, if one or more of our largest customers cancel our service.

We could be negatively affected by the "by-pass" traffic

     Pursuant to regulations of the Federal Telecommunications Commission (Comision Federal de Telecomunicaciones), which we refer to as "COFETEL," the only legal way to transport international long distance calls in Mexico is through the international settlement rate system. However, alternative ways to route and terminate international long distance calls at a lower cost in countries that exchange a significant amount of traffic with Mexico exist. Some estimates show that, given the disparity between international settlement rates and domestic interconnection rates that would be payable under an alternative arrangement, an increasing portion of the long distance market between Mexico and the United States is being served by entities that "by-pass" the international settlement rate system. This practice is deemed illegal by COFETEL.

     Maxcom complies with all relevant regulations relating to local and long distance services and cannot confirm whether any of its high-volume customers is engaging in "by-pass" activities. Under Mexican legislation, Maxcom is not required to investigate whether any such high-volume customers are engaged in "by-pass" activity. Maxcom is required, however, to obey any COFETEL formal order to disconnect a customer deemed to be engaged in "by-pass" activity by COFETEL.

     Mexican regulatory authorities have announced their intention to conduct more rigorous audits of persons or companies engaging in "by-pass" activity. In December 2000, some of the major Mexican long distance carriers signed a cooperation agreement to combat "by-pass" in Mexico. If, as a consequence of such actions, the regulatory authorities determine that any of our high-volume customers are engaged in "by-pass" activity, Maxcom's revenues could be negatively affected.

Our telecommunications network infrastructure has several vulnerabilities and limitations

     Our telecommunications network is the source of all our revenues. Any problem with or limitation of our network may result in a reduction in the number of our customers and our revenues. The development and operation of our network is subject to problems and technological risks, including:

     - physical damage;

     - power loss;

     - capacity limitations;

     - software defects;

     - breaches of security, whether by computer virus, break-in or otherwise;
       and

     - other factors which may cause interruptions in service or reduced capacity for our customers.

     A failure to achieve current specifications for, or future upgrades of, our network may materially and adversely affect our results of operations and financial condition.

FACTORS RELATING TO THE MEXICAN TELECOMMUNICATIONS INDUSTRY

We face significant increasing competition, which may negatively affect our operating margins

     The telecommunications industry in Mexico is becoming highly competitive. We compete with our rivals primarily on the basis of features, pricing and customer service. We face significant competition from Telmex in all of the areas where we operate. In particular, as the former state-owned telecommunications monopoly, Telmex has significantly greater financial and other resources than those available to us, a nationwide network and concession and an established customer base.

     We also face significant competition from recent entrants, particularly in Mexico City. Some of these recent entrants may have significantly greater financial and other resources than us. In addition, we could face increased competition if the Mexican government grants more concessions or if new, competing technologies are developed. Competition may limit our ability to grow or maintain our customer base or to implement price increases to keep pace with inflation.

If the Mexican government grants more concessions, the value of our concessions could be severely impaired

     The telecommunications industry is regulated by the Mexican government. Our concessions are not exclusive and the Mexican government could grant concessions covering the same geographic regions and frequency bands to other entrants. We cannot assure you that additional concessions to provide services similar to those we plan to provide will not be granted and that the value of our concessions will not be adversely affected as a result.

We could lose our concessions if we do not comply fully with their terms

     The terms of our concessions require us to satisfy a number of technical, buildout and financial conditions. We believe we are currently in compliance with all of these terms. However, we cannot assure you that we will be able to comply in the future. A failure to comply could result in the termination of our concessions, and the Mexican government would not be required to compensate us. If any of our concessions were to be terminated, we could be unable to engage in our core business and we would likely be unable to repay our indebtedness.

Fraud increases our expenses

     The fraudulent use of telecommunications networks imposes a significant cost upon service providers, who must bear the cost of services provided to fraudulent users. We suffer loss of revenue as a result of fraudulent use, and also cash costs due to our obligation to reimburse carriers for the cost of services provided to fraudulent users. Although technology has been developed to combat this fraudulent use and we are installing it in our operations, this technology does not eliminate fraud entirely. In addition, since we rely on other long-distance carriers for interconnection, some of which do not have anti-fraud technology in their network, we are particularly exposed to this risk in our long distance service. In 2001, we incurred approximately Ps.4.1 million in expenses for the prevention and detection of fraud.

The technology we use may be made obsolete by the technology used by our competitors

     All companies in the global telecommunications industry must adapt to rapid and significant changes in technology. While we have been installing what we believe to be a technologically advanced fiber optic network with a microwave overlay, we cannot assure you that this technology will not be challenged by competition from new or improved digital or other technologies in the near future. Technological changes may adversely affect our competitive position, require substantial new capital expenditures and/or require write-downs of obsolete technology.

The Mexican government could temporarily seize or permanently expropriate our assets under certain circumstances

     The Mexican government has the authority to temporarily seize all assets related to a telecommunications concession in the event of natural disaster, war, significant public disturbance, threats to internal peace, economic events, and for other reasons related to national security. In addition, the Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Mexican law provides for compensation in connection with losses and damages related to temporary seizure or expropriation. However, we cannot assure you that the actual compensation paid would be adequate or that such payment would be timely.

FACTORS RELATING TO MEXICO

If Mexico experiences future political and economic crises, our business could be affected negatively

     We are a Mexican company with all of our operations in Mexico. Accordingly, the political and economic environment within Mexico can have a significant impact on our financial condition and results of operations.

     The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, and on market conditions, prices and returns on Mexican securities, including our securities. In July 2000,

Mexico held national elections, which were won by Vicente Fox, the candidate of the National Action Party (Partido Accion Nacional). This represents the first time in over 70 years that the Institutional Revolutionary Party (Partido Revolucionario Institucional) has not won the Presidency and has not secured the absolute majority of the Mexican Congress. We cannot predict the impact that this new political landscape will have on the Mexican economy, particularly on the growth and deregulation of the telecommunications industry.

     In the past, Mexico has experienced economic crises, caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions substantially reduced the purchasing power of the Mexican population and, as a result, the demand for telecommunications services.

     Crises such as these could have a material adverse effect on our financial condition and results of operations and on the market value of our securities.

Changes in tax or other regulations could have an adverse impact on our financial condition

     Effective January 1, 2002, the Mexican Congress expanded the scope of the Sales and Use Tax Law (Ley del Impuesto Especial Sobre Produccion y Servicios), whereby, among other things, a new 10% tax was imposed on the rendering of certain telecommunications and supplementary services. Although we believe, based on the advice of our tax and regulatory advisors, that local and long distance services, which are our core business, are not subject to such special tax, we cannot assure you that the tax authorities may not interpret the law otherwise. In such case, our operations and financial condition would be materially and adversely affected.

     The operation of telecommunications systems in Mexico is subject to laws and regulations administered by the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes) and the Mexican Federal Telecommunications Commission (Comision Federal de Telecomunicaciones). These governmental agencies may take regulatory actions that could damage our business.

Foreign ownership restrictions limit our ability to raise equity capital

     Mexican law currently provides that no more than 49% of the full voting stock of a Mexican corporation holding a concession to provide telecommunications services, other than cellular services, may be held by non-Mexicans. Non-Mexicans represent 49% of our full voting stock. In addition, Mexican authorities have mandated that our limited voting shares, which are also referred to as neutral investment shares, may not represent more than 89% of our capital stock.

     Under our current capital structure, we have no remaining flexibility to raise equity capital from non-Mexican investors. As a result, any future sales of equity securities (including the equity securities to be issued upon consummation of the exchange offer and the private equity investment), may only be made to Mexicans or require a proportional purchase of voting stock by Mexicans or a waiver or modification of Mexican foreign investment laws and regulations. We are currently seeking such a waiver or modification from the appropriate Mexican authorities to effect the exchange offer and the private equity investment. If we are unsuccessful in obtaining such waiver or modification, this exchange offer and consent solicitation, as well as the private equity investment, will not be consummated. Even if we are granted such waiver or modification, we would still have very limited flexibility to raise equity capital from non-Mexican investors.

We may lose money because of peso devaluations

     While our revenues are almost entirely denominated in pesos, the majority of our obligations, and all of our long-term debt, are, and after consummation of the exchange offer and the private equity investment, will be, denominated in U.S. dollars. In addition, substantially all of our capital expenditures are denominated in U.S. dollars. We are, and will be, exposed to peso devaluation risk. The peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.45 per U.S.$1.00 on December 19, 1994 to Ps.5.00 per U.S.$1.00 on December 31, 1994 and Ps.7.74 per U.S.$1.00 on December 31, 1995, representing a 124.6% devaluation of the peso relative to the U.S. dollar. In 1998, the peso devalued 22.7% relative to the U.S. dollar.

     We do not currently have, nor do we expect to have, hedging arrangements with respect to this risk because we do not believe them to be cost effective for us. Further declines in the value of the peso relative to the U.S. dollar could adversely affect our ability to meet our U.S. dollar-denominated obligations, including the notes. In addition, any further decrease in the value of the peso may negatively affect the value of Mexican securities such as ours. Although the peso-to-dollar exchange rate has remained relatively stable in the last three years, there may be significant devaluations in the future.

Developments in other countries may impact the price of our securities

     We cannot assure you that the price of our securities will not be adversely affected by events elsewhere, especially in the United States and in emerging market countries. Mexican financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investor reaction to developments in one country has had and can have significant effects on the prices of securities of issuers in other countries, including Mexico. Currently, the economic slow down in the United States, as well as political and financial crisis in certain emerging markets have had a significant negative impact on the financial and securities markets in many emerging market countries, including Mexico. The effects of these crises may worsen, or new crises may occur, which may negatively affect the price of our new notes and CPOs or our financial condition and results of operations.

Our financial statements do not give you the same information as financial statements prepared under United States accounting principles

     We prepare our financial statements in accordance with Mexican GAAP. These principles differ in significant respects from U.S. GAAP, including in the treatment of the amortization of frequency rights, the capitalization of preoperating expenses, the capitalization of interest, the extinguishment of debt, the restructuring of troubled debt and deferred income taxes and employees' profit sharing, and in the presentation of cash flow information. In particular, all Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. We cannot assure you that these will be the only differences in the future. See "Appendix C -- Principal Differences between Mexican GAAP and U.S. GAAP" for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to Maxcom.

You may suffer a U.S. dollar shortfall if you obtain a judgment against us or a distribution in bankruptcy

     In the event you are awarded a judgment from a court enforcing our U.S. dollar-denominated obligations under either our old or new notes or the liquidation preference under our series N2 preferred stock, we will have the right to discharge our obligations by paying you in pesos at the exchange rate in effect on the date of payment of such judgment. Likewise, if we are declared bankrupt, we will have the right to discharge our obligations by paying our creditors in pesos at the exchange rate in effect on the date of the declaration of such bankruptcy.

     The exchange rate is currently determined by the Mexican Central Bank (Banco de Mexico) every banking day in Mexico and published the following banking day in the Official Gazette of the Federation (Diario Oficial de la Federacion). As a result of such currency conversion, you could face a shortfall in U.S. dollars. No separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

     You should also be aware that in the event we are declared bankrupt by a Mexican court or if we are subject to a bankruptcy reorganization proceeding (concurso mercantil) in such court, our debt obligations, including the new notes and the old notes, if any, will cease to accrue interest and payment of any of our debt obligations would depend on the outcome of the bankruptcy reorganization proceedings, which are often very lengthy.

We may not be able to make payments in U.S. dollars

     In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Mexican economy.

High inflation rates in Mexico may decrease demand for our services while increasing our costs

     In recent years, Mexico has experienced high levels of inflation. The annual rate of inflation, was 18.6%, 12.3%, 9.0%, and 4.4% in 1998, 1999, 2000,
and 2001, respectively. High inflation rates can adversely affect our business and results of operations in the following ways:

     - inflation can adversely affect consumer purchasing power, thereby adversely affecting consumer demand for our services and products; and

     - to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in real terms.

High interest rates in Mexico could increase our financing costs

     Mexico also has, and is expected to continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities averaged 24.8%, 21.4%, 15.2% and 11.3% for 1998, 1999, 2000 and 2001,
respectively. Although we do not currently have any peso-denominated debt, if we need to incur such debt in the future, it will likely be at high interest rates.

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

GENERAL

     Subject to the terms and the conditions described in this offering circular, any supplement hereto and the related letter of transmittal and consent, which together constitute the exchange offer and consent solicitation, we are offering to exchange an aggregate principal amount of U.S.$175.0 million of our unissued Senior Notes due 2007 and an aggregate of 28,050,000 of our unissued CPOs each representing one share of series N2 convertible preferred stock, for our outstanding U.S.$275.0 million 13 3/4% series B Senior Notes due 2007. This means that if the exchange offer is consummated, for every U.S.$1,000 principal amount of old notes that you validly tender, and you do not properly withdraw, you will receive U.S.$636.36 principal amount of new notes and 102 CPOs.

     The aggregate principal amount of the new notes to be received by each holder of the old notes upon completion of this exchange offer and consent solicitation will be rounded to the nearest U.S.$1.00. The new notes will be issued in integral multiples of U.S.$1.00.

     We issued U.S.$300.0 million aggregate principal amount of old notes. However, Maxcom purchased U.S.$25.0 million principal amount of old notes in the open market in May and June, 2001. Maxcom will cancel its old notes prior to the consummation of the exchange offer and will not receive any of the consideration offered pursuant to this offering circular.

     The purpose of the exchange offer and consent solicitation is to reduce our debt service burden, to improve our liquidity and attract additional investment in order to continue the buildout of our infrastructure and the growth of our business. We are soliciting consents to amend the indenture governing the old notes to eliminate all of its restrictive covenants and certain events of default and to waive any obligation of Maxcom under such indenture to offer to redeem all outstanding old notes because of any change of control resulting from the exchange offer and the private equity investment.

     The exchange offer is conditioned upon, among other things:

     - at least 95% in aggregate principal amount of old notes being validly tendered and not withdrawn (excluding the U.S.$25.0 million principal amount of old notes held by Maxcom);

     - the investment in Maxcom of U.S.$66.2 million pursuant to the private equity investment; and

     - the obtainment of certain Mexican regulatory approvals.

     The time by which you must tender your old notes in order to participate in the exchange is 5:00 pm, New York City time, on April 11, 2002. Any extension of the expiration date will be announced in a press release.

     NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF OLD NOTES FOR WHICH THE CORRESPONDING CONSENT TO THE PROPOSED AMENDMENTS AND WAIVER HAS NOT BEEN GIVEN.

PURPOSE OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

     Since December 2001, we have been engaged in discussions with an informal noteholders' committee whose members beneficially own approximately U.S.$156.3 million aggregate principal amount of the old notes, or approximately 56.8% of the outstanding principal amount of the old notes, and a significant stockholder of Maxcom who is an affiliate of Bank of America, on restructuring the capital of Maxcom. Maxcom and the committee members entered into a lock-up agreement pursuant to which they agreed to tender their old notes in the exchange offer and consent to the proposed amendments and waiver. In addition, such committee members have also agreed that if they purchase any additional old notes, they will also tender such old notes in the exchange offer. The agreement establishes, among other things, the terms of the exchange offer, the proposed amendments, the recapitalization of Maxcom and certain termination events.

     The purpose of the exchange offer is to reduce our debt service burden to improve our liquidity and attract additional investment in order to continue the buildout of our infrastructure and the growth of our business. We have determined that, due to a slower-than-expected buildout of lines in the second half of 2000 and the first half of 2001, we need to address our capital structure and reduce the debt service requirements of the old notes in order to remain viable. Otherwise, we believe that our liquidity will be exhausted in the foreseeable future and we will be unable to sustain the growth required to service our debt and operate as a viable company.

     The interest expense on the old notes for a full year is U.S.$39.8 million. To the extent all of the old notes are exchanged in the exchange offer, we will save such interest expense amount on an annualized basis from the date of issuance of the new note through February 28, 2006. From March 1, 2006 until March 1, 2007, which is the maturity date of the new notes, we will save U.S.$21.4 million in interest expense.

     The purpose of the consent solicitation is to:

     - eliminate from the indenture governing the old notes:

      < all of the covenants restricting the incurrence of indebtedness, the payment of dividends, the making of investments, the granting of loans, the creation of liens, the entering into transactions with affiliates, the undertaking of mergers, consolidations or sales, the disposition of assets or subsidiary stock, the change in control and any limitations on the transfer of funds from subsidiaries to Maxcom;
      < the redemption option in the event of a change of control; and
      < events of default that are related to the covenants described above, to cross-defaults by us or our significant subsidiaries, to certain bankruptcy events suffered by us or our significant subsidiaries and to final judgments in excess of U.S.$5.0 million rendered against us or our significant subsidiaries; and

     - waive any obligation of Maxcom under the indenture governing the old notes to offer to redeem all outstanding old notes because of any change of control resulting from the exchange offer and the private equity investment.

     The proposed amendments and waiver will be set forth in a supplemental indenture substantially in the form of Appendix B hereto that will be executed and become effective promptly upon the consummation of the exchange offer. The execution and delivery of the letter of transmittal and consent by a holder tendering old notes will constitute the consent of that holder to the proposed amendments and waiver. If we do not consummate the exchange offer, the amendments and the waiver will not become effective.

CONDITIONS

     The consummation of the exchange offer and consent solicitation is conditioned upon satisfaction of the following conditions:

     - at least 95% in aggregate principal amount of the old notes outstanding being validly tendered and not properly withdrawn (excluding the U.S.$25.0 million principal amount of old notes held by Maxcom);

     - the investment in Maxcom of U.S.$66.2 million by certain existing shareholders and other investors pursuant to the private equity investment;

     - the obtainment of all required regulatory approvals to consummate the exchange offer and consent solicitation, the private equity investment and any related transactions including approvals of the National Banking and Securities Commission of Mexico, the Mexican Foreign Investment Bureau

       (Direccion General de Inversiones Extranjeras), the Mexican Ministry of Communications and Transportation and the Mexican Federal Telecommunications Commission, including the approval by the Mexican Foreign Investment Commission of the possession by non-Mexican investors, directly or indirectly, of at least 95% of the capital stock of Maxcom, excluding all outstanding warrants and options;

     - the trustee under the indenture governing the old notes having executed and delivered the supplemental indenture relating to the proposed amendments and waiver solicited pursuant to the exchange offer and consent solicitation and not having objected in any respect to, or taken any action that could adversely affect the consummation of, the exchange offer and consent solicitation or our ability to effect the proposed amendments and waiver;

     - the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939; and

     - Maxcom's current shareholders' waiver of their preemptive rights and approval of the recapitalization of Maxcom.

     If any condition to the exchange offer and consent solicitation is not satisfied or waived on or prior to the expiration date, we reserve the right, subject to applicable law, to:

     - terminate the exchange offer and consent solicitation and return the tendered old notes to the tendering holders;

     - waive all unsatisfied conditions and accept for exchange and exchange all old notes that are validly tendered and not properly withdrawn prior to the expiration date;

     - extend the exchange offer and consent solicitation; or

     - amend the exchange offer and consent solicitation.

     However, if we elect to waive any condition or to amend any material term of the exchange offer, then under certain circumstances the holders of old notes that are parties to the lock-up agreement will have the right to terminate that agreement, in which event such holders will no longer be required to tender their old notes and deliver the requested consent to the proposed amendments and waiver, and may withdraw any previously tendered old notes and revoke their consents.

     We will announce by means of a press release any waiver or change to any condition or any extension of the exchange offer period.

EXTENSION, AMENDMENT AND TERMINATION

     We expressly reserve the right, at any time and from time to time, regardless of whether or not the conditions set forth above in "-- Conditions" are satisfied, subject to applicable law to:

     - extend the expiration date for the exchange offer and consent solicitation; or

     - amend the exchange offer and consent solicitation in any respect,

in each case, by giving written notice of such extension or amendment to the exchange agent.

     The holders of old notes that are parties to the lock-up agreement may terminate such agreement, withdraw any previously tendered old notes and revoke their consents if Maxcom extends the exchange offer past May 1, 2002 for reasons other than the obtainment of required regulatory approvals under certain circumstances.

     In addition, to the extent permitted by law, we reserve the right, at any time and from time to time, to terminate the exchange offer and consent solicitation prior to the exchange of the old notes for the new notes and the CPOs. If we terminate the exchange offer and the consent solicitation prior to such time we will give written notice of such termination to the exchange agent. We will publicly announce any extension, amendment or termination by issuing a press release. If the exchange offer and consent solicitation are terminated without us having exchanged any old notes, we will promptly return the old notes tendered.

     If we change a material term or waive a material condition of, or if we materially change the information concerning, the exchange offer and consent solicitation, we will extend the offer to the extent required by Section 14(e) and related rules under the Exchange Act. The exchange offer must remain open for at least five business days following material changes in the terms of the exchange offer or information concerning the exchange.

     With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten-business-day period from the day of such change is generally required to allow for adequate dissemination to holders of old notes. For purposes of the exchange offer and consent solicitation, a "business day" means any day other than a Saturday, Sunday, or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

ANNOUNCEMENTS

     If we are required to make an announcement relating to an extension of the exchange offer and consent solicitation, we will do so no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state, among other things, that we are extending the exchange offer and consent solicitation for a specific time or on a daily basis.

     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer and consent solicitation, we expect to make any public announcement through a timely release to the Dow Jones News Source.

PROCEDURE FOR TENDERING OLD NOTES AND DELIVERING CONSENTS

     To validly tender old notes pursuant to the exchange offer and consent solicitation, you, your broker or other nominee must send to the exchange agent, and the exchange agent must receive, at its address set forth on the last page of this offering circular, prior to 5:00 p.m., New York City time, on the expiration date:

     - in the case of a physical transfer: a properly completed and duly executed letter of transmittal and consent, or a copy thereof, any required signature guarantee, and certificates for tendering old notes;

     - in the case of a book-entry transfer: an agent's message in lieu of the letter of transmittal and consent, and a confirmation of such tender; and

     - any other required documents.

     An "agent's message" is a message transmitted by The Depository Trust Company, which we refer to as "DTC," and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and consent and that we may enforce that letter of transmittal and consent against the participant. A proper tender of old notes pursuant to the foregoing procedures by holders of old notes will also constitute the giving of a consent by such holders with respect to such old notes.

Need for guarantee of signature

     A DTC participant might require that a beneficial holder of an old note sign the letter of transmittal and consent or a notice of withdrawal, as the case may be, and provide a signature guaranty. A recognized participant in the Securities Transfer Agents Medallion Program, called a medallion signature guarantor, must guarantee signatures on a letter of transmittal and consent unless the old notes are tendered:

     - by the registered holder of those old notes and that holder has not completed either of the boxes entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and consent; or

     - for the account of an "eligible institution," which includes a firm that is a bank or a savings association as defined under the Federal Deposit Insurance Act, a credit union as defined under the Federal Reserve Act, or a broker, dealer, national securities exchange, registered securities association or clearing agency as defined under the Exchange Act.

     Book-entry delivery of the old notes

     Within two business days after the commencement date of the exchange offer, the exchange agent will establish an account at DTC for purposes of the exchange offer and consent solicitation. Any financial institution that is a participant in the DTC system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account for the old notes in accordance with the DTC Automatic Tender Offer Program.

     Although delivery of the old notes may be effected through book-entry at DTC, the letter of transmittal and consent, or a facsimile thereof, with any required signature guarantees, or in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth on the last page of this offering circular. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

     Additional information

     If you tender old notes by one of the procedures described above, that tender will be deemed to constitute:

     - an agreement between you and us in accordance with the terms and subject to the conditions of the exchange offer and consent solicitation; and

     - your consent to the proposed amendments to, and waiver of, the indenture governing the old notes.

     The method of delivery of the letter of transmittal and consent, certificates for old notes and all other required documents is at your election and risk. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders and consents and revocation of tenders and consents will be resolved by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes that we determine are not in proper form. We also reserve the absolute right in our sole discretion to waive any conditions of the offer or any defect or irregularity in the tender of old notes by any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders, subject to the requirements set forth under "-- Conditions" and "-- Extension, amendment and termination" above.

     Our interpretation of the terms and conditions of the exchange offer and consent solicitation (including the instructions in the letter of transmittal and consent) will be final and binding. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

AUTHORITY TO DEPOSIT SERIES N2 PREFERRED STOCK

     By validly tendering and not withdrawing your old notes you will be deemed to have authorized Maxcom to deposit the shares of series N2 preferred stock to be issued in the exchange offer into the CPO trust and to take all actions necessary, appropriate or convenient to cause the trust agreement governing the CPO trust to be executed and the CPO trust to be duly formed.

WITHDRAWAL RIGHTS

     You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. If you properly withdraw tendered old notes, such withdrawal will constitute the concurrent valid revocation of, and the only means of validly revoking, your related consent to the proposed amendments and waiver.

     For your withdrawal of a tender of old notes to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its fax number or address set forth on the back cover of this offering circular prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes);

     - specify the name and number of the account at DTC to be credited with the withdrawn old notes;

     - specify the name in which any such old notes are to be registered, if different from that of the tendering holder; and

     - be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal and consent by which your old notes were tendered (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such old notes.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and consent solicitation. We will return any old notes which have been tendered for exchange but which are not exchanged for any reason to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

     Properly withdrawn old notes may be retendered by following the procedures described under "-- Procedure for tendering old notes and delivering consents" at any time on or prior to the expiration date.

ACCEPTANCE FOR EXCHANGE

     Upon the terms and subject to the conditions of the exchange offer and consent solicitation set forth in this offering circular and the related letter of transmittal, we will accept for exchange all old notes that holders validly tender and do not properly withdraw pursuant to the exchange offer and consent solicitation. For purposes of the exchange offer and consent solicitation, we will be deemed to have accepted for exchange tendered notes if, as and when we give written notice to the exchange agent of our acceptance for exchange of those old notes. We will announce acceptance for exchange of the old notes by issuing a press release.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer and consent solicitation. Tenders and withdrawals of old notes and the related consents must be made to the exchange agent according to the procedures set forth under "-- Procedure for tendering old notes and delivering consents" and "-- Withdrawal rights" above. The exchange agent is not permitted to, and will not, provide advice, make recommendations or otherwise discuss the merits of the exchange offer and consent solicitation.

INFORMATION AGENT

     Citigate Dewe Rogerson has been appointed as information agent for the exchange offer and consent solicitation. Questions, requests for assistance and requests for additional copies of this offering circular, any supplement hereto and the letter of transmittal and consent should be directed to Citigate Dewe Rogerson at its address set forth on the back cover of this offering circular. The information agent is not permitted to, and will not, provide advice, make recommendations or otherwise discuss the merits of the exchange offer and consent solicitation.

FEES AND EXPENSES

     We will not pay any commission or other remuneration, directly or indirectly, for soliciting acceptances of the exchange offer and consent solicitation. The principal solicitation is being made by mail through this offering circular and the letter of transmittal and consent. Additional solicitations may be made in person or by telephone by our officers and employees, who will not be receiving additional compensation for making such solicitations. In addition, we have not retained a dealer-manager in connection with this exchange offer and consent solicitation and none of our financial advisors and no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

     We will pay the exchange agent and the information agent reasonable customary fees for this type of transaction. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the offering circular and any other required document to holders of old notes.

CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

     If you do not tender your old notes and the exchange offer is consummated, your old notes will continue to be subject to the provisions of the indenture governing the old notes as modified by the proposed amendments. The proposed amendments would, among other things, eliminate all of the restrictive covenants and certain events of default contained in the indenture, and the obligation of Maxcom to make a change of control offer to purchase only outstanding old notes, thus affording substantially less protection to holders of old notes. See "Risk Factors -- Factors relating to the exchange offer and consent solicitation" for a description of certain other consequences of not exchanging the old notes.

                       THE PROPOSED AMENDMENTS AND WAIVER

GENERAL

     The valid tender of your old notes in accordance with the procedures set forth in "The Exchange Offer and Consent Solicitation -- Procedure for tendering old notes and delivering consents" will constitute your consent to the proposed amendments to, and waiver of the change of control provision of, the indenture governing the old notes. If you tender your old notes, you must deliver a corresponding consent. You may not deliver your consent without tendering your old notes.

     The proposed amendments and waiver are a single proposal. If you tender your notes you will be deemed to have consented to the proposed amendments and to the waiver as an entirety with respect to the old notes you tender. You may not consent selectively to only some of the proposed amendments or waiver.

     To the extent the proposed amendments and waiver to the indenture governing the old notes are adopted, Maxcom expects that it and the trustee will execute a supplemental indenture substantially in the form set forth in Appendix B to this offering circular, giving effect to the proposed amendments on or shortly after the expiration date. The proposed amendments and waiver will become effective only upon the consummation of the exchange offer and the effectiveness of the supplemental indenture governing the old notes.

     Set forth below is a brief description of the proposed amendments to be made to the indenture governing the old notes. This description is qualified by reference to the full provisions of the indenture governing the old notes and the second supplemental indenture, copies of which the exchange agent can provide to you.

THE AMENDMENTS

Amendment to "SEC Reports" covenant

     Under Section 4.03 of the indenture, we agreed to furnish holders and to file with the SEC certain financial and other information. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Compliance Certificate" covenant

     Clauses (a) and (b) of Section 4.04 of the indenture require, among other things, that: (A) we certify once every year to the trustee that we have fulfilled our obligations under every covenant and that we are not in default under the indenture; and (B) our auditors accompany our year-end financial statements with a written statement that nothing has come to their attention that would lead them to believe that we have violated any covenants under the indenture. Under the supplemental indenture, these two clauses will be deleted in their entirety.

Amendment to "Taxes" covenant

     Section 4.05 of the indenture requires us, in some circumstances, to pay all material taxes, assessments and government series prior to delinquency. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Restricted Payments" covenant

     Under Section 4.07 of the indenture, we agreed that Maxcom and its subsidiaries would not be permitted to, among other things, declare or pay any dividend or make any distribution with respect to their capital stock, or make certain investments, except under certain limited circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitations on Restrictions on Distributions from Restricted Subsidiaries" covenant

     Section 4.08 of the indenture restricts us and our subsidiaries from, among other things, restricting the ability of our subsidiaries to pay dividends or obligations owing to us, making loans to us and transferring property to us, subject to certain exceptions. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitation on Indebtedness" covenant

     Section 4.09 of the indenture restricts us and our subsidiaries from incurring additional indebtedness except in certain circumstances, and our subsidiaries from issuing preferred stock except in certain circumstances. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitation on Sales of Assets and Subsidiary Stock" covenant

     Section 4.10 of the indenture restricts us and our subsidiaries from selling assets unless certain conditions are met, and restricts the use of the proceeds from such sale. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitations on Affiliate Transactions" covenant

     Section 4.11 of the indenture prohibits us and our subsidiaries from engaging in transactions with affiliates unless certain conditions are met. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitations on Liens" covenant

     Section 4.12 of the indenture prohibits us and our subsidiaries, subject to certain exceptions, from granting liens unless the old notes are secured equally and ratably with the obligations so secured. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitation of Business Activities" covenant

     Section 4.13 of the indenture prohibits us and our subsidiaries from engaging in any business other than the telecommunications business. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Offer to Repurchase Upon Change of Control" provision

     Section 4.15 of the indenture requires us to offer to purchase all of the outstanding old notes at a purchase price equal to 101% of their principal plus accrued interest within 30 days following the occurrence of a change of control. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitation on Sale/Leaseback Transaction" covenant

     Section 4.16 of the indenture restricts our and our subsidiaries' ability to engage in sale and leaseback transactions unless certain conditions are satisfied. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" covenant

     Section 4.17 of the indenture prohibits us and our subsidiaries from selling or issuing, as the case may be, capital stock of our subsidiaries, unless certain conditions are met. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Merger and Consolidation" covenant

     Section 5.01 of the indenture prohibits us from consolidating or merging or selling substantially all of our assets unless: (A) the surviving entity expressly assumes the obligations under the old notes, and (B) we meet certain financial tests and the predecessor company is not released as an obligor under the old notes. Under the supplemental indenture, the requirements described in clause (B) above will be deleted in their entirety.

Amendment to "Events of Default" provisions

     Section 6.01 of the indenture provides that an event of default is triggered if, among other things, (A) we fail to comply with any of the covenants and provisions described above, (B) we or any of our significant subsidiaries default under our or such subsidiary's debt obligations or investments, as the case may be, (C) we or any of our significant subsidiaries are subject to certain bankruptcy events or (D) we or any of our significant subsidiaries have a final judgment in excess of U.S.$5.0 million rendered against us or them. Under the supplemental indenture, these events of default related to the covenants and provisions described above will be deleted in their entirety.

     Under the supplemental indenture, definitions or certain terms will be deleted and conforming modifications are made to various sections in the indenture that relate to the deletion of the provisions described above.

THE WAIVER

     By tendering your old notes, you will also be deemed to have waived any obligation of Maxcom under section 4.15 of the indenture to offer to redeem all outstanding old notes because of any change of control resulting from the exchange offer and the private equity investment.

                         THE PRIVATE EQUITY INVESTMENT

     Nexus, BAS Capital Funding Corporation, which we refer to as "BAS Capital," certain members of the Aguirre Gomez family and current holders of old notes, all of which we refer to collectively as the "private equity investors," have entered into a subscription agreement whereby they have agreed to invest, or cause to be invested, in Maxcom, an aggregate amount of U.S.$66.2 million on the date of consummation of the exchange offer and consent solicitation, which we expect to occur shortly after the expiration date. In addition, Maxcom will be permitted to raise up to an additional U.S.$3.8 million at the same price per share and on the same terms and conditions as the private equity investment within one year after its consummation.

     The proceeds of the private equity investment will be used to, among other things, fund ongoing capital expenditures, customer acquisition costs and advertising.

     The obligation of the private equity investors to consummate the investment is conditioned upon, among other things, the effectiveness of certain documentation, the amendment of Maxcom's by-laws, entry into a securityholders' agreement by each of the private equity investors, consummation of the exchange offer and receipt of certain consents and approvals. In addition, each of the private equity investors has made certain customary representations and warranties.

     In addition, Maxcom, the private equity investors and certain current stockholders will enter into a securityholders agreement, which will provide for certain rights and obligations related to, among other things, board composition, approval of key matters, information, restrictions on transfers, rights of first offer, participation rights, demand registration rights and piggyback registration rights. For more information on the securityholders agreement, see "Principal Stockholders -- Securityholders agreement" and "Description of the CPOs and the Series N2 Preferred Stock."

     Assuming the private equity investment is consummated, the private equity investors will purchase an aggregate of 6,088,898 shares of series A1 preferred stock, 5,850,118 shares of series B1 preferred stock and 122,408,394 shares of series N1 preferred stock, which, collectively, will represent approximately 76.2% of the outstanding capital stock of Maxcom.

     Series A1 and B1 preferred stock are preferred full voting rights shares. Series A1 preferred stock, together with our existing series A stock, will vote together as a class and will represent 51% of the voting stock and may only be subscribed, paid for and held by Mexican investors. As a result, series A1 preferred stock will be acquired only by the Aguirre Gomez family. Series B1 preferred stock, together with our existing series B stock, will vote together as a class and will represent 49% of the voting stock. Series B1 preferred stock may be subscribed, paid for and held by Mexican and non-Mexican investors. Series B1 and series N1 preferred stock will be acquired together on a pro rata basis by the private equity investors, other than the Aguirre Gomez family.

     Series N1 preferred stock are preferred limited voting rights shares. Series N1 and series B1 preferred stock will be acquired together on a pro rata basis by the private equity investors, other than the Aguirre Gomez family.

     For more information on the series A1, B1 and N1 preferred stock, see "Description of the CPOs and the Series N2 Preferred Stock."

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange of our old notes for the new notes and the CPOs representing our series N2 preferred stock pursuant to this exchange offer and consent solicitation.

     We plan to use the proceeds of the private equity investment to fund ongoing capital expenditures and customer acquisition costs, including U.S.$3.0 million, which we plan to use to purchase radio advertising time, as described in "Certain Transactions -- Advertising."

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of December 31, 2001:

     - on an actual basis; and

     - as adjusted to give effect to:

      < the consummation of the exchange offer and consent solicitation on the assumption that all of the old notes are validly tendered and accepted in the exchange;
      < the private equity investment; and
      < the issuance of options to purchase series N stock to existing share and/or option holders under the proposed capital restructuring.

     To the extent that less than all old notes are tendered and accepted in the exchange offer and consent solicitation, the amount of our long-term debt outstanding will increase accordingly. This table should be read in conjunction with "Selected Historical Consolidated Financial Information," "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements and related notes included in this offering circular.

                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                           -----------------------------------------------------
                                                    ACTUAL                    AS ADJUSTED
                                           -------------------------   -------------------------
                                               PESOS        DOLLARS        PESOS        DOLLARS
                                           -------------   ---------   -------------   ---------
                                                  THOUSANDS OF CONSTANT DECEMBER 31, 2001
                                                  PESOS AND THOUSANDS OF U.S. DOLLARS(1)
Cash and cash equivalents(2)(3)..........  Ps.   172,583   $  18,849   Ps.   714,609   $  78,048
Restricted cash..........................        186,803      20,402         186,803(3)    20,402(3)
                                           -------------   ---------   -------------   ---------
     Total cash..........................  Ps.   359,386   $  39,251   Ps.   901,412   $  98,450
                                           =============   =========   =============   =========
Long term debt:
  New notes(4)...........................                              Ps. 1,602,300   $ 175,000
  Old notes(4)...........................  Ps. 2,439,834   $ 266,473
                                           -------------   ---------   -------------   ---------
     Total debt..........................  Ps. 2,439,834   $ 266,473       1,602,300     175,000
Shareholders' equity:
Capital stock and additional paid-in
  capital(2)(4)(5).......................      1,078,405     117,781       2,534,619     276,825
  Accumulated deficit(3)(5)..............     (1,269,411)   (138,642)     (1,318,597)   (144,014)
                                           -------------   ---------   -------------   ---------
     Total shareholders' equity..........       (191,006)    (20,861)      1,216,022     132,811
                                           -------------   ---------   -------------   ---------
Total capitalization.....................  Ps. 2,248,828   $ 245,612   Ps. 2,818,322   $ 307,811
                                           =============   =========   =============   =========

---------------

(1) Peso amounts were converted to U.S. dollars at the rate of Ps.9.1560 per U.S.$1.00 as reported by the Federal Reserve Bank of New York as its noon buying rate for Mexican pesos on December 31, 2001. This conversion should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2) Concurrently with the Ps.606.1 million ($66.2 million) private equity investment, the Company will purchase Ps.27.5 million (U.S.$3.0 million) of prepaid advertising for an unspecified amount of air time from a related party, Operadora Plusgamma, S.A. de C.V. an entity owned by members of the Aguirre Gomez family, major shareholders of Maxcom. See "Certain Transactions -- Advertising."

(3) Professional service fees in connection with the exchange offer, the private equity investment and the recapitalization are estimated to amount to approximately Ps.36.6 million. Under Mexican GAAP, in an exchange of debt, new debt issuance costs can be expensed when incurred and outstanding debt issuance costs on the old notes may remain capitalized and amortized over the new remaining term of the new debt since the effective interest rate on the new debt is lower than that of the old notes. Nevertheless, issuance costs incurred to effect the exchange must be expensed when incurred.

(4) Upon the consummation of the exchange offer and the private equity investment and assuming all outstanding old notes are tendered in the exchange offer, the total debt of the Company will be reduced by U.S.$100 million, leaving new notes with a face value of $175.0 million balance. The predecessor old notes had a detachable warrants feature whose value was recorded against the senior notes as a discount and was being amortized over the term of the notes. The outstanding unamortized discount of Ps.74.3 million (U.S.$8.1 million) at December 31, 2001 is written-off to additional paid-in capital. The difference between U.S.$275.0 million and the U.S.$266.5 million presented in the table is explained by (i) the discount discussed above and (ii) the fact that, in accordance with Mexican GAAP, we translated our U.S. dollar-denominated obligations into pesos at the rate of Ps.9.1423 per U.S.$1.00, which is the rate published by Banco de Mexico on December 28, 2001.

(5) Additional options to purchase series N stock will be issued to existing shareholders to avoid or reduce the dilution that would otherwise result from the exchange offer and the private equity investment. As a result, Maxcom will record Ps.12.6 million in compensation expense.

                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. The noon buying rate at March 13, 2002 was Ps.9.3000 per U.S.$1.00.

                                                                  NOON BUYING RATE(1)
                                                      --------------------------------------------
                                                      PERIOD END   AVERAGE(2)     HIGH       LOW
                                                      ----------   ----------   --------   -------
1997................................................   Ps.8.07      Ps.7.917    Ps. 8.41   Ps.7.72
1998................................................      9.90         9.152       10.63      8.04
1999................................................      9.48         9.553       10.60      9.24
2000................................................      9.62         9.459       10.09      9.98
2001................................................      9.16         9.337        9.97      8.95
September 2001......................................                                9.57      9.20
October 2001........................................                                9.59      9.20
November 2001.......................................                                9.31      9.15
December 2001.......................................                                9.25      9.09
January 2002........................................                                9.25      9.10
February 2002.......................................                                9.17      9.05

---------------

(1) Source: Federal Reserve Bank of New York.

(2) Represents the average rates for each period indicated, calculated by using the average of the exchange rates on the last day of each month during the period.

     The peso fluctuates freely against the U.S. dollar. The Mexican Central Bank intervenes occasionally in the market to stabilize the exchange rate. Mexico had an exchange control system from 1982 until November 11, 1991. Under this system, Mexican residents and companies were entitled to purchase, and required to sell, foreign currencies for certain purposes at a controlled rate of exchange that was established daily by the Mexican Central Bank (Banco de Mexico). Transactions to which the controlled rate applied included payments for virtually all merchandise imports, revenues from virtually all merchandise exports, royalty payments and payments of principal, interest and related expenses with respect to indebtedness to foreign creditors registered with the Mexican government. For all transactions to which the controlled rate did not apply, foreign currencies could also be purchased, if they were available, at the then prevailing domestic free market rate for the type of transaction.

     From November 11, 1991 to October 20, 1992, the Mexican Central Bank permitted a free market rate to fluctuate according to supply and demand within a moving band. In late December 1994, the Mexican government responded to exchange rate pressures first by increasing by 15% the upper limit of the peso/U.S. dollar exchange rate band and then, two days later, allowing the peso to fluctuate freely against the U.S. dollar. By December 31, 1994, the peso/U.S. dollar exchange rate, which had been Ps.3.47 to U.S.$1.00 on December 19, 1994 was Ps.5.00 to U.S.$1.00. The peso continued to devalue significantly through 1998, closing at Ps.9.901 to U.S.$1.00 at December 31, 1998. Although the peso/U.S. dollar exchange rate has remained relatively stable in the last three years, there may be significant devaluations in the future.

     Except for the period from September through December 1982 during the Mexican liquidity crisis, the Mexican Central Bank consistently has made foreign currency available to Mexican private sector entities to meet their foreign currency obligations. Nevertheless, in the event of a renewed shortage of foreign currency, we cannot assure you that the Mexican Central Bank would continue to make foreign currency available to private sector companies or that foreign currency we need to service foreign currency obligations could be purchased in the open market without substantial additional cost.

     Pursuant to the provisions of North American Free Trade Agreement, or "NAFTA," Mexico remains free to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables present selected consolidated financial information of Maxcom and its consolidated subsidiaries. We have derived this information from the audited consolidated financial statements of Maxcom for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, including the audited consolidated financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001, and accompanying notes appearing elsewhere in this offering circular. This data is qualified in its entirety by reference to, and should be read in conjunction with, such consolidated financial statements.

     The consolidated financial statements have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Pursuant to Mexican GAAP, we have prepared the financial statements and the selected financial data presented below in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants, which provides for the recognition of certain effects of inflation.

     See "Appendix C -- Principal Differences between Mexican GAAP and U.S. GAAP" for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to Maxcom.

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                              -------------------------------------------------------------------------------------------
                               1997(1)       1998(1)         1999(2)          2000            2001            2001(4)
                              ----------   ------------   -------------   -------------   -------------   ---------------
                                                     THOUSANDS OF CONSTANT DECEMBER 31, 2001 PESOS
                                              AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(3)
STATEMENT OF OPERATIONS
  DATA:
Net revenues................                              Ps.   100,331   Ps.   277,780   Ps.   314,388   U.S.$    34,336
Operating costs and
  expenses:
  Network operating costs...                                     49,854         112,510         150,439            16,431
  Selling, general and
    administrative..........                                    183,790         345,748         429,945            46,958
  Depreciation and
    amortization............                                     84,483         209,894         268,473            29,322
                                                          -------------   -------------   -------------   ---------------
    Total operating costs
      and expenses..........                                    318,127         668,152         848,857            92,711
                                                          -------------   -------------   -------------   ---------------
Operating loss..............                                   (217,796)       (390,372)       (534,469)          (58,375)
Integral cost (income) of
  financing:
  Interest expense..........                                     52,671         417,592         426,956            46,631
  Interest income...........                                    (11,428)       (102,265)        (76,766)           (8,384)
  Gain on repurchase of
    debt....................                                                                   (121,249)          (13,243)
  Exchange loss (gain),
    net.....................                                     10,859          11,177         (90,787)           (9,916)
  Gain on net monetary
    position................                                    (22,688)        (94,069)        (82,656)           (9,028)
                                                          -------------   -------------   -------------   ---------------
    Total integral cost of
      financing.............                                     29,414         232,435          55,498             6,060
Nonrecurring charges........                                                                     62,215             6,795
Other income (expense),
  net.......................                                        151            (492)           (177)              (19)
Asset tax...................                                                                        751                82
                                                          -------------   -------------   -------------   ---------------
Net loss....................                                   (247,059)       (623,299)       (653,110)          (71,331)
                                                          =============   =============   =============   ===============
Operating losses per share,
  basic.....................                                     (21.22)         (34.05)         (38.87)            (4.25)
Net loss per share, basic...                              Ps.    (24.07)  Ps.    (54.37)  Ps.    (47.50)  $         (5.19)
Weighted-average shares
  outstanding...............                                 10,264,827      11,463,667      13,748,445        13,748,445
BALANCE SHEET DATA:
Cash and cash equivalents...  Ps. 55,748   Ps.  440,562   Ps.   174,803   Ps. 1,119,478   Ps.   172,583   $        18,849
Restricted cash.............                      2,115          21,259         593,928         186,803            20,402
Working capital(5)..........      15,425         41,274           1,118         (66,560)        (37,818)           (4,130)
Frequency rights, net.......     119,661        119,661         116,934         110,885         104,837            11,450
Telephone network systems
  and equipment, net........       1,311        281,899         930,318       1,134,617       1,368,870           149,505
Preoperating expenses,
  net.......................      71,676        219,923         282,275         252,055         221,853            24,230
Intangible assets, net......                                                    338,145         299,528            32,714
Rent deposits and other
  assets....................                                                      8,200          31,310             3,420
Total assets................     263,821      1,105,434       1,526,706       3,636,578       2,508,580           273,982
Total liabilities...........                    239,054         910,751       3,175,391       2,699,586           294,843
Capital stock and additional
  paid-in capital...........     263,821        866,380         879,307       1,331,545       1,078,405           117,781
Accumulated deficit.........                                   (247,059)       (870,358)     (1,269,411)         (138,642)
                              ----------   ------------   -------------   -------------   -------------   ---------------
Shareholders' equity
  (deficit).................     263,821        866,380         632,249         461,187        (191,006)          (20,861)
OTHER FINANCIAL DATA:
EBITDA(6)...................                              Ps.  (133,313)  Ps.  (180,478)  Ps.  (265,996)  $       (29,053)
Capital expenditures(7).....  Ps.131,700   Ps.  456,673         808,991         709,209         474,299            51,802
Ratio of earnings to fixed
  charges(8)................                                      (2.45)          (0.39)          (0.48)            (0.48)
Cash flow used in operating
  activities................                                   (145,813)       (811,740)       (336,568)          (36,759)

        NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) All amounts incurred in operations from February 28, 1996 (date of incorporation) to May 1, 1999 (commencement of operations) were capitalized as "preoperating expenses" under Mexican GAAP. Therefore, no amounts are reported in the statement of operations for those periods.

(2) We commenced commercial operations on May 1, 1999. In accordance with Mexican GAAP, our financial statements reflect eight months of operations.

(3) Pursuant to Mexican GAAP, financial data for all periods in the financial statements have, unless otherwise indicated, been restated in constant pesos as of December 31, 2001. Restatement into December 31, 2001 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 2001. The inflation index used in this annual report for 1997 figures is 1.5155, for 1998 figures is 1.2777, for 1999 figures is 1.1376 and for 2000 figures is 1.0440.

(4) Peso amounts were converted to U.S. dollars at the exchange rate of Ps.9.1560 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 2001. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(5) Working capital is defined as current assets (excluding cash and cash equivalents and restricted cash) less current liabilities (excluding current maturities of long-term debt, which includes interest payable).

(6) EBITDA represents earnings before income and asset taxes, integral cost of financing, other income (expense), nonrecurring charges, and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies that disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities.

(7) Capital expenditures include frequency rights, telephone network systems and equipment, intangible assets and other assets. Investing activities in the consolidated statements of changes in financial position are net of dispositions.

(8) Our earnings have been insufficient to cover fixed charges since we started incurring debt in 1998. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. Fixed charge coverage deficiency for the years ended December 31, 1999, 2000 and 2001 amounted to Ps.264.3 million, Ps.709.1 million and Ps.658.0 million, respectively. Since there is no statement of operations for the years ended December 31, 1997 and 1998 the information has not been included herein.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information is based on our historical consolidated financial statements, as adjusted to give effect to:

     - the consummation of the exchange offer (assuming all of the old notes are exchanged);

     - the private equity investment; and

     - the issuance of options to purchase series N stock to existing share and/or option holders under the proposed capital structuring,

as if each had occurred on January 1, 2001.

     All pro forma adjustments are described more fully in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma data. Final amounts could differ from those set forth below.

     The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. You should read the unaudited pro forma consolidated financial information together with the accompanying notes, as well as our consolidated financial statements and accompanying notes included elsewhere in this offering circular and "Operating and Financial Review and Prospects."

     Our consolidated financial statements have been prepared in accordance with Mexican GAAP, which differ from U.S. GAAP in certain significant respects. See "Appendix C -- Principal Differences between Mexican GAAP and U.S. GAAP," for a summary of principal differences as they relate to us. All historical and pro forma information presented in the unaudited pro forma consolidated financial information has also been presented in accordance with Mexican GAAP.

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ---------------------------------------------------------------------------------
                                               ACTUAL                   ADJUSTMENTS                  PRO FORMA
                                      -------------------------   -----------------------   ---------------------------
                                          PESOS        DOLLARS       PESOS       DOLLARS        PESOS         DOLLARS
                                      -------------   ---------   ------------   --------   -------------   -----------
                                                           THOUSANDS OF CONSTANT DECEMBER 31, 2001
                                              PESOS AND THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA(1)
STATEMENT OF OPERATIONS DATA:
Net revenues........................  Ps.   314,388   $  34,336            Ps.   $          Ps.   314,388   $    34,336
Operating costs and expenses........        848,857      92,711                                   848,857        92,711
                                      -------------   ---------   ------------   --------   -------------   -----------
Operating loss......................       (534,469)    (58,375)                                 (534,469)      (58,375)
Integral cost (income) of financing:
  Interest expense(2)...............        426,956      46,631       (376,638)   (41,136)         50,318         5,495
  Interest income...................        (76,766)     (8,384)                                  (76,766)       (8,384)
  Gain on repurchase of debt........       (121,249)    (13,243)                                 (121,249)      (13,243)
  Exchange (gain) loss(3)...........        (90,787)     (9,916)        45,740      4,996         (45,047)       (4,920)
  Gain on net monetary
    position(4).....................        (82,656)     (9,028)        39,362      4,299         (43,294)       (4,729)
                                      -------------   ---------   ------------   --------   -------------   -----------
    Total integral cost of
      financing.....................         55,498       6,060       (291,536)   (31,841)       (236,038)      (25,781)
Nonrecurring charges................         62,215       6,795                                    62,215         6,795
Other expense, net..................            177          19                                       177            19
Asset tax(5)........................            751          82                                       751            82
                                      -------------   ---------   ------------   --------   -------------   -----------
Net loss from continuing
  operations........................       (653,110)    (71,331)       291,536     31,841        (361,574)      (39,490)
                                      =============   =========   ============   ========   =============   ===========
Net loss from continuing operations
  per share, basic..................  Ps.    (47.50)  $   (5.19)  Ps.    21.20   $   2.32   Ps.    (26.30)  $     (2.87)
Weighted-average shares
  outstanding.......................     13,748,445   13,748,445                               13,748,445    13,748,445
BALANCE SHEET DATA:
Cash and cash
  equivalents(6)(7)(10).............  Ps.   172,583   $  18,849   Ps.  542,026   $ 59,199   Ps.   714,609   $    78,048
Restricted cash.....................        186,803      20,402                                   186,803        20,402
Accounts receivable, net............         83,980       9,173                                    83,980         9,173
Inventory, net......................         28,513       3,114                                    28,513         3,114
Prepaid expenses, net...............         10,303       1,125                                    10,303         1,125
Frequency rights, net...............        104,837      11,450                                   104,837        11,450
Telephone network systems and
  equipment(2), net.................      1,368,870     149,505         (5,642)      (616)      1,363,228       148,889
Preoperating expenses, net..........        221,853      24,230                                   221,853        24,230
Intangibles, net....................        299,528      32,714                                   299,528        32,714
Rent deposits and other assets(7)...         31,310       3,420         27,468      3,000          58,778         6,420
                                      -------------   ---------   ------------   --------   -------------   -----------
    Total assets....................      2,508,580     273,982        563,852     61,583       3,072,432       335,565
                                      =============   =========   ============   ========   =============   ===========
Interest payable(2).................         99,138      10,828        (99,138)   (10,828)
Other current liabilities...........        160,614      17,542                                   160,614        17,542
Senior debt, net(8).................      2,439,834     266,473       (837,527)   (91,473)      1,602,307       175,000
Capital stock and additional paid-in
  capital(6)(8)(9)..................      1,078,405     117,781      1,841,212    201,094       2,919,617       318,875
Accumulated deficit(9)(10)..........     (1,269,411)   (138,642)      (340,695)   (37,210)     (1,610,106)     (175,852)
Total shareholders' equity..........       (191,006)    (20,861)     1,500,517    163,884       1,309,511       143,023
                                      -------------   ---------   ------------   --------   -------------   -----------
Total liabilities and shareholders'
  equity............................      2,508,580     273,982        563,852     61,583       3,072,432       335,565
                                      =============   =========   ============   ========   =============   ===========
OTHER FINANCIAL DATA:
EBITDA(11)..........................  Ps.  (265,996)  $ (29,053)                            Ps.  (265,996)  Ps. (29,053)
Ratio of earnings to fixed
  charges(12).......................          (0.48)      (0.48)                                    (4.75)        (4.75)

           NOTES TO UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION

 (1) Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.9.1560 per U.S.$1.00 as reported by the Federal Reserve Bank of New York as its noon buying rate for pesos on December 31, 2001. Such conversions should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

 (2) Reflects the reversal of the interest expense of Ps.371.2 million recognized during the year on the old notes as the new notes do not accrue interest until 2006. This amount also includes the accrued payable on the balance sheet of Ps.99.1 million. In addition, interest expense includes the amortization of the debt discount. The Ps.11.0 million in amortization which was recognized during the year is reversed as the new notes do not have a detachable warrants feature. Lastly, the adjustment reflects the reversal of Ps.5.6 million interest expense capitalized during 2001 as the new notes do not accrue interest.

 (3) Reflects the reversal of Ps.45.7 million of the foreign exchange gain which would not have been recognized had the debt been exchanged at the beginning of the year.

 (4) Reflects the reversal of Ps.39.4 million of the monetary effect which would not have been recognized had the debt been exchanged at the beginning of the year.

 (5) Under Mexican tax law, Maxcom expects that the exchange offer will not have any tax consequences to Maxcom due to the structure of the transaction. In addition, pro forma adjustments have not been tax effected due to the existence of net operating loss carryforwards.

 (6) Reflects the Ps.606.1 million (U.S.$66.2 million) private equity investment which is conditioned upon the consummation of the exchange offer.

 (7) Concurrently with the Ps.606.1 million ($66.2 million) private equity investment, Maxcom will purchase Ps.27.5 million (U.S.$3.0 million) of prepaid advertising for an unspecified amount of air time from a related party, Operadora Plusgamma, S.A. de C.V., an entity owned by members of the Aguirre Gomez family, major shareholders of Maxcom. This is classified in rent deposits and other assets. No expense has been recognized as the parties have not yet agreed on the timing of the usage. See "Certain Transactions -- Advertising."

 (8) Reflects the cancellation of the old notes, net of unamortized discount, totalling Ps.2,439.8 million in exchange for the new notes which will be recorded at face value of U.S.$175.0 million (Ps.1,602.3 million). Under Mexican GAAP, the resulting difference between the old notes and the new notes will be recognized in additional paid-in capital.

 (9) In order not to dilute certain existing shareholders, additional options to purchase series N stock will be issued. The related expense of Ps.12.6 million is not reflected in the pro forma statement of operations since it is a one-time charge. See "Principal Shareholders -- Outstanding options and warrants."

(10) Professional service fees in connection with the exchange offer, the private equity investment and the recapitalization are estimated to amount to approximately Ps.36.6 million. This is not reflected in the pro forma statement of operations since it is a one-time charge. Under Mexican GAAP, in an exchange of debt, new debt issuance costs can be expensed when incurred and outstanding debt issuance costs on the old notes may remain capitalized and amortized over the new remaining term of the new debt since the effective interest rate on the new debt is lower than that of the old notes. Nevertheless, issuance costs incurred to effect the exchange must be expensed when incurred.

(11) EBITDA represents earnings before income and asset taxes, integral cost of financing, other income (expense), nonrecurring charges, and depreciation and amortization. We have included information concerning EBITDA (which is not a measure of financial performance under Mexican GAAP) because we believe it is a standard financial statistic commonly reported and widely used by analysts and other interested parties. We understand that EBITDA is also used by investors as one measure of an issuer's ability to service or incur indebtedness. We also understand that EBITDA may be defined differently by other companies that disclose a similarly titled account. You should not construe EBITDA as an alternative to operating income or as a measure of liquidity or cash flows from operating activities.

(12) Our earnings have been insufficient to cover fixed charges since we started incurring debt in 1998. Fixed charges include interest expense, capitalized interest and the portion of operating lease rental expense that represents the interest factor. Our pro forma fixed charge coverage deficiency would be Ps.360.8 million (U.S.$39.4 million), as compared to our historical 2001 fixed charge coverage deficiency of Ps.658.0 million (U.S.$71.9 million).

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

     All peso amounts discussed in this offering circular are presented in constant December 31, 2001 pesos in accordance with Mexican GAAP, except as otherwise indicated. You should read the following discussion and analysis in conjunction with the consolidated financial statements included elsewhere in this offering circular. Unless otherwise indicated, all financial information in this offering circular is presented in constant pesos as of December 31, 2001. The U.S. dollar translations provided in this offering circular are solely for the convenience of the reader and are, unless otherwise indicated, calculated utilizing the noon buying rate at December 31, 2001, which was Ps.9.1560 per U.S.$1.00 as reported by the Federal Reserve Bank of New York. Sums may not add due to rounding.

     The following discussion and analysis is intended to facilitate an understanding and assessment of significant changes and trends in our historical consolidated results of operations and financial condition and factors affecting our financial resources. It should be read in conjunction with the audited consolidated financial statements as of December 31, 2000 and 2001 and for the period from May 1, 1999 to December 31, 1999 and the years ended December 31, 2000 and 2001 and related notes.

     These consolidated financial statements, which appear elsewhere in this offering circular, have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See "Appendix
C -- Principal Differences between Mexican GAAP and U.S. GAAP" for a description of the principal differences between Mexican GAAP and U.S. GAAP applicable to us.

     Our financial statements have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," as amended, issued by the Mexican Institute of Public Accountants ("MIPA"), which provides guidance for the recognition of the effects of inflation and translation of foreign currency transactions.

     We restate our income statement to reflect the purchasing power of the peso as of the most recent reporting date (December 31, 2001), using a restatement factor derived from the change in the national consumer price index from the month in which the transaction occurred to the most recent year-end. Except where otherwise indicated, financial data for all periods in the consolidated financial statements and throughout this offering circular have been restated in constant pesos as of December 31, 2001. References in this offering circular to "real" amounts are to inflation-adjusted pesos and references to "nominal" amounts are to unadjusted historical pesos. In calendar years 1999, 2000 and 2001, the rates of inflation in Mexico, as measured by changes in the Mexican national consumer price index, were 12.3%, 9.0% and 4.4%, respectively.

     Bulletin B-12, issued by the MIPA, specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant monetary units. Bulletin B-12 identifies the sources and applications of resources as the differences between beginning and ending financial statement balances in constant monetary units. The Bulletin also requires that monetary and foreign exchange gains and losses not be treated as non-cash items in the determination of resources provided by operations.

OVERVIEW OF MAXCOM

     We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted small and medium-sized business and residential customers within our concession areas. We position ourselves as a single-source provider of telecommunications services to our customers.

     We commenced commercial operations on May 1, 1999 and currently provide last-mile connectivity to small and medium-sized business and residential customers in Mexico City and the City of Puebla. In addition to our existing local and long distance services, we offer value-added services such as digital high-speed data connectivity and dial-up Internet access. We are currently expanding the functionality of our network to offer other broadband services.

     We were incorporated in February 1996 to take advantage of business opportunities arising out of the liberalization of Mexico's telecommunications industry. In February 1997, we were awarded Mexico's first competitive wireline local and long distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and the whole nation for long distance service. This concession has a term of 30 years. Our concession was expanded in September 1999 to cover over 80% of the greater Mexico City area, and a wider area within the Gulf region. In September 2001, our wireline local telephony concession was expanded to cover all of Mexico.

     We were also awarded seven nationwide point-to-point and three regional point-to-multipoint microwave concessions in October 1997, each for 20 years.

DEVALUATION AND INFLATION

     On December 20, 1994, the Mexican government responded to exchange rate pressures by increasing the upper limit of the then existing free market peso/U.S. dollar exchange rate band by 15% and, two days later, by eliminating the band to allow the peso to fluctuate freely against the U.S. dollar. This resulted in a major devaluation of the peso relative to the U.S. dollar. Where the noon buying rate had been Ps.3.45 per U.S.$1.00 on December 19, 1994, by December 31, 1994 the noon buying rate had fallen to Ps.5.00 per U.S.$1.00, representing a 44.9% devaluation. The peso continued to decline against the U.S. dollar during 1995, closing at a noon buying rate of Ps.7.74 per U.S.$1.00 on December 31, 1995, which represented a 54.8% devaluation relative to the U.S. dollar for the year.

     The Mexican economy began to recover in 1996 and 1997, as exchange rates stabilized, inflation decreased and real gross domestic product grew by 5.3% and 6.8%, respectively. However, the financial crises in Asia and Russia, together with the weakness in the price of oil in 1998, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the peso, which devalued 22.7% relative to the U.S. dollar. From 1999 to 2000, the peso-to-dollar exchange rate remained relatively stable. In 2001, the peso-to-dollar exchange rate showed a slight recovery of 4.8% from Ps.9.60 on December 31, 2000 to Ps.9.14 on December 31, 2001.

     Peso devaluations contributed to sharp increases in inflation. Inflation, which had been 7.1% in 1994, increased to 52.0% and 27.7% in 1995 and 1996, respectively. After a reduction to 15.7% in 1997, inflation was 18.6% in 1998. In 1999, 2000 and 2001, the inflation rate decreased to 12.3%, 9.0% and 4.4%, respectively.

     The general economic conditions in Mexico resulting from a devaluation of the peso and the resulting inflation may have a negative impact on our results of operations, primarily as a result of:

     - the increase in the peso-carrying costs of our U.S. dollar-denominated debt and capital expenditure requirements;

     - the ensuing decrease in the purchasing power of Mexican consumers, which results in a decrease in the demand for telephony services; and

     - our inability, due to competitive pressures, to increase our prices in line with inflation.

CAPITALIZATION OF PREOPERATING EXPENSES

     We commenced commercial operations on May 1, 1999. As permitted under Mexican GAAP, during our preoperating stage, we capitalized all of our general and administrative expenses and our net integral cost of financing. Accordingly, our financial statements do not include consolidated statements of operations for the periods from February 28, 1996 (our date of incorporation) to April 30, 1999.

     Beginning on May 1, 1999, we were required to begin to amortize all previously capitalized pre-operating cost. These capitalized preoperating expenses, net, which amounted to 282.3 million at December 31, 1999, Ps.252.0 million at December 31, 2000 and Ps.221.9 million at December 31, 2001, are amortized on a straight-line basis for a period not exceeding ten years.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statement of operations data calculated in accordance with Mexican GAAP and expressed as a percentage of net revenue:

                                                            YEAR ENDED DECEMBER 31,
                                                            ------------------------
                                                             1999     2000     2001
                                                            ------   ------   ------
Net revenues..............................................  100.0%   100.0%   100.0%
Operating cost and expenses:
  Network operating costs.................................     50%      41%      48%
  Selling, general and administrative expenses............    183%     124%     137%
  Depreciation and amortization...........................     84%      76%      85%
                                                            ------   ------   ------
     Total operating cost and expenses....................    317%     241%     270%
Operating loss............................................    217%     141%     170%
Integral cost of financing................................     29%      84%      18%
Nonrecurring charges......................................      0%       0%      20%
                                                            ------   ------   ------
Other expense, net........................................      0%       0%       0%
                                                            ------   ------   ------
Net loss..................................................    246%     224%     208%
                                                            ======   ======   ======

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Net revenues

     Our net revenues primarily include monthly fees, usage fees, installation charges, interconnection fees and the sale of telephone sets. See note 4.m. to the consolidated financial statements included in this offering circular for an explanation of how we recognize revenues.

     Our net revenues increased 13.2% in 2001 as compared to 2000, from Ps.277.8 million in 2000 to Ps.314.4 million in 2001. This increase was primarily due to a 77.3% increase in the average number of lines in service from 25,222 in 2000 to 44,730 in 2001. The increase in net revenues was partially offset by a 36.2% overall decrease in ARPUs from U.S.$105 in 2000 to U.S.$67 in 2001.

     The decrease in ARPUs was primarily due to:

     - a significant shift in our customer mix towards residential lines, which carry a lower ARPU, from 35% of total lines at December 31, 2000 to 71% at December 31, 2001; and

     - a lower percentage of high-usage customers, who carry high ARPUs, but low profit margins, which resulted from the implementation of our strategy to shift our focus from less profitable lines. High-usage customers represented 55.2% of our net revenues in 2000 as compared to 29.1% in 2001.

     These two factors were offset in part by (i) a 6% increase in the monthly fee we charge our residential customers beginning in September 2001; and (ii) the adoption in July 2001 of a policy whereby we generally no longer waive installation charges to most of our residential customers.

     The following table presents a breakdown of our lines by type of customer at December 31, 2000 and 2001 and the percentage variation:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                               2000     2001      %
                                                              ------   ------   -----
Business lines..............................................  17,582   22,444    27.7
Residential lines...........................................   9,328   55,537   495.4
                                                              ------   ------   -----
     Total lines............................................  26,910   77,981   189.8

Operating costs and expenses

     Our operating costs and expenses include:

     - network operating costs which, until December 31, 2000, were comprised of long distance reselling costs, circuit leasing costs and interconnection costs to carriers other than Telmex and, thereafter, also included network technical expenses, installation expenses, when applicable and disconnection expenses;

     - selling, general and administrative expenses, which primarily included salaries, wages and benefits; consulting fees, which primarily related to temporary management and consulting services, executive recruiting consultants and general legal and accounting fees; leasing costs which primarily related to our headquarters, warehouses, and other facilities; marketing expenses which primarily related to the implementation of our branding campaign, general advertising and promotions; and provisioning for bad debt; and

     - depreciation and amortization mainly related to preoperating expenses, frequency rights, telephone network systems and equipment and intangibles.

     Our operating costs and expenses were Ps.848.9 million in 2001, a 27.0% increase as compared to Ps.668.2 million in 2000. This increase was primarily due to:

     - the 77.3% increase in the average number of lines in 2001 as compared to 2000, which resulted in a Ps.17.6 million increase in interconnection costs, a Ps.22.3 million increase in sales commissions, and Ps.15.9 million increase in maintenance expenses;

     - a Ps.59.8 million increase in one-time charges related to consulting and executive recruiting fees, executive compensation and incentive expenses and excess labor-related taxes; and

     - Ps.41.0 million increase related to installation expenses and the recognition of bad debt allowance and inventory obsolescence reserve.

     These two factors were partially offset by a Ps.56 million decrease in long distance reselling costs, primarily due to improved traffic management policies.

     Depreciation and amortization increased by Ps.58.6 million, or 28%, primarily because of a larger asset base.

Integral cost of financing

     Under Mexican GAAP and in accordance with Bulletin B-10, we are required to quantify all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, "integral cost of financing" refers to the combined financial effects of:

     - net interest expense and interest income;

     - net foreign exchange gains or losses; and

     - net gains or losses on monetary position.

     Net foreign exchange gains or losses reflect the impact of changes in foreign exchange rates on assets and liabilities denominated in currencies other than pesos. A foreign exchange loss arises if a liability is denominated in a foreign currency which appreciates relative to the peso between the time the liability is incurred and the date it is repaid, as the appreciation of the foreign currency results in an increase in the amount of pesos which must be exchanged to repay the specified amount of the foreign currency liability.

     The gain or loss on monetary position refers to the gains and losses realized from holding net monetary assets or liabilities and reflects the impact of inflation on monetary assets and liabilities. For example, a gain on monetary position results from holding net monetary liabilities in pesos during periods of inflation, as the purchasing power of the peso declines over time.

     Our integral cost of financing before the gain on repurchase of debt was Ps.176.7 million in 2001, a 24.0% decrease as compared to Ps.232.4 million in 2000. The decrease in integral cost of financing was primarily due to a foreign exchange gain during 2001 of Ps.90.8 million as compared to a loss of Ps.11.2 million during 2000. This gain is a consequence of the 5.0% appreciation of the peso as compared to the U.S. dollar during 2001. In addition, we recorded a gain of Ps.121.2 million in 2001 due to the repurchase of U.S.$25.0 million (face value) of old notes.

     These two factors were partially offset in part by a 24.9% decrease in interest income from Ps.102.3 million in 2000 to Ps.76.8 million in 2001, as a result of a lower cash position combined with lower interest rates.

Nonrecurring charges

     We recorded Ps.62.2 million in nonrecurring charges primarily related to the write-off fixed assets and installation expenses. Our new management evaluated and wrote off certain assets and recognized the cost of an overdue maintenance contract, which no longer are useful to our revised business objectives. In addition, installation costs that were originally capitalized were reversed to the extent they related to customers who are no longer part of our customer base. See note 14 to our consolidated financial statements.

Asset tax

     We recorded Ps.0.8 million in asset taxes in 2001. According to Mexican tax law, we were not liable for asset taxes in our first two years of operations.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Our consolidated statement of operations for the year ended December 31, 1999 covers only our first eight months of operations, which commenced on May 1, 1999. As a result, a comparison of our results of operations for 1999 and 2000 is not very meaningful.

Net revenues

     Our net revenues were Ps.277.8 million in 2000, a 177% increase as compared to Ps.100.3 million in 1999. This increase was primarily due to:

     - the fact that we started operations on May 1, 1999, and therefore 1999 reflects only eight months of operations, and

     - the growth in our line count from the start-up stage in 1999 to 26,910 lines as of December 2000.

     The following table presents a breakdown of our lines by geography and type of customer at December 31, 1999 and 2000 and the percentage variation:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                               1999     2000      %
                                                              ------   ------   -----
Business lines..............................................  16,676   17,582     5.4
Residential lines...........................................   1,057    9,328   782.5
                                                              ------   ------   -----
     Total lines............................................  17,433   26,910    54.4

Operating costs and expenses

     Our operating costs and expenses were Ps.668.2 million in 2000, a 110% increase as compared to Ps.318.1 million in 1999. This increase is primarily due to the:

     - fact that we started operations on May 1, 1999, and therefore 1999 reflects only eight months of operations; and

     - growth in our service infrastructure from the start-up stage.

     Our network operating costs were Ps.112.5 million in 2000, a 126% increase as compared to Ps.49.9 million in 1999. This increase is primarily due to the same reasons mentioned above.

     Our selling, general and administrative expenses were Ps.345.7 million in 2000, an 88% increase as compared to Ps.183.8 million in 1999 and included the following:

     - Salaries, wages and benefits were Ps.188.4 million in 2000 as compared to Ps.106.8 million in 1999. As of December 31, 2000, our employee headcount was 457 compared to 293 employees as of a year earlier;

     - Leasing costs were Ps.27.5 million in 2000 as compared to Ps.21.1 million in 1999. During 2000, we incurred additional expenses by increasing the number of offices rented, the cluster sites for our customers and warehousing spaces;

     - Consulting fees were Ps.56.0 million in 2000 as compared to Ps.17.0 million in 1999. During 2000, we were forced to retain services of several consultants in order to fill vacant senior management positions; and

     - Marketing expenses were Ps.17.6 million in 2000 as compared to Ps.19.0 million in 1999. This decrease was mainly due to the lack of a focused marketing effort.

     Depreciation and amortization costs were Ps.209.9 million in 2000, a 148% increase as compared to Ps.84.5 million in 1999. This increase is due to the amortization costs related to the issuance of the old notes and the cost of stock options and warrants granted in connection with the operating agreement with CT Global Telecommunications, Inc., the strategic and assistance agreement with Bachow & Associates, Inc. and the vendor financing agreement with Nissho Iwai American Corporation. Additionally, depreciation costs stepped up to reflect the increase in fixed assets.

Integral cost of financing

     Our integral cost of financing was Ps.232.4 million in 2000, a 690% increase as compared to Ps.29.4 million in 1999. Our integral cost of financing in 1999 resulted from:

     - a net interest expense of Ps.41.3 million, mainly resulting from our level of indebtedness under the Nissho Iwai and the Hewlett Packard vendor facilities described below in "-- Liquidity and capital resources -- Financing sources and liquidity;" and

     - a Ps.10.9 million exchange loss resulting from the effect of the monthly fluctuation of the peso relative to the U.S. dollar on our net liability U.S. dollar position.

     Our integral cost of financing in 2000 resulted from:

     - a net interest expense of Ps.315.3 million related to interest payments on the old notes; and

     - a foreign exchange loss of Ps.11.2 million related to our indebtedness in foreign currency.

     These two factors were partially offset in part by a Ps.94.1 million monetary gain resulting from the effect of inflation on our net liability peso position in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Financing sources and liquidity

     We financed our start-up costs through capital contributions and vendor financing, as described below:

     - U.S.$100.0 million vendor financing facility from Nissho Iwai American Corporation, bearing an annual interest rate of three-month LIBOR plus 4.15% due August 12, 2005. Funds from this facility were used to purchase Lucent Technologies equipment. We used U.S.$72.3 million of proceeds from the sale of the old notes on March 17, 2000 to repay all amounts outstanding in full and terminated this facility.

     - U.S.$20.0 million vendor financing facility from Nissho Iwai American Corporation, bearing an annual interest rate of three-month LIBOR plus 4.15% due August 12, 2005. Funds from this facility were used to purchase NEC equipment. We used U.S.$13.9 million of proceeds from the sale of the old notes on March 17, 2000 to repay all amounts outstanding in full and terminated this facility.

     - U.S.$18.7 million vendor financing from Hewlett Packard de Mexico bearing an annual interest rate of three-month LIBOR plus 4.15% due November 25, 2005. We used U.S.$16.3 million of proceeds from the sale of the old notes on March 17, 2000 to repay all amounts outstanding in full and terminated this facility.

     - U.S.$70.0 million raised from private equity investors since inception through May 1998.

     On March 17, 2000, we sold the old notes bearing an annual interest rate of 13 3/4% due April 1, 2007 in an aggregate principal amount of U.S.$300.0 million. Our debt service relating to the old notes for the first two years was to be paid with U.S.$77.9 million of the net proceeds of the offering of the old notes that were deposited in the interest escrow account. The final payment from the escrow account will be made on April 1, 2002.

     In September 2000, our principal shareholders invested an aggregate of U.S.$35.0 million of new capital. This capital contribution was used primarily to fund capital expenditures and working capital related to the buildout of our network infrastructure.

     The interest expense on the old notes for a full year is U.S.$39.8 million. To the extent all of the old notes are exchanged in the exchange offer, we will save such interest expense amount on an annualized basis from the date of issuance of the new notes through February 28, 2006. From March 1, 2006 until March 1, 2007, which is the maturity date of the new notes, we will save U.S.$21.4 million in interest expense.

     We estimate that the proceeds of up to U.S.$66.2 million of the private equity investment together with funds from operating activities and financing available through our cash reserves and future lines of credit with vendors and financial institutions, will be adequate to meet our debt service, our working capital requirements and our capital expenditure needs through 2006. However, we cannot assure you that we will have sufficient resources and that, if needed, any financing will be available in the future or on terms acceptable to us. In addition, our ability to incur additional indebtedness will be restricted by the terms of the indenture governing the new notes.

     We believe that if the exchange offer and consent solicitation is not consummated, and the private equity investment (which is conditioned upon such consummation) is therefore not made, we will not be able to adequately meet our debt service beyond April 1, 2002, our working capital requirements and our capital expenditure needs in the foreseeable future.

     These estimates may be affected if we enter into joint ventures or acquisitions which are currently not foreseeable. Our future operating performance and ability to service and repay the new notes and the old notes, if any, will be subject to future economic and competitive conditions and to financial, business and other factors, many of which are beyond our control.

Indebtedness

     Our consolidated debt at December 31, 2001 was Ps.2,514.0 million (including Ps.74.3 million of debt discount related to the issuance of detachable warrants), of which all was long-term debt. All of our consolidated debt outstanding at December 31, 2001 was denominated in U.S. dollars. The old notes represented all of our indebtedness. Upon consummation of the exchange offer, assuming all of the old notes are tendered, our pro forma consolidated debt at December 31, 2001 would have been Ps.1,602.3 million.

     The interest expense on the old notes for a full year is U.S.$39.8 million. To the extent all of the old notes are exchanged in the exchange offer, we will save such interest expense amount on an annualized basis from the date of issuance of the new notes through February 28, 2006. From March 1, 2006 until March 1, 2007, which is the maturity date of the new notes, we will save U.S.$21.4 million in interest expense.

     The indenture governing the terms of the new notes will restrict our ability to incur indebtedness. In particular, in order to be able to incur additional indebtedness, we must comply with a minimum consolidated leverage ratio of less than 3.75 to 1.00 and a minimum fixed charge coverage ratio of
2.00 to 1.00, in each case after giving effect to the proposed incurrence of indebtedness.

     Upon consummation of the exchange offer and consent solicitation and to the extent any old notes remain outstanding, the indenture governing the old notes will no longer have covenants restricting our ability to incur indebtedness.

Capital expenditures

     Through December 31, 2001, we have invested Ps.2,067.8 million in the buildout of our network operating support system and other capital expenditures, excluding cumulative preoperating expenses and the expenses related to the issuance of the old notes. This amount includes Ps.121.0 million paid to obtain all of our frequency rights.

     For 2002, we plan to make capital expenditures of approximately U.S.$75.5 million, mainly to continue to build out our network. This capital expenditure assumes the successful consummation of the exchange offer and the private equity investment.

Dividend policy

     Our current policy is to reinvest profits into our operations. In addition, the indenture that will govern the terms of the new notes allows us to pay cash dividends only if we meet the following conditions:

     - a minimum consolidated leverage ratio of less than 3.75 to 1.00;

     - a minimum fixed charge coverage ratio of 2.00 to 1.00;

     - no default (as defined in the indenture) must have occurred and be continuing or result from the payment of the cash dividend; and

     - the cash dividend payments do not exceed an amount determined in the indenture based on, among other things, cash flow generated from operations or equity offerings and consolidated interest expense.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     Maxcom does not undertake research and development activities other than market research. See "Business -- Strategy -- Build our network on a demand-driven modular basis."

TREND INFORMATION

     The growth of competition has been substantial and we expect it to continue. We are in the process of improving our competitive position by strengthening our voice products and developing our data products and services. The increase in competition negatively affects our profit margins.

INTEREST RATE RISK

     The old notes, which are payable at a fixed annual rate of 13 3/4%, constituted substantially all of our outstanding indebtedness at December 31, 2001. The new notes will not accrue or pay interest until March 1, 2006, and after March 1, 2006, the new notes will accrue interest at a fixed annual rate of 10%. As a result, we do not currently have any significant interest rate risk.

FOREIGN EXCHANGE RISK

     Our primary foreign currency exposure relates to our U.S. dollar-denominated debt. A substantial portion of this debt is incurred to finance U.S. dollar-denominated capital expenditures. Substantially all of our debt obligations at December 31, 2001 were denominated in U.S. dollars. This will also be true immediately after the consummation of the exchange offer. Therefore, we are exposed to currency exchange rate risks that could significantly affect our ability to meet our obligations. We currently do not enter into hedging transactions with respect to these foreign currency risks, but continue to consider the appropriateness of this option.

     The exchange rate of the peso to the U.S. dollar is a freely-floating rate and the peso has experienced significant devaluations in recent years. Any significant decrease in the value of the peso relative to the U.S. dollar in the near term may have a material adverse effect on our results of operations and financial condition, including our ability to repay or repurchase the notes. At December 31, 2001, an immediate 10% devaluation of the peso relative to the U.S. dollar would have increased our interest expense by approximately Ps.10.1 million over a one-year period. On a pro forma basis after giving effect on January 1, 2001 to the consummation of the exchange offer and assuming all of the old notes are tendered, at December 31, 2001, an immediate 10% devaluation of the peso relative to the U.S. dollar would have not increased our interest expense over a one-year period as the new notes will bear 0% interest for approximately four years.

     To the extent capital expenditures are financed with operating cash flows, we are also exposed to foreign currency fluctuations. Substantially all of our capital expenditures are denominated in U.S. dollars. In addition, our operating lease for our new headquarters building is denominated in U.S. dollars. Our monthly expense is U.S.$186,798 and the lease has a term of five years, renewable at our option for up to two more five-year periods.

RECENT MEXICAN ACCOUNTING PRONOUNCEMENTS

     In April 1999, the MIPA issued a new Bulletin D-4, "Accounting Treatment for Income Tax, Asset Tax and Employees' Profit Sharing," applicable to all Mexican companies for the year beginning on January 1, 2000. This standard provides a different method of calculating deferred income taxes than was currently in force. Under the new rules, deferred taxes are recognized for the tax consequences of all temporary differences, both recurring and nonrecurring, between the financial statements' carrying amounts and the tax basis of existing assets, liabilities and tax losses.

     In August 2000, the MIPA issued Bulletin B-4, "Comprehensive Income," which became effective January 1, 2001. This Bulletin sets forth new guidelines for reporting and disclosing comprehensive income and its components. Based on this Bulletin, comprehensive income includes net income for the year and other items which, in accordance with other bulletins, are recorded directly in shareholders' equity and which are not a result of shareholders' transactions, such as contributions, reductions or distributions of capital. Currently, Maxcom does not have any components of other comprehensive income other than net income.

     During 2000, the MIPA issued a revised Bulletin C-1, "Cash," applicable to all Mexican companies beginning January 1, 2001. This Bulletin provides guidance for the valuation of foreign currencies and precious metals as currency. As Maxcom follows the practices mentioned in the Bulletin, the adoption of this Bulletin did not have a material effect on Maxcom's financial statements and disclosures.

     During 2000, the MIPA issued Bulletin C-2 "Financial Instruments," which requires companies to recognize all financial instruments, including derivative contracts, as either assets or liabilities in the balance sheet and to measure them at fair value. The Maxcom has not entered into derivative contracts either to hedge existing risk or for speculative purposes. Accordingly, Maxcom did not have a material effect on its financial statements upon adoption of this Bulletin.

     In November 2001, the MIPA issued the revised Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities and Commitments" ("Bulletin C-9"), which establishes a methodology for valuation, presentation and disclosure of liabilities and provisions, as well as for valuation and disclosure of contingent assets and liabilities, and for disclosure of commitments. The revised Bulletin C-9 states that (i) all contingent assets that have a practically true realization must be accounted and disclosed in the financial statements; (ii) contingent assets that have a probable realization cannot be accounted for in the financial statements, but must be disclosed; and (iii) contingent assets that do not have a probable realization cannot be accounted for in the financial statements and are not required to be disclosed. Bulletin C-9 requires disclosure of committed amounts when it represents significant fixed asset additions. The provisions of Bulletin C-9 are required to be applied beginning on January 1, 2003, although early adoption is recommended. Management is currently evaluating the impact that the adoption of Bulletin C-9 will have on its consolidated financial statements.

     In addition, in December 2001, the MIPA issued revised Bulletin C-8, "Intangible Assets" ("Bulletin C-8"), which defines intangible assets as costs incurred and rights or privileges acquired that will generate a future economic benefit. Revised Bulletin C-8 states that preoperating costs should be expensed as a period cost, unless they could be classified as development costs. Bulletin C-8 requires that goodwill and intangible assets, including previously existing goodwill and intangible assets, with indefinite useful lives should not be amortized, but should be tested for impairment annually. Goodwill and intangible assets with finite useful lives should be amortized over its useful life. The provisions of Bulletin C-8 are required to be applied beginning on January 1, 2003, although early adoption is recommended. Management is currently evaluating the impact that the adoption of Bulletin C-8 will have on its consolidated financial statements.

              OVERVIEW OF THE MEXICAN TELECOMMUNICATIONS INDUSTRY

GENERAL

     The telecommunications industry involves the transmission of voice, data and video communications from point of origination to point of termination. The Mexican telecommunications industry has been undergoing rapid change in the last decade due to the introduction of new technologies and the construction of additional infrastructure, as well as market liberalization, which together have resulted in increased competition and demand for telecommunications services.

     The modernization of the Mexican telecommunications infrastructure began in 1990 with the privatization of Telmex, the former government-controlled telecommunications monopoly. Since privatization, Telmex and several concessionaires have begun deploying modern fiber and wireless networks throughout Mexico. To meet the demand for higher volume and higher quality wireline services, new copper cables are being installed and backbones are being replaced largely by fiber optic transmission systems that provide greater capacity at lower cost with higher quality and reliability.

MARKET LIBERALIZATION

     Historically, the Mexican telecommunications industry has been dominated by Telmex. In December 1990, the Mexican government initiated the privatization and deregulation of Telmex by selling a controlling portion of Telmex's equity to a private consortium led by Grupo Carso, S.A. de C.V., a Mexican conglomerate, as well as to subsidiaries of Southwestern Bell Corporation and France Telecom S.A. Subsequently, the Mexican government opened the wireless market by granting nine regional cellular concessions in Band "A" in order to allow concessionaires to compete with Telmex.

Local telephony market

     In connection with the privatization of Telmex in 1990, the Mexican government amended Telmex's nationwide concession, which expires in March 2026, and granted Telmex a six-year implied monopoly over local telephony services. The amended Telmex concession obligated Telmex to expand and increase local telephony service at a rate of 12% per year beginning in 1992 and to provide basic telephone service to all population centers of 500 or more inhabitants by 1995. The implied local service monopoly was eliminated in mid-1996 when the Mexican Communications and Transportation Ministry (Secretaria de Comunicaciones y Transportes), which we refer to as the "SCT," published regulations governing the licensing of local services on a competitive basis.

     In order to promote competition in the local telephony market, the Mexican government granted several concessions beginning in 1997, including first the regional concession awarded to us for wireline local telephony service and now expanded to a nationwide concession. Each wireline local telephony concession granted by the Mexican government generally has a 30-year term, and authorizes, among other things, the provision of local telephony services and value-added services in a specified region of the country.

     In addition, the Mexican government does not permit the unbundling of local loop frequencies, requiring all telephone companies wishing to offer local telephony service to build their own last-mile connectivity in order to reach their targeted customers.

     The Mexican government has also been conducting auctions of spectrum frequencies in the:

     - 450 MHz, 1.9 GHz (PCS) and 3.4-3.7 GHz (fixed wireless local loop) frequency bands;

     - 7, 15, 23 and 38 GHz frequency band for nationwide point-to-point microwave transmission links; and

     - 10.5 GHz frequency band for regional point-to-multipoint microwave transmission service.

     Four companies won nationwide concessions for fixed wireless local loop frequencies, although one later forfeited its right for failure to pay concession fees. In addition, six companies won concessions in the 1.9 GHz (PCS) frequencies on either a nationwide or regional basis, although one also forfeited its right for failure to pay concession fees. See
"Business -- Competition."

Long distance telephony market

     In connection with the privatization of Telmex in 1990, the Mexican government granted Telmex an exclusivity period for long distance telephony services of six years. In August 1996, the exclusivity period expired and competition commenced in January 1997. According to Pyramid Research, since the expiration of the exclusivity period and the subsequent beginning of competition, Telmex has lost 25% of the long distance telephony market to new competitors.

     In order to promote competition among domestic and international long distance providers, the Mexican government granted several concessions, including the national concession awarded to us, for domestic and international long distance services, as well as value-added services. Each concession generally has a nationwide scope and a 30-year term, and authorizes the provision of domestic and international long distance services and value-added services.

     The long distance concessionaires include among others:

     - Alestra, S. de R.L. de C.V., in which AT&T Corp. is a shareholder;

     - Avantel, S.A. de C.V., in which MCI WorldCom Inc. is a shareholder;

     - Axtel, S.A. de C.V., in which Bell Canada International is a shareholder; and

     - Iusatel, S.A. de C.V., in which Verizon and Vodafone are indirect shareholders.

     International liberalization trends will likely impact the flow of long distance telephone traffic to and from Mexico. In particular, demand for long distance services may be stimulated by reforms of domestic access/interconnection charges and international settlement rates and recent international trade negotiations. As such charges decline, overall demand for international and local services increases.

MEXICAN MARKET CHARACTERISTICS

Population and economic growth

     According to the Economic Commission for Latin America and the Caribbean -- CEPAL (Comision Economica para America Latina y el Caribe), Mexico is the second largest country in Latin America in terms of population. In 2000, Mexico had an estimated population of 97.3 million and a population growth rate of approximately 1.3% for the period from 1995 to 2000. In 2000, 33.1% of the population was under the age of 15, 61.6% between the ages of 15 and 65 and only 5.3% was over 65. After a decline in 1995, Mexico's real gross domestic product has grown in the past four years, rising by 6.8% in 1997, 4.8% in 1998, 3.7% in 1999 and 6.9% in 2000. However in 2001, according to an estimate made by Banco Nacional de Mexico S.A., the real gross domestic product decreased by approximately 0.4%.

Underserved telephony market

     In 1999, The World Bank ranked Mexico as the 12th largest economy in the world. However, in terms of wireline penetration, Mexico was ranked 69th in the world. This relatively low level of wireline penetration evidences substantial unmet demand for fixed telephony service. The following table presents

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telephone wirelines in service per 100 inhabitants for the United States and selected Latin American countries as of December 31, 2000.

                           SELECTED TELEDENSITY RATES

                                                              LINES IN SERVICE PER
COUNTRY                                                        100 INHABITANTS(1)
-------                                                       --------------------
United States...............................................           68
Uruguay.....................................................           29
Argentina...................................................           22
Chile.......................................................           22
Brazil......................................................           19
Colombia....................................................           18
Mexico......................................................           13
Venezuela...................................................           11
Peru........................................................            7

---------------

(1) Source: Pyramid Research

     According to Pyramid Research, the wireline local telephony market represents approximately 33% of Mexico's total telecommunications market, when measured by revenues, and generated approximately U.S.$4.5 billion of revenue in 2000. The business segment represents approximately 25% of the local telephony market, with the balance accounted for by the residential segment.

Projected growth trends

     With the introduction of competition in the Mexican telecommunications market, teledensity rates and line usage are expected to increase substantially. According to Pyramid Research, between 2000 and 2004, lines in service in Mexico are expected to increase by 6.0 million, a compound annual growth rate of approximately 10.4%. During the same period, teledensity rates are expected to increase from 12.7 lines per one hundred inhabitants in 2000 to 18.0 lines per one hundred inhabitants in 2004.

     According to Pyramid Research, local, domestic long distance and international long distance services revenues are expected to experience 11.4%, 11.3% and 9.7% compound annual growth rates in 2001, 2002 and 2003, respectively. Total local wireline telephony revenues in Mexico are expected to increase from U.S.$4.6 billion in 2000 to U.S.$7.5 billion in 2004. This growth is expected to result from a marked increase in the number of lines in service and in usage and not from an increase in local service rates, which are even expected to decrease slightly in this period due to the increasing level of competition.

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                         SUPERVISION AND REGULATION OF
                    THE MEXICAN TELECOMMUNICATIONS INDUSTRY

CURRENT REGULATORY ENVIRONMENT

General

     The telecommunications industry in Mexico is subject to the New Telecommunications Law (Ley Federal de Telecomunicaciones) which was enacted in 1995. However, certain rules set forth under the General Means of Communications Law (Ley de Vias Generales de Comunicacion), the Telecommunications Regulation (Reglamento de Telecomunicaciones) and the rules promulgated thereunder, generally remain effective and are referred to as the Old Telecommunications Law.

     Under the New Telecommunications Law, the Mexican telecommunications industry is regulated for administrative and operational matters by COFETEL (Comision Federal de Telecomunicaciones). COFETEL was created in 1996 as an autonomous entity from the SCT to regulate and promote the efficient development of the telecommunications industry in Mexico. COFETEL is responsible for, among other things:

     - enacting regulations and technical standards for the telecommunications industry;

     - ensuring that holders fulfill the terms of their concessions and permits;

     - suspending operators without concessions;

     - resolving interconnection controversies between competitors; and

     - maintaining a registry of applicable rates.

     The SCT retains the authority to grant all concessions and permits. COFETEL makes recommendations to the SCT on major issues, such as amending existing telecommunications laws, allocating spectrum frequencies, granting, transferring, renewing or revoking concessions and applying penalties for concession violations. The SCT has final decision making power on these issues. Once a final decision is made, COFETEL implements the related regulations.

Concessions and permits

     GENERAL. To provide public telephony services in Mexico through a public network, a service provider must first obtain a concession from the SCT. Pursuant to the New Telecommunications Law, concessions for public networks may not exceed a term of 30 years, and concessions for spectrum frequencies may not exceed a term of 20 years. Generally, concessions for public networks may be extended for a term equivalent to the term for which the concession was originally granted. Concessions for spectrum frequencies will be re-auctioned at least three years prior to their expiration date. Concessions specify, among other things:

     - the type and technical specifications of the network, system or services that may be provided;

     - the allocated spectrum frequencies, if applicable;

     - the geographical region in which the holder of the concession may provide the service;

     - the required capital expenditure program;

     - the term during which such service may be provided;

     - the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession; and

     - any other rights and obligations affecting the concession holder.

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

     In addition to concessions, the SCT may also grant permits for the following:

     - installing, operating or exploiting transmission-ground stations; and

     - providing telecommunications services as a reseller.

     There is no legally mandated maximum term for these permits unless specifically stated in the permit. Under the New Telecommunications Law, a company needs to register with COFETEL the rates for the telecommunications services that it wishes to provide in order to be able to provide them to the public.

     In addition, on January 1, 2002, the Mexican Congress enacted a law that expanded the scope of the sales and use tax to include additional services, including services provided by telecommunications companies. The new taxable base will be at a rate of 10%. However, the scope of this tax is not clear, because the law exempts certain services from the payment of this tax. We believe, based on the advice of our tax and regulatory advisors, that this new tax should not apply to the core of our business.

     OWNERSHIP RESTRICTIONS. Under the New Telecommunications Law and the Mexican Foreign Investment Law (Ley Federal de Inversion Extranjera), concessions may be granted only to:

     - Mexican individuals; and

     - Mexican corporations in which non-Mexicans own 49% or less of the full voting stock and that are not otherwise controlled by non-Mexicans.

     However, in the case of concessions for cellular communications services, foreign investment participation may exceed 49% of the voting stock with the prior approval of the Mexican Foreign Investment Bureau of the Mexican Ministry of Economy (Secretaria de Economia).

     Pursuant to the Foreign Investment Law, the Mexican Ministry of Economy may also authorize the issuance of non-voting or limited-voting stock (also known as "neutral shares") that are not counted for purposes of determining the foreign investment percentage of a Mexican corporation under the Mexican Foreign Investment Law. Any share transfers resulting in a violation of these foreign ownership requirements are invalid under Mexican law.

     TRANSFER. Concessions are transferable after the first three-year period of the concession, if the SCT approves the transfer of the concession title, the assignee agrees to comply with the terms of the concession and such a transfer does not violate the foreign ownership requirements of the New
Telecommunications Law and the Mexican Foreign Investment Law.

     TERMINATION. A concession or a permit may be terminated pursuant to the New Telecommunications Law upon the following events:

     - expiration of its term;

     - resignation by the concession holder or the permit holder;

     - revocation. A concession or a permit may be revoked prior to the end of its term under certain circumstances, such as:
         < failure to exercise the rights of the concession within 180 days of the grant;
         < failure to provide interconnection services with other holders of telecommunications concessions and permits without just cause;
         < loss of the concession or permit holder's Mexican nationality;
         < unauthorized assignment, transfer or encumbrance of the concession or permit;
         < unauthorized interruption of service;
         < taking any action that impairs the rights of other concessionaires or permit holders;
         < failure to comply with the obligations or conditions specified in the concession or permit; and
         < failure to pay to the Mexican government its fee for the concession or, where applicable, its participation in the revenues of the holder of the concession.

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

     The SCT may revoke a concession for violations in any of the circumstances referred to in the first four instances above. Under the last four instances above, the SCT would have to fine the concessionaire at least three times for the same failure before moving to revoke a concession.

     - expropriation. The Mexican government has the statutory right to permanently expropriate any telecommunications concession and claim any related assets for reasons of public interest. Under Mexican law, the Mexican government is obligated to compensate the owner of such assets in the case of a statutory expropriation. The amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the appraisal amount, such party may initiate judicial action against the government. In such a case, the relevant judicial authority will determine the appropriate amount of compensation to be paid. We are not aware of any instance in which the SCT has exercised its expropriation rights in connection with a telecommunications company; and

     - dissolution or bankruptcy of the concession holder or the permit holder.

     TEMPORARY SEIZURE. The Mexican government, through the SCT, may also temporarily seize all assets related to a telecommunications concession or permit in the event of a natural disaster, war, significant public disturbance, threats to internal peace or for economic reasons or for other reasons related to national security. If the Mexican government temporarily seizes such assets, except in the event of war, it must indemnify the concession holder for all losses and damages, including lost revenues. We are not aware of any instance in which the SCT has exercised its temporary seizure powers in connection with a telecommunications company.

Rates for telecommunications services

     Under the Old Telecommunications Law, the SCT's approval was required for setting the rates charged for all basic local, long distance and certain value-added local and long distance telecommunications services. Historically, the SCT permitted rate increases based on the cost of service, the level of competition, the financial situation of the carrier and certain macroeconomic factors. Carriers were not allowed to discount the rates authorized by the SCT, although operators occasionally waived activation fees on a promotional basis. Interconnection rates also required SCT approval. Rates for private dedicated circuit services through microwave networks and private networks through satellites were not regulated under the Old Telecommunications Law.

     Under the New Telecommunications Law, rates for telecommunications services (including local, cellular and long distance services) are now freely determined by the providers of such services, except that such rates may not be set below a service provider's long-term incremental cost.

     In addition, COFETEL is authorized to impose specific rate, quality and service requirements on those companies determined by the Federal Antitrust Commission (Comision Federal de Competencia) to have substantial market power pursuant to the provisions of Mexico's antitrust statute. All rates for telecommunications services (other than value-added services) must be registered with COFETEL prior to becoming effective. The New Telecommunications Law prohibits telecommunications providers from cross-subsidizing among their services and requires that they keep separate accounting for each of their services.

     The Mexican Antitrust Commission has found that Telmex has substantial market power on the local, long distance and internet and data transmission markets, as defined under Mexico's antitrust statute. Based on this finding, COFETEL issued a resolution in September 2000 regulating Telmex as a dominant carrier, imposing special obligations regarding, among other things, quality of services, tariffs and disclosure of information. Telmex has obtained a provisional injunction against potential COFETEL actions that intend to regulate Telmex by imposing special obligations on Telmex regarding, among other things, quality of services, tariffs and disclosure information.

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

OUR CONCESSIONS

Local telephony

     We obtained our regional wireline local telephony concession in February 1997. In September 2001, this concession was expanded to a nationwide concession. The concession, which is not exclusive, grants us the right to provide business, residential and public wireline local telephony services all over Mexico. Our wireline local telephony concession has a term of 30 years and may be renewable for up to an equivalent period provided we have complied with all its terms.

     The concession expressly permits us to provide the following services:

     - basic local telephony;

     - the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

     - the purchase and lease of network capacity from other carriers, including the lease of digital circuits;

     - value-added services;

     - operator services;

     - data, video, audio and video conference services, except for cable or other restricted television, continuous music or digital audio;

     - credit or debit telephone cards; and

     - public telephony.

     The concession does not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

     The concession requires us to comply with service quality specifications and, starting in September 2001, to install infrastructure on the basis of a yearly schedule. According to this schedule, we must install at least an aggregate of 376,000 lines in at least 394 cities and towns in Mexico by the end of 2006. We are currently in compliance with all the material terms of the concession.

     The failure to comply with the terms of the concession could result in its revocation and the loss of the Ps.12.2 million performance bond that we previously issued to the SCT. See "-- Concessions and permits -- Termination."

     As of December 31, 2001, the level of fines, which are based on a multiple of the Mexican minimum daily salary, ranged from Ps.84,300 to Ps.4.2 million, depending on the nature of the infraction. In the case of multiple recurring infractions, these fines may be doubled.

Long distance

     We obtained our nationwide long distance concession in February 1997, concurrently with our local telephony concession. Our nationwide long distance concession has a term of 30 years and may be renewable for up to an equivalent period, provided that we have complied with all its terms.

     The concession expressly permits us to provide the following services:

     - the carrying of switched traffic between two different local calling areas that requires the use of a dialing prefix for its routing;

     - the sale or lease of network capacity for the generation, transmission or reception of signs, signals, writings, images, voice, sounds or other information of any nature;

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

     - the purchase and lease of network capacity from other carriers; and

     - nationwide and international long distance telephony.

     The concession expressly prohibits the following services:

     - those which require a concession for frequency bands of the radio electric spectrum for specific uses;

     - those which require a concession to occupy and exploit geostationary orbital positions and satellite orbits assigned to Mexico;

     - those which require a concession to operate radio or television broadcasting systems; and

     - cable or other restricted television.

     The concession does not impose any limitations on our ability to set rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

     The concession requires us to comply with service quality specifications and to install infrastructure on the basis of the schedule for our local telephony concession. According to this schedule, we must provide nationwide long distance service in the same locations and at the same time in geographic areas where we provide local telephony services. Of these areas, we must provide service in 394 cities and towns in Mexico using our own or leased infrastructure by the end of 2006.

     We are currently in compliance with all the material terms of the concession.

     The failure to comply with the terms of the concession could result in its revocation and the loss of the Ps.12.2 million performance bond that we previously issued to the SCT. As of December 31, 2001, the level of fines, which are based on a multiple of the Mexican minimum daily salary, ranged from Ps.84,300 to Ps.4.2 million, depending on the nature of the infraction. In the case of multiple recurring infractions, these fines may be doubled.

     We service our long distance concession by reselling our long distance traffic to other carriers with such capability. We currently do not intend to provide long distance service to anyone other than our local telephony customers (who use our own infrastructure for call origination) to avoid having to pay significant special charges to Telmex. According to COFETEL regulations, any long distance carrier that wishes to interconnect to Telmex's local network must make a payment to Telmex on account of Telmex's investment to upgrade its local infrastructure to allow long distance competition. In December 2000, Avantel and Alestra negotiated with Telmex a one-time payment of U.S.$13.6 million as an infrastructure development charge and an interconnection fee of U.S.$0.0053 per minute. Telmex adjusts the infrastructure development charge at a 10% annual rate. COFETEL has implicitly accepted that Telmex may require other long distance carriers to make similar payments.

Microwave transmissions

     POINT-TO-POINT. In October 1997, we were awarded seven nationwide point-to-point microwave concessions. These concessions cover:

     - two consecutive frequency segments in the 15 GHz band, with a 56 MHz bandwidth;

     - three consecutive frequency segments in the 23 GHz band, with a 56 MHz bandwidth; and

     - two consecutive frequency segments in the 23 GHz band, with a 100 MHz bandwidth.

     These concessions, which were issued in June 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. The concessions require us to provide available capacity to the general public.

     These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

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

     POINT-TO-MULTIPOINT. In October 1997, we were awarded three regional point-to-multipoint microwave concessions covering Regions 3, 5 and 8, which include states in the north and southeast of Mexico's Gulf region in the 10.5 GHz with a 60 MHz bandwidth.

     These concessions, which were issued in April 1998, have a term of 20 years. COFETEL will re-auction the frequencies covered by the concessions at least three years before the expiration date of the concessions. These concessions require us to install a network and offer service to at least 30% of the population in each region covered by the concessions by the end of the second year after the issuance of the concession. We, together with 14 other concessionaires, have been unable to start operations in some of our Regions because of lack of commercially viable technological solutions and equipment for those frequencies. COFETEL initially granted extensions until April 2000 and later extended them to October 2001. On November 2001, we, together with 13 other concessionaires, requested that COFETEL amend our respective point-to-multipoint concessions in our Regions in order to postpone the installation of our network and the offering of our services until November 2002.

     These concessions do not impose any limitations on the setting of our rates other than the requirement that we file with COFETEL a notification of any rate change prior to having it take effect.

INTERCONNECTION

     In accordance with the Mexican telecommunications laws, all local telecommunications carriers are required to provide interconnection to each local, long distance and cellular carrier operating in Mexico.

     All terms of interconnection (such as point of interconnection) are negotiated between telecommunications carriers under COFETEL's supervision. Should telecommunications carriers be unable to agree on the terms of interconnection (including rates) after a certain period of negotiation, either carrier may request COFETEL to resolve any interconnection term at issue. Telecommunications carriers are prohibited from adopting discriminatory practices in the application of rates or any other terms of interconnection.

Local interconnection

     In November 1998, we entered into an interconnection agreement with Telmex. This agreement calls for reciprocal interconnection rates for local-to-local services. The interconnection rate was Ps.0.3220 per minute for the month of December 2000 and Ps.0.1159 per minute for the month of December 2001.

     This agreement was amended in February 1999 to incorporate a "bill and keep" feature through September 15, 2002, provided we maintain a significant percentage of residential users, and again in November 2000, retroactive to March 2000, to exempt internet service provider traffic from interconnection fees.

     Under the "bill and keep" arrangement, if the imbalance between calls originated by Telmex and terminated by Maxcom and calls originated by Maxcom and terminated by Telmex during a month does not exceed 70%, then no interconnection fee amounts are payable by the net user of interconnection services. If the imbalance exceeds 70% in any given month, the "bill and keep" feature will not apply for that month.

     If we fail to maintain a significant percentage of residential users, then the "bill and keep" arrangement will be terminated and asymmetrical interconnection rates may apply. COFETEL has not yet defined what constitutes a "significant percentage of residential users" in this case, although in local concessions granted to Alestra and Avantel it defines it to mean that at least 50% of the customers are residential.

     Through December 31, 2001, no material interconnection fees have been paid.

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

Mobile interconnection

     We have also signed reciprocal interconnection agreements with Radiomovil Dipsa, S.A. de C.V., commonly known as Telcel, a wholly-owned subsidiary of America Movil, which is a spin-off of Telmex; with several subsidiaries of Iusacell and with Operadora Unefon, S.A. de C.V. ("Unefon") and Pegaso Comunicaciones y Sistemas, S.A. de C.V., ("Pegaso"). Telcel and Iusacell are the first and second largest mobile telephony service providers in Mexico, respectively. Telcel is a nationwide cellular operator, while Iusacell provides cellular mobile services in seven of the nine regions covering central Mexico. Pegaso and Unefon are nationwide PCS mobile operators.

     The mobile to wireline interconnection fees with these carriers were Ps.0.3220 per minute for the month of December 2000 and Ps.0.1159 per minute for the month of December 2001. The wireline to mobile interconnection fees under the "calling party pays" mode was Ps.1.90 per minute for December 2000 and 2001. There is no interconnection fee for wireline to mobile interconnection outside of the "calling party pays" mode. The interconnection agreements provide that transit from Telmex may be used at a rate per minute which was Ps.0.0626 for the months of December 2000 and 2001.

Long distance interconnection

     Long distance carriers are required to ensure call termination by providing transit and direct or indirect interconnection. Since we view long distance services as a complement to our core local telephony business, we give our customers the option to use our long distance services or those of other providers. As a result, we grant long distance carriers the option to pick up calls at our facilities.

     As a company that provides local service, we have requested interconnection from all long distance carriers. To date, only Telmex, Alestra S. de R.L. de C.V. ("Alestra"), Bestel, S.A. de C.V., Operadora Protel, S.A. de C.V. and Iusatel, S.A. de C.V., the long distance subsidiary of Grupo Iusacell, have agreed to provide interconnection. We have filed a complaint with COFETEL against four other long distance carriers who have refused to provide interconnection. It is unclear when COFETEL will rule in this issue.

     We currently provide our long distance service only to our local telephony customers through our own network and leased facilities on a reselling basis.

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                                    BUSINESS

HISTORY AND DEVELOPMENT OF THE COMPANY

     Maxcom Telecomunicaciones, S.A. de C.V. is a limited liability company (sociedad anonima de capital variable) with indefinite life, organized under the laws of Mexico on February 28, 1996. We were originally organized under the name "Amaritel, S.A. de C.V." We changed our legal name to "Maxcom Telecomunicaciones, S.A. de C.V." on February 9, 1999. Our legal name is also our commercial name.

     Our principal offices are located at Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210 and our general phone number is (52) 555-147-1111. Our website address, the contents of which are not part of, or incorporated into, this offering circular, is www.maxcom.com. Our agent in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

     In February 1997, we were awarded Mexico's first competitive wireline local and long distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and the whole nation for long distance service. This concession has a term of 30 years. The local telephony portion of our concession was expanded in September 1999 to cover over 80% of the Greater Mexico City area and a wider area within the Gulf region. In September 2001, our concession was further expanded to allow us to provide nationwide wireline local telephony service.

     In October 1997, we were awarded seven nationwide point-to-point and three regional point-to-multipoint microwave concessions. Each of these concessions have a term of 20 years.

     We commenced commercial operations on May 1, 1999.

BUSINESS OVERVIEW

     We are a growing facilities-based telecommunications company operating in the competitive local exchange carrier market in Mexico. We are focused on developing our network and support infrastructure required to provide local as well as long distance and other value-added services to targeted small and medium-sized businesses and residential customers within our concession areas. In particular, we believe that the cities of Mexico and Puebla, where we currently operate, and certain other cities where we are planning to operate in accordance with our new nationwide concession, offer opportunities for growth in telecommunications use as a result of the combination of a relatively large population, low subscriber line penetration by international standards and economic growth. We anticipate a large and growing demand for telephony services in these regions. See below "-- Our markets -- Concession areas" for a fuller description of the new nationwide concession.

     The construction of our telecommunications network is based on a smart-build, customer-driven, modular platform that utilizes a combination of fiber optic, copper wire and microwave transmission technology. This methodology enables us to provide fast service to our target markets, reduces the time lag between the incurrence of capital expenditures and the generation of revenues and increases flexibility to accommodate a changing market environment. To operate our network, we have constructed two central switching offices located in Mexico City and the City of Puebla, with a 170-kilometer fiber optic link connecting the two cities. As of December 31, 2001, we had in service two state-of-the-art Lucent Technologies 5ESS switches.

     We believe that the combination of our smart-build network construction strategy, our position as a customer service-oriented provider, our focus on quality and reliability and our state-of-the-art network and systems will allow us to benefit from the expected growth of the Mexican telecommunications industry.

     We position ourselves as a single-source provider of telecommunications services to our customers. In addition to our existing local, long distance and data services, we offer value-added products such as digital high-speed data connectivity and Internet access. We are currently expanding the functionality of our network to offer other broadband services.

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     In order to support our market positioning, we follow a marketing strategy that is focused on differentiating ourselves from competitors. A key element in this strategy is to offer superior customer service. According to our market research, our target customers value highly, among other things, around-the-clock customer care availability, rapid response time and accurate billing.

     Our new management team has significant experience in telecommunications and marketing. Our President and Chief Executive Officer was the former Chief Executive Officer of Iusacell, the second largest mobile telephone company in Mexico, which we refer to as "Iusacell." Our Chief Operating Officer has more than 10 years of experience in executive operations, having worked with Johnson Controls and AMP. Our Chief Financial Officer has more than 20 years of experience, having worked four years for Iusacell and 12 years for IBM. Our Chief Information Systems Officer has a wide range of experience in telecommunications, having worked five years at Iusacell. Our Chief Marketing Officer has a wide range of experience in marketing, having worked 14 years for Kraft Foods.

STRATEGY

     We intend to capitalize on our competitive strengths to become a leading telecommunications provider in Mexico. Our management team has been executing a new strategy of growth in our existing markets and expansion in accordance with our new nationwide concession. This strategy includes the following components:

Capture unmet demand for telephony services

     We seek to capture unmet demand by targeting small and medium-sized businesses and residential customers that are looking to expand their telecommunications capacity or that do not currently receive the types of products and services we offer. We believe that the potential for expansion in the Mexican telecommunications market is significant given the low teledensity rate, which was 12.7 telephone lines per 100 inhabitants as of December 31, 2000, the increasing level of competition and the development of the Mexican economy.

Build our network on a demand-driven, modular basis

     We build our network based on customer demand. We first identify city areas with the largest potential for new lines, which we refer to as "clusters," in the markets that we serve through various market research techniques. We then carry out the network buildout in tandem with increased sales and promotional efforts targeted at customers within the cluster. This parallel track minimizes the time lag between the incurrence of capital expenditures and the generation of revenues, and allows a choice of technology and construction method based on the particular needs of the cluster. We refer to this approach as our "smart-build" strategy.

Differentiate product offerings based on features and price

     We believe that we can differentiate ourselves from competitors by offering a variety of product features that meet the specific needs of our customers. To that end, we seek to develop customer loyalty and brand awareness by informing consumers about the telecommunications services that we offer and by helping them to differentiate between the various telecommunications services available in the market. We also seek to offer our services at prices that are between 5% and 15% lower than the prevailing market price in order to build our customer base. See "-- Pricing."

Deploy cost-efficient technology

     We use a cost-efficient technology to deploy our network and serve our customers. Our current network consists of optical fiber, copper lines and microwave technology which we deploy to particular customers based on deployment cost, time to market, time to revenue, time to profitability, quality and reliability in our service.

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     Our technology platform allows us to provide xDSL services, dedicated
Internet access lines, POTS and ISDN services, among others. In addition, due to additional duct capacity in our current facilities we are able to deploy fiber-to-the-home (FTTH) services whenever customer premises equipment technology is available at reasonable prices. Our microwave rings allow us to reach customers throughout our market in a cost efficient manner and allow us to build network clusters that can reach from 500 to 6,000 lines.

Capitalize on our nationwide local telephony concession

     In September 2001, our local telephony concession was expanded, allowing us to provide service to all of Mexico. This provides us with an opportunity to target small and medium-sized businesses and residential customers within our new concession areas who we believe are willing to evaluate other alternatives as they look for better service, higher reliability and lower tariffs.

     In addition, we believe that the quality of our product and services offerings gives us a competitive advantage in many regions within our nationwide concession area, as experienced in the City of Puebla, where in 2001 we more than tripled our number of lines in service and where we installed almost 40% of new net additions according to COFETEL.

OUR MARKETS

Concession areas

     In February 1997, we were awarded Mexico's first competitive local and long distance telephony concession, covering the Federal District of Mexico and over 100 cities and towns in the Gulf region for local service and nationwide for long distance service. In September 1999, we received the approval of the SCT and COFETEL to provide local telephony services in several municipalities contiguous to the Federal District, which are part of Mexico City, as well as in selected additional cities in the Gulf region. In September 2001, our local service concession was expanded to cover all of Mexico. Accordingly, in 2002 we are planning to start providing services in the city of Queretaro. Under our concession, we are required to start providing service to the cities of Leon, Celaya, Irapuato, Silao, Aguascalientes, Guadalajara and Monterrey by 2006.

     We commenced commercial operations in Mexico City in May 1999. Mexico City has the nation's greatest concentration of service and manufacturing industries and is also the center of Mexico's public and financial services sectors. In 2001, Mexico City had a population of approximately 20.0 million people, according to the Mexican National Institute of Statistics, Geography and Information (Instituto Nacional de Estadistica, Geografia e Informatica). Although Mexico City has the highest teledensity rate in Mexico, at approximately 34.2% telephone lines per 100 inhabitants as of June 2001, we believe that significant unmet demand for high-quality local telephony services in Mexico City remains. As of December 31, 2001, we had 41,873 lines installed in Mexico City.

     We also commenced commercial operations in the City of Puebla in May 1999. Puebla is the fourth largest city in Mexico, with a population of approximately
1.4 million people as of December 31, 2001. In the City of Puebla we have expanded our market share in local telephony service from 2.5% in 2000 to 7.7% in 2001. As of December 31, 2001, we had 36,108 lines installed, as compared to 9,990 lines installed as of December 31, 2000. According to COFETEL, these new lines represented 40% of all the new lines installed in the City of Puebla during this period.

Clusters

     We have developed a comprehensive marketing strategy that starts by identifying city areas with the largest potential for new lines, which we refer to as "clusters." We use a variety of techniques to identify potential clusters, including canvassing, plotting of potential clusters and database marketing. Once a cluster is identified, a map of the geographic area is produced and the cluster is defined. A cluster becomes the basis for network design and deployment and for the launching of focused field sales and marketing one-on-one efforts.

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     Our cluster strategy is divided into three stages:

     - IDENTIFY CLUSTERS through market research. Our market research is designed to identify small- and medium-sized businesses and residential customers. Once we identify potential customers within the clusters, we design the deployment of the access network to cover them. We perform a return on investment analysis for each cluster to assure that the investment made in such cluster meets our return benchmarks.

     - DEPLOY CLUSTERS through the implementation of a sales plan for each cluster based on our network deployment schedule. We promote our services at the same time that we build our network.

     - FILL IN CLUSTERS by offering our services to all customers within the cluster.

OUR NETWORK

Buildout strategy

     We build out our network on a modular basis. Once a cluster has been identified in a joint effort by our marketing, engineering and sales departments, we build our network in clusters varying from 500 to 6,000 lines. To ensure the highest quality service to our customer, we install 24-gauge copper wire and limit the distance between our backbone network and the customer premises to four kilometers. These attributes also allow us to provide to our customers voice and data services, such as xDSL services with bandwidth of 2Mbps and higher.

     We standardize all our Lucent, AFC and Ascom equipment to version 5.2 standard to assure consistent, cost efficient, high quality service and also to enable us to use the same access equipment for all of our services.

Network backbone

     At December 31, 2000, our network backbone consisted of one owned 170-kilometer 24 strand fiber optic link between Mexico City and the City of Puebla with three optical regenerators at halfway points. We have the capability with this link to transmit synchrony links, LAN network links, long distance links and dedicated links. We have also installed a Lucent Technologies 5ESS digital switch in each city with a total capacity of 120,000 trunks. Our switch in Mexico City is connected to four different nodes in the city's public switched telephone network, some by our own and some by leased fiber capacity. Our switch in Puebla is connected to the city's public switched telephone network by our own fiber ring. We also lease capacity to connect to long distance networks.

     In June 2000, we finished constructing a lighted 144 strand, 57 Kilometer fiber optic ring in the City of Puebla. We also acquired six strands of dark fiber for approximately 175 kilometers in metropolitan rings in Mexico City and obtained an option for additional capacity in future fiber optic rings also in Mexico City. In addition, the infrastructure is in place to provide local telephony service to five towns located along our Mexico City-City of Puebla fiber optic link.

     We use our own fiber optic rings to connect our microwave nodes to the fiber rings in order to transport the telephone communications from our customers to the telephone switch and from there back to our customers or to the public switched telephone network. We also use this fiber to provide to our customers dedicated links and dedicated Internet links that we connect through our fiber and also by leased capacity to the Internet backbone.

Last-mile connectivity

     The last-mile connectivity portion of our network is comprised of a mix of wireline and wireless access technologies. We use point-to-point microwave transmission technology for fast deployment to clusters and single site locations. We have point-to-point frequencies in the 15 and 23 GHz band forming a complex microwave network throughout both Mexico City and the City of Puebla in which collectively we have more than 400 microwave links. We use microwave links to connect customers with more than 20

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lines and to connect clusters that cannot be immediately connected to our own fiber network. We also have a point-to-multipoint concession for the 10.5 GHz band, covering a portion of the Gulf region. We are testing different technologies in order to use this concession for commercial purposes.

     We also use wireline access to provide service to clusters. Clusters generally have an area ranging between one and six kilometers in diameter. An average of 50 kilometers of cable plant is required to provide last-mile connectivity within the clusters.

     We use copper wire feeder and distribution facilities placed from the host or remote site along rights of way with a mix of aerial and underground construction. Aerial is our preferred and most used method because of its cost of construction advantage. Underground cable is placed using either the open trench or directional boring methods of construction. The size of the cable is based on the anticipated number of customers in each cluster's influence area as forecasted by our marketing research. We also integrate fiber optic facilities in the distribution plant to allow us to provide broadband services.

Switching

     We have a Lucent Technologies 5ESS digital switch in Mexico City and the City of Puebla. Our switch in Mexico City is currently engineered and equipped for 86,000 trunks, and new switches will be installed as the maximum capacity of the existing switches is reached. Our switch in the City of Puebla is engineered for 60,000 trunks and equipped for 34,000 trunks. Each trunk can generally carry between 1 and 3 lines, depending on whether it serves a residential or a business customer. Our equipment capacity is scaleable at incremental costs according to customer demand.

     The switches are capable of providing analog lines, E1 digital lines, digital high-speed data services, centrex services and operator-assisted services. In addition, they can provide private analog lines, private clear-channel digital lines, data transmission and value-added services.

     Our switches also have a synchrony network that is designed to assure a proper synchronization of every call that is made in the cities we serve and to assure proper synchronization with the public switched telephone network as well as any other carriers with whom we connect. We also have two STPs (Signaling Transfer Point) in the City of Puebla and four in Mexico City to assure the proper signaling in our interconnection with all other carriers.

Operational support systems

     We have a network operations and control center in Mexico City which oversees, administers and provides technical support to all service areas. Our center, which uses Hewlett Packard hardware and Lucent Technologies software controls and monitors, among other systems, all of our network, microwave, fiber, access equipment, data equipment, synchrony, signaling and energy systems. Our center allows us to manage a multi-vendor network with the greatest efficiency possible, and to identify problems early in order to utilize available redundancy and repair the damaged part of the network.

     Our operational support systems are designed to allow us to differentiate ourselves in the marketplace by being able to:

     - offer a flexible, large selection of services;

     - provide tailored service packages;

     - quickly introduce products and services;

     - deliver near real-time activation and disconnection;

     - deliver a high quality of service;

     - minimize activation errors; and

     - provide accurate and timely billing services.

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     Our information technology strategy is to implement operational support systems possessing a high level of functionality and flexibility from the service order to the delivery of customer invoices. The systems include the following functional features:

     - Spanish language support for invoices and documentation;

     - a high degree of integration between a small number of operational support systems components;

     - flow-through of information, provisioning and service activation;

     - capabilities to monitor, manage and resolve network problems; and

     - allowance for growth on a modular scalable basis.

OUR SERVICES

     Our primary focus of service is local telephony, particularly the provision of high-quality, flexible last-mile connectivity to small and medium-sized businesses and residential customers. We offer long distance service as an integrated value-added service for our local telephony customers. We do not offer our long distance service separately from our local telephony service. In addition, although not required by Mexican regulation, we give our local telephony customers the option to choose either our long distance service or that of other carriers.

     We currently provide value-added services such as: voice mail, speed dialing, call waiting, call forwarding, three-way calling, call blocking, caller identification and multi-line hunting. We also provide digital high-speed connectivity and dial-up Internet access.

SERVICE PRODUCTS

     We seek to offer high-quality telephony service products combining (1) prices that are between 5% and 15% below current market levels, (2) a wide range of value-added solutions and (3) superior customer service. The following are the service products we currently offer to our customers:

     - LINEAMAX RESIDENCIAL. This is a service for residential customers that provides a high-quality telephone line. The features offered under this product include voice mail, call waiting, call forwarding, three-way calling, call blocking, speed dialing and unlisted numbers.

     - LINEAMAX COMERCIAL. This service, which is offered to business customers, is identical to LineaMax Residencial, except that it also includes multi-line hunting.

     - CENTRALMAX. This service provides business customers with all the functions of a private branch exchange using centrex technology, without having to acquire and maintain equipment. The features offered under this product include call waiting, call forwarding, three-way calling, direct inward dialing, direct outward dialing, intercom dialing, call transfer, speed dialing, call hold, call pick up, outgoing call blocking, single digit access to attendant and distinctive ringing. Optional solutions include voice mail, multi-line hunting and attendant services.

     - LARGA DISTANCIA MAX. This service provides domestic and international long distance. We do not offer our long distance service separately from our local telephony service. See "Supervision and Regulation of the Mexican Telecommunication Industry -- Our concessions -- Long distance" for a description of significant special charges we would have to pay Telmex if we decide to provide long distance service to customers other than our local telephony customers.

     - TRONCALMAX DIGITAL. This service provides digital trunks for business customers that need highly reliable access to and from the public telephone network through their existing private branch exchange. This service is sold in groups of 10, 20 or 30 trunks. The groups can be configured with direct inward dial (DID), direct outward dial (DOD), caller identification or main telephone number assignments.

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     - TRONCALMAX ANALOGICA.  This service, which is offered to business customers, provides connectivity to analog PBX or key systems. The features available with this product are multi-line hunting, caller identification and call barring.

     - SPEEDY MAX (ADSL (256 AND 512 KBPS)). Asymmetric digital subscriber line is a transmission service that turns ordinary telephone lines into high-speed data connections. It is a digital data service that provides telecommuting capabilities at speeds much faster than standard modems. With ADSL it is possible to have secure, dedicated links to the Internet or a company's LAN at a high-speed transmission.

During 2002, we plan to start offering the following service products:

     - DIGITAL PRIVATE LINES. We expect that our private lines will be highly reliable dedicated circuits between two or more physical locations. They are designed to integrate voice, data and video private networks over a single physical link. Digital private lines are, in effect, leased lines for exclusive/private use with no limitations in usage, available 365 days a year, with no restrictions in amount of traffic.

     - VIRTUAL PRIVATE NETWORKS. This product provides customers with several telecommunications services such as simplified dialing, privacy and security of communications and control calls, over national and international private networks.

     - WEB SERVICES. Hosting web applications, domain name administration, applications on demand, unified messaging services and small and medium-sized business enablement content.

     - DEDICATED INTERNET ACCESS. For LAN, this product offers Internet access at high speed within a clear channel access to the Internet backbone.

     - ADSL (1 AND 2 MBPS). The same asymmetric digital subscriber line as described above with up to 2 Mbps capabilities. This service provides Internet access at high speed and at a lower price compared to dedicated Internet access.

     - CALLING CARDS. Calling cards provide the capability to offer subscribers the option of automatically billing their calls to an alternate account number. This service is typically provided as a convenience to subscribers that have a need to place calls when they are away from their homes or offices.

     - 1-800 NUMBERS. For those customers interested in making free of charge in-bound phone calls to their call centers.

     We believe that these products will help us capitalize on the significant data applications growth expected in Mexico and help us increase our participation in the small and medium-sized business market. In particular, we believe that these voice and Internet services constitute an attractive set of product services for those customers.

PRICING

     We generally seek to maintain our prices between 5% and 15% below current market levels. We offer pricing plans that are simple in order to assure customers of the integrity of the billing process. Our pricing structure rewards long-term commitments by increasing discounts in relation to the length of the commitment. We also provide discounts to high-usage customers that are likely to generate a significant outflow of calls.

     We pay interconnection charges to other carriers on a per minute basis. However, the common practice in the Mexican market is to charge customers on a per-call basis for local service. We seek to minimize the risk associated with this mismatch between our revenues and costs; for long holding time customers, we have, in some cases, implemented a per minute charge plan to be consistent with our interconnection fees that are on a per minute basis.

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MARKETING AND SALES

General

     We seek to develop brand name recognition by using our corporate name, logo and product names consistently to portray a unified image. We conduct publicity drives within target clusters to small- and medium-sized businesses and to residential customers. We seek to differentiate ourselves from our competitors by our pricing, consistent quality and reliability of first-to-market technology, one-stop shopping and speed of line activation.

Sales and distribution channels

     We focus our sales efforts within clusters using door-to-door sales and telemarketing promotions. We promote our services primarily through advertisements on billboards, radio and in-building promotions. As we commence the deployment of our network within a cluster, we intensify our promotion efforts through our direct sales force in such cluster.

     Our direct sales approach is to assign sales representatives or teams to locations within a cluster or to single sites.

     As of December 31, 2001, we employed 52 internal salespeople and 237 external sales agents. We assign our sales force based on territory, product or market segment, depending on their background and experience. The compensation structure for our sales force is tailored to attract and retain high achievers by providing a base salary and a bonus component. Sales commissions are paid only after the new line is installed.

     Our sales force is recruited from other telecommunications providers and systems integrators. In addition, we recruit highly qualified students with engineering and systems degrees from Mexican universities. We believe that current labor market conditions in Mexico allow us to recruit high-quality individuals. Our sales force undergoes extensive training that covers the industry of telecommunications, our products, our internal procedures and markets, sales, proposal preparation and presentation skills. In its sales effort, our sales force uses, among other things, multimedia presentation, corporate videos and corporate and product brochures.

     In addition to our sales force, we are developing other distribution channels, including store fronts, agents, distributors, outsourcing and telemarketing.

Customer service

     We seek to differentiate ourselves by providing superior and consistent customer service. Our customer service group is divided into three areas:

     - CENTRALIZED ANSWERING POINT. This area responds to calls to our main number in Mexico City and the City of Puebla. Many prospective and existing customers use our centralized answering point for all types of queries, including queries regarding area codes, rates, billing and line installation and changes. Our hours of operation are 8:00 a.m. to 8:00 p.m. on Mondays through Fridays and 9:00 a.m. to 6:00 p.m. on Saturdays.

     - WALK-IN CENTER. We have one walk-in center in Mexico City and two in the City of Puebla for prospective and existing customers who wish to make inquires in person regarding our services. Our hours of operation are 8:00 a.m. to 8:00 p.m. on Mondays through Fridays and from 9:00 a.m. to 6:00 p.m. on Saturdays.

     - CENTRALIZED TROUBLE-SHOOTING CENTER. This area responds to calls to our main number in Mexico City and the City of Puebla. This center is available 24 hours a day, seven days a week and handles customer service problems.

     Customers may access their billing statements through our website and link to the websites of two major Mexican banks to effect payment. In addition, customers may pay their bills with their credit cards,

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at our walk-in centers and at the branches of major Mexican banks. We also assist our customers with new service requests and product information at our walk-in centers.

CREDIT, BILLING AND COLLECTION

     We carry out credit checks on all our potential business customers using a leading Mexican credit bureau. Based on the result of the credit check, we assign a credit risk rating to the business customer and, depending on the credit risk assignment, request a deposit, bond or standby letter of credit. Normally, for business customers with an imperfect credit history we require a one to three-month deposit, which is calculated based on the number of lines contracted. For high-usage customers we may require higher deposits, collect on a prepaid or weekly basis and undertake a closer monitoring of call activity.

     For our billing process, we use an Ericsson/Hewlett-Packard billing mediation platform and a Kenan Systems/Arbor billing platform interfaced with our customer service system. We collect our billing data from our switches using an X.25 data network, with magnetic tape as backup. We monitor collections and abnormal activity and develop statistics using our Kenan Systems/Arbor billing platform. Also, we have a state-of-the-art fraud management system developed by Sotas, the software manufacturer.

     We perform eight billing cycles per month for our business customers and four billing cycles per month for residential customers. We invoice customers monthly on a staggered basis, except in instances that customers represent a greater credit risk in which case we invoice weekly. For regular customers we prepare and mail our bills within five days after the close of each cycle. Customers then have twenty-one days to pay the bill after the cut off date.

     For customers with one to three lines, if a bill is past-due for more than two days, we call the customer and leave a reminder message on its phone. If the bill remains unpaid for five additional days, we restrict service to incoming calls only. If the bill remains unpaid for 30 additional days, we suspend the service and call or visit the customer to collect or negotiate the payment. In some cases, we forward uncollected receivables to a collection agency or, if necessary, to a legal agency. If no payment is received, we disconnect the line after ninety days past-due.

     For customers with more than three lines we use the same process described above, except that we use a personalized approach instead of leaving a phone message and we negotiate payment terms before any restriction, suspension or disconnection of the line.

COMPETITION

     We primarily compete in the local telephony market on the basis of customer service, value-added products and price. Our direct competitors are wireline and fixed wireless local telephony operators, although we also face competition indirectly from mobile wireless operators.

     We do not compete directly in the long distance market. Although we provide long distance service, we position such service as an integrated value-added service for our local telephony customers. As a result, we do not offer our long distance service separately from our local telephony service. In addition, we give our local telephony customers the option to choose either our long distance services or those of other carriers. See "Supervision and Regulation of the Mexican Telecommunications Industry -- Our concessions -- Long distance" for a description of significant special charges we would have to pay Telmex if we decide to provide long distance service to customers other than our local telephony customers.

Telmex

     Our main local telephony competitor is Telmex, the former government-owned telecommunications monopoly. Telmex has significantly greater financial and other resources than those available to us. In addition, Telmex has an established customer base which represents substantially all of the wireline local telephony lines in Mexico. We depend on Telmex for local interconnection.

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     Our core strategy is to service underserved markets by targeting new customers that do not currently receive the type of products and services that we offer. In particular, our intention is to service markets with lower teledensity rates that are also underserved by Telmex.

New entrants

     We expect to face competition in local telephony from new entrants that have been awarded concessions and which have just begun, or are expected to begin, commercial operations. The more significant of these entrants are Alestra, Avantel Servicios Locales S.A. ("Avantel"), Axtel, S.A. de C.V. ("Axtel"), Megacable Telecomunicaciones de Mexico, S.A. de C.V. ("Megacable"), Pegaso and Unefon.

     Avantel, in which MCI WorldCom Inc. is a shareholder, was awarded a long distance service concession in 1996 and a local telephony concession in April 1999. Avantel offers nationwide long distance services and local services in Mexico City, Monterrey and Guadalajara.

     Alestra, in which AT&T Corp. is a shareholder, was awarded a long distance service concession in December 1995 and a local telephony concession in June 2000. In addition, Alestra has a point-to-point microwave frequency concession in the 15 and 23 GHz band range, a point-to-multipoint microwave frequency concession in the 10.5 GHz band range and a point-to-point national wireless telecommunications concession in the 7 GHz band range. Alestra offers nationwide long distance services in Mexico City, Monterrey and Guadalajara.

     Alestra and Avantel are using their local telephony concessions to service primarily the corporate business segment. We believe that Avantel and Alestra do not represent a significant risk for us in the short term. In particular, we believe that the core business of these companies will focus on a different business segment than ours.

     Axtel, in which Bell Canada International is a shareholder, was awarded a nationwide local telephony and long distance concession in June 1996, and fixed wireless local loop frequencies in the 3.4 to 3.7 GHz band in May 1998. Axtel commenced commercial services in the northern city of Monterrey in July 1999, in Mexico City in May 2000, and in Guadalajara, Puebla, Toluca and Leon during 2001. We believe that Axtel seeks to target both the high-level business and residential customers due to technological capacity issues.

     Megacable was awarded a wireline local telephony concession in July 1997. In addition, it has a point-to-point microwave frequency concession in the 23 GHz band range. Megacable operates currently only in Mexico City. We believe that Megacable will focus on providing service to large corporate customers.

     Pegaso, which recently announced that Telefonica will acquire a majority equity stake in it, was awarded a mix of 30 and 10 MHz bandwidth concessions in the 1.9 GHz band and PCS band concessions that cover all of Mexico in June 1998. Pegaso offers services in Mexico City, Monterrey, Guadalajara, Tijuana, Toluca, Ensenada, Reynosa and Nuevo Laredo. We believe that Pegaso plans to cover the thirty-four most important cities in Mexico.

     Unefon won nationwide concessions for fixed wireless local loop frequencies in the 3.4 to 3.7 GHz band and in the PCS 1.9 GHz band in May 1998. Unefon began commercial operations using the 1.96 GHz band in Toluca in early 2000 and has initiated operations in Mexico City, Puebla, Monterey and Guadalajara, among other cities, but it has not initiated services in the 3.4 GHz to 3.7 GHz band.

     We expect to face significant competition from some of these new entrants in Mexico City, Puebla and Queretaro. We believe that, having already commenced operations in Mexico City, we have a significant advantage over these competitors in terms of brand name recognition, operations and line growth. These competitors plan to provide local service in some of the cities in which we are required to provide services in order to comply with our concession obligations.

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ORGANIZATIONAL STRUCTURE

     Maxcom has only two subsidiaries, Corporativo en Telecomunicaciones, S.A. de C.V. and Maxcom Servicios Administrativos, S.A. de C.V., each a Mexican limited liability company (sociedad anonima de capital variable), that provide corporate services to Maxcom. Maxcom owns all of the capital stock of the subsidiaries, except for one share of each, which is owned by Marco Antonio Donjuan, the Controller of Maxcom. Mr. Donjuan's ownership is attributable to the fact that Mexican law requires that limited liability companies have a minimum of two stockholders.

PROPERTY, PLANT AND EQUIPMENT

     We currently lease the buildings and/or the land where our operations are carried out and our microwave transmission equipment and switching centers are located.

     We lease space for administrative offices in Mexico City and the City of Puebla. Our main headquarters are located in Santa Fe, Mexico City in a building leased for a 5-year term that expires on February 26, 2007 and that is renewable for two additional 5-year terms. This building is comprised of 115,100 square feet. We lease an additional building in Magdalena, Mexico City, for a 15-year term that expires on September 30, 2013. We hold one of our Lucent 5ESS switches at that facility, which is comprised of 70,500 square feet plus parking space. We are planning to move our switching facilities to our Santa Fe building in 2002 and to reach an agreement to terminate the current leasing obligation.

     Our offices in Puebla are leased for a 10-year renewable term that expires on March 25, 2008. These offices in Puebla are comprised of 14,100 square feet and hold our other Lucent Technologies 5ESS switch. We have a branch office in Puebla that is leased for a 5-year term that expires on June 1, 2004, renewable for one similar additional term. This building is comprised of 1,350 square feet.

     We have a 96,900-square-foot industrial warehouse in Mexico City leased for a 2-year term that expires on July 31, 2003, renewable for seven additional 2-year terms. In addition, we lease approximately one hundred other sites that are used as hosts or single-site buildings and are located throughout Mexico City and the City of Puebla. We believe that our facilities are adequate for our present needs and are suitable for their intended purposes.

EMPLOYEES

     As of December 31, 2001, we had 660 employees. Of these, 119 employees were unionized and covered by the terms of a collective bargaining agreement that we entered into with the National Union of Telecommunications, Communications, Cybernetics, Electric, Electronic and Similar Products Workers of the Mexican Republic (Sindicato Nacional de Trabajadores de Telecomunicaciones, Telefonia, Comunicaciones, Cibernetica, Productos Electricos, Electronicos, Similares y Conexos de la Republica Mexicana). This agreement is renewable every year and next expires on March 31, 2002. We have not experienced any strikes or work stoppages and believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     We are not currently party to any material legal proceedings.

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                                   MANAGEMENT

DIRECTORS AND SENIOR MANAGEMENT

Directors

     Our Board of Directors is responsible for the management of our business. Our Board of Directors currently consists of seven series A directors, two series B directors and four series N directors. Our series A shareholders have the ability to elect the majority of the Board of Directors. With the exception of Mr. Valdez, who was elected Director on October 2, 2001, the current members of the Board of Directors were elected at the shareholders' meeting held on May 22, 2001. At that May 22, 2001 meeting, the shareholders appointed only nine directors and nine alternate directors, leaving four seats vacant. Five directors were appointed by our series A shareholders, one director by our series B shareholders and three directors by our series N shareholders.

     At a shareholders' meeting on March 5, 2002, our shareholders resolved that, upon and subject to the consummation of the exchange offer, the private equity investment and the proposed capital restructuring, the composition of our Board of Directors will change. Pursuant to the proposed capital restructuring described in "Principal Shareholders -- Proposed capital restructuring," our series A and A1 shareholders, voting together as a class, will appoint five directors. The remaining four directors will be appointed by our series B and B1 shareholders, voting together as a class. Pursuant to the terms of the securityholders agreement described in "Principal
Shareholders -- Securityholders agreement," the effectiveness of which is also conditioned upon the consummation of the exchange offer. The series B and B1 directors will be selected from among nominees proposed by Nexus.

     Series N2 shareholders will have the right to appoint an observer to our Board of Directors for so long as the series N2 preferred shares represent at least 3% of the outstanding capital stock of the Company or, so long as any series N2 preferred stock remain outstanding and at least U.S.$17.5 million aggregate principal amount of the new notes remain outstanding. This observer, who will not be a member of the Board of Directors, will have the right to attend meetings of the Board of Directors but will not be entitled to vote. In the event Mexican foreign ownership restrictions are lifted, the series N2 shareholders will be entitled to appoint one director, provided the series N2 shares represent at least 10% of Maxcom's outstanding capital stock.

     The following table presents information concerning our current directors (ages as of December 31, 2001):

NAME                                                             POSITION                    AGE
----                                                             --------                    ---
Adrian Aguirre Gomez..........................  Series A Director and Chairman of the Board  51
Maria Guadalupe Aguirre Gomez.................  Series A Director                            53
Maria Trinidad Aguirre Gomez..................  Series A Director                            41
Marco Provencio Munoz.........................  Series A Director                            43
Gilberto Solis Silva(1).......................  Series A Director                            56
Michael R. Coltrane...........................  Series B Director                            55
Jacques Gliksberg.............................  Series N Director                            44
Sabastian Valdez..............................  Series N Director                            40
Salvatore A. Grasso...........................  Series N Director                            44

---------------

(1) Mr. Gilberto Solis Silva is an alternate series A director, substituting for Mr. Salvador Alva, who resigned in February 2002.

     Maxcom has been advised that, upon consummation of the proposed capital restructuring, Jacques Gliksberg, Salvatore A. Grasso, two of our current series N directors and Barry Rubens, one of our series B alternate directors, will be appointed as series B and B1 directors. Additionally, Roberto Chute will join our Board as a series B and B1 director. Maxcom has no knowledge as to who the new series A and A1 directors will be. Miguel Sepulveda Martinez, Raul Sanchez Rucobo, Maria Elena Aguirre Gomez and Raul Guijarro de Pablo are alternate series A directors. Barry R. Rubens is an alternate series B director. Laura Maydon, Hurdle H. Lea III and Paul S. Bachow are alternate series N directors. Gonzalo Alarcon Iturbide is the secretary of the Board.

     Adrian, Maria Guadalupe, Maria Trinidad and Maria Elena Aguirre Gomez are siblings. Gilberto Solis Silva is the spouse of Maria Elena Aguirre Gomez. Raul Guijarro de Pablo is the spouse of Maria Trinidad Aguirre Gomez. Miguel Sepulveda Martinez is the spouse of Maria Guadalupe Aguirre Gomez.

     Set forth below is a brief biographical description of our directors:

     ADRIAN AGUIRRE GOMEZ has been a series A director and Chairman of the Board of Maxcom since Maxcom's incorporation in February 1996. Mr. Aguirre also sits on the Board of Directors of Corporativo en Telecomunicaciones, S.A. de C.V., a subsidiary of Maxcom, Grupo Empresarial de Telecomunicaciones, S.A. de C.V., Operadora Plusgamma, S.A. de C.V. (formerly known as Recover, S.A. de C.V.), Corporacion Plusgamma, S.A. de C.V. (formerly known as Laguna Real, S.A. de C.V.) and Fundacion Teleton. He has been the Chairman of the Board since December 1992 for Operadora Plusgamma, S.A. de C.V. In addition, he has been a member of the Consulting Board of UNICEF Mexico since 1997. Previously, Mr. Aguirre was CEO of Grupo Radio Centro, S.A. de C.V. from November 1968 to May 24, 1999 and a Director until May 1999. Mr. Aguirre is a certified public accountant and holds an undergraduate degree in accounting from the Instituto Tecnologico Autonomo de Mexico (ITAM).

     MARIA GUADALUPE AGUIRRE GOMEZ has been a series A director of Maxcom since June 1999. She also sits on the Board of Directors of Sport and Terapy Center, S.A. de C.V., Operadora Plusgamma, S.A. de C.V. (formerly Recover, S.A. de C.V.), Corporacion Plusgamma, S.A. de C.V. (formerly known as Laguna Real, S.A. de C.V.). Previously, Ms. Aguirre sat on the Board of Directors of Majurame, S.A. de C.V. and Cable Centro, S.A. de C.V. from February 1997 to April 1999 and was an Alternate Director of Grupo Radio Centro, S.A. de C.V., from July 1998 to May 1999. In her capacity as Alternate Director, Ms. Aguirre had both director and management responsibilities. Ms Aguirre holds an undergraduate degree in communications from the Universidad Ibero Americana.

     MARIA TRINIDAD AGUIRRE GOMEZ has been a series A director of Maxcom since May 1998. She also sits on the Board of Directors of Talento Arte Visual, S.A. de C.V., Promotora de Radiodifusion del Sureste, S.A. de C.V., Promotora de Publicidad del Sureste, S.A. de C.V. and Publicidad y Promocion del Sureste, S.A. de C.V. Previously, Ms. Aguirre was an Alternate Director of Grupo Radio Centro, S.A. de C.V. from March 10, 1997 to May 7, 1999. Ms. Aguirre holds an undergraduate degree in communications from the Universidad Iberoamericana.

     MARCO PROVENCIO MUNOZ has been a series A director of Maxcom since May 2001. He is also a partner and head of the public relations practice at the consulting firm MBD: Mexico Business Development. During 2000, Mr. Provencio was the press secretary and the spokesman for the then Mexican President Mr. Ernesto Zedillo. He served 14 years in the Ministry of Finance and Public Credit where he held various positions, including Director General for International Financial Affairs. Mr. Provencio worked also for three years for the Foreign Affairs Ministry, where he was appointed under-secretary for Economic and Multicultural Affairs. Mr. Provencio holds an undergraduate degree in economics from the Universidad Interamericana and a masters degree in economics and public affairs from the Woodrow Wilson School at Princeton University.

     GILBERTO SOLIS SILVA has been a series A director of Maxcom since August 1997. He also is the Secretary of the Board of Radiocomunicacion Profesional, S.A. de C.V., Radiocomunicacion Enfocada, S.A. de C.V. and Radiocomunicacion Saltillo, S.A. de C.V. Previously, Mr. Solis sat on the Board of Directors of Grupo Radio Centro, S.A. de C.V. from 1990 to 1998. Mr. Solis holds an undergraduate degree in geological engineering from the UNAM.

     MICHAEL R. COLTRANE has been a series B director and Vice Chairman of Maxcom since August 1997. Mr. Coltrane is President, Chief Executive Officer and Director of CT Communications, Inc. He also sits on the Board of Directors of Palmetto MobileNet, L.P., Access/On Multimedia, First Charter

Corporation, and Northeast Medical Center. Mr. Coltrane is Vice Chairman of First Charter Corporation, the parent company of First Charter National Bank and Chairman of the United States Telecom Association. Previously, Mr. Coltrane served for more than six years as Executive Vice President of First Charter National Bank. Mr. Coltrane holds an undergraduate degree from Davidson College and a master's degree in business administration from the Wharton School of Business of the University of Pennsylvania.

     JACQUES GLIKSBERG has been a series N director of Maxcom since May 1998. He also sits on the Board of Directors of Acme Paging, L.P., Bank America International Investment Corporation, Structured Intelligence LLP, Organizacion Rescarven, C.A. (Venezuela), Vesper Holdings, Velocom and Difusion Panoramica S.A. de C.V. Mr. Gliksberg has been a managing partner of Bank of America Equity Partners since 1994. Mr. Gliksberg holds a Bachelor of Arts degree in Economics and Political Science from the University of Rochester and a master's degree in business administration from the J. L. Kellogg Graduate School of Management of Northwestern University, Chicago, Illinois.

     SEBASTIAN VALDEZ has been a series N director of Maxcom since October 2000. He is Vice President of BancBoston Capital Inc. and President of BancBoston Investments Microserving Holdings, Inc. Further, he is on the Board of Directors of Grupo Embotelladores De Sureste S.A. de C.V., Recovery International Group Holdings and BancBoston Investments Microserving Holdings, Inc. Prior to joining us, Mr. Valdez spent four years as Vice President Loan Syndicate for BancBoston Securities, Inc. He was also a Vice President at the BankBoston Precious Metals division. Mr. Valdez joined BankBoston's Buenos Aires branch in 1985. Mr. Valdez holds an undergraduate degree from Instituto Tecnologico de Buenos Aires, Argentina.

     SALVATORE A. GRASSO has been a series N director of Maxcom since May 1998. He also sits on the Board of Directors of Bachow and Associates, Inc. Mr. Grasso is currently Managing Director and Chief Financial Officer of Bachow and Associates, Inc., Chief Financial Officer of Bachow Innovative Master Fund, Ltd. and Paul S. Bachow Co-Investment Fund, LP. Further, he is the Vice-President of Bachow/ Coastel Operations, Inc., Bala Equity, Inc., Bachow Co-Investment, Inc, Bachow 39 GHz, Inc., Bala Equity IV, Inc., Bachow Innovative Equity, LC, Bachow/Coastal, LLC, Bachow/Coastal, Inc., Bachow Investment Partners III, LP, Bachow Co-Investment, Inc., Bachow Strategic Partners, LLC. He is also a Partner in Bala Equity Partners, L.P., Bachow Co-Investment, L.P., Bachow Innovative Partners, L.P., Bachow Innovative Equity, L.P., Bachow Strategic Partners, L.P. and Bachtel Development, L.P. Mr. Grasso holds a bachelor of science degree in accounting from St. Joseph's University and is a certified public accountant in the state of Pennsylvania.

     ROBERTO CHUTE, who is expected to become a series B and B1 director upon implementation of the proposed capital restructuring, sits on the Board of Directors of Difusion Panoramica, a Mexican outdoor advertising company, and Eki Discount, an Argentinean discount store chain. Mr. Chute has been an associate of Bank of America Equity Partners since September 2001. Previously, Mr. Chute worked for Goldman, Sachs, Techint and Strat Management Consulting. Mr. Chute holds an industrial engineering degree from the Instituto Tecnologico de Buenos Aires, Argentina and a master's degree in business administration from the J. L. Kellogg Graduate School of Management of Northwestern University, Chicago, Illinois.

     BARRY RUBENS, who is expected to become a Series B and B1 director upon implementation of the proposed capital restructuring, has been a Senior Vice President, the Chief Financial Officer, Secretary and Treasurer of CT Communications, Inc. since 1995. Mr. Rubens was Vice-President for External Affairs of the same company from 1992 to 1995. Prior to this, Mr. Rubens was a senior manager in Ernst & Young's telecommunications practice in Washington, D.C. Mr. Rubens serves on the executive committee of BellSouth Carolinas PCS, LLC, as a director of Carolinas FiberNet and as an officer and board member of Wireless One of North Carolina, LLC.

Executive officers

     In April 2001, Mr. Fulvio del Valle was appointed as Chief Executive Officer. In February 2001, Mr. Eduardo Patron was appointed as Chief Marketing Officer. In May 2001, Mr. Rene Sagastuy was appointed as Chief Operating Officer and Mr. Ricardo Arevalo was appointed as Chief Information System Officer. In June 2001, Ms. Eloisa Martinez was appointed Chief Financial Officer. In September 2001, Mr. Francisco Soroa de las Cuevas was appointed Vice-President of Corporate Communications and Public Relations.

     The following table sets forth our current executive officers (ages as of December 31, 2001):

NAME                                                         POSITION                    AGE
----                                                         --------                    ---
Fulvio del Valle..........................  President and Chief Executive Officer        52
Rene Sagastuy.............................  Chief Operating Officer                      41
Eloisa Martinez...........................  Chief Financial Officer                      42
Eduardo Patron............................  Chief Marketing Officer                      44
Ricardo Arevalo Ruiz......................  Chief Information Systems Officer            37
Francisco Soroa de las Cuevas.............  Vice-President, Corporate Communications     48
                                            and Public Relations
Carlos Castro Paniagua....................  Vice-President, Human Resources              51

     Set forth below is a brief biographical description of each of our executive officers not otherwise provided above:

     FULVIO V. DEL VALLE has been the President and Chief Executive Officer of Maxcom since April 2001. Prior to joining Maxcom, Mr. del Valle was President of Iusacell since June 1997 and a member of its Board of Directors since June 1998. From August 1996 until June 1997, Mr. del Valle served as President of the non-wireline cellular companies in Regions 3 (Norcel) and 4 (CedeTel). For more than 20 years prior, Mr. del Valle served in senior Latin America region executive positions for several multinational positions for several multinational corporations. Mr. del Valle was employed by AMP Inc. as regional director, Latin America, from January 1996 through July 1996 and as President, Mexico, from August 1992 until December 1995. From September 1986 until July 1992, Mr. del Valle served as Regional Director for South America, Electronic Division, for DuPont Latin America Corp. and from March 1980 through August 1986, he served as general manager, Latin American North Region, for National Semiconductor Corp. Mr. del Valle holds an undergraduate degree in electrical engineering from the Instituto Politecnico Nacional of Mexico and a master's degree in physics from Virginia Polytechnic Institute.

     RENE SAGASTUY has been Chief Operating Officer to Maxcom since May 2001. Prior to joining Maxcom, Mr. Sagastuy served for one year as Director of Operations for Johnson Controls in Mexico, a U.S. public company with 19 manufacturing sites in Mexico. Mr. Sagastuy also served as operations, strategic planning, manufacturing and project manager and director of several companies in Mexico, including Avex Electronics, AMP de Mexico, S.A. de C.V. and the Jefferson Smurfit Group in Mexico. Mr. Sagastuy holds a bachelor's degree in civil engineering from the Universidad Iberoamericana in Mexico and a master's degree in Business Administration form the Instituto Technologico Autonomo de Mexico.

     ELOISA MARTINEZ has been Chief Financial Officer since June 2001. Prior to joining Maxcom, Ms. Martinez served for two years as Financial Planning and Control Director and two years as Assistant to the Chief Financial Officer at Iusacell. Previously, Ms. Martinez worked for 12 years at IBM Corporation in Mexico and in the United States, where she held the positions of Controller, Internal Audit Manager, Corporate Internal Auditor and Business Control and Planning Analyst. Ms. Martinez holds a bachelor's degree in Business Administration from the Instituto Politecnico Nacional in Mexico City and a master's degree in Business Administration from the Instituto Tecnologico de Estudios Superiores de Monterrey.

     EDUARDO PATRON has been Chief Marketing Officer of Maxcom since February 2001. Prior to joining Maxcom, Mr. Patron served for 14 years as Marketing Director, Assistant General Manager and in several other positions for Kraft Foods in Mexico, a subsidiary of Phillip Morris. Previously, Mr. Patron worked as Promotion and Merchandising Manager for Alfa Alimentos, S.A. de C.V., a food company, and as an account executive for A. C. Nielsen. Mr. Patron holds an Industrial Engineering degree from the Universidad Iberoamericana in Mexico.

     RICARDO AREVALO RUIZ has been Chief Information Systems Officer since April 2001. Prior to joining Maxcom, Mr. Arevalo served as Vice-President, Information Systems and Chief Information Officer of Iusacell from August 1997 to May 2001. Mr. Arevalo also served as Vice President, Information Systems, as Chief Information Officer and as Director, Systems Development of Grupo Iusacell Cellular during the previous two years. Before then, Mr. Arevalo served as Director of Information Systems, Materials, Logistics and Customer Service of AMP de Mexico, S.A. de C.V. from May 1993 until August 1997. Mr. Arevalo was also the Information Systems Manager for Tequila Cuervo, S.A. de C.V. from October 1990 until May 1993. Mr. Arevalo has an undergraduate degree in computer sciences and a diploma in marketing from the Instituto Technologico y de Estudios Superiores de Monterrey.

     FRANCISCO SOROA DE LAS CUEVAS has been Vice-President of Corporate Communications and Public Relations since September 2001. Prior to joining Maxcom, he held the same position at Nissan Mexicana for two years and at Iusacell for three years. Mr. Soroa has also served as Director of Public Relations for Pepsico de Mexico and Director of Public Relations and Press Secretary of the State of Puebla. Mr. Soroa de las Cuevas holds a bachelor's degree in International Relations, a Business Management Communications degree from the Universidad de las Americas and a Human Resources Management degree from Michigan University. He holds a bachelor's degree in International Relations from the Universidad de las Americas.

     CARLOS CASTRO PANIAGUA has been Vice-President of Human Resources since March 2001. Prior to joining Maxcom, Mr. Castro served as Director of Human Resources at Gillette de Mexico for twelve years and as Director of Corporate Human Resources at Phillips Mexicana for two years. Mr. Castro also served at Gillette de Mexico as engineering manager and production manager. Mr. Castro holds an industrial degree from the Centro Nacional de Ensenanza Tecnico Industrial.

COMPENSATION

General

     For the year ended December 31, 2001, our executive officers received an aggregate compensation (including bonuses and severance payments) of approximately Ps.28.1 million. These amounts represent 6.5% of Maxcom's total selling, general and administrative expenses for 2001.

     Through December 31, 2001, members of our Board of Directors received options to purchase up to 250 series N shares at an exercise price of U.S.$0.01 per share, each time the member attended a Board of Directors or an Operating Advisory Committee meeting. The Chairman of the Board received options to purchase up to 500 series N shares at an exercise price of U.S.$0.01 per share each time he attended. There were two Board of Directors meetings and six Operating Advisory Committee meetings during 2001. In 2001, we granted to our directors options to purchase a total of up to 26,000 series N shares.

     Starting January 1, 2002, members and the Chairman of the Board will receive options to purchase up to 2,500 and 5,000 series N shares, respectively, at an exercise price of U.S.$0.01 per share, for each meeting attended. Both the 2001 and the 2002 options vest immediately.

Old executive stock option plan

     We implemented an executive compensation plan that included bonuses and stock options on our C/N CPOs (which are described in note (1) under "Principal Shareholders -- Major shareholders"). Upon the completion of the proposed capital restructuring described in "Principal Shareholders -- Capital restructuring," beneficiaries under the plan will receive series N shares in exchange for their series C shares.

     We granted 142,250, 583,000 and 206,820 options in 1999, 2000 and 2001, respectively for the services rendered during the years 1998, 1999 and 2000. Options granted had exercise prices of U.S.$8.70, U.S.$10.45 and U.S.$12.55, respectively, which were the then estimated fair market values. Of these options, 356,108 had vested and 12,424 had been forfeited at December 31, 2001.

New executive stock option plan

     Subject to the consummation of the exchange offer, we expect to implement a new executive stock plan, covering services rendered during the years 2001, 2002 and 2003. The plan will be divided into four levels, depending on the ranking of the different members of management. We expect that there will initially be 80 participants in the plan. Participants in the top three levels will be guaranteed a minimum number of options for series N stock. The granting of options for the fourth level, which is comprised of the junior-most management, will be discretionary.

     The number of options granted will depend on certain revenue and operating cash flow targets. There will be a bonus portion of the plan that will be allocated to individual executives at the discretion of management and the Board of Directors. Vesting will be 20% upon allocation and 20% per year for the next four years. Options will be granted in April 2002, 2003 and 2004 at exercise prices of U.S.$0.4927, U.S.$0.5912 and U.S.$0.7094, respectively.

     The number of options that we expect to be granted under the stock option plan for our Chief Executive Officer will depend on revenue and cash flow targets, and other factors such as the success of the debt restructuring, additional capital raising and the obtainment of certain regulatory approvals. In addition, the vesting will be over a two-year period from the grant date with an exercise price of U.S.$0.4927 per share for all shares.

     The maximum aggregate number of shares of series N stock that can be distributed under the new executive stock plan (which includes the Chairman of the Board and Chief Executive Officer plan), including potential bonuses, will be 25.9 million shares of series N stock, which is equivalent to about 11.6% of our capital stock on a fully diluted basis, after giving effect to the exchange offer (assuming all old notes are exchanged) and the private equity investment.

BOARD PRACTICES

     The members of our Board of Directors are elected annually at our ordinary general meeting of shareholders. All board members hold the positions for one year and may be reelected.

     Our Board of Directors established an Operating Advisory Committee responsible for advising the Board on, and overseeing, Maxcom's operations. The Operating Advisory Committee is currently comprised of Adrian Aguirre, Jacques Gliksberg, Salvatore Grasso, Barry Rubens and Fulvio del Valle.

     Under the Mexican Companies Law (Ley General de Sociedades Mercantiles), we are required to have at least one statutory auditor (comisario), who is elected by our shareholders at the annual ordinary general shareholders' meeting. C.P. Juan Manuel Ferron is our statutory auditor. The primary role of the statutory auditor is to report to our shareholders at the annual ordinary general shareholders' meeting regarding the accuracy, sufficiency and reasonable basis of the financial information presented to such shareholders by the Board of Directors.

     Our executive officers are appointed by the Board of Directors for an indefinite term and may be removed by the Board at will, provided the corresponding severance payments are made in accordance with Mexican labor law and the applicable labor contract.

     Members of the Board of Directors are not entitled to any benefits upon termination.

SHARE OWNERSHIP

     None of our directors or officers owns more than 1% of our shares, excluding the shares held by the Aguirre Gomez family, which are described below in "Principal Shareholders."

     The only agreement that we currently maintain for purposes of compensating our employees with our capital stock is our old executive stock option plan, described above under "-- Compensation."

                             PRINCIPAL SHAREHOLDERS

MAJOR SHAREHOLDERS

     The following table presents the current equity structure of Maxcom before the consummation of the exchange offer, the private equity investment and the proposed capital restructuring.

                           SERIES A STOCK       SERIES B STOCK     SERIES C STOCK(1)    SERIES N STOCK(1)           TOTAL
                         ------------------   ------------------   ------------------   ------------------   -------------------
                          NUMBER       %       NUMBER       %       NUMBER       %       NUMBER       %        NUMBER       %
NAME OF STOCKHOLDER      OF STOCK    OWNED    OF STOCK    OWNED    OF STOCK    OWNED    OF STOCK    OWNED     OF STOCK    OWNED
-------------------      ---------   ------   ---------   ------   ---------   ------   ---------   ------   ----------   ------
Aguirre Gomez
  Family(2)............  1,276,428   100.0%                          405,064     7.2%     405,064     7.2%    2,086,556    15.2%
CT Global
  Telecommunications,
  Inc. ................                       1,226,372   100.0%     515,953    10.9%     515,953    10.9%    2,258,279    16.4%
BankAmerica
  International
  Investment
  Corporation..........                                            1,577,582    28.1%   1,577,582    28.1%    3,155,164    22.9%
Bachow Investment
  Partners III, LP.....                                            1,166,568    20.8%   1,166,568    20.8%    2,333,136    17.0%
Latinvest Strategic
  Investment Fund,
  L.P. ................                                              671,964    12.0%     671,964    12.0%    1,343,928     9.8%
BancBoston Investments,
  Inc. ................                                              658,702    11.7%     658,702    11.7%    1,317,404     9.6%
LA Strategic Capital
  Partners II..........                                              175,287     1.3%     175,287     1.3%      350,573     2.5%
Other Investors........                                              451,702     8.0%     451,702     8.0%      903,404     6.6%
                         ---------   ------   ---------   ------   ---------   ------   ---------   ------   ----------   ------
                         1,276,428   100.0%   1,226,372   100.0%   5,622,822     100%   5,622,822   100.0%   13,748,444   100.0%

---------------

(1) The series C and series N stock were deposited into a trust, which issued C/N CPOs and which will be terminated upon the consummation of the exchange offer. Upon implementation of the capital restructuring, all current series C shares will be converted into series N shares, the C/N CPO Trust will be terminated and the C/N CPOs will be cancelled.

(2) The shares of Maxcom controlled by the Aguirre Gomez family are held individually or through trusts or corporations.

SHARE OWNERSHIP UPON RECAPITALIZATION

     The following table presents Maxcom equity structure after giving effect to the consummation of the exchange offer (assuming all old notes are exchanged) and the private equity investment.

                             SERIES A    SERIES A1   SERIES B    SERIES B1    SERIES N     SERIES N1    SERIES N2
NAME OF SHAREHOLDER           SHARES      SHARES      SHARES      SHARES       SHARES       SHARES        SHARES        TOTAL
-------------------          ---------   ---------   ---------   ---------   ----------   -----------   ----------   -----------
Current shareholders(1)....  1,276,428               1,226,372               11,245,644                               13,748,444
New investors(2)...........              6,088,898               5,850,118                122,408,394                134,347,410
Old note holders(3)........                                                                             28,050,000    28,050,000
                             ---------   ---------   ---------   ---------   ----------   -----------   ----------   -----------
 Subtotal..................  1,276,428   6,088,898   1,226,372   5,850,118   11,245,644   122,408,394   28,050,000   176,145,854
                             =========   =========   =========   =========   ==========   ===========   ==========   ===========

                                %
NAME OF SHAREHOLDER           OWNED
-------------------          -------
Current shareholders(1)....    7.80%
New investors(2)...........   76.27%
Old note holders(3)........   15.92%
                             -------
 Subtotal..................  100.00%
                             =======

---------------

(1) Current shareholders include all the shareholders mentioned in the table above.

(2) New investors include those investors who participate in the private equity investment. These investors include some of the current shareholders (and affiliates of our current shareholders) such as certain members of the Aguirre Gomez family, Nexus and BAS Capital Funding Corporation, and certain first-time equity investors.

(3) Old note holders are those who exchange their old notes in the exchange offer.

     In addition, upon the implementation of the proposed capital restructuring, we will issue options for the purchase of up to 33.2 million series N shares. See "-- Outstanding options and warrants."

     The following table presents Maxcom's equity structure after giving effect to the consummation of the exchange offer (assuming all old notes are exchanged), the private equity investment and the implementation of the proposed capital restructuring, on a fully diluted basis:

                             SERIES A    SERIES A1   SERIES B    SERIES B1    SERIES N     SERIES N1    SERIES N2
NAME OF SHAREHOLDER           SHARES      SHARES      SHARES      SHARES       SHARES       SHARES        SHARES        TOTAL
-------------------          ---------   ---------   ---------   ---------   ----------   -----------   ----------   -----------
Current shareholders.......  1,276,428               1,226,372               11,245,644                               13,748,444
New investors..............              6,088,898               5,850,118                122,408,394                134,347,410
Old note holder............                                                                             28,050,000    28,050,000
Options and warrants.......                                                  38,820,624                               38,820,624
                             ---------   ---------   ---------   ---------   ----------   -----------   ----------   -----------
 Subtotal..................  1,276,428   6,088,898   1,226,372   5,850,118   50,066,268   122,408,394   28,050,000   214,966,478
                             =========   =========   =========   =========   ==========   ===========   ==========   ===========

                                %
NAME OF SHAREHOLDER           OWNED
-------------------          -------
Current shareholders.......    6.40%
New investors..............   62.50%
Old note holder............   13.04%
Options and warrants.......   18.06%
                             -------
 Subtotal..................  100.00%
                             =======

PROPOSED CAPITAL RESTRUCTURING

     In order to consummate the transactions described in this offering circular, we have filed a request with the Mexican Foreign Investment Bureau (Direccion General de Inversion Extranjera) to increase our ability to issue neutral investment shares for up to 95% of our total capital stock and to simplify our equity structure.

     Under the proposed capital restructuring, we will liquidate the existing C/N CPO trust and cancel the corresponding C/N CPOs. Additionally, the series C stock will be converted at an exchange ratio of one-to-one into series N stock. As a result, the holders of the C/N CPOs will become the direct holders of two shares of series N stock for each C/N CPO.

     Additionally, in connection with the exchange offer we will issue the following series of stock:

     - Series A1 common voting stock with preferred liquidation rights;

     - Series B1 common voting stock with preferred liquidation rights;

     - Series N1 preferred stock with limited voting rights; and

     - Series N2 preferred stock with limited voting rights.

     The holders of our series A stock and series A1 preferred stock voting together as a class will have the ability to elect the majority of the Board of Directors. All series A stock and A1 preferred stock will be beneficially owned, directly or indirectly, by several members of the Aguirre Gomez family, including Adrian Aguirre Gomez, Maria Guadalupe Aguirre Gomez, Maria Elena Aguirre Gomez, and Maria Trinidad Aguirre Gomez. Pursuant to our by-laws, our series A stock and A1 preferred stock will represent 51% of our voting stock and may only be held by Mexican nationals.

     Although the Aguirre Gomez family will hold 51% of the voting stock through the series A stock and A1 preferred stock, and will have the power to elect the majority of the Board of Directors, its ability to control Maxcom will be substantially limited by the terms of the securityholders' agreement described below under "-- Securityholders agreement." The holders of our series B stock and series B1 preferred stock voting together will have the right to elect four directors of our nine-member Board of Directors. However, pursuant to the terms of the securityholders agreement, the series B and B1 director will be elected from among nominees proposed by Nexus.

     The holders of our series N2 preferred stock will have the right to appoint an observer to the Board of Directors for so long as (i) the series N2 preferred shares represent at least 3% of the outstanding capital stock of Maxcom or (ii) there is at least one share of series N2 preferred stock remain outstanding and at least U.S.$17.5 million aggregate principal amount of the new notes remain outstanding. This observer, who will not be a member of the Board of Directors, will have the right to attend meetings of the Board of Directors but will not be entitled to vote.

     The new capital structure is contingent upon, among other things, the obtainment of required governmental approvals and the amendment of our existing by-laws.

OUTSTANDING OPTIONS AND WARRANTS

     As of the date hereof, we have authorized the issuance of options and warrants for the purchase of up to 5.6 million series N shares. Upon consummation of the exchange offer, the private equity investment and the proposed capital restructuring, we will authorize the issuance of options for the purchase of up to an additional 33.2 million series N shares. Each option entitles the holder to purchase one series N share or, so long as the C/N CPO trust is in existence, either a series N or a series C share but in the form of a C/N CPO. The following table presents information concerning the stock options and warrants that will be authorized for grant or outstanding after giving effect to the authorization for issuance of the stock options for the 33.2 million series N shares:

                                                                                      PERCENTAGE
                                                    NUMBER OF    EXERCISE PRICE       OF OPTIONS
NAME OF OPTION HOLDER                                OPTIONS        PER SHARE          VESTED %
---------------------                              -----------   ---------------   ----------------
Nissho Iwai American Corporation(1)..............      337,472        U.S.$10.87          100
CT Global Telecommunications, Inc. (operating
  services)(2)...................................    1,105,779              3.06          100
Bachow & Associates, Inc. (strategic assistance
  services)(3)...................................      442,312              3.06          100
Amsterdam Pacific LLC............................       24,426              8.70          100
1998-2000 Executive Stock Option Plan............      575,000     8.70 to 12.50           38
2001-2003 Executive Stock Option Plan............   18,120,000      0.49 to 0.71            0
UBS Warburg LLC(4)...............................       89,244              0.01          100
Donaldson, Lufkin & Jenrette Securities
  Corporation(4).................................       22,312              0.01          100
Predecessor old notes warrantholders(5)..........      764,938              0.01          100
Gian Carlo Pecchioni(6)..........................       10,000              0.01          100
Adrian Aguirre(7)................................    3,626,959              0.49           52
Fulvio Del Valle stock option plan...............    7,730,177              0.49            0
Fulvio Del Valle (bonuses)(8)....................    3,957,588              0.01           51
Eduardo Patron (signing bonus)...................      108,100              0.01          100
Rene Sagastuy (signing bonus)....................       54,050              0.01          100
Ricardo Arevalo (signing bonus)..................       54,050              0.01          100
Eloisa Martinez (signing bonus)..................       43,240              0.01          100
Francisco Soroa (signing bonus)..................       36,105              0.01          100
Signing bonus reserve for new officers...........      407,103              0.01            0
BankAmerica International Investment Corporation
  (management services)(9).......................      249,781              0.01          100
LA Strategic Capital Partners II (management
  services)(10)..................................       27,754              0.01          100
Bachow & Associates, Inc. (management
  services)(11)..................................      277,535              0.01          100
Directors compensation...........................      756,699              0.01            3
                                                   -----------
TOTAL............................................   38,820,624

---------------

 (1) These options were issued in 1998 as partial compensation for vendor financing.

 (2) We authorized the issuance of options to purchase up to 250,000 series N shares at U.S.$8.70 per share in May 1998 as compensation for operating services. Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to an additional 855,779 series N shares at an exercise price of U.S.$3.06 per share and to reduce the exercise price of the original options to U.S.$3.06 per share as partial anti-dilution protection. See "Certain Transactions -- Operation services" and "Certain Transactions -- Option grants to shareholders."

 (3) We authorized the issuance of options to purchase up to 100,000 series N shares at U.S.$8.70 per share in May 1998 as compensation for strategic assistance services. Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to an additional 342,312 series N shares at an exercise price of U.S.$3.06 per share and to reduce the exercise price of the original options to U.S.$3.06 per share as partial anti-dilution protection. See "Certain Transactions -- Strategic assistance services" and "Certain Transactions -- Management services."

 (4) These warrants were issued in March 2000 as partial compensation for underwriting services related to the issuance of units comprised of our predecessor old notes and warrants.

 (5) These warrants were issued as part of the March 2000 offering of our units comprised of our predecessor old notes and warrants.

 (6) Mr. Pecchioni is a former Chief Executive Officer of Maxcom. These options, which are partial compensation for his services, have been exercised; however, the issuance of the underlying shares is subject to certain corporate and regulatory approvals.

 (7) We issued options to purchase up to 375,000 series N shares at a strike price varying between U.S.$8.70 and U.S.$12.50 per share pursuant to the old executive stock option plan described in "Management -- Compensation -- Old executive stock option plan." Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to 3,251,959 series N shares at an exercise price of U.S.$0.49 and to reduce the exercise price of the original options to U.S.$0.49 per share as partial anti-dilution protection.

 (8) These options relate to signing, performance and special bonuses. The number of options presented represent the maximum number of options that could be earned if all incentive targets are met. See
     "Management -- Compensation -- New execution stock option plan."

 (9) We issued options to purchase up to 42,300 series N shares at U.S.$0.01 per share in May 2001 as compensation for management services provided during 2000. Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to an additional 207,481 series N shares at an exercise price of U.S.$0.01 per share as partial anti-dilution protection. See "Certain Transactions -- Management services."

(10) We issued options to purchase up to 4,700 series N shares at U.S.$0.01 per share in May 2001 as compensation for management services provided during 2000. Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to an additional 23,053 series N shares at an exercise price of U.S.$0.01 per share as partial anti-dilution protection. See "Certain Transactions -- Management services."

(11) We issued options to purchase up to 47,000 series N shares at U.S.$0.01 per share in May 2001 as compensation for management services provided during 2000. Pursuant to the proposed capital restructuring, we have authorized the issuance of options to purchase up to an additional 230,535 series N shares at an exercise price of U.S.$0.01 per share as partial anti-dilution protection. See "Certain Transactions -- Management services."

SECURITYHOLDERS AGREEMENT

     On August 18, 2000, Maxcom executed an amended and restated securityholders agreement with our shareholders to, among other things, reflect the then restructuring of our capital stock and to provide that the exchange of series C stock and series N stock for CPOs may not adversely affect in any manner the rights granted to the holders of the series N stock under the original securityholders agreement.

     The securityholders agreement will be amended and restated in connection with our recapitalization. All of the holders of series A stock, series A1 preferred stock, series B stock, series B1 preferred stock, series N stock and series N1 preferred stock will be parties to the securityholders agreement, which will set forth certain corporate governance and the transfer or sale of such securities. The primary purpose of the proposed securityholders agreement is to confirm the rights and obligations under the proposed by-laws of each of the parties to such agreement. Accordingly, with certain limited exceptions, the terms of the proposed securityholders agreement are substantially the same as the terms of the proposed by-laws as applicable to the holders of series A stock, series A1 preferred stock, series B stock, series B1 preferred stock, series N stock and series N1 preferred stock.

     In particular, the proposed securityholders agreement provides that we will be managed by a Board of Directors composed of nine members and nine alternate members. Five members will be designated by holders of a majority of the series A stock and the series A1 preferred stock, voting together as a single class, and the remaining four members will be designated by the holders of our series B stock and series B1 preferred stock voting together. However, the series B and B1 directors will be selected from among nominees proposed by Nexus.

     Pursuant to the proposed securityholders agreement, Maxcom is required to deliver to certain significant holders of series A, B and N stock and series A1, B1 and N1 preferred stock financial statements and other information reasonably requested by such shareholders.

     In addition, the proposed securityholders agreement provides, among other things, approval of key matters (which will require the affirmative vote of both Nexus and the Board, inclusive the approval of at least one director designated by Nexus), restrictions on transfers, rights of first offer, participation rights, and rights and obligations with respect to public offerings. For further description of corresponding provisions of the proposed by-laws see "Description of the CPOs and the Series N2 Preferred Stock."

                              CERTAIN TRANSACTIONS

GENERAL POLICY

     Our general policy is that we will not, and will not permit our subsidiaries to, enter into any contract or transaction with or for the benefit of any affiliate (other than transactions between us and our subsidiary), which is not at a price and on other terms at least as favorable to Maxcom or our subsidiaries as those which could be obtained on an arm's-length basis from an unaffiliated third party.

OPERATION SERVICES

     On October 17, 1997, we entered into an operating agreement with CT Global Telecommunications, Inc., our series B shareholder. This agreement was amended and restated as of May 21, 1998 and October 1, 1999 and was terminated on December 31, 2000. Under this agreement, CT Global was responsible for:

     - the planning, supervision, implementation and management of our network construction and operations and for the transfer of responsibility to us following the start-up phase;

     - the management, advice and assistance for the overall direction, planning, coordination and supervision of our day-to-day telephone operations;

     - the provision of our Chief Operating Officer, other management and other CT Global employees with appropriate experience and training;

     - the design and supervision of the implementation of focused marketing and sales services;

     - the planning, coordination and supervision of our operational financial affairs, including the preparation of an annual operating budget; and

     - the training of personnel to enable us to assume direct responsibility for all operations.

     From October 1, 1999 through December 31, 2000, CT Global was responsible for:

     - continuing to provide us with advisory, consulting and support services; and

     - the administrative responsibilities for all employees seconded to us.

     In addition, we paid CT Global U.S.$4.6 million and U.S.$3.7 million for reimbursement of expenses related to the secondment of several management-level employees during 1999 and 2000, respectively.

     Finally, CT Global earned options to purchase 250,000 series N shares as incentive compensation for meeting certain start-up and operational targets. The exercise price for these is U.S.$8.70 per share, provided that the maximum value that CT Global may realize upon the exercise of the options may not exceed U.S.$40.00 per share. For each of 1999 and 2000, we paid CT Global U.S.$0.9 million for its services. No amounts were paid in 2001.

     In addition, as part of the proposed capital restructuring described in "Principal Shareholders -- Proposed capital restructuring", we have authorized the issuance of options in favor of CT Global to purchase up to 855,779 series N shares at an exercise price of U.S.$3.06 per share and to reduce the exercise price of the original options to U.S.$3.06 per share as partial anti-dilution protection. See "Principal Shareholders -- Outstanding options and warrants."

STRATEGIC ASSISTANCE SERVICES

     On May 21, 1998, we entered into a strategic assistance agreement with Bachow & Associates, Inc., an affiliate of one of our current principal shareholders. The agreement provided that Bachow would help us to:

     - develop and implement a budget model template for our annual operating and capital budgets;

     - evaluate and assist in the choice and implementation of a financial accounting system;

     - develop a template for the monthly Board of Directors operational reporting package;

     - evaluate and assist in the choice and implementation of a customer billing system;

     - design a sales and marketing plan; and

     - provide training and guidance to our Chief Financial Officer.

     This agreement expired on April 1, 1999. For 1999, we paid Bachow U.S.$0.2 million for its services. In addition, Bachow received options to purchase 100,000 series N shares at a strike price of U.S.$8.70 per share. In accordance with the terms of the strategic assistance agreement, Bachow may elect to have the Company finance up to 95% of the exercise price with a seven-year term non-recourse loan that will be secured by the stock. The maximum value that Bachow may realize upon the exercise of the options may not exceed U.S.$40.00 per share.

INCENTIVE FOR CAPITAL CONTRIBUTIONS

     Our Board of Directors resolved on February 15, 2000, that those shareholders who commit to make or cause to be made a U.S.$35.0 million capital contribution by September 30, 2000 be compensated for providing such commitment. This capital contribution, which occurred in August 2000, was a condition to the offering of the notes. The committing shareholders, which include the Aguirre Gomez family, CT Global Telecommunications, Inc., BankAmerica International Investment Corporation, LA Strategic Capital Partners II, Bachow Investment Partners III, L.P. and BancBoston Investments, Inc., received warrants to purchase an aggregate of 70,002 series N stock, at an exercise price of U.S.$0.01 per share. As a result of a capital restructuring implemented in February 2000, the series N stock, if purchased, were automatically converted into C/N CPOs on a two-to-one basis. All warrants were exercised in June 2000.

ADVERTISING

     In 2001, we paid an aggregate of Ps.6.2 million to Operadora Plusgamma S.A. de C.V., a company controlled by certain members of the Aguirre Gomez family, for administrative services and advertising time purchased by Operadora Plusgamma from Grupo Radio Centro, which is an operator of a network of radio stations located throughout Mexico and a company owned by other family members of the Aguirre Gomez family.

     We have also tentatively agreed, conditioned on the consummation of the exchange offer, to purchase U.S.$3.0 million of advertising time over the Grupo Radio Centro radio network from Operadora Plusgamma. The amount of advertising time that we will receive will be determined by an independent expert. The Aguirre Gomez family will use the U.S.$3.0 million proceeds that will be received by Operadora Plusgamma from this agreement to purchase series A1 stock pursuant to the private equity investment.

MANAGEMENT SERVICES

     In May 2001, Bank America International Investment Corporation, Bachow & Associates, Inc. and LA Strategic Capital Partners II, which are principal shareholders (or affiliates of principal shareholders in the case of Bachow) received options to purchase an aggregate of 94,000 series N shares at an exercise price of U.S.$0.01 for management services rendered in 2000, during the term of vacancies in the offices of Chief Executive Officer, Chief Operating Officer and Chief Marketing Officer.

     In addition, as part of the proposed capital restructuring described in "Principal Shareholders -- Proposed capital restructuring", we have authorized the issuance to the same partners of options to purchase 461,069 series N shares at an exercise price of U.S.$0.01 per share partial anti-dilution protection. See "Principal Shareholders -- Outstanding Options and Warrants."

                          DESCRIPTION OF THE NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain definitions." In this description, the word "Company" refers only to Maxcom Telecomunicaciones, S.A. de C.V. and not its subsidiaries, and the words "note" and "notes" refer to the new notes.

     The notes will be issued under the indenture between Maxcom, the Guarantors and The Bank of New York, as trustee (the "Trustee"), to be entered into prior to consummation of the exchange offer.

     The following description is a summary of the material provisions of the indenture and does not restate that agreement in its entirety. The summary is subject to and qualified in its entirety by reference to all provisions of the indenture, including terms that are defined in the indenture and that are made a part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. The Company urges you to read the indenture because it, not this description, defines your rights as holders of the notes. You may request copies of the indenture from the information agent.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     These notes:

     - are unsecured senior obligations of the Company;

     - rank pari passu in right of payment to all existing and future Senior Indebtedness of the Company;

     - rank senior in right of payment to any future Subordinated Obligations of the Company; and

     - are unconditionally guaranteed by the Guarantors.

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue the notes with a maximum aggregate principal amount of U.S.$175 million, in denominations of U.S.$1.00 and integral multiples of U.S.$1.00. The notes will mature on March 1, 2007.

     The Company will pay interest on the principal amount of the notes as follows:

     - if the notes have not been accelerated as a result of an Event of Default, no interest will accrue or be payable for the period commencing on the Issue Date and continuing until February 28, 2006;

     - if no Event of Default has occurred and is continuing, interest will accrue at the rate of 10% per annum for the period commencing on March 1, 2006 and continuing until maturity of the notes, and the Company will pay such interest and Additional Amounts, if any, semi-annually in arrears on September 1, 2006 and March 1, 2007 to the registered Holders of record of these notes on August 15, 2006 and February 15, 2007, respectively, or if any such Interest Payment Date is not a Business Day, on the next succeeding Business Day;

     - if an Event of Default has occurred and is continuing on or prior to February 28, 2006 and the then outstanding principal amount of the notes becomes due and payable pursuant to the acceleration provisions of the indenture as a result of such Event of Default, interest (including post-petition interest in any proceeding under any bankruptcy law) will accrue at a defaulted interest rate of 3% per annum on principal and premium, if any, from the date of occurrence of the Event of Default until the notes, together with all interest, defaulted interest and Additional Amounts, if any, are paid in full; and

     - on or after March 1, 2006, the Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal, including any principal due and payable pursuant to the acceleration provisions of the indenture as a result of an Event of Default, and premium, if any, from time to time on demand at an interest rate of 11% per annum, and the Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SUBSIDIARY GUARANTEES

     The notes will be unconditionally guaranteed by each of the Company's current and future Restricted Subsidiaries. These subsidiary guarantees (the "Subsidiary Guarantees") will be the joint and several obligations of the Guarantors.

     A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

     (2) the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture reasonably satisfactory to the trustee, under the Notes, the Indenture and the Subsidiary Guarantee.

The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not the Company (either before or after giving effect to such transactions) or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the asset disposition provisions of the indenture; or

     (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not the Company (either before or after giving effect to such transactions) or a Restricted Subsidiary of the Company, if the sale complies with the asset disposition provisions of the indenture.

See "-- Certain covenants -- Limitation on sales of assets and subsidiary stock."

OPTIONAL REDEMPTION

     The Company may at its option on one or more occasions redeem the notes in whole or in part at a redemption price (expressed as a percentage of principal amount) of 101% plus accrued and unpaid interest and Additional Amounts (as defined below), if any, to the date of redemption.

SELECTION AND NOTICE OF REDEMPTION

     If the Company is redeeming less than all the notes at any time, the Trustee will select notes in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     The Company will redeem notes of U.S.$1.00 or whole multiples of U.S.$1.00, except that if all of the notes of a Holder are to be redeemed, then the entire outstanding amount of notes held by such Holder, even if not a multiple of U.S.$1.00, will be redeemed. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount to be redeemed. The Company will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of its Holder upon cancellation of the original note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     The Company is not required to make any mandatory redemption payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase the notes as described under the captions
"-- Change of control" and "-- Certain covenants -- Limitation on sales of assets and subsidiary stock." The Company may at any time and from time to time purchase notes in the open market or otherwise.

ADDITIONAL AMOUNTS

     All payments made on or with respect to the notes will be made free and clear of, and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Mexico or any of its related political subdivisions or taxing authorities (or by the jurisdiction of incorporation, seat of management or residence for tax purposes of any successor to the Company (a "Successor Jurisdiction")), including any related interest, penalties or additions ("Taxes"), unless the Company is (or any other entity, on the Company's behalf, is) required by law or by the interpretation or administration of law.

     If the Company is required to withhold or deduct any amount for or on account of Taxes from any payment made on or with respect to the notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder of the notes after such withholding or deduction (including withholding or deduction imposed upon such Additional Amounts) will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted.

However, no Additional Amounts will be payable with respect to:

     (1) any Taxes which are imposed solely by reason of a present or former connection between the Holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust or partnership) and the jurisdiction imposing such Taxes, other than a connection arising from the mere holding of, or receipt of payments on, the notes or by exercising any rights under the notes or the indenture;

     (2) any Taxes to the extent they are imposed solely by reason of the failure by the Holder or beneficial owner to comply with any certification, identification, documentation or other reporting requirements, whether imposed by statute, applicable tax treaty, regulation or administrative practice; provided that:

        (A) such compliance is required or imposed as a precondition to exemption from, or reduction in the rate of, such Taxes;

        (B) such Holder may legally comply with such requirements; and

        (C) at least 60 days prior to the first payment date with respect to which the Company applies this clause (2) (or in the event of any subsequent change in any such requirements, at least 60 days prior to the first payment date for which such change is effective) the Company has notified the Trustee and all Holders of the notes in writing as to any such requirements;

     (3) where presentation is required for payment on a note, any Taxes which are imposed solely by reason of the Holder's presentation of a note for payment more than 30 days after the date on which the relevant payment is first made available to the Holder (but only to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on any day (including the last day) within such 30-day period);

     (4) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any note;

     (5) any Taxes that are only payable other than by withholding or deduction; or

     (6) any combination of (1), (2), (3), (4) or (5) (the Taxes described in
         (1) through (6) for which no Additional Amounts are payable are hereinafter referred to as "Excluded Taxes").

     Notwithstanding the foregoing, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (2) above will not apply if:

     (i) the provision of information, documentation or other evidence described in such clause (2) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a note than comparable information or other reporting requirements imposed under U.S. tax law (including the United States -- Mexico Income Tax Treaty), regulation and administrative practice (such as IRS Forms W-8 and W-9); or

     (ii) Rule 3.31.9 issued by the Secretaria de Hacienda y Credito Publico (Ministry of Finance and Public Credit) on March 6, 2000 or a substantially similar successor of such rule is in effect, unless (a) the provision of the information, documentation or other evidence described in clause (2) is expressly required by statute, regulation, ruling or administrative practice in order to apply Rule 3.31.9 (or successor rule), the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.31.9 (or successor rule) or (b) in the case of a Holder or beneficial owner of a note that is a pension fund or other tax-exempt organization, payments to such Holder or beneficial owner would be subject to Taxes at a rate less than that provided by Rule
          3.31.9 (or successor rule) if the information, documentation or other evidence required under clause (2) above were provided.

     In addition, clause (2) above will be construed to require that a non-Mexican pension or retirement fund or other Holder or beneficial owner of a note register with the Ministry of Finance and Public Credit of Mexico for the purpose of establishing eligibility for an exemption from or reduction of Taxes.

     The Company will make any required withholding or deduction and remit the full amount deducted or withheld to the appropriate taxing authority as and when required by applicable law. The Company will furnish to the Trustee, within 30 days after the date the payment of any Taxes is due, evidence of such payment by the Company. The Company will deliver copies of such evidence to Holders of the notes or the Paying Agent upon request.

     The Company will indemnify and hold harmless each Holder of notes and, upon written request of any Holder of notes, reimburse each such Holder, for the amount of:

     (1) any Taxes (other than Excluded Taxes) levied or imposed and paid by such Holder as a result of payments made on or with respect to the notes; provided that reasonable supporting documentation is provided; and

     (2) any Taxes (other than Excluded Taxes) levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than Excluded Taxes) on such reimbursement had not been imposed.

     Any payments made pursuant to the preceding sentence will be treated as Additional Amounts for all relevant purposes.

     The Company will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in Mexico or any of its political subdivisions (or any Successor Jurisdiction) from the execution, delivery, registration of, or enforcement of rights under, the notes, the indenture or any related document.

     Whenever in the indenture, this offering circular or any related document there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable on or with respect to any note such mention will be deemed to include any Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

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     The obligation to pay Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

REDEMPTION FOR CHANGES IN MEXICAN WITHHOLDING TAXES

     If, as a result of any amendment to, or change in, the laws (or any related regulation or rulings) of Mexico or any related political subdivision or taxing authority affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which amendment or change of such laws, regulations or rulings becomes effective on or after the date on which the notes are originally issued, the Company would or would become obligated, after taking reasonable measures available to it to avoid such requirement, to pay Additional Amounts in respect of any note pursuant to its terms and conditions in excess of the Additional Amounts the Company would be obligated to pay if payments made on the notes were subject to withholding or deduction of Mexican Taxes at a rate of 4.9% ("Excessive Additional Amounts"), then, at the Company's option, the notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days notice mailed to the trustee at a cash price equal to the sum of:

     (1) 100% of the principal amount of the note on the date of redemption;

     (2) the related accrued and unpaid interest, if any, to the date of redemption; and

     (3) any Additional Amounts which would otherwise be payable.

     Notwithstanding the above, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which, but for such redemption, the Company would be obligated to pay Excessive Additional Amounts were any payment on the notes then due.

     Prior to the mailing of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee (1) a certificate signed by a duly authorized officer of our Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the notes have occurred and (2) a written opinion of independent counsel in Mexico reasonably acceptable to the Trustee to the effect that the Company has or will become obligated to pay such Excessive Additional Amounts as a result of such change or amendment. Once the Company delivers such notice to the Trustee, it will be irrevocable.

RANKING

Senior indebtedness versus notes

     The indebtedness evidenced by these notes will rank pari passu in right of payment to the Senior Indebtedness of the Company. As of December 31, 2001, after giving pro forma effect to this exchange offer (assuming all of the old notes are exchanged), the Company's other Senior Indebtedness would have been approximately U.S.$175.0 million.

Subordinated indebtedness versus notes

     The indebtedness evidenced by these notes will rank senior in right of payment to all future subordinated indebtedness of the Company.

SAME-DAY PAYMENT

     The indenture requires the Company to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the bank accounts in the U.S. specified by the Holders or, if no such account is specified, by mailing a check to each such Holder's registered address.

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CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest, if any, and Additional Amounts, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders;

         (A) beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other "person"; and

         (B) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors.

     For the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity;

     (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by the shareholders of the Company was ratified by a vote of at least a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election was previously so ratified) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

     (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction, and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Subsidiary of the transferor of such assets.

     For purposes of clause (2) above only, the term "Issue Date" means the Issue Date after giving effect to the Recapitalization.

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     Within 30 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, and Additional Amounts, if any, (the "Change of Control Purchase Price") to the Change of Control Payment Date (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

     (3) the Change of Control Payment Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

     (4) that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) shall cease to accrue interest and Additional Amounts, if applicable, after the Change of Control Payment Date;

     (5) that any Notes (or portions thereof) not validly tendered shall continue to accrue interest and Additional Amounts, if applicable; and

     (6) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

     The Change of Control Offer will remain open for a period of at least 30 days following its commencement but no longer than 60 days, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). On the first Business Day after the termination of the Change of Control Offer Period (the "Change of Control Payment Date"), the Company will purchase all notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer. Payment for any notes so purchased will be made in the same manner as interest payments are made on the notes.

     On or before the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all notes or portions thereof validly tendered and not properly withdrawn pursuant to the Change of Control Offer, (2) deposit by 10:00 a.m., New York City time, on such date with the paying agent an amount equal to the Change of Control Purchase Price in respect of all notes or portions thereof so validly tendered and not properly withdrawn and (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company. The paying agent shall promptly (but in any case not later than five days after the Change of Control Payment
Date) mail to each Holder of notes so validly tendered and not properly withdrawn the Change of Control Purchase Price for such notes.

     Upon surrender and cancellation of a definitive note that is purchased in part pursuant to the Change of Control Offer, the Company shall promptly issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the surrendering Holder of such definitive note, a new definitive note equal in principal amount to the unpurchased portion of such surrendered definitive note; provided that each such new certificated note shall be in a principal amount of U.S.$1.00 or an integral multiple thereof.

     Upon surrender of the global note that is purchased in part pursuant to a Change of Control Offer, the paying agent shall forward the global note to the Trustee who shall make a notation on Schedule A thereof to reduce the principal amount of such global note to an amount equal to the unpurchased portion of such global note. The Company shall publicly announce the results of the Change of Control Offer on the Change of Control Payment Date. For purposes of this provision, the Trustee shall act as the paying agent.

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     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain covenants -- Limitation on indebtedness," "-- Limitations on liens" and "-- Limitation on sale/leaseback transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

     The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

Limitation on indebtedness

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto no Default has occurred and is continuing, and

     (1) the Consolidated Leverage Ratio would be less than 3.75 to 1; and

     (2) the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), so long as no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

     (1) Indebtedness of the Company or a Restricted Subsidiary Incurred at any time after the Issue Date for the purposes of financing the cost (including the cost of design, construction, acquisition, installation, development, improvement or integration) of telecommunications assets (including acquisitions by way of capital lease and acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition to the extent of the fair value of the telecommunications assets so acquired), up to U.S.$100.0 million in aggregate principal amount at any one time outstanding; provided, however, that the Liens to secure Indebtedness

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          Incurred pursuant to this clause (1) are Liens permitted to be
          Incurred pursuant to clause (7) of the definition of "Permitted
          Liens";

     (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company or the Subsidiary Guarantee, in the case of any Guarantor;

     (3)  the notes and the related Subsidiary Guarantees;

     (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (2) or (3) of this covenant);

     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (3), (4), (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

     (7) Hedging Obligations that are Incurred for the purpose of protecting the Company against fluctuations in interest rates with respect to Indebtedness permitted to be Incurred by the Company pursuant to the indenture or against currency fluctuations in the ordinary course of business; provided, however, that the notional amount of any Hedging Obligations under any Interest Rate Agreement shall not exceed the principal amount of the Indebtedness appearing on the balance sheet of the Company for which the Interest Rate Agreement has been entered into and the aggregate notional amount of all Hedging Obligations under Currency Agreements shall not exceed U.S.$50.0 million at any one time outstanding;

     (8) Indebtedness consisting of Subordinated Obligations owing to any Persons that are not then Affiliates of the Company which is Incurred by the Company or any Restricted Subsidiary up to U.S.$25.0 million aggregate principal amount at any one time outstanding; provided, however, that any Indebtedness Incurred pursuant to this clause (8) shall not have a Stated Maturity on or prior to the Stated Maturity of the notes, shall not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holders thereof, in whole or in part, on or prior to the Stated Maturity of the notes and shall not pay principal or interest in cash on or prior to the Stated Maturity of the notes;

     (9) Indebtedness consisting of Subordinated Obligations owing to any then Affiliates of the Company which is Incurred by the Company or any Restricted Subsidiary up to U.S.$25.0 million aggregate principal amount at any one time outstanding; provided, however, that any Indebtedness Incurred pursuant to this clause (9) shall not have a Stated Maturity on or prior to the Stated Maturity of the notes, shall not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holders thereof, in
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

          whole or in part, on or prior to the Stated Maturity of the notes, shall not pay principal or interest in cash on or prior to the Stated Maturity of the notes and shall not accrete at a rate in excess of 18.0% per annum;

     (10) Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company in the ordinary course of business securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

     (11) Indebtedness of the Company to the extent the net proceeds thereof are promptly (i) used to purchase notes pursuant to a Change of Control Offer or (ii) deposited to defease the notes as described under "-- Defeasance";

     (12) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, from guarantees or from letters of credit, surety bonds or performance bonds securing such obligations, of the Company or its Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or a Restricted Subsidiary in connection with such disposition;

     (13) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the Incurrence of such Indebtedness are reimbursed within 30 days following such drawing or Incurrence;

     (14) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (15) Indebtedness equal to 100% of the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from the issuance or sale of Capital Stock or capital contributions subsequent to the Issue Date (other than pursuant to irrevocable commitments made on or prior to the Issue Date or an issuance or sale to a Subsidiary of the Company), except to the extent such Net Cash Proceeds have been applied to increase the amount of Restricted Payments under clause (a)(3)(B) pursuant to the covenant described under "-- Limitation on restricted payments" to make a Restricted Payment; and

     (16) Indebtedness of the Company in an aggregate principal amount which, when taken together with all other indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1)-(15) above or paragraph (a) above) does not exceed U.S.$20.0 million; provided that such Indebtedness is used for working capital and other general purposes.

     (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will (1) classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and

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(2) be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on restricted payments

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company is not entitled to Incur an additional U.S.$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

        (A) the remainder of (x) cumulative Consolidated Cash Flow during the period (taken as a single accounting period) beginning on the commencement of the third fiscal quarter of the Company after the Issue Date and ending on the last day of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment minus (y) the product of 2.75 times cumulative Consolidated Interest Expense during such period; plus

        (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company the issuance of Capital Stock of the Company pursuant to irrevocable commitments made in connection with the Recapitalization prior to the Issue Date or to the extent such Net Cash Proceeds are utilized as the basis for Incurring Indebtedness pursuant to clause (b)(15) of the covenant described under "-- Limitation on indebtedness," including sales to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided that the Company receives cash and that the Company does not directly or indirectly finance such purchases of Capital Stock, and 100% of any cash contribution subsequent to the Issue Date; plus

        (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

        (D) an amount equal to the sum of (x) the net reduction in Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments, proceeds representing the return of capital (excluding dividends and distributions to the extent that they are accounted for in Consolidated Cash Flow in clause (3)(A) above) in each case received by the Company or any Restricted Subsidiary, and (y) the portion (proportionate to the Company's equity interest in such Person) of the fair market value of the net assets of such Person at the time such Person is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Persons, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment under this clause (a)(3)) by the Company or any Restricted Subsidiary in such Person.

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     (b) The preceding provisions will not prohibit:

        (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company) or a substantially concurrent capital contribution; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

        (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) above (unless already incurred in determining the amount of Restricted Payments Previously made upon declaration of such dividend);

        (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments under clause (a)(3) above (unless already incurred in determining the amount of Restricted Payments previously made upon declaration of such dividend);

        (4) the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed U.S.$250,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) above;

        (5) the repurchase of Warrant Shares pursuant to the terms of the Warrant Agreement as in effect on the Issue Date;

        (6) any (A) liquidation preference accrual with respect to the New Preferred Shares or (B) liquidation preference payment made with respect to New Preferred Shares in accordance with the rights and designations of such Capital Stock as in effect on the Issue Date in connection with a Change of Control so long as the Company has made a Change of Control Offer and such Change of Control Offer has been completed pursuant to the "Change of Control" section above prior the payment of the liquidation preference; or

        (7) payments or distributions to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the covenant described under "-- Merger and consolidation."

Limitation on restrictions on distributions from restricted subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any
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Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary in existence at the time such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in concessions, permits, licensing agreements and leases governing leasehold interests to the extent such provisions restrict the transfer of the concession, permit, license or lease or the rights granted or property leased thereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

     (7) any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Permitted Lien on such assets or property;

     (8) any encumbrance or restriction pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

     (9) any encumbrance or restriction existing under or by reason of applicable law or regulations; and

     (10) customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was entitled to make the Investment pursuant to the covenant described under "-- Limitation on restricted payments."

Limitation on sales of assets and subsidiary stock

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

        (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

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        (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents;

        (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash either:

           (A) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); or

           (B) to the extent the Company elects, to acquire Additional Assets;

        (4) to the extent of the aggregate balance of Net Available Cash after application in accordance with paragraph (3) above, the Company or such Restricted Subsidiary makes an offer to the holders of the notes (and to, at the election of the Company, holders of other Senior Indebtedness designated by the Company) to purchase notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

           (5) to the extent that any portion of Net Available Cash remains after compliance with clause (4) above, the Company or such Restricted Subsidiary uses such remaining portion only for purposes not prohibited in the indenture.

     In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) of paragraph (3) or paragraph (4) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds U.S.$5.0 million. Pending application of Net Available Cash pursuant to this covenant (except for clause (a)(5) above), such Net Available Cash shall be invested in cash or Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

     (b) For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

     (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Indebtedness) pursuant to clause (a)(4) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(5) above. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis

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but in round denominations, which in the case of the notes will be denominations of U.S.$1.00 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than U.S.$5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitations on affiliate transactions

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

        (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

        (2) if such Affiliate Transaction involves an amount in excess of U.S.$1.0 million but is less than or equal to U.S.$5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of disinterested directors of the Company have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board of Directors resolution; and

        (3) if such Affiliate Transaction involves an amount in excess of U.S.$5.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm of national United States prominence that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) will not apply to:

        (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on restricted payments";

        (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by a majority of the disinterested members of the Board of Directors;

        (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed U.S.$0.5 million in the aggregate outstanding at any one time;

        (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

        (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary

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

            owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

        (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

        (7) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; and

        (8) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice.

Limitation on the sale or issuance of capital stock of restricted subsidiaries

     The Company:

     (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary); and

     (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

        (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

        (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on restricted payments" if made on the date of such issuance, sale or other disposition.

Limitations on liens

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes or the Subsidiary Guarantee, as applicable, shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Limitation on sale/leaseback transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

     (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "-- Limitations on liens";

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

     (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

     (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on sales of assets and subsidiary stock."

Merger and consolidation

     (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

         (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of Mexico, the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

         (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

         (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional U.S.$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on indebtedness";

         (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

     (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

     (b) The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

SEC reports

     Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of the notes, within the time periods specified in the SEC's rules and regulations all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 6-K (provided that the Company shall be deemed to be required to file (A) such Forms for each of the first three fiscal quarters for each fiscal year and
(B) the information required to be filed with the SEC on Form 8-K, if applicable, for changes in control, acquisition or disposition of assets, bankruptcy or receivership and changes in the Company's certifying accountants) and (2) Form 20-F if the Company were required to file such Forms, including an "Operating Results and Condition" disclosure section and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants.

     In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability
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

within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to the Holders, securities analysts and prospective investors upon request.

Limitation on business activities

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

Future subsidiary guarantors

     The Company will cause each future Restricted Subsidiary to promptly Guarantee the notes and execute a supplemental indenture providing for such Subsidiary Guarantee on the terms and conditions set forth in the indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 Business Days of the date it was acquired or created.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest or any Additional Amounts on the notes when due, continued for 30 days;

     (2) a default in payment of principal or premium, if any, on the notes when due at maturity, upon redemption (including in connection with an offer to all Holders to purchase notes pursuant to the covenants described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" above or a Change of Control Offer), or otherwise;

     (3) the failure by the Company to comply with its obligations under "-- Certain covenants -- Merger and consolidation" above;

     (4) the failure by the Company to comply with its obligation under the indenture to deliver to the Trustee forthwith within five Business Days upon any officer becoming aware of any Default or Event of Default, an officers' certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto, for a period of 30 or more days commencing on the date of such Default;

     (5) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of control" (other than a failure to purchase notes), or "-- Additional amounts" or under "-- Certain covenants" under "-- Limitation on indebtedness," "-- Limitation on restricted payments," "-- Limitation on restrictions on distributions from restricted subsidiaries,"
          "-- Limitation on sales of assets and subsidiary stock" (other than a failure to purchase notes), "-- Limitations on affiliate transactions," "-- Limitation on the sale or issuance of capital stock of restricted subsidiaries," "-- Limitations on liens," "-- Limitation on sale/leaseback transactions," "-- SEC reports," "-- Limitation on business activities," or "-- Future subsidiary guarantors";

     (6) the failure by the Company to comply for 60 days after notice with its other representations, warranties or agreements contained in the indenture;

     (7) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds U.S.$5.0 million (the "cross acceleration provision");

     (8) any judgment or decree for the payment of money in excess of U.S.$5.0 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60

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

          consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

     (9) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

     (10) except as permitted by the indenture, any Subsidiary Guarantee is held in any final judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee.

     However, a default under clauses (5), (6) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that
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

occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment may not, among other things:

     (1)  reduce the amount of notes whose Holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any note;

     (3)  reduce the principal of or extend the Stated Maturity of any note;

     (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional redemption" or "Redemption for changes in Mexican withholding taxes" above;

     (5)  make any note payable in money other than that stated in the note;

     (6) impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

     (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

     (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the indenture;

     (9) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

     (10) make any change in the provisions of the indenture described under "Additional Amounts" that adversely affects the rights of any Noteholder or amend the terms of the notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any Noteholder for United States or Mexican tax purposes.

     Notwithstanding the preceding, without the consent of any holder of the notes, the Company and Trustee may amend the indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

     (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

     (4) to add guarantees with respect to the notes to secure the notes;

     (5) to secure the notes and/or the Subsidiary Guarantees;

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     (6) to add to the covenants of the Company for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company;

     (7) to make any change that does not adversely affect the rights of any Holder of the notes; or

     (8) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the Company is required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, the Company may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust, the payment of Additional Amounts, and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time the Company may terminate its obligations under "-- Change of control" and under the covenants described under "-- Certain covenants" (other than the covenant described under "-- Merger and consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) under "-- Certain covenants -- Merger and consolidation" above ("covenant defeasance").

     If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

     The Company may exercise its legal defeasance option notwithstanding our prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under "-- Certain covenants -- Merger and consolidation" above.

     In order to exercise either of our defeasance options, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of: (1) an Opinion of Counsel in the United States reasonably acceptable to the Trustee to the effect that Holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service
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or other change in applicable U.S. Federal income tax law); and (2) an Opinion of Counsel in Mexico reasonably acceptable to the Trustee to the effect that Holders of the notes will not recognize income, gain or loss for Mexican taxes purposes as a result of such deposit and defeasance and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the indenture. The Company has appointed The Bank of New York as registrar and paying agent with regard to the notes.

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company under the notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

     Under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce our obligations under the notes in Mexico, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank (Banco de Mexico) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federacion).

CONSENT TO JURISDICTION AND SERVICE

     Each of the Company and the Guarantors appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as our agent for actions brought under Federal or state securities laws

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brought in any Federal or state court located in the Borough of Manhattan in The
City of New York and will submit to such jurisdiction.

CERTAIN DEFINITIONS

     "Additional Assets" means any:

     (1) property, plant, equipment, concessions, licenses, permits and leases used in a Related Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such specified Person.

     For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain covenants -- Limitation on restricted payments," "-- Certain covenants -- Limitation on affiliate transactions" and "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3)

     (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

     (B) for purposes of the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain covenants -- Limitation on restricted payments" cash and Temporary Cash Investments;

     (C) a disposition of assets with a fair market value of less than U.S.$100,000;

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     (D) exchange of telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or if less, the difference is received in cash, and such cash is Net Available Cash;

     (E) dispositions of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets in the ordinary course of business; and

     (F) dispositions of capacity and rights of use in the Company's network in the ordinary course of business.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

     (2) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in Mexico or New York City.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income and asset tax expense of the Company and its consolidated Restricted Subsidiaries;

     (2) Consolidated Interest Expense;

     (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to an item that was prepaid in cash in a prior period, other than the Company's preoperating expenses that were capitalized in accordance with GAAP); and

     (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

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

in each case for such period; minus the sum of the following to the extent it increases Consolidated Net Income:

     (1) interest income; and

     (2) all non-cash items of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash item to the extent that it results in the receipt of cash payments in any future period).

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

     (2)  amortization of debt discount and debt issuance cost;

     (3)  capitalized interest;

     (4)  non-cash interest expenses;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6)  net payments pursuant to Hedging Obligations;

     (7) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Subsidiary of the Company or any liquidation preference amounts accruing under the terms of the New Preferred Shares, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

     (8) interest incurred in connection with Investments in discontinued operations;

     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination

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to (y) Consolidated Cash Flow for the most recent fiscal quarter ending at least
45 days prior to such date of determination (the "Reference Period") multiplied by four, provided, however, that:

     (1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated after giving effect on a pro forma basis to the repayment, repurchase, defeasance or discharge of Indebtedness and Consolidated Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for the Reference Period;

     (4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

     (5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

         (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

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         (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net
             Income;

     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

         (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

         (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

     (1) the par or stated value of all outstanding Capital Stock of the Company plus

     (2) paid-in capital or capital surplus relating to such Capital Stock plus

     (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

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in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that the New Preferred Shares shall not be deemed Disqualified Stock and; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock" and "-- Certain covenants -- Change of control"; and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property (including Capital Stock), the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a resolution of the Board of Directors delivered to the trustee.

     "Fixed Charge Coverage Ratio" as of any date of determination means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow to Consolidated Interest Expense of such Person for the most recent fiscal quarter ending at least 45 days prior to the date of determination. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.
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     "GAAP" means generally accepted accounting principles in Mexico, as amended from time to time.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means each of:

     (1) Corporativo en Telecomunicaciones, S.A. de C.V.;

     (2) Maxcom Servicios Administrativos, S.A. de C.V.; and

     (3) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit

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         are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the indenture (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain covenants -- Limitation on restricted payments":

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment

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receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Preferred Shares" means the Series A-1 Convertible Preferred Shares, Series B-1 Convertible Preferred Shares, Series N-1 Convertible Preferred Shares and Series N-2 Shares of the Company with such rights and designations set forth in the by-laws (estatutos) of the Company on the Issue Date and issued in connection with the Recapitalization or in connection with any stock splits, stock dividends and similar events with respect to such New Preferred Shares.

     "Permitted Holders" means (i) Adrian Aguirre Gomez, Maria Guadalupe Aguirre Gomez, Maria Elena Aguirre Gomez, Maria Trinidad Aguirre Gomez and Maria Esther Gomez de Aguirre and their respective estates and heirs (collectively, the "Aguirre Gomez family members"), (ii) any trust established for the benefit of, or any company or other entity controlled by, one or more Aguirre Gomez family members, and any successor or Affiliate thereof, (iii) CT Global Telecommunications, Inc., and any successor or majority-owned Affiliate thereof,
(iv) BankAmerica International Investment Corporation, and any successor or majority-owned Affiliate thereof, (v) BancBoston Investments, Inc., and any successor or majority-owned Affiliate thereof, (vi) Bachow Investment Partners III, L.P., and any successor or majority-owned Affiliate thereof, (vii) Latinvest Strategic Investment Fund, L.P. and any successor or majority-owned Affiliate thereof, (viii) Nexus-Bank of America Fund II, L.P., and any successor or majority-owned Affiliate thereof, (ix) BAS Capital Funding Corporation and any successor or majority-owned Affiliate thereof, (x) any purchaser for value of New Preferred Shares from BAS Capital Funding Corporation and any successor or majority-owned Affiliate of BAS Capital Funding Corporation so long as such purchaser acquires not less than 75% of the New Preferred Shares that BAS Capital Funding Corporation irrevocably committed to purchase from the Company as part of the recapitalization prior to the Issue Date and such purchaser acquires such New Preferred Shares prior to the first anniversary of the Issue Date, (xi) Morgan Stanley Asset Management and any successor or majority-owned Affiliate thereof; (xii) Caxton International Limited and any successor or majority-owned Affiliate thereof; (xiii) Credit Suisse First Boston and any successor or majority-owned Affiliate thereof and (xiv) each other participant in the private equity investment and any successor or majority-owned Affiliate of such investor.

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     "Permitted Investment" means an Investment by the Company or any Restricted
Subsidiary in:

     (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3)  cash and Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock";

     (9) any Hedging Obligations permitted to be Incurred under "-- Certain covenants -- Limitation on indebtedness"; and

     (10) other Investments in an aggregate amount not to exceed U.S.$25.0 million at any one time outstanding thereafter, so long as in each case such Investments are made in a Telecommunications Business.

     "Permitted Liens" means, with respect to any Person:

     (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit

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          account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

     (3) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

     (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

     (7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain covenants -- Limitation on indebtedness"; provided that such Liens are limited to the assets or Capital Stock so acquired and to any accounts receivable directly attributable to lines in service or other telecommunications assets so constructed or acquired;

     (8)  Liens existing on the Issue Date;

     (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

     (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

     (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

     (12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

     (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (8), (9), (10), (14) or (15); provided, however, that:

           (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure

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               the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

           (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (8), (9), (10),
               (14) or (15) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

     (14) Liens Incurred in connection with Capital Lease Obligations permitted under the indenture; provided that such Liens do not extend or cover any property other than the property that is the subject of the Capital Lease Obligation;

     (15) Liens Incurred to secure Indebtedness permitted under the provisions described in clause (b)(16) under the provisions described in "-- Certain covenants -- Limitation on indebtedness" above; provided that such Liens are limited to the assets or Capital Stock so acquired;

     (16) Liens in favor of the Company or any Restricted Subsidiary; and

     (17) Liens Incurred with respect to obligations of the Company or any Restricted Subsidiary that do not exceed U.S.$10.0 million in the aggregate at any one time outstanding.

     Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain covenants -- Limitation on sales of assets and subsidiary stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Recapitalization" means the transactions with respect to changes to the capital structure of the Company and governance rights of the holders of Capital Stock of the Company as set forth in the offering circular, including the issuance of the New Preferred Shares and the designation and election or appointment of directors to the Board of Directors.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

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     (2) such Refinancing Indebtedness has an Average Life at the time such
         Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business in which the Company was engaged on the Issue Date and any other business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

     "Restricted Payment" with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

     (3) the payment of principal or interest in cash prior to the scheduled maturity or interest payment date of any Subordinated Obligations of such Person or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

     (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means:

     (1) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is
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

         allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of the Company to any Subsidiary;

     (2) any liability for Federal, state, local or other taxes owed or owing by the Company;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company; or

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

     "Telecommunications Business" means the business of (1) transmitting or providing services relating to the transmission of voice, video or data through owned or leased terrestrial transmission facilities, (2) constructing, installing, maintaining, creating, developing or marketing communications-related network infrastructure, components, equipment, software and other devices for use in a telecommunications business and related or incidental thereto and (3) any other business reasonably related, ancillary or complimentary to those identified in clause (1) or (2) above.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus

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         and undivided profits aggregating in excess of U.S.$50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group;

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.;

     (6) Certificados de la Tesoreria de la Federacion (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the Mexican government and maturing not more than 180 days after the acquisition thereof; and

     (7) certificates of deposit, bank promissory notes and bankers' acceptances denominated in pesos, maturing not more than 180 days after the acquisition thereof and issued or Guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December
         31) organized under the laws of Mexico and which are not under intervention or controlled by the Fondo Bancario de Proteccion al Ahorro or any successor thereto.

     "Unrestricted Subsidiary" means:

     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of U.S.$1.00 or less or (B) if such Subsidiary has assets greater than U.S.$1.00, such designation would be permitted under the covenant described under "-- Certain covenants -- Limitation on restricted payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur U.S.$1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain covenants -- Limitation on indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, including without limitation, shares of capital stock with limited voting rights (acciones con caracter de inversion neutra) such as the Company's Series N2 Shares deposited in one or more trusts which will issue ordinary participation certificates or CPOs.

     "Warrant Agreement" means that certain warrant agreement, dated March 17, 2000, between the Company and The Bank of New York, as warrant agent thereunder.

     "Warrant Shares" means shares of Capital Stock of the Company issued or issuable upon the exercise of the Warrants.

     "Warrants" means any of the warrants issued by the Company pursuant to the Warrant Agreement.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                         BOOK-ENTRY, DELIVERY AND FORM

BOOK-ENTRY

     We will initially issue each of the new notes and the CPOs in the form of one global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company as our depositary and registered in the name of the depositary or its nominee. Except as set forth below, each global certificate may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold your beneficial interests in the global certificates directly through the depositary if you have an account with the depositary or indirectly through organizations that have accounts with the depositary.

     The depositary has advised us as follows:

     - the depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - the depositary was created to hold securities of institutions that have accounts with the depositary, commonly known as "participants," and to facilitate the clearance and settlement of transactions in such securities among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

     - the depositary's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations; and

     - access to the depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by the depositary, upon the deposit of each global certificate with the depositary, the depositary will credit, on its book-entry registration and transfer system, the number of new notes or CPOs, as the case may be, represented by each such global certificates to the accounts of participants.

     Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global certificates will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in such global certificates other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global certificates.

     So long as the depositary or its nominee is the registered holder and owner of any global certificates, the depositary or such nominee will be considered the sole legal owner and holder of the securities evidenced by such global certificates for all purposes under each of the indenture and the CPO trust agreement, as the case may be. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be:

     - entitled to have the securities evidenced by the global certificates registered in your name;

     - entitled to receive physical delivery of certificated new notes or CPOs, as the case may be; and

     - considered to be the owner or holder of any securities evidenced by the global certificates.

     We understand that under existing industry practice, in the event an owner of a beneficial interest in a global certificate desires to take any action that the depositary, as the holder of such global certificates, is entitled to take, the beneficial owner may instruct the participant to take such action on its behalf.

     We will make payments of principal, premium, if any, and interest in the case of new notes, and of dividends, liquidation preferences and other payments in the case of CPOs, in each case represented by a global certificate registered in the name of and held by the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner and holder of such global certificate.

     We expect that the depositary or its nominee, upon receipt of any payment on a global certificate will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of the depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global certificate held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants.

     We will not have any responsibility or liability for any aspect of the records relating to, or payments made on the account of, beneficial ownership interests in any global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a global certificate owning through such participants.

     Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in each of the global certificates among participants of the depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee under the indenture governing the new notes, the trustee under the CPO trust agreement governing the CPO, or Maxcom will have any responsibility or liability for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Subject to certain conditions, the new notes and the CPOs represented by global certificates are exchangeable for certificated securities in definitive form if:

     - the depositary notifies us that it is unwilling or unable to continue as depositary for the global certificates or the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 120 days;

     - we, in our discretion, at any time determine not to have all the new notes or the CPOs represented by global certificates; or

     - in the case of the new notes, a default entitling the holder of the new notes to accelerate the maturity thereof has occurred and is continuing.

     Any security that is exchangeable as above is exchangeable for certificated securities issuable in authorized denominations, as applicable, and registered in such names as the depositary shall direct. Subject to the foregoing, a global certificate is not exchangeable, except for a global certificate of the same aggregate denomination to be registered in the name of the depositary or its nominee.

           DESCRIPTION OF THE CPOS AND THE SERIES N2 PREFERRED STOCK

     The following is a description of material terms and conditions of our securities upon consummation of the exchange offer and consent solicitation and private equity investment, as set forth in the proposed by-laws of Maxcom. This description is intended to be a summary and does not purport to describe all of the terms and conditions of such securities.

GENERAL

     Maxcom was incorporated on February 28, 1996, under the name "Amaritel, S.A. de C.V." as a variable capital corporation (sociedad anonima de capital variable) established under the laws of Mexico. Maxcom was registered in the Public Registry of Commerce of the Federal District of Mexico under folio no. 210585 on June 11, 1996. Amaritel changed its name to "Maxcom Telecomunicaciones, S.A. de C.V." on February 9, 1999.

     Maxcom was formed for the purpose of installing, operating and exploiting a public telecommunications network granted by the Mexican federal government for the provision of local and long distance telephone services.

     Maxcom's corporate purposes are found under Article Two of its by-laws. The duration of Maxcom's existence under our by-laws is indefinite.

     The following table sets forth our capital structure as of the date hereof:

                                                                          % OF TOTAL CAPITAL
CLASS OF STOCK                                          NUMBER OF STOCK       STRUCTURE
--------------                                          ---------------   ------------------
Series A Stock........................................     1,276,428              9.3 %
Series B Stock........................................     1,226,372              8.9 %
Series C Stock........................................     5,622,822             40.9 %
Series N Stock........................................     5,622,822             40.9 %
                                                          ----------            ------
     Total............................................    13,748,444            100.00%

     Our series A stock, which represent 51% of our voting stock, may only be subscribed, paid for and held by Mexican investors. All of our series A stock is held directly or indirectly by members of the Aguirre Gomez family. The remaining 49% of our voting stock is held by CT Global Telecommunications, Inc., a Delaware corporation, which holds 100% of all the issued and outstanding series B shares of Maxcom. The series C stock is voting stock that generally votes as directed by the holders of the series A stock. Series N stock is limited voting stock that is not computed for purposes of determining the foreign investment percentage under the Mexican Foreign Investment Law. The series B, C and N stock may be subscribed, paid for and held by Mexicans and non-Mexican investors.

     Our series C stock and series N stock are deposited in a trust which issued C/N CPOs with each such C/N CPO representing one series C share and one series N share. If our capital restructuring is approved by the Mexican Foreign Investment Bureau, this trust will be terminated and the corresponding C/N CPOs will be cancelled. In connection therewith, all series C stock will be converted into series N stock, and the prior holders of C/N CPOs will hold series N stock directly (two series N stock for each cancelled CPO). Our series A and B stock will remain outstanding following consummation of our capital restructuring.

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

     After giving effect to the consummation of the exchange offer (assuming all old notes are exchanged) and the private equity investment, our capital stock will be:

                                                                          % OF TOTAL CAPITAL
CLASS OF STOCK                                          NUMBER OF STOCK       STRUCTURE
--------------                                          ---------------   ------------------
Series A..............................................      1,276,428             0.7%
Series A1.............................................      6,088,898             3.5%
Series B..............................................      1,226,372             0.7%
Series B1.............................................      5,850,118             3.3%
Series N..............................................     11,245,644             6.4%
Series N1 Preferred Stock.............................    122,408,394            69.5%
Series N2 Preferred Stock.............................     28,050,000            15.9%
                                                          -----------            ----
     Total............................................    176,145,854             100%

     In connection with our capital restructuring, we will issue four new classes of stock: the series A1, B1, N1 and N2 preferred stock. The series A1 and B1 preferred stock will be full voting stock and the series N1 and N2 preferred stock will be limited voting stock. The series N1 and N2 preferred stock will not be computed for purposes of determining the foreign investment percentage under the Mexican Foreign Investment Law and may be subscribed, paid for and held by Mexican and non-Mexican investors. Our series N2 preferred stock will be deposited into the CPO trust, which will be administered by a major Mexican financial institution who will also be the holder of record of the series N2 preferred stock. The trust will be managed by a technical committee, a majority of the members of which will be designated by Maxcom. The technical committee will have the authority to direct the trustee to, among other things, waive preemptive rights otherwise provided by Mexican law. Each CPO will represent one series N2 preferred stock.

     Following consummation of our capital restructuring, our series A stock and series A1 preferred stock, which may only be subscribed, paid for and held by Mexican investors, will collectively represent about 51% of our voting stock, and we expect that all of our series A and series A1 stock will be held directly or indirectly by members of the Aguirre Gomez family. The series B stock and the series B1 preferred stock represent 49% of our voting stock and may be subscribed, paid for and held by Mexican and non-Mexican investors.

VOTING RIGHTS

     Under our proposed by-laws, the holders of series A stock, series A1 preferred stock, series B stock and series B1 preferred stock are entitled to vote on all matters submitted to a vote of the shareholders, with each share of series A stock, series A1 preferred stock, series B stock and series B1 preferred stock being entitled to one vote. In addition, under our proposed by-laws, holders of series N stock have no voting rights and holders of series N1 and N2 preferred stock have limited voting rights.

     Holders of series N1 preferred stock will vote together as a separate class in connection with:

     - any amendment to the proposed by-laws that adversely and disproportionately affects the economic characteristics (i.e., conversion right, liquidation right and dividend right) of the series N1 preferred stock as compared to the series N2 preferred stock; and

     - any amendment to the section of the proposed by-laws relating to the voting rights of series N1 preferred stock.

     In addition, holders of series N2 preferred stock will vote together as a separate class in connection with:

     - determining whether a sale of all or substantially all of the consolidated assets of Maxcom or a merger, recapitalization, reorganization or consolidation of Maxcom, immediately after which the shareholders of Maxcom beneficially own less than 50% of the voting power or equity securities of the surviving entity will not be deemed a liquidation event with respect to the series N2 preferred stock;

     - any amendment to the by-laws that adversely and disproportionately affects the economic characteristics (i.e., conversion right, liquidation right and dividend right) of the series N2 preferred stock as compared to the series N1 preferred stock;

     - any amendment to the by-laws that adversely affects the right of the holders of a majority of the series N2 preferred stock to designate an observer (or, in the circumstance described below, a member) to the board of directors;

     - any amendment to the by-laws that adversely affects the rights of the observer designated by the series N2 preferred stock to receive, subject to any restrictions imposed by applicable law, copies of any written materials distributed to the holders of series A and B stock and series A1 and B1 preferred stock simultaneously with such holders;

     - certain amendments to the by-laws that impose additional transfer restrictions or conditions on the series N2 preferred stock, except to the extent necessary to comply with applicable law;

     - any amendment to the by-laws that adversely affects the co-sale rights or obligations of holders of series N2 preferred stock;

     - any amendment to the by-laws that adversely affects the forced sale rights or obligations of holders of series N2 preferred stock; and

     - any amendment to the section of the by-laws of Maxcom relating to the voting rights of series N2 preferred stock.

     Shareholders' meetings may be called by the Board of Directors, its Chairman, Vice-Chairman or Secretary, the statutory auditor or Nexus or, in certain cases, by a Mexican court of competent jurisdiction. In addition, the Board of Directors or the statutory auditor must call a shareholders' meeting at the written request of any shareholder if no ordinary general shareholders' meeting has been held for two consecutive years or if the shareholders' meetings held during that period have not considered the items mentioned in Article 181 of the Mexican Companies Law. Notice of meetings must be published in the Official Gazette of the Federation or in a newspaper of general circulation in Mexico City or by written notice given to each shareholder of record at least 15 days prior to the meeting. In order to attend a shareholders' meeting, a shareholder must request and obtain an admission card by depositing, at least 24 hours before the time set for holding the shareholders' meeting, such shares with Maxcom's corporate secretary or with a Mexican bank or other qualified institution. If entitled to attend the meeting, a shareholder may be represented by proxy or a power-of-attorney.

     Shareholders' meetings may be ordinary, extraordinary or special. Extraordinary general meetings are called to consider the matters specified in
Article 182 of the Mexican Companies Law, and principally include increases or reductions of capital stock, amendments to the by-laws, dissolution, issuance of bonds or preferred stock, merger, spin-off, transformation from one type of company to another, change in nationality and change of corporate purpose.

     General meetings called to consider all matters other than those mentioned above are ordinary meetings. An ordinary general meeting of the shareholders of Maxcom must be held at least annually during the four months following the end of each fiscal year to consider matters specified in Article 181 of the Mexican Companies Law, principally including the election of directors, the report of the Board of Directors regarding the performance of Maxcom, containing the financial statements of Maxcom for the preceding fiscal year and the declaration of dividends, if any.

     Special meetings for each class of stock may be held to elect the members or observers of the Board of Directors representing those shareholders and to address other matters relating to the relevant series.

     Under our by-laws, the quorum on a first call, and each call thereafter, for an ordinary general shareholders' meeting is at least a majority of the voting shares. The quorum on a first call for extraordinary shareholders' meetings, and each call thereafter, is at least a majority of the shares having a right to vote at such meetings. Except for purposes of certain key matters to be voted upon as a separate class by each of the holders of series N1 and series N2 preferred stock, series N stock, and series N1 and N2 preferred stock are not considered voting shares for purposes of determining the quorum at ordinary general or extraordinary shareholders' meetings. The quorum on a first call for special shareholders' meetings, and each call thereafter is at least a majority of the shares of the respective series for which the special meeting is being held.

     Resolutions of ordinary general and special shareholders' meetings may be adopted by the affirmative vote of the majority of shares present at the meeting, except as to certain matters described below. Resolutions of general extraordinary shareholders' meetings held on a first call, and each call thereafter may be adopted by the affirmative vote of at least a majority of the shares having a right to vote at such meetings.

     Under Mexican law, holders of 33% of Maxcom's outstanding capital stock may have any shareholder action set aside by filing a complaint with a Mexican court of competent jurisdiction within 15 days after the close of the meeting at which such action was taken, by showing that the challenged action violates Mexican law or Maxcom's by-laws.

     Under Mexican law, an action for civil liabilities against a member or members of the Board of Directors may be initiated by a shareholders' resolution. In the event shareholders decide to bring an action, the person or persons against whom the action is brought will immediately cease to be members of the Board of Directors. Additionally, shareholders representing not less than 33% of the outstanding shares of Maxcom may directly take such action against members of the Board of Directors, provided that:

     - such shareholders have not voted in favor of a resolution approved at the relevant shareholders' meeting pursuant to which it was resolved not to take any action against the directors who are to be sued; and

     - the claim in question covers the total amount of damages alleged to have been caused to Maxcom as well as to the individual plaintiffs' interests.

     Any recovery of damages will be for the benefit of Maxcom and not the shareholders bringing the action.

     Under Mexican law, any shareholder or director who has a conflict of interests in connection with any matter must abstain from voting at the relevant shareholders' or board of directors' meeting, respectively. Any shareholder or director who votes on a business transaction where its interests conflict with those of Maxcom may be liable for damages if the transaction would not have been approved without such shareholder's or director's vote.

     The terms of compensation of the members of the Board of Directors must be approved at a shareholders' meeting.

APPROVAL OF KEY MATTERS

     Our proposed by-laws provide that the approval of each of the key matters described below will require the approval in advance of both Nexus, solely in its capacity as a shareholder, and the board of directors; provided that the approval of the board of directors will require the affirmative vote of at least one director designated by Nexus.

     Key matters generally include the following:

     - the incurrence or assumption by the company and/or any of its subsidiaries of any indebtedness (including capitalized lease obligations) or other liabilities exceeding U.S.$10,000,000;

     - the issuance of any equity securities of the company or any of its subsidiaries;
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

     - the sale, transfer, exchange or other disposal of all or a significant portion of the assets or equity securities of the company or any of its subsidiaries;

     - any assignment by the company or any of its subsidiaries for the benefit of creditors or the voluntary commencement of any bankruptcy or insolvency proceedings;

     - the establishment by the company or any of its subsidiaries of any non-wholly-owned-subsidiary or the making by the company or any of its subsidiaries of any loans or advances to, guarantees for the benefit of, or investments in, any person or entity other than a wholly-owned subsidiary;

     - the declaration of dividends on, or the making of any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the company to its parent;

     - the acquisition of any equity securities of the company or any of its subsidiaries;

     - the entering into any transaction with any restricted persons;

     - the election, appointment or removal of the Chief Executive Officer, the General Managers of any business units, the Chief Operating Officer, the Chief Financial Officer, the Director of Marketing and the Chief Engineer (or any other individual with a similar or more senior title or position), and the approval of salary, compensation and benefit or other similar plans for such key executives;

     - the approval of the company's and its subsidiaries' annual business plan and annual budget for each fiscal year;

     - the entering by the company or any of its subsidiaries into any new line of business (other than the main corporate purpose of the company);

     - any agreement that would restrict the company's or any of its subsidiaries' right or ability to perform the provisions of its by-laws (Estatuto) or any agreements or instruments to which it is a party;

     - the manner in which the shares or other interests of any subsidiary or entity owned by the company shall be voted at shareholders' meetings called for key matters;

     - any amendments to the concessions/licenses granted by the Mexican authorities, by-laws and certain other specified agreements;

     - the subdivision or combination, in any manner, of the outstanding shares of one class or series of shares, unless the outstanding shares of the other class or series of shares of the company shall also be proportionately subdivided or combined in a similar manner;

     - the grant to any person or entity of the right to request the company to register securities; and

     - any commitment or agreement to do any of the foregoing.

BOARD OF DIRECTORS

     Our Board of Directors will be composed of nine members, five of whom will be designated by the holders of series A stock and series A1 preferred stock and four of whom will be designated by the holders of series B stock and series B1 preferred stock. Pursuant to the terms of the securityholders agreement described in "Principal Shareholders -- Securityholders agreement," the effectiveness of which is also conditioned upon the consummation of the exchange offer. It will be a qualification that each series B and B1 director be elected from the nominees selected by Nexus. One alternate will also be designated for each member of the Board of Directors.

     Prior to the consummation of a qualified public offering, the holders of series N2 preferred stock or the new class of voting preferred stock into which the series N2 preferred stock is convertible will generally be entitled to designate one observer to the Board of Directors. With certain exceptions, the observer will have the right to attend meetings of the Board of Directors and receive information distributed to the company's directors and copies of any written materials distributed to the holders of series A and B stock and series A1 and B1 preferred stock. The observer, who will not be a member of the Board of Directors, will also be entitled to attend meetings of any committee of the Board of Directors authorized to act on behalf of the full Board of Directors. The observer will have no right to vote at any meeting of the Board of Directors or any committee of the Board of Directors. The holders of series N2 preferred stock or the new class of preferred stock into which such series N2 preferred stock is converted will be permitted to designate an observer to the Board of Directors for so long as either:

     - the series N2 preferred stock, or such other voting preferred stock represents at least 3% of the issued and outstanding capital stock of Maxcom; or

     - there are any shares of series N2 preferred stock outstanding and at least U.S.$17.5 million principal amount of the new notes outstanding.

     Upon a change in the applicable laws in Mexico permitting a majority of our Board of Directors to be composed of non-Mexicans, the holders of series N2 preferred stock, or such other voting preferred stock into which the Series N2 preferred stock is convertible, will be entitled to designate and elect a full member of the Board of Directors (in lieu of the observer) for so long as series N2 preferred stock, or such voting preferred stock, represents at least 10% of the total capital stock of the company then outstanding. If the series N2 preferred stock, or such other voting preferred stock, declines below this threshold, the class will again be permitted to designate an observer.

DIVIDENDS

     At the annual ordinary general meeting of shareholders of Maxcom, the Board of Directors will typically submit the financial statements of Maxcom for the previous fiscal year, together with a report by the Board of Directors, to the general ordinary shareholders' meeting for their approval. The holders of series A and B stock and holders of series A1 and B1 preferred stock will determine the allocation of Maxcom's net profits for such fiscal year. At least 5% of such net profits must be allocated to a legal reserve, which is not available for distribution except as a stock dividend, until the amount of the legal reserve equals 20% of Maxcom's paid-in capital stock. Additional amounts may be allocated to other reserve funds as the shareholders determine. The remaining balance of net profits, if any, is available for distribution as dividends.

     The series N2 preferred stock (on an as-converted basis) will be entitled to receive dividend payments, if any, and will rank pari passu with the series A1, B1 and N1 preferred stock with respect to dividend rights. Maxcom will pay no dividends on any class of capital stock that is junior to the series N2 preferred stock unless it also pays dividends to holders of series N2 preferred stock.

     Maxcom does not anticipate that it will declare and pay dividends in the foreseeable future.

LIQUIDATION RIGHTS

     In the event that we are dissolved or liquidated, one or more liquidators must be appointed at an extraordinary general shareholders' meeting to wind up our affairs. Except as provided below, all fully paid and outstanding shares of capital stock will be entitled to share ratably in all assets remaining after payment of liabilities. Partially paid shares will be entitled to participate in a liquidation, dissolution or winding up in the same manner as they would in a dividend or distribution.

     However, under our proposed by-laws, upon any liquidation, dissolution or winding up of Maxcom, holders of series N2 preferred stock will be entitled to receive liquidation proceeds in preference to the holders of the series A, B and N stock and pari passu with the holders of series A1, B1 and N1 preferred stock on a pro rata basis in an amount equal to the greater of:

     - U.S.$0.4927 per share, as adjusted for stock splits, stock dividends and similar events, plus the accretion of such amount at a cumulative rate of 12% per year compounded semi-annually; and

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

     - the amount that holders of series N2 preferred stock would have received if they had converted all of their series N2 preferred stock into series N stock (or, to the extent the series N stock has been converted, to the class of stock the series N stock is converted into) immediately prior to the liquidation event.

     A sale of all or substantially all of the consolidated assets of Maxcom, or a merger, recapitalization, reorganization or consolidation of Maxcom, immediately after which the shareholders of Maxcom beneficially own less than 50% of the voting power or the equity securities of the surviving entity, will be deemed to be a liquidation event with respect to the series N2 preferred stock, unless the holders of at least a majority of the series N2 preferred stock deem that such event does not constitute a liquidation event with respect to their shares.

     A waiver of this deemed liquidation event by holders of series N2 preferred stock will not impair the liquidation rights of holders of series A1, B1 and N1 preferred stock.

     The liquidation preference rights will not be retained in the event of an optional conversion or mandatory conversion into common stock in connection with a qualified public offering.

CHANGES IN SHARE CAPITAL

     An increase of our capital stock may be effected through the issuance of new shares for payment in cash or in kind, by capitalization of indebtedness or by capitalization of certain items of shareholders' equity. No increase of our capital stock may be effected until all previously-issued shares of capital stock have been fully paid. A reduction of our capital stock may be effected to absorb losses, to redeem shares, or to release shareholders from payments not made.

     Increases in capital may not result in the series N stock and series N1 and N2 preferred stock representing more than 95% in the aggregate of the outstanding capital stock of Maxcom. After the consummation of the exchange offer (assuming all old notes are exchanged), the private equity investment and the proposed capital restructuring, the series N stock and the series N1 and N2 preferred stock will represent 91.8% of our outstanding capital stock.

     The fixed portion of our capital stock may only be increased or decreased by resolution of an extraordinary general meeting of shareholders and an amendment to our by-laws. The variable portion of our capital stock may be increased or decreased by resolution of an extraordinary general meeting of shareholders.

PREEMPTIVE RIGHTS

     In the event of a capital increase through the issuance of new shares for payment in cash or in kind, as a matter of Mexican law, a holder of shares has a preferential right to subscribe for a sufficient number of new shares to maintain the holder's existing proportion of shares held.

     Shareholders have a preemptive right to subscribe for shares, except:

     - in connection with mergers or spin-offs;

     - on the conversion of convertible debentures; or

     - issuances of shares pursuant to a public offering, if a general extraordinary shareholders' meeting called for such purpose so approves and other requirements specified in Article 81 of the Mexican Securities Law are satisfied, including obtaining the approval of the Mexican National Banking and Securities Commission.

     Under Mexican law, preemptive rights may not be waived in advance by a shareholder, and cannot be represented by an instrument that is negotiable separately from the corresponding share but may be waived at the moment of issuance of such shares. The current shareholders have waived their preemptive rights in connection with the issuance of the series A1, B1, N1 and N2 preferred stock in connection with the exchange offer and the private equity investment.
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     The series N2 preferred stock will be issued and held in the form of CPOs.
These new shares will be held in a limited purpose trust administered by a major Mexican financial institution, who will also be the holder of record. The CPO trust will be managed by a technical committee, a majority of the members of which will be appointed or designated by Maxcom, which will have the authority to direct the trustee to, among other things, waive any applicable preemptive rights. See "-- Description of the CPO trust."

     We may not be able to offer additional shares of capital stock to holders of the CPOs pursuant to preemptive rights granted to our shareholders in connection with any future issuance of stock, unless a registration statement under the Securities Act is effective or an exemption from the registration requirements is available. Whenever we are required to make a preemptive rights offering to the holders of the series N2 preferred stock, we will evaluate the costs and potential liabilities associated with any such registration statement, the benefits to the holders of CPOs, and any other factors that we consider appropriate and then we will determine whether or not to file such registration statement. If we determine that we will not be able to offer the holders of CPOs the right to subscribe for additional shares of capital stock, we will direct the trustee of the CPO trust to waive its preemptive rights as the holder of record of the series N2 preferred stock.

     Our by-laws and securityholders agreement provide that if the trustee of the CPO trust waives the preemptive rights in connection with a share issuance, the holders of series N1 preferred stock will also waive their preemptive rights with respect to such issuance. Although the holders of series N1 preferred stock must waive their statutory preemptive rights, such holders will be permitted to participate directly in the share subscription or if otherwise permitted to do so.

OPTIONAL CONVERSION RIGHTS

     The series N2 preferred stock will be convertible, in whole or in part, at the option of the holder into series N stock at any time prior to the earlier of:

     - the consummation of a public offering; and

     - the elimination of certain foreign ownership restrictions under Mexican law so as to permit the unrestricted ownership and/or control of Maxcom by non-Mexicans.

     Upon a public offering, the series N2 preferred stock (as well as new voting preferred stock issued pursuant to a mandatory conversion related to the elimination of certain foreign ownership restrictions under Mexican law) will be convertible, in whole or in part, at the option of the holder into the same class of equity securities offered in such public offering.

     In addition, the series A1, B1 and N1 preferred stock will be convertible, in whole or in part, at the option of the holder, at such time, and on such terms, as the series N2 preferred stock.

MANDATORY CONVERSION

     Upon a qualified public offering, all, but not less than all, the series N2 preferred stock (as well as new voting preferred stock issued pursuant to a mandatory conversion related to the elimination of certain foreign ownership restrictions under Mexican law) will be convertible at the option of Maxcom into the same class of equity securities offered in such qualified public offering.

     In addition, all, but not less than all, of the series A1, B1 and N1 preferred stock will be convertible at the option of Maxcom at such time and on such terms, as the series N2 preferred stock.

     Upon the elimination of certain foreign ownership restrictions under Mexican law so as to permit the unrestricted ownership and/or control of Maxcom by non-Mexicans, the series N2 preferred stock will automatically convert into a new voting preferred stock. This new voting preferred stock will retain the same liquidation preference rights of the series N2 preferred stock and the right to appoint either a member of the Board of Directors or, if such new voting preferred stock represents less than 10% of the outstanding capital stock of Maxcom, an observer to the Board of Directors.

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ANTI-DILUTION PROTECTION AND CONVERSION PRICE ADJUSTMENTS

     If Maxcom issues any shares of common equity or securities convertible into common equity (other than certain permitted issuances) for consideration per share of less than either (i) the conversion price, which will initially be U.S.$0.4927 per share, in effect immediately prior to that time or (ii) the then fair market value of the stock sold, then, until December 31, 2002, full ratchet anti-dilution protection will apply, and, thereafter, institutional weighted average anti-dilution protection will apply to the preferred stock, as more fully described below. This anti-dilution protection will no longer be available after the preferred stock is converted into common stock.

     The following permitted issuances will not trigger the anti-dilution protections:

     - any rights, options and warrants granted or issued, or authorized to be granted or issued, to certain employees, directors, consultants and vendors of Maxcom and its subsidiaries, as of March 5, 2002, or under any management incentive plan approved by the Board of Directors, including the affirmative vote of at least one of the directors selected from Nexus appointees.

     - any securities issued pursuant to the private equity investment and up to U.S.$3.8 million of securities issued within one year of the consummation of the private equity investment at or above U.S.$0.4927 per share;

     - any shares issued upon the exercise or conversion of any of the foregoing; and

     - any of the capital stock issued in connection with a conversion of any of the series A1, B1, N1 or N2 preferred stock.

     Full-ratchet anti-dilution protection means that the conversion price will be automatically reduced to the lowest consideration at which any share of capital stock has been issued or sold.

     Institutional weighted average anti-dilution protection means that the conversion price will be reduced to the lower of:

     - an amount equal to (A) the sum of (i) the product derived by multiplying the conversion price in effect immediately prior to such issuance or sale by the number of "common shares deemed outstanding," as defined below, immediately prior to such issue or sale, plus (ii) the aggregate consideration (expressed as a net price per share), if any received by Maxcom upon such issue or sale, divided by (B) the number of common shares deemed outstanding immediately after such issue or sale; and

     - the conversion price determined by multiplying the conversion price in effect immediately prior to such issuance or sale by a fraction, the numerator of which will be the sum of (i) the number of the common shares deemed outstanding immediately prior to such issue or sale multiplied by the then market value of the then fair market value of the common stock of Maxcom then outstanding as of the date of such issuance or sale plus
       (ii) the aggregate consideration, if any, received by Maxcom upon such issuance or sale and the denominator of which shall be the product derived by multiplying the then fair market value of the common stock of Maxcom by the number of common shares deemed outstanding immediately after such issue or sale.

     For the purposes of the foregoing calculations, the term "common shares deemed outstanding" means the currently outstanding capital stock of Maxcom plus all shares of capital stock issuable upon the exercise of options and warrants or conversion of convertible securities. Whenever Maxcom grants options or issues securities convertible into the capital stock of the company, the issue price will be the sum of the per share consideration received by the company upon the grant or issue of the option or convertible security plus any per share additional consideration that the company will receive upon exercise or conversion of such option or convertible security.

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     Determinations of fair market value will be made in good faith by the Board of Directors so long as the issuance is for cash consideration (and without any associated service arrangements) and at least 70% of the shares issued are to persons who are not then shareholders of Maxcom. Otherwise, Maxcom at its expense will obtain the opinion of an internationally recognized or nationally recognized in the United States financial advisory firm or investment bank to be selected by Maxcom as to the fair value of the shares to be issued and any non-cash consideration for such shares.

     The conversion price will also be adjusted for any stock splits or combinations.

     Following any adjustment of the conversion price of the series N2 preferred stock, the company will deliver notice to the CPO trustee of the adjustment setting forth the calculation of the adjustment. In addition, upon the written request of the CPO trustee, Maxcom will furnish or cause to be furnished to the CPO trustee a certificate setting forth (i) a summary of all adjustments and readjustments to the conversion price, (ii) the conversion price for the series N2 preferred stock then in effect, and (iii) the number of shares of capital stock into which the series N2 preferred stock is then convertible.

RIGHT OF FIRST REFUSAL

     Except in connection with a sale of at least 50.1% of the total equity of Maxcom, a public offering or a transfer to an affiliate or a certain other permitted transferee, if a Maxcom shareholder other than certain significant shareholders, who we refer to as the "investors," intends to sell its capital stock, then shareholders other than the investors and the holders of the series N2 preferred stock (but only with respect to their series N2 preferred stock) will have the right to purchase such capital stock. This right of first refusal will terminate upon the earlier of:

- a sale or transfer of at least 50.1% of the total capital stock of Maxcom or the sale of all or substantially all of the consolidated assets of Maxcom in one or more related transactions to an independent third party or parties, or

- the elimination of certain foreign ownership restrictions under Mexican law so as to permit the unrestricted ownership and/or control of Maxcom by non-Mexicans.

RIGHT OF FIRST OFFER

     Except in connection with a sale of at least 50.1% of the total equity of Maxcom, a public offering or a transfer to an affiliate or a certain other permitted transferee, in the event any investor intends to transfer any series A1, B1 or N1 preferred stock, or securities received in a conversion of such preferred stock, such investor must offer to sell such securities to each other investor holding more than one percent of the aggregate series A1, B1 and N1 preferred stock, or securities received in a conversion of such preferred stock, then outstanding. This right of first offer will terminate upon the earlier of:

     - a qualified public offering;

     - the sale or transfer of any series A1, B1 or N1 preferred stock involving at least 50.1% of the total capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom in one or more related transactions to an independent third party or parties.

CO-SALE RIGHTS AND FORCED SALE OBLIGATIONS

Co-sale rights

     If holders of series A1, B1 or N1 preferred stock intend to sell, alone or together with any other shareholder of Maxcom, at least 50.1% of the total capital stock of Maxcom in one or more related transactions to an independent third party or parties, then holders of series N2 preferred stock will, except in certain circumstances, have the right to participate in any such sale on a pro rata basis with the sellers. Holders of series N2 preferred stock will be entitled to sell such shares generally on the same terms and

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conditions as the selling shareholder. This co-sale right will terminate upon the consummation of the earlier of

     - a qualified public offering; or

     - the sale or transfer of any series A1, B1 or N1 preferred stock involving a transfer of at least 50.1% of the total capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom to an independent third party or parties in one or more related transactions.

     In connection with any sale or transfer of any of our equity securities, debt securities with equity features or other securities convertible into equity securities, shareholders other than holders of series N-2 preferred stock may participate in such sale on a pro rata basis at a price and on terms substantially the same as the selling securityholder. However, these co-sale rights will not apply to a sale or transfer of no more than 7,000,000 shares of preferred stock. This co-sale right will terminate upon the consummation of the earlier of:

     - a qualified public offering; or

     - the sale or transfer of any series A1, B1 or N1 preferred stock involving a transfer of at least 50.1% of the total capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom to an independent third party or parties in one or more related transactions.

Forced sale obligations

     If Nexus desires to transfer at least two-thirds of the beneficial ownership of the total capital stock of Maxcom then outstanding, in one or more related transactions to an independent third party or parties, on terms and conditions approved by Nexus, then all shareholders of Maxcom (including holders of series N2 preferred stock) may be forced by Nexus to sell a proportionate share of their series N2 preferred stock. Such shareholders will be entitled to sell such shares generally on the same terms and conditions as the selling shareholders.

     If Nexus desires to sell all or substantially all of the consolidated assets of Maxcom in one or more related transactions to an independent third party or parties on terms and conditions approved by Nexus, then all shareholders of Maxcom (including holders of series N2 preferred stock) may be forced by Nexus to vote in favor of, consent to and raise no objections against such asset sale.

     Holders of series N2 preferred stock may not be forced to participate in, or vote for, any of the foregoing transactions unless:

     - the consideration for such sale is paid in cash and/or freely tradeable, exchange-listed equity securities; and

     - the value of such consideration on a per share basis is not less than the then applicable liquidation preference for each share of series N2 preferred stock.

     These forced sale obligations will terminate upon the consummation of the earlier of:

     - a qualified public offering; or

     - the sale or transfer of any series A1, B1 or N1 preferred stock involving a transfer of at least 50.1% of the total capital stock of Maxcom or a sale of all or substantially all of the consolidated assets of Maxcom to an independent third party or parties in one or more related transactions.

Other provisions

     In both the case of a co-sale and a forced sale, the holders of series N2 preferred stock will not be required to execute any ancillary documents. However, to the extent the proceeds from any such sale will be subject to any expense, escrow, holdback or indemnification obligation, the selling shareholders assume this obligation on a pro rata basis. The amount of any such obligation of each shareholder in connection with a participation in a sale or a forced sale will be limited to the maximum amount of proceeds that the
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such holder is entitled to receive. Shareholders participating in a sale or forced to sell may provide the purchaser with different assurances or collateral for their indemnification obligations. As a result, some shareholders may be permitted to sign an indemnification agreement or give a guarantee while others may be subject to a hold back of their sale proceeds.

     It is possible that both the participation rights and forced sale obligations will be triggered by a single transaction. In this event, the participation rights will not apply.

     In the event that the participation rights or forced sale obligations have been triggered, we will prepare, and to the extent applicable, file with the appropriate regulatory authority, with the advice of U.S. counsel, any notices or offering material required by our by-laws or applicable Mexican and U.S. federal and state securities laws to be delivered to the beneficial owners of the series N2 preferred stock and to cause such documents to be delivered to the CPO trustee in sufficient quantities for distribution to the beneficial owners of the series N2 preferred stock.

RIGHTS AND OBLIGATIONS WITH RESPECT TO PUBLIC OFFERINGS

Registration rights

     Nexus at any time and from time to time may request that Maxcom take all requisite action, at its expense, to register one or more series of Maxcom's equity securities under applicable Mexican securities laws, rules and regulations or applicable U.S. federal and state securities laws. However, the initial demand by Nexus shall be a public offering that is expected to yield aggregate net proceeds of at least U.S.$10.0 million.

     Holders of series N1 preferred stock and series A1 and B1 stock will have the right to participate (piggyback) in any registration statement filed pursuant to the Securities Act for a public offering other than an initial public offering. However, the registration rights will be subject to customary cutback provisions.

Cooperation in connection with an underwritten offering

     During the period commencing on Maxcom's initial public offering that is not a qualified public offering and ending on the earlier to occur of eighteen months after the consummation of such initial public offering or the consummation of Maxcom's first qualified public offering, at the request of one or more holders of series N2 preferred stock, or of any class of stock into which the series N2 preferred stock has been converted, and at such holders' expense Maxcom will cooperate one time only with the efforts of such holders to effect an underwritten offering of their stock, provided that such offering is for at least U.S.$5.0 million in net proceeds. In addition, the underwriter must be reasonably acceptable to Maxcom and Maxcom may delay such underwritten offering for up to six months if it is then separately in the process of preparing a qualified public offering. Maxcom will not be obligated to prepare any offering memorandum or registration statement in connection with such offering.

Listing rights

     After a public offering, at the request of any holder of series N2 preferred stock, or any class into which the series N2 preferred stock has been converted, Maxcom will, at its expense, use commercially reasonable efforts, to cause the shares into which the series N2 preferred stock has been converted or is convertible, including any CPOs representing such shares, to be listed on each securities exchange or the NASD automated quotation system, as applicable, on which similar securities of Maxcom, including certificates of participation representing the beneficial ownership of such similar securities are then listed. In connection with any such listing, Maxcom will, if required, also register such securities with the National Registry of Securities and Intermediaries of the National Banking and Securities Commission of Mexico.

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Lock-up restrictions

     We may, under certain circumstances, impose a limitation on the transfer of series N2 preferred stock, which provides that such stock may not be transferred after notice from Maxcom, which may not be more than 30 days prior to the expected effective date of Maxcom's first qualified public offering until the 180th day after such effective date. Maxcom may not impose this restriction on the transfer of series N2 preferred stock if more than 20% of the securities being registered in connection with the qualified public offering are for the account of Maxcom's shareholders. In addition, this restriction on transfer may not be more restrictive than any restrictions placed on all other shareholders.

TRANSFER OF CPOS AND TRANSFER RESTRICTIONS

     The series N2 preferred stock and any shares of capital stock into which series N2 preferred stock is converted will be deposited in the CPO trust and may not be transferred separate from the CPOs representing such securities. The CPOs may be transferred without restriction under U.S. federal securities laws by persons who are not affiliates of Maxcom. However, no market currently exists for the CPOs and Maxcom does not currently plan to list the CPOs on any exchange for trading. In certain circumstances Maxcom may be required to list the CPOs on a securities exchange and to cooperate one time only with efforts of holders of the CPOs to effect an underwritten offering. Maxcom may impose limitations on the transfer of CPOs for a period after the consummation of a qualified public offering. See "-- Rights and obligations with respect to public offerings."

     Until the earlier of a qualified public offering or a sale of the company, no holder of series A, B or N stock and series A1, B1 or N1 preferred stock may transfer such shares without the prior approval of both Nexus, solely in its capacity as a shareholder, and the Board, which Board approval will require the affirmative vote of at least one Nexus director.

     Until a qualified public offering, in the event that certain significant holders of series A1, B1 and N1 preferred stock desire to transfer such shares, such holders will be obligated to first offer to sell such shares to other holders of Series A1, B1 or N1 preferred stock at the same price, terms and conditions offered to the initial proposed transferees.

     Upon the effectiveness of changes in certain Mexican regulations, other holders of series A, B and N stock and series A1, B1 and N1 preferred stock who desire to transfer such shares will be obligated to first offer to sell such shares to other series A, B and N stock and series A1, B1 and N1 preferred stock at the same price, terms and conditions offered to the initial proposed transferees.

     Under our telecommunications concessions and By-laws, the SCT has 90 days to object to any transfer, subscription or conveyance of 10% or more of our capital stock with the exception of:

     - transfers related to series N stock and N1 and N2 stock and any successor stock; and

     - subscriptions made pursuant to the exercise of a shareholder's preemptive rights, as long as the percentage participation of the shareholders in the capital stock of Maxcom does not vary.

OTHER PROVISIONS

Forfeiture of stock

     Under our by-laws, the current or future foreign shareholders of Maxcom firmly undertake with the Ministry of Foreign Relations (Secretaria de Relaciones Exteriores) to consider themselves as Mexican nationals with respect to the stock of Maxcom that they may acquire or own, as well as with respect to the properties, rights, concessions, securities or interests owned by Maxcom, or the rights and obligations derived from the agreements entered with the Mexican authorities to which Maxcom is a party. The current or future foreign shareholders of Maxcom firmly undertake not to invoke the protection of their government, under penalty of forfeiting such shares to the benefit of the Mexican nation.

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Dissolution

     Pursuant to the Mexican Companies Law and our by-laws, we may be dissolved upon the occurrence, among other things, of any of the following events:

     - the impossibility of continuing with our current line of business;

     - the resolution of our shareholders at an extraordinary general shareholders' meeting;

     - the reduction of the number of our shareholders to fewer than two; and

     - the loss of two thirds of our capital stock.

Shareholder conflicts of interest

     Under Mexican law, any shareholder that has a conflict of interest in connection with any transaction must abstain from voting at the relevant shareholders' meeting. A shareholder that votes on a business transaction in which its interest conflicts with that of Maxcom may be liable for damages if the transaction would not have been approved without such shareholder's vote.

Director conflicts of interest

     Under Mexican law, any member of the Board of Directors who has a conflict of interest with Maxcom in any transaction must disclose such a fact to the other members of the Board of Directors and abstain from voting on such matter at the relevant meeting of the Board of Directors. Any member of the Board of Directors who violates such a provision may be liable for damages caused to Maxcom. Additionally, members of the Board of Directors may not represent any shareholders at any shareholders' meeting.

DESCRIPTION OF THE CPO TRUST

General

     The series N2 preferred stock will be deposited by Maxcom in a limited purpose trust which will be administered by a major Mexican financial institution under a trust agreement which will become effective on or before the consummation of the exchange offer. We refer to the trust as the "CPO trust" and the trustee of the CPO trust as the "CPO trustee." The CPO trustee will be the holder of record of the series N2 preferred stock and any securities into which the series N2 preferred stock may be converted.

     The CPO trustee will issue Certificados de Participacion Ordinarios, or "CPOs", which are negotiable instruments under Mexican law that give their holders the economic rights and voting rights of the series N2 preferred stock or any other shares of capital stock into which the series N2 preferred stock may be converted, which we refer to together as the "deposited securities."

     The CPOs will initially be held in book-entry form through DTC, and DTC or its nominee will be the holder of record of a global CPO certificate. See "Book-Entry, Delivery and Form" above. The issuance of the CPOs will require the approval of certain governmental authorities, which Maxcom expects will be granted. Our by-laws provide that we will obtain all governmental approvals required in connection with the conversion of the series N2 preferred stock held in the CPO trust to other securities of Maxcom.

     The following is a description of (i) certain provisions to be included in the CPO trust agreement and (ii) applicable provisions of the Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito). This is a summary description and does not purport to be complete and is qualified in its entirety by reference to the CPO trust agreement and the provisions of Mexican law referred to in such description.

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Purpose

     The main purpose of the CPO trust is to have the CPO trustee, as record holder of the deposited securities and upon the instructions of the technical committee described below under "Administrator of the CPO trust," waive or not exercise any statutory preemptive rights that it may have from time to time to subscribe for additional shares of Maxcom capital stock. As the record holder of the deposited securities, the CPO trustee will exercise certain rights attached to such securities in order to preserve to the largest extent possible the economic and voting rights that would otherwise be held directly by the beneficial owners of the CPOs.

Waiver of statutory preemptive rights

     The trustee of the CPO trust will waive statutory preemptive rights with respect to deposited securities when, in the sole judgment of the technical committee of the CPO trust, as described below, the exercise of such preemptive rights would require that the shares so subscribed be registered pursuant to the Securities Act, unless Maxcom decides to register such shares. If the exercise of the preemptive rights is possible without registration under the Securities Act (or Maxcom decides to carry out such registration) and the holders of CPOs provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust, and deliver additional CPOs in respect of such additional deposited securities to the subscribing CPO holders. Under Mexican law preemptive rights may not be transferred separately from the underlying shares.

Voting and economic rights

     The holders of CPOs are not entitled to directly exercise any voting or economic rights with respect to the deposited securities. Such voting rights are exercisable only by the CPO trustee pursuant to the instructions of the holders of CPOs. The holders of CPOs will be entitled to receive dividend distributions, if any, from Maxcom through the CPO trustee. DTC will receive the distributions and will make distributions to the beneficial owners of the CPOs. In the event of a forced sale the trustee of the CPO trust will cause the series N2 preferred stock to be delivered in connection with any such sale and will distribute to the record holder of the CPOs the proceeds from such sale subject to any holdbacks required pursuant to the terms of any such sale. The CPO trustee will also deliver deposited securities in connection with the exercise of the co-sale rights and will distribute to the record holders of the CPOs the proceeds from sale subject to any holdbacks required pursuant to the terms of any such sale. See "-- Co-sale rights and forced sale obligations" above.

     If a distribution by Maxcom consists of a dividend in shares, such shares will be transferred to the CPO trustee, and held in the CPO trust, and the CPO trustee will distribute to the holders of CPOs in proportion to their holdings, additional CPOs to represent the additional deposited securities received by the CPO trustee as such dividend.

     The holders representing a majority of the outstanding CPOs will be entitled to appoint the board observer, or in certain circumstances, a member of the Board of Directors. See "-- Board of Directors."

Administration of the CPO trust

     The CPO trust will be administered by the CPO trustee under the direction of a technical committee, which will consist of three members, two members of which will be designated by Maxcom and one by the holders of CPOs.

Common representative

     The majority of holders of CPOs will have the right to appoint a common representative, whose duties will include, among others: verification of the due execution and terms of the CPO trust agreement; verification of the existence of the deposited securities; authentication, by its signature, of the certificate evidencing the CPOs, exercise of the rights of the CPO holders in connection with the payment of any

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dividend or distribution related to the deposited securities to which such CPO holders are entitled; and undertaking of any other action required to protect the rights, actions or remedies to which CPO holders may be entitled to under the CPO trust.

Transfer

     CPO holders may sell their interest in CPOs. Sales of CPOs may be subject to Mexican taxes. Neither Maxcom nor the CPO trustee will have any liability in connection with any such sale. CPO holders may not sell the deposited securities separately from the CPOs.

Term and termination

     The maximum term of the CPO trust is thirty years, but it may be terminated at any moment by recommendation of the technical committee, in which case the deposited securities will be delivered to the CPO holders.

Fees

     The fees of the CPO trustee for the administration of the CPO trust, and the fees of the common representative for acting in such capacity, will be paid by Maxcom.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of certain U.S. federal income tax consequences of the exchange offer and consent solicitation that may be relevant to you if you hold our old notes as a capital asset and are a U.S. holder. In general, you will be a U.S. holder if you are:

     - An individual citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This discussion is for general information only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special tax treatment under the Code, including, without limitation, because you are:

     - a foreign person or entity;

     - a tax-exempt organization, a financial institution, an insurance company, a regulated investment company or a dealer or broker in securities or currencies;

     - a trader in securities or commodities that elects mark-to-market treatment;

     - a person who holds the old notes as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

     - a person whose functional currency is not the U.S. dollar;

     - a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for U.S. federal income tax purposes);

     - a person subject to the alternative minimum tax; or

     - a person who owns or will own directly, indirectly or by attribution 10% or more (by voting power) of our voting stock or 10% or more (by value) of our outstanding capital stock.

     The summary does not include any discussion of the tax laws of any state, locality or non-U.S. government that may be applicable to you. You should note that no rulings have been or will be sought from the United States Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences discussed below, and we cannot assure you that the IRS will not take contrary positions. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the exchange offer and consent solicitation arising under the laws of any other taxing jurisdiction.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

     In general, for U.S. federal income tax purposes, you will be treated as the beneficial owner of the series N2 preferred stock represented by the CPOs you receive in the exchange.

     The law is unclear as to whether any gain or loss that you realize upon the exchange will be recognized for U.S. federal income tax purposes. The tax consequences to you of the exchange of your old notes for new notes and CPOs representing series N2 preferred stock will depend primarily on whether the
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exchange will be treated as a "recapitalization" within the meaning of section
368(a)(1)(E) of the Code. The exchange will be treated as a tax-free recapitalization only if the old notes that you tender in the exchange qualify as "securities" for U.S. federal income tax purposes.

     The rules for determining whether an obligation constitutes a security are imprecise. The term security is not defined in the Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions, which are not entirely consistent. The determination of whether a particular debt constitutes a security depends upon an overall evaluation of the nature of the debt. Under applicable administrative pronouncements and judicial decisions, one of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt obligations with a weighted average maturity of ten years or more are usually considered securities and debt instruments with a weighted average maturity of less than five years are usually not considered securities. The status of debt instruments with a weighted average maturity of five years or more but less than ten years is unclear. Furthermore, the maturity of a debt instrument alone is not necessarily determinative and other factors, such as the degree of participation in the company and continuing interest associated with the debt instrument and the purpose of the advances, may be relevant. Although not free from doubt, we believe that the old notes are likely to be treated as securities for U.S. federal income tax purposes. You are encouraged to consult your own tax advisor with respect to this issue.

Recapitalization treatment

     If the exchange is treated as a recapitalization for federal income tax purposes, you will recognize gain realized on the exchange only to the extent of the amount of "boot" you receive in the exchange. Any such gain should be capital gain and generally will be long-term capital gain if the old notes have been held for more than one year at the time of the exchange. If you realize a loss on the exchange, however, you will not be able to recognize that loss.

     In general, you will receive boot in the exchange only if you receive property other than our stock and securities. However, any nonqualified preferred stock that you receive in the exchange will constitute boot. We believe that the CPOs you will receive in the exchange will not be treated as nonqualified preferred stock under the Code. Therefore, if the new notes qualify as securities, you will not receive any boot in the exchange. While the issue is not free from doubt because the new notes will have an original term of only four years and eleven months, there is a reasonable position that the new notes should be treated as securities for U.S. federal income tax purposes. You are encouraged to consult your own tax advisor with regard to this issue.

     If the new notes qualify as securities, your aggregate tax basis in the new notes and the CPOs you receive in the exchange will equal your tax basis in your old notes. Although the method for allocating your tax basis in the old notes between the new notes and the CPOs is unclear, the determination of the portion of your tax basis in the old notes that should be allocated to each category of consideration received should be based on the issue price of the new notes (as determined below under "Certain U.S. federal income tax consequences of holding and disposing of the new notes -- Original issue discount") and the fair market value of the CPOs. Your holding period in the new notes and the CPOs will include your holding period in the old notes you surrender in the exchange.

     If the new notes do not qualify as securities, the amount of boot you are deemed to receive should be equal to the issue price of the new notes. Your tax basis in the new notes should equal their issue price, and your tax basis in the CPOs received in the exchange should equal your tax basis in your old notes, less the issue price of the new notes plus any gain recognized in the exchange. Your holding period in the new notes will begin on the day following the date of the exchange and your holding period in the CPOs will include your holding period in the old notes you surrender in the exchange.

Non-recapitalization treatment

     If the old notes that you exchange are not considered securities, the transaction will not be treated as a recapitalization. In this case, the exchange will be a fully taxable transaction for U.S. federal income tax
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purposes. Accordingly, you will recognize gain or loss equal to the difference between the issue price of the new notes and the fair market value of the CPOs you receive in the exchange and your adjusted tax basis in the old notes. Any such gain or loss recognized on the exchange of your old notes for new notes and CPOs should be capital gain or loss and generally will be long-term capital gain or loss if the old notes have been held for more than one year at the time of the exchange.

     The deductibility of losses, if any, realized on the exchange of your old notes for new notes and CPOs may be subject to certain limitations. If you think you may realize a loss, you should consult your tax advisor as to the possible limitations on the deductibility of any such loss.

     Your adjusted tax basis in the new notes and the CPOs will equal the issue price of the new notes and your adjusted tax basis in the CPOs will equal the fair market value of the CPOs. Your holding period in the new notes and the CPOs will begin on the day following the date of the exchange.

Receipt of accrued interest

     Notwithstanding the foregoing, any property you receive in the exchange that is attributable to accrued and unpaid interest will not be treated as received in exchange for your old notes. Rather, such property will be taxable to you as ordinary interest income (if you have not previously included such interest into gross income).

Consequences to non-tendering holders

     The proposed amendments to the old notes may constitute a significant modification of the old notes, with the result that, even if you do not tender your old notes, you may be deemed for U.S. federal income tax purposes to have exchanged your old notes for a new debt instrument. However, while the issue is not free from doubt, if you do not participate in the exchange offer, you should not be deemed to have engaged in a taxable exchange for U.S. federal income tax purposes as a result of the elimination of the restrictive covenants in the indenture governing the old notes. Therefore, you should not recognize gain or loss for U.S. federal income tax purposes and you should have the same adjusted tax basis and holding period in the old notes, as the case may be, after the adoption of the exchange offer and consent solicitation as you had in the old notes immediately before such adoption. You are encouraged to consult your own tax advisor as to the potential tax consequences to you if you do not participate in the exchange offer.

Reporting requirements

     You may be subject to certain IRS reporting requirements in connection with your exchange of old notes for new notes and CPOs. You are encouraged to consult your own tax advisor as to whether these reporting requirements may be relevant to you.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE NEW NOTES

Payments of interest and additional amounts

     Generally, payments of qualified stated interest, as defined below (including Mexican withholding tax imposed on such interest), and additional amounts (if any) would be taxable to you as ordinary income. Payments of qualified stated interest and additional amounts (if any) on the new notes generally are includible in your income as it accrues or is received, in accordance with your regular method of accounting for tax purposes.

Original issue discount

     The treatment of original issue discount in respect of the new notes is highly complex. You are urged to consult with your tax advisor concerning this issue.

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     GENERAL.  The new notes will be treated as issued with original issue discount for U.S. federal income tax purposes if the amount by which the "stated redemption price at maturity" of the new notes exceeds their "issue price" by more than a de minimis amount (generally, the product of 0.25% of the stated redemption price at maturity and the number of full years to maturity on the instrument). A new note's stated redemption price at maturity equals the total amount of all principal and interest payments to be made on the new note, other than "qualified stated interest." Qualified stated interest generally is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note. The interest payments with respect to the new notes do not constitute qualified stated interest because such payments are not made at least annually.

     Your issue price in respect of the new notes received in the exchange will depend on whether either the old notes or the new notes are "publicly-traded." If as of the date the exchange offer is consummated, the new notes are "traded on an established securities market" within the meaning of the applicable regulations on or at any time during the sixty day period ending thirty days after the date the exchange offer is consummated, then the issue price of such notes would equal the fair market value established by such trading. If the new notes are not so traded, but the old notes are so traded, then the issue price of the new notes would equal the fair market value, established by such trading, of the old notes. If neither the new notes nor the old notes are so traded, the issue price of the new notes generally would be the stated principal amount of such notes. It cannot be determined at the present time whether the new notes or the old notes will be, at the relevant times, traded on an established securities market within the meaning of the applicable regulations.

     The relevant Treasury Regulations are complex and highly detailed in defining the phrase "traded on an established market." For example, it is possible that the new notes will be treated as so traded not only if they are listed on an exchange, but also if transfers of such new notes appear on a computerized quotation medium. You should consult you own tax advisor with respect to whether your old notes or new notes qualify for this purpose as "traded on an established market."

     In the event neither the old notes nor the new notes are treated as traded on an established securities market, the issue price of a new note will equal its stated principal amount, only if the interest rate is equal to or greater than the "applicable federal rate," or AFR, for the month in which the new notes are issued. If the interest rate is less than the AFR, the issue price of a new note will be equal to its imputed principal amount, which generally is the sum of all payments due under the new note (including qualified stated interest) discounted from the date of payment to the issue date of the new notes at the AFR. Under these rules, if the new notes were issued on the date of this exchange offer and consent solicitation, they would contain original issue discount because the interest rate on the new notes would be less than the AFR.

     INCLUSION OF ORIGINAL ISSUE DISCOUNT IN INCOME. If the new notes are treated as having original issue discount, you must include the original issue discount in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Original issue discount must be included in income regardless of whether cash is received in respect of such income. The amount of original issue discount includible in income by you is the sum of the "daily portions" of original issue discount with respect to the new notes for each day during the taxable year or portion of the taxable year on which you held such note. The daily portion is determined by allocating to each day in any accrual period other than the initial short accrual period and the final accrual period an amount equal to the excess of:

     - the product of a new note's "adjusted issue price" at the beginning of such accrual period and its "yield to maturity" (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

     - the amount of qualified stated interest payments, if any, allocable to such accrual period.

     The yield to maturity is the discount rate that, when applied to all payments under a new note, results in a present value equal to the issue price. The amount of original issue discount allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the

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new note at the beginning of the final accrual period. The amount of original issue discount allocable to the initial short period may be computed under any reasonable method.

     The adjusted issue price of a new note at the beginning of the first accrual period is equal to its issue price. A new note's adjusted issue price at the beginning of any subsequent accrual period is equal to its issue price increased by the amount of accrued original issue discount previously includible in your gross income (and market discount, as discussed below) for each prior accrual period and reduced by the amount of any payments previously made on the note to you (other than payments of qualified stated interest, if any).

     Generally, upon election, you may use the constant yield to maturity method applicable to original issue discount to determine the timing of inclusion of all qualified stated interest (if any) and original issue discount on the new notes, subject to certain limitations. Such an election will apply to all debt instruments held or acquired by you on or after the beginning of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     The above treatment assumes that the stated redemption price at maturity for a note does not include any additional amounts payable on the notes. It is possible that the IRS might disagree with this treatment and contend that the stated redemption price at maturity should include the reasonably expected amount of additional amounts payable on the new notes. In such case, the amount of original issue discount on the new notes would be increased by such amount.

     However, the rules discussed below under "Premium and acquisition premium" may reduce or eliminate the amount of original issue discount includible by you as a holder of the new notes. For example, if your exchange of the old notes for new notes and CPOs qualifies as a recapitalization, your basis in the new notes may substantially exceed the issue price of such new notes (depending on your basis in the old notes), and you may be able to reduce or eliminate the amount of original issue discount includible with respect to such old notes.

     You should consult your tax advisor concerning the inclusion in your taxable income of the original issue discount attributable to the new notes.

Premium and Acquisition Premium

     If you acquire new notes for an amount (or with a basis) less than or equal to the sum of all amounts payable on such new notes after the acquisition date (other than payments of qualified stated interest, if any) but in excess of their adjusted issue price (any such excess being acquisition premium), you will be considered to have acquired the new notes at an acquisition premium. If you do not make the election described below, you are permitted to reduce the daily portions of original issue discount includible in your income by a fraction, (i) the numerator of which is the excess of your adjusted tax basis in the new notes immediately after their acquisition over the adjusted issue price of such new notes and (ii) the denominator of which is the excess of the sum of all amounts payable on such new notes after the acquisition date (other than payments of qualified stated interest, if any) over the adjusted issue price of such new notes.

     If you acquire the new notes for an amount (or with a basis) greater than the sum of all amounts payable on such new notes after the acquisition date (other than payments of qualified stated interest, if any) you will be considered to have acquired the new notes at a premium. In such a case, you will not be required to include any original issue discount in your gross income.

     You generally may elect to amortize the premium on the constant yield method. The amount amortized in any year will be treated as a reduction of your interest income from the new notes. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you make this election, you will be required to reduce your basis in the new notes to the extent that any amortizable bond premium is applied to offset your interest income on the new notes.
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Market discount

     If the exchange is not treated as a recapitalization, the new notes will be considered to have been acquired with market discount if the adjusted issue price of the new notes at the time of the exchange exceeds your initial tax basis in the new notes by more than a specified de minimis amount (as noted above, your initial tax basis in the new notes will depend on whether the new notes are treated as securities for U.S. federal income tax purposes). The excess will be treated as de minimis market discount if such amount is less than 0.25% of the stated redemption price at maturity of the new notes multiplied by the number of complete years to maturity from the date you acquired such new notes, with the result that the amount of market discount will be considered to be zero.

     The Code provides the authority for regulations to be issued by the Treasury Department that would provide that any accrued market discount not treated as ordinary income upon an exchange of market discount bonds in which gain or loss is not recognized in whole or in part, such as the exchange of the new notes and the CPOs for the old notes (if such exchange is treated as a recapitalization, the old notes are market discount bonds and the new notes are treated as securities for U.S. federal income tax purposes), would carry over to the nonrecognition property received on the exchange. If such regulations are promulgated and are applicable to this exchange, any accrued market discount not treated as ordinary income on the exchange would carry over to the new notes and CPOs received in the exchange. On disposition of any such notes or stock, any gain recognized generally would be treated as ordinary income to the extent of the amount of accrued market discount carried over thereto (unless, in the case of the new notes, you had previously elected to include market discount in income as it accrues). Although not free from doubt, it is likely that the above characterization would be required under the Code even without the promulgation of regulations.

     Under the market discount rules, you generally will be required to treat any partial principal payment on, and any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income during the period you held such new note. In addition, you may be required to defer your deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such new note until the maturity of the new note or its earlier disposition in a taxable transaction.

     In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may also elect to include market discount on the new note in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. Such currently included market discount will increase your tax basis in the new note and generally is treated as ordinary interest income for U.S. federal income tax purposes.

Sale, exchange or retirement of the new notes

     Upon the sale, exchange or retirement of a new note, you generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which are taxable as ordinary income) and (ii) your adjusted tax basis in the new note. Such capital gain or loss recognized on the sale, exchange or retirement of the new note generally will be long-term capital gain or loss and subject to a maximum U.S. federal income tax rate of 20% if you held the new note for more than one year before sale. U.S. corporations, however, are taxed on their net capital gains at the regular corporate income tax rates. Gain or loss

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recognized by you in connection with the disposition of the new notes generally will be treated as U.S. source gain or loss.

Foreign tax credit

     INTEREST, ORIGINAL ISSUE DISCOUNT AND ADDITIONAL AMOUNTS. Qualified stated interest, original issue discount and additional amounts (if any) paid on the new notes will constitute income from sources outside the United States, and, with certain exceptions, will be grouped together with other items of passive income, for purposes of computing the foreign tax credit allowable to you. If the payments of qualified stated interest, original issue discount and additional amounts (if any) were to become subject to a withholding tax imposed by a foreign country at a rate of 5% or more, the qualified stated interest, original issue discount and additional amounts (if any) may be considered "high withholding tax interest" for purposes of computing the foreign tax credit. If you are predominantly engaged in the active conduct of a banking, insurance, financing or similar business, the payments of qualified stated interest, original issue discount and additional amounts (if any) may be considered "financial services income" for purposes of computing the foreign tax credit, provided that such amounts do not constitute high withholding tax interest, as described above.

     EFFECT OF MEXICAN WITHHOLDING TAXES. You will be required to include the amount of Mexican withholding taxes, if any, imposed on payments on a note (including any additional amounts payable by our company) in gross income as interest income. Such treatment will be required regardless of whether, as will generally be true, our company is required to pay additional amounts so that the amount of Mexican withholding taxes does not reduce the net amount actually received by you as a holder of a new note.

     Subject to certain limitations, you may be entitled to a credit against your U.S. federal income tax liability, or a deduction in computing your U.S. federal taxable income, for the amount of Mexican taxes withheld by our company (which, as described above, would include amounts withheld on additional amounts paid by us with respect to Mexican taxes). However, Mexican taxes may be deducted from your taxable income only if you do not claim a credit for any Mexican or other foreign taxes paid or accrued in that taxable year. You may be required to provide the IRS with a certified copy of the receipt evidencing payment of such withholding tax imposed in respect of payments on the new notes in order to claim a Mexican tax credit in respect of such Mexican withholding tax.

     Since you may be required to include in your gross income original issue discount on the new notes in advance of any withholding of Mexican income taxes from payments relating to the discount (which would generally occur when such discount is paid in cash), you may not be entitled to a credit or deduction for these Mexican withholding taxes in the year the original issue discount is included in your gross income for U.S. federal income tax purposes, and may be limited in your ability to credit or deduct in full the foreign taxes in the year those taxes are actually withheld by our company. In addition, under certain U.S. Treasury Department guidance, foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which your expected economic profit, after non-U.S. taxes, is insubstantial. You should consult your tax advisor concerning the availability and timing of a foreign tax credit or deduction relating to the payment of Mexican withholding taxes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE
CPOs

Distributions

     Subject to the "passive foreign investment company" rules discussed below, generally, distributions of cash or property with respect to your CPOs (including the amount of any Mexican taxes withheld on any such distribution) will constitute ordinary dividend income to the extent of our company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), which generally will be includible in your income on the day on which the dividends are received by the CPO trustee, and will be treated as foreign source dividend income (generally passive income) for foreign tax credit

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limitation purposes. Any distributions in excess of such earnings and profits will constitute a nontaxable return of capital and reduce your tax basis in such CPOs. To the extent such distributions exceed your tax basis in your CPOs, such excess will constitute capital gain. Dividends on the CPOs will not be eligible for the dividends received deduction allowed to U.S. corporations.

     Dividends paid in a foreign currency (including the amount of any foreign taxes withheld therefrom) will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividends are received by the CPO trustee, regardless whether the dividends are converted into U.S. dollars. In addition, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your income to the date such payment is converted into U.S. dollars will be exchange gain or loss and will be treated as ordinary income or loss.

Sale, redemption or other taxable disposition of the CPOs

     Subject to the "passive foreign investment company" rules discussed below, generally, you will, upon the sale, redemption or other taxable disposition of your CPOs, recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and fair market value of property received therefor (if the amount received is denominated in foreign currency other than in U.S. dollars, then its U.S. dollar equivalent determined at the spot rate on the date of the disposition) and (ii) your tax basis in your CPOs (as determined in U.S. dollars).

     Capital gain recognized by you generally will be long-term capital gain and subject to a federal income tax rate of 20% if you held CPOs for more than one year before the sale. U.S. corporations, however, are taxed on their net capital gains at the regular corporate income tax rates. Gain or loss recognized by you in connection with the disposition of your CPOs generally will be treated as U.S. source gain or loss.

     Generally, you will not recognize any gain or loss upon the conversion of the CPOs into series N stock or other classes of our stock.

Passive foreign investment company considerations

     In general, a foreign corporation will be classified as a passive foreign investment company, or PFIC, if (i) at least 75% of its gross income for the taxable year consists of passive income or (ii) at least 50% of the average value of the corporation's assets (determined as of the close of each quarter) in a taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived from the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income.

     Because a determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, it cannot at present be determined with certainty whether we will become a PFIC in the current taxable year or in future taxable years. This will depend on the sources of our income and the relative values of our passive assets such as cash and our non-passive assets, including goodwill. As a result of the private equity investment, we will hold passive assets and earn passive income on funds, awaiting use in the conduct of our business. In addition, the consummation of the exchange offer and the resulting reduction of our outstanding liabilities may significantly affect the relative values of our passive and active assets for PFIC purposes, due to the specific mechanics of the PFIC calculation. Based on our projections of our income and assets and our current plan of operation, we believe that we are not currently a PFIC for U.S. federal income tax purposes. However, as noted above, there can be no certainty in this regard until the close of the 2002 taxable year, and our current belief that we are not a PFIC could be subject to change in the future. We will make the determination of whether we are a PFIC on an annual basis and notify you within 75 days of the end of any year in which we become a PFIC.

     If we were to become a PFIC in any taxable year, a special tax regime would apply to both (a) any "excess distribution" by us (generally, your ratable share of distributions in any year that are greater than

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

125% of the average annual distributions received by you in the three preceding years or your holding period, if shorter) and (b) any gain realized on the sale or other disposition (including a pledge) of your CPOs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period in the CPOs, (b) the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable tax rate in effect for that year and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

     You are urged to consult your own tax advisor as to the effect to you of our company being a PFIC and the availability, if any, of either the "qualified electing fund" or "mark-to-market" election as defined in the Code and the regulations thereunder.

Controlled foreign corporation considerations

     If more than 50% of the voting power of all classes of our capital stock or the total value of our capital stock is owned, directly or indirectly, by "U.S. shareholders," we may be treated as a controlled foreign corporation, or a CFC, under Subpart F of the Code. U.S. shareholders are defined as citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom owns 10% or more of the total combined voting power of all classes of our capital stock. The United States generally taxes a U.S. shareholder of a CFC currently on its pro rata share of the Subpart F income of the CFC. Such U.S. shareholder is generally treated as having received a current distribution out of the CFC's Subpart F income and is also subject to current U.S. tax on its pro rata share of the CFC's earnings invested in U.S. property. In addition, gain from the sale or exchange of stock in a CFC by a U.S. person who is or was a U.S. shareholder of the CFC at any time during the five-year period ending with the sale or exchange is treated as ordinary income to the extent of the CFC's earnings and profits attributable to the stock sold or exchanged. If a foreign corporation is both a PFIC and a CFC, the foreign corporation generally will not be treated as a PFIC with respect to U.S. shareholders of the CFC.

     Under the current ownership structure, we believe that we are not a CFC for U.S. federal income tax purposes. However, because of the complexity of the CFC rules, you should consult your own tax advisor as to the potential application of these rules to you based on your particular circumstances.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE NEW NOTES AND CPOs

     Subject to the discussion below concerning information reporting and backup withholding, generally, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on distributions in respect of the new notes or the CPOs, unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

     A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale or the other disposition of the new notes or the CPOs unless (i) such gain is effectively connected with the conduct of a United States trade or business by such non-U.S. holder or (ii) such non-U.S. holder is present in the United States for 183 days or more during the taxable year of sale or disposition and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, if you are a non-corporate U.S. holder (or do not come within certain other exempt categories), information reporting requirements will apply to certain payments of principal, premium and interest on the new notes or dividends on the CPOs and to payments of the proceeds of the sale of the new notes or CPOs made to you.

     Additionally, if you are a non-corporate U.S. holder (or do not come within certain other exempt categories), you may be subject to backup withholding at a rate of 30% (reduced to 29% for taxable years

2004 and 2005 and to 28% for taxable years 2006 and thereafter) with respect to such payments, unless you provide your taxpayer identification number (social security number or employer identification number), certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Generally, you will provide such certification on IRS Form W-9 ("Request for Taxpayer Identification Number and Certification") or a substitute Form W-9.

     If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the IRS, as well as backup withholding. However, any amount withheld under the backup withholding rules may be allowable as a credit against your U.S. federal income tax liability (which might entitle you to a refund), provided that you furnish the required information to the IRS.

     A non-U.S. holder generally will be exempt from information reporting requirements and backup withholding, but may be required to comply with certification and identification procedures in order to obtain an exemption from information reporting and backup withholding.

                   MEXICAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material consequences of the exchange of the old notes and an investment in the new notes and CPOs under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect based on the advice of PricewaterhouseCoopers, our tax advisors. This summary of certain Mexican tax considerations deals only with holders of notes and CPOs or of a beneficial interest therein that are not residents of Mexico for Mexican tax purposes and that do not conduct a trade or business through a permanent establishment or fixed base in Mexico (a "Foreign Holder").

     For purposes of Mexican taxation, an individual is a resident of Mexico if he has a permanent home in Mexico, unless he has been in another country for more than 183 calendar days, whether consecutive or not, in any one calendar year and can demonstrate that he has become a resident of that country for tax purposes. A legal entity is a resident of Mexico for tax purposes if it has been incorporated under the laws of Mexico, or has established the principal management of its business or the base of its effective direction in Mexico. A Mexican citizen is presumed to be a resident of Mexico for tax purposes unless such person can demonstrate otherwise.

UNITED STATES/MEXICO AND OTHER TAX TREATIES

     A Convention for the Avoidance of Double Taxation and Prevention of Fiscal Evasion, together with a related Protocol thereto (collectively, the "Tax Treaty"), between the United States and Mexico entered into force on January 1, 1994. Provisions of the Tax Treaty that may affect the taxation of certain U.S. holders of notes or CPOs are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which the notes may be subject. Holders of the notes and CPOs should consult their own tax advisors as to the tax consequences, if any, of such treaties.

MEXICAN TAX CONSEQUENCES TO FOREIGN HOLDERS OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND CPOs

General

     A Foreign Holder will not be subject to any Mexican tax upon the exchange of the old notes for the new notes and the CPOs, since it will be treated by us as additional consideration for Mexican tax purposes, paid to the Foreign Holders in exchange for their tendered old notes.

Other taxes

     A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect of the exchange of the old notes, nor will such a Foreign Holder be liable for Mexican stamp, registration or similar taxes.

MEXICAN TAX CONSEQUENCES TO FOREIGN HOLDERS OF THE NEW NOTES

Taxation of interest and principal

     Under the Mexican Income Tax Law, payments of interest made by Maxcom in respect of the new notes (including payments of principal in excess of the issue price of such new notes, which, under Mexican law, are deemed to be interest) to a Foreign Holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% (the "Reduced Rate"), provided that:

     - the new notes are offered through banks or brokerage houses in a country with which Mexico has a tax treaty in force;

     - the new notes are registered in the Special Section of the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios); and

     - certain periodic information requirements by the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico) are complied with.

     - If these conditions are not met, the applicable withholding tax rate will be 10%.

     FOREIGN HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING WHETHER THEY RESIDE IN A COUNTRY THAT HAS ENTERED INTO SUCH A TREATY WITH MEXICO WHICH IS EFFECTIVE, AND IF SO, THE CONDITIONS AND REQUIREMENTS FOR OBTAINING BENEFITS UNDER SUCH TREATY.

     However, if the beneficial owner, either directly or indirectly, individually or jointly with related parties, of more than 5% of the interest derived from the related securities, is any of the following:

     - a shareholder of the issuer who owns, directly or indirectly, individually or jointly with related parties, more than 10% of the voting stock of the issuer, or

     - a legal entity 20% of whose stock is owned, directly or indirectly, individually or jointly with related parties, by the issuer,

     then, the withholding tax rate will be 35%.

     Pursuant to Rule 3.31.9 (the "Reduced Rate Rule") issued by the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico) on March 6, 2000 and extended on March 5, 2002 until May 31, 2002, payments of interest with respect to the new notes made by us to Foreign Holders, regardless of the place of residence or the tax regime applicable to the Foreign Holder recipient of the interest, will be subject to withholding taxes imposed at the Reduced Rate if:

     - the new notes are registered with the Special Section of the National Registry of Securities and Intermediaries and copies of approval of such registration are provided to the Ministry of Finance;

     - we timely file with the Ministry of Finance certain information relating to the issuance of the new notes;

     - we timely file with the Ministry of Finance on a quarterly basis information on the amount and dates of interest payments made during each quarter and information representing that no party related to us, directly or indirectly, is the effective beneficiary of more than five percent (5%) of the aggregate amount of each such interest payment; and

     - we maintain records that evidence compliance with the conditions set forth above.

     We will comply with the first two conditions set forth above and expect that the last two conditions will also be met and, accordingly, expect to withhold Mexican tax from interest payments on the new notes at the Reduced Rate during the effectiveness of such rule.

     However, during the fiscal year 2002, the Tax Treaty is not expected, generally, to have any material effect on the Mexican tax consequences described herein, because, as described above, under Mexican Income Tax Law and regulations as currently in effect, with respect to a U.S. holder that meets the Reduced Rate Rule requirements described above, we will be entitled to withhold taxes in connection with interest payments under the new notes at the Reduced Rate. From 2001 and beyond, holders of the new notes should consult their own tax advisors as to the possible application of the Tax Treaty.

     Payments of interest we make on the new notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, if any such fund is:

     - the effective beneficiary of the interest;

     - duly incorporated under the laws of its country of origin;

     - exempt in its country of origin from income tax on interest income; and

     - registered with the Ministry of Finance for that purpose.

     Under existing Mexican law and regulations, a Foreign Holder will not be subject to any Mexican taxes in respect of payments of principal made by us with respect to the new notes.

Taxation of Additional Amounts

     We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts (as such term is defined in "Description of the Notes -- Additional amounts") to the holders of the new notes in respect of the Mexican withholding taxes mentioned above. Payments of Additional Amounts with respect to the new notes will be subject to Mexican withholding tax at the same rate applicable to interest paid on the new notes.

     Holders or beneficial owners of the new notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner is requested and is not provided on a timely basis, our obligation to pay Additional Amounts will be limited.

Taxation of accrued interest

     Interest accrued that is not due and payable under the terms applicable to the old notes before the exchange of the old notes for the new notes will not be subject to a Mexican income tax withholding under the terms described above, but such interest will be subject to a Mexican income tax withholding when such interest becomes due and payable under the new notes after the exchange of the old notes for the new notes.

Gain on dispositions

     Gains resulting from the sale or other dispositions of the new notes and by a Foreign Holder will not be deemed as an income arising from Mexican source, and therefore will not be subject to Mexican income tax.

MEXICAN TAX CONSEQUENCES TO FOREIGN HOLDERS OF THE CPOs

Distributions

     Dividends, either in cash or in any other form, paid with respect to the CPOs will be subject to withholding tax based on the amount of the distributed dividend, multiplied by a factor of 1.5385, in 2002. For following years the factor will decrease to 1.5152, 1.4925 and 1.4706 in 2003, 2004 and 2005 and
thereafter.

Dispositions

     The sale or other disposition of the CPOs by a Foreign Holder will not be subject to any Mexican tax if the sale is carried out through the Mexican Stock Exchange or other securities market approved by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico). Sales or other dispositions of the CPOs made in other circumstances would be subject to Mexican tax, regardless of the nationality or residence of the transferor. However, under the Tax Treaty, a U.S. holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the CPOs in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as such holder did not own, directly or indirectly, 25% or more of our outstanding shares within the twelve-month period preceding such sale or other disposition.

CERTAIN TAX CONSEQUENCES TO MEXICAN HOLDERS ON THE EXCHANGE OR DISPOSITION OF THE CPOs.

     The Mexican income tax effect for a Mexican resident holder on the taxable disposition or exchange of the CPOs, may vary depending on the conditions of the acquisitions, disposition or exchange of the CPOs, as well as on the characteristics of the holders. Therefore, such holders should seek advice from Mexican tax counsel to determine the effects on a case by case basis.

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the exchange offer.

     We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson or agent is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

     Under current interpretations of the SEC, securities that are obtained in a
Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the old notes are unrestricted securities, the new notes and series N2 preferred stock to be issued in the exchange offer will be unrestricted securities. In such event, recipients who are not "affiliates" of Maxcom (as such term is defined in Rule 144 under the Securities Act) will be able to resell the new notes and series N2 preferred stock without registration. Recipients who are affiliates of Maxcom may resell their securities subject to the provisions of Rule 144, absent registration or another appropriate exemption.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker or dealers.

     We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the old notes, and we and these participants may conclusively rely on, and shall be protected in relying on, instruction from DTC for all purposes, including with respect to the registration and delivery of the securities to be issued.

                                 LEGAL MATTERS

     The validity of the securities offered by this offering circular will be passed upon by Gonzalo Alarcon Iturbide, General Counsel of Maxcom and a member of the law firm of Alarcon Asociados S.C. Certain legal matters will be passed upon by Proskauer Rose LLP, New York, New York, United States, United States counsel for Maxcom.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Maxcom and subsidiaries as of December 31, 2000 and for the period from May 1, 1999 to December 31, 1999 and the year ended December 31, 2000 appearing in this offering circular have been audited by BDO International, independent accountants.

     The consolidated financial statements of Maxcom and subsidiaries as of December 31, 2001 and for the year then ended included in this offering circular have been audited by PricewaterhouseCoopers, independent accountants as stated in their report (which contains an explanatory paragraph relating to Maxcom's ability to continue as a going concern as described in note 2 to the financial statements) therein.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the information requirements of the Exchange Act applicable to foreign private issuers. As a result, we are required to file with the SEC an annual report on Form 20-F as well as other information. The indenture governing the new notes will also require us to provide you with certain information, including financial information for the first three fiscal quarters of each year.

     Our annual reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Offices located at 233 Broadway, Suite 1300, New York, New York 10279, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of these materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Written requests to Maxcom for information should be addressed to Maxcom Telecomunicaciones, S.A. de C.V., Guillermo Gonzalez Camarena No. 2000, Colonia Centro de Ciudad Santa Fe, Mexico, D.F. 01210, Attn: Jose Antonio Solbes, Director of Investor Relations, Telephone.: 52-55-5147-1125; Facsimile:
52-55-5147-1310; and e-mail address: investor.relations@maxcom.com.

            MAXCOM TELECOMUNICACIONES, S.A. DE C.V. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Reports of Independent Accountants..........................  F-2
  Consolidated Balance Sheets as of December 31, 2000 and
     2001...................................................  F-4
  Consolidated Statements of Operations for the period from
     May 1, 1999 (commencement of operations) through
     December 31, 1999 and for the years ended December 31,
     2000 and 2001..........................................  F-5
  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended December 31, 1999, 2000 and 2001...  F-6
  Consolidated Statements of Changes in Financial Position
     for the years ended December 31, 1999, 2000 and 2001...  F-7
  Notes to Consolidated Financial Statements for the years
     ended December 31, 1999, 2000 and 2001.................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

Mexico D.F., March 13, 2002

To the Board of Directors and Shareholders of Maxcom Telecomunicaciones, S. A. de C. V. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Maxcom Telecomunicaciones, S. A. de C. V. and its subsidiaries as of December 31, 2001, and the related consolidated statement of operations, of changes in stockholders' equity and of changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of the Company as of December 31, 2000 and the related consolidated statements of operations for the period from May 1, 1999 (commencement of operations) through December 31, 1999 and for the year ended December 31, 2000 and consolidated statements of changes in shareholders' equity and changes in financial position for the years ended December 31, 1999 and 2000 were audited by other independent accountants whose report, dated February 12, 2001, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxcom Telecomunicaciones, S. A. de C. V. and its subsidiaries at December 31, 2001, and the results of its operations, its changes in shareholders' equity and its changes in its financial position for the year then ended in conformity with accounting principles generally accepted in Mexico.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is highly leveraged, is experiencing liquidity problems, has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. In addition, under Mexican Companies Law (Ley General de Sociedades Mercantiles), an interested party may file a claim for dissolution of the Company and force it to liquidate, if, as is the case of the Company, the accumulated losses exceed two thirds of its capital stock. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers

C.P. Juan Manuel Ferron
Audit Partner

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Maxcom Telecomunicaciones, S.A. de C.V. and subsidiary

We have audited the accompanying consolidated balance sheets of Maxcom Telecomunicaciones, S.A. de C.V. and subsidiary, as of December 31, 2000, and the related consolidated statements of operations for the period from May 1, 1999 (commencement of operations) through December 31, 1999 and for the year ended December 31 2000, consolidated changes in shareholders' equity and changes in financial position for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxcom Telecomunicaciones, S.A. de C.V. and subsidiary, as of December 31, 2000, the consolidated result of its operations for the period from May 1, 1999 (commencement of operations) through December 31, 1999 and for the year ended December 31 2000, the consolidated changes in shareholders' equity and the changes in its financial position for the years ended December 31, 1999 and 2000, in conformity with Mexican generally accepted accounting principles ("Mexican GAAP").

These consolidated financial statements have been translated into English solely for the convenience of the readers of this language.

BDO INTERNATIONAL

MEXICO CITY,
FEBRUARY 12, 2001

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 2001
                             (NOTES 1, 2, 3 AND 4)
        (IN THOUSANDS OF MEXICAN PESOS ("Ps.") IN PURCHASING POWER AS OF
            (DECEMBER 31, 2001 AND THOUSANDS OF U.S. DOLLARS ("$"))

                                                            2000           2001         2001
                                                        ------------   ------------   ---------
                                            ASSETS
Current assets:
Cash and cash equivalents (Note 5)....................  Ps.1,119,478   Ps.  172,583   $  18,849
Restricted cash (Note 12).............................       401,326        186,803      20,402
Accounts receivable:
  Customers, net of allowance of Ps.8,670 and
     Ps.18,631 in 2000 and 2001, respectively.........        40,359         57,889       6,323
  Value-added tax refundable (Note 6).................        17,669         13,803       1,508
  Other sundry debtors................................           524         12,288       1,342
                                                        ------------   ------------   ---------
                                                              58,552         83,980       9,173
Inventory, net........................................         9,408         28,513       3,114
Prepaid expenses, net.................................        11,310         10,303       1,125
                                                        ------------   ------------   ---------
  Total current assets................................     1,600,074        482,182      52,663
Restricted cash (Note 12).............................       192,602             --          --
Frequency rights, net (Note 7)........................       110,885        104,837      11,450
Telephone network systems and equipment, net (Note
  9)..................................................     1,134,617      1,368,870     149,505
Preoperating expenses, net (Note 10)..................       252,055        221,853      24,230
Intangible assets, net (Note 11)......................       338,145        299,528      32,714
Rent deposits of Ps.27,448 in 2001 and other assets...         8,200         31,310       3,420
                                                        ------------   ------------   ---------
  Total assets........................................  Ps.3,636,578   Ps.2,508,580   $ 273,982
                                                        ============   ============   =========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Interest payable (Note 12)............................       108,682         99,138      10,828
Accrued expenses and other accounts payable...........       130,363        139,336      15,218
Customer deposits.....................................         5,769          3,754         410
Payroll and other taxes payable.......................         9,698         17,524       1,914
                                                        ------------   ------------   ---------
  Total current liabilities...........................       254,512        259,752      28,370
Long-term liabilities:
Senior notes, net (Note 12)...........................     2,920,879      2,439,834     266,473
                                                        ------------   ------------   ---------
  Total liabilities...................................  Ps.3,175,391   Ps.2,699,586   $ 294,843
                                                        ============   ============   =========
Commitments and contingencies (Notes 12, 14, 19 and
  20)
Shareholders' equity:
Capital stock, no par value (Note 15).................     1,203,306        976,096     106,607
Additional paid-in capital (Note 15 and 16)...........       128,239        102,309      11,174
Accumulated deficit (Note 17):
  Prior year's deficit................................      (247,059)      (616,301)    (67,311)
  Net loss for the period.............................      (623,299)      (653,110)    (71,331)
                                                        ------------   ------------   ---------
                                                            (870,358)    (1,269,411)   (138,642)
  Total shareholders' equity (deficit)................       461,187       (191,006)    (20,861)
                                                        ------------   ------------   ---------
  Total liabilities and shareholders' equity..........  Ps.3,636,578   Ps.2,508,580   $ 273,982
                                                        ============   ============   =========

  The accompanying notes are an integral part of these consolidated financial statements.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE PERIOD AND YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                             (NOTES 1, 2, 3 AND 4)
 (IN THOUSANDS OF MEXICAN PESOS ("Ps.") IN PURCHASING POWER AS OF DECEMBER 31,
                                      2001
        (AND THOUSANDS OF U.S. DOLLARS ("$"), EXCEPT PER SHARE AMOUNTS)

                                       1999             2000             2001            2001
                                  --------------   --------------   --------------   ------------
                                                                                       (NOTE 3)
Net revenues....................  Ps.    100,331   Ps.    277,780   Ps.    314,388   $     34,336
Operating costs and expenses:
  Network operating costs.......          49,854          112,510          150,439         16,431
  Selling, general and
     administrative expenses....         183,790          345,748          429,945         46,958
  Depreciation and
     amortization...............          84,483          209,894          268,473         29,322
                                  --------------   --------------   --------------   ------------
  Total operating costs and
     expenses...................         318,127          668,152          848,857         92,711
                                  --------------   --------------   --------------   ------------
  Operating loss................        (217,796)        (390,372)        (534,469)       (58,375)
Integral cost (income) of
  financing:
  Interest expense..............          52,671          417,592          426,956         46,631
  Interest income...............         (11,428)        (102,265)         (76,766)        (8,384)
  Gain on repurchase of debt
     (Note 12)..................              --               --         (121,249)       (13,243)
  Exchange loss (gain), net.....          10,859           11,177          (90,787)        (9,916)
  Gain on net monetary
     position...................         (22,688)         (94,069)         (82,656)        (9,028)
                                  --------------   --------------   --------------   ------------
                                          29,414          232,435           55,498          6,060
Nonrecurring charges (Note
  14)...........................              --               --           62,215          6,795
Other income (expense), net.....             151             (492)            (177)           (19)
                                  --------------   --------------   --------------   ------------
Loss before taxes...............        (247,059)        (623,299)        (652,359)       (71,249)
Asset tax (Note 19).............              --               --              751             82
                                  --------------   --------------   --------------   ------------
  Net loss......................  Ps.   (247,059)  Ps.   (623,299)  Ps.   (653,110)  $    (71,331)
                                  ==============   ==============   ==============   ============

Loss per share, basic...........  Ps.     (24.07)  Ps.     (54.37)  Ps.     (47.50)  $      (5.19)
Weighted-average shares
  outstanding...................      10,264,827       11,463,667       13,748,445     13,748,445

  The accompanying notes are an integral part of these consolidated financial statements.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                             (NOTES 1, 2, 3 AND 4)
        (IN THOUSANDS OF MEXICAN PESOS ("Ps.") IN PURCHASING POWER AS OF
            (DECEMBER 31, 2001 AND THOUSANDS OF U.S. DOLLARS ("$"))

                                                        ADDITIONAL                       TOTAL
                                            CAPITAL      PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                             STOCK       CAPITAL        DEFICIT         EQUITY
                                           ----------   ----------   -------------   -------------
                                           (NOTE 15)                   (NOTE 17)
Balances at December 31, 1998............  Ps.835,372   Ps. 30,777   Ps.        --    Ps. 866,149
Increase in capital stock................      10,628           --              --         10,628
Stock options (Note 16)..................          --        2,154              --          2,154
Contributions for future increases of
  capital................................          --          377              --            377
Net loss.................................          --           --        (247,059)      (247,059)
                                           ----------   ----------   -------------    -----------
Balance at December 31, 1999.............     846,000       33,308        (247,059)       632,249
Increase in capital stock................     350,069           --              --        350,069
Contributions for future increases of
  capital................................          --          100              --            100
Stock options (Note 16)..................          --      102,068              --        102,068
Warrants (Note 16).......................       7,237       (7,237)             --             --
Net loss.................................          --           --        (623,299)      (623,299)
                                           ----------   ----------   -------------    -----------
Balance at December 31, 2000.............   1,203,306      128,239        (870,358)       461,187
Increase in capital stock................      25,930      (25,930)             --             --
Losses absorbed..........................    (254,057)          --         254,057             --
New paid-in capital......................         917           --              --            917
Net loss.................................          --           --        (653,110)      (653,110)
                                           ----------   ----------   -------------    -----------
Balance at December 31, 2001.............  Ps.976,096   Ps.102,309   Ps.(1,269,411)   Ps.(191,006)
                                           ==========   ==========   =============    ===========
U.S. Dollars.............................  $  106,607   $   11,174   $    (138,642)   $   (20,861)
                                           ----------   ----------   -------------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                             (NOTES 1, 2, 3 AND 4)

        (IN THOUSANDS OF MEXICAN PESOS ("Ps.") IN PURCHASING POWER AS OF
            (DECEMBER 31, 2001 AND THOUSANDS OF U.S. DOLLARS ("$"))

                                              1999           2000           2001         2001
                                           -----------   ------------   ------------   ---------
                                                                                       (NOTE 3)
Operating activities:
Net loss.................................  Ps.(247,059)  Ps. (623,299)  Ps. (653,110)  $ (71,331)
Adjustments to reconcile net loss to
  resources provided by (used for)
  operating activities:
  Depreciation and amortization..........       84,483        209,894        268,473      29,322
  Nonrecurring charges...................           --             --         62,215       6,795
  Gain on repurchase of debt.............           --             --       (121,249)    (13,243)
Changes in operating assets and
  liabilities:
  (Increase) decrease in:
     Accounts receivable, net............      (32,595)        (7,764)       (17,530)     (1,915)
     Inventory, net......................       (7,644)        (1,763)       (19,106)     (2,087)
     Prepaid expenses, net...............        2,333         (5,300)         1,007         110
  (Decrease) increase in:
     Restricted cash, liabilities and
       others, net.......................       54,669       (383,508)       142,732      15,590
                                           -----------   ------------   ------------   ---------
     Resources used for operating
       activities........................     (145,813)      (811,740)      (336,568)    (36,759)
                                           -----------   ------------   ------------   ---------
Financing activities:
  Issuance of capital stock..............       10,628        357,335            917         100
  Additional paid-in capital.............        2,530         94,932             --          --
  Repurchase of debt.....................           --             --        (94,400)    (10,310)
  Proceeds from loans and notes
     payable.............................      676,031      2,011,368             --          --
                                           -----------   ------------   ------------   ---------
  Resources provided by (used in)
     financing activities................      689,189      2,463,635        (93,483)    (10,210)
                                           -----------   ------------   ------------   ---------
Investing activities:
  Preoperating expenses..................      (88,419)            --             --          --
  Investment in telephone network systems
     and equipment, net of
     dispositions........................     (692,835)      (397,503)      (472,639)    (51,621)
  Intangible assets......................      (25,104)      (308,484)        (7,307)       (798)
  Other assets...........................       (2,655)        (1,233)       (36,898)     (4,030)
                                           -----------   ------------   ------------   ---------
  Resources used for investing
     activities..........................     (809,013)      (707,220)      (516,844)    (56,449)
                                           -----------   ------------   ------------   ---------
Cash and cash equivalents:
Net (decrease) increase in cash and cash
  equivalents............................     (265,637)       944,675       (946,895)   (103,418)
Beginning balance........................      440,440        174,803      1,119,478     122,267
                                           -----------   ------------   ------------   ---------
Ending balance...........................  Ps. 174,803   Ps.1,119,478   Ps.  172,583   $  18,849
                                           ===========   ============   ============   =========

  The accompanying notes are an integral part of these consolidated financial statements.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

 (IN THOUSANDS OF MEXICAN PESOS ("Ps.") IN PURCHASING POWER AS OF DECEMBER 31,
                                      2001
        (AND THOUSANDS OF U.S. DOLLARS ("$"), EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- INCORPORATION AND BUSINESS:

Maxcom Telecomunicaciones, S. A. de C. V. ("Maxcom" or the "Company"), is a Mexican company incorporated on February 28, 1996. Its main line of business is the construction and operation of a telephone network, with the purpose of providing local, national and international long-distance, data and other value-added services, and virtual private network service, within Mexico.

The Company started its commercial operations in May 1999. Therefore, from its incorporation through April 30, 1999, the Company was in the preoperating and development stage.

Effective February 3, 1997 (as amended December 7, 1999 and September 27, 2001), Mexico's Ministry of Communications and Transportation (the "SCT") awarded the Company a concession to install and operate a public telecommunication network in Mexico. This concession is non-exclusive; its initial term is for 30 years; and it contains certain renewal rights. The concession grants the Company the right to provide local telephone services in the Federal District of Mexico and in thirteen states. It also grants the Company the right to provide long-distance, data and other value-added services nationwide, although it is not currently providing long-distance service outside their current customer base. In September, 2001, the SCT amended the concession for national coverage. The Company must meet certain conditions in order for the concession to remain effective, such as building certain networks and providing certain services by predetermined dates, among other things.

In October 1997, the Company was awarded 7 nationwide point-to-point and three regional point-to-multipoint microwave concessions, each for 20 years.

On November 24, 1998 (as amended March 23, 1999), the Company entered into an agreement with Telefonos de Mexico, S. A. de C. V. ("Telmex"), through which both parties agreed to provide interconnection services to each other's local telecommunications network. This agreement calls for reciprocal interconnection rates for local-to-local services through September 15, 2002.

On January 22, 1999, the Company entered into another agreement with Telmex through which Maxcom agreed to provide Telmex with interconnection services for Telmex's long-distance traffic. This agreement is valid through September 15, 2002, with the possibility of extension after such date.

During 1999, 2000 and 2001, the Company entered into interconnection and reselling agreements with several other local and long distance carriers and mobile phone companies. See Note 4.

NOTE 2 -- GOING CONCERN:

From the beginning of its commercial operations, the Company has had negative cash flow from operations and losses from operations due to its recent establishment and the Company's initial investment in telephone network systems and equipment, preoperating expenses and frequency rights. The recoverability of this investment will depend on the ability of the Company to obtain financing to complete development and on the future profitable commercial exploitation of the telephone network.

During 2001, the Company's accumulated losses exceeded the equivalent of two-thirds of its capital stock. According to the Mexican Companies Law (Ley General de Sociedades Mercantiles), an interested party may file a claim for dissolution of the Company, forcing it to liquidate.

The Company has incurred net losses of Ps.247,059, Ps.623,299 and Ps.653,110 for the years ended December 31, 1999, 2000 and 2001, respectively. The losses were due to higher costs of borrowing and

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES lower-than-expected sales growth. During 2000, the Company issued 13 3/4% Senior Notes with a principal amount of $300 million, maturing on April 1, 2007. Due to the Company's increased strain on cash flows, the Company expects to find it very difficult to make the scheduled interest payments subsequent to April 1, 2002. If the payments are not made, the Company will be in default and the Senior Notes may be called in full.

These factors together raise substantial doubt about the Company's ability to continue as a going concern.

The Company has experienced significant turnover of key executive officers. For the most part, the current management team has been with the Company since April 2001 and is dedicated to the turnaround of the business. Through 2001, the Company's administration has worked aggressively to mitigate its financial difficulties. The Company is undertaking the following actions:

A.  CORPORATE DEBT RESTRUCTURING --

    The Company is negotiating to restructure the Senior Notes. While it can make no guarantees, the Company expects that, as a result of these negotiations, it will be able to exchange a portion of the Senior Notes for a combination of preferred stock and new notes with more favorable terms, such as i) interest free debt for a period of four years; and ii) a lower interest rate once interest does start to accrue.

B.  PRIVATE EQUITY INVESTMENT OF $66.2 MILLION --

    The Company expects that contingent upon the debt restructuring described in paragraph a. above, some of its existing shareholders, bondholders and certain new investors have committed to contribute $66.2 million. This private equity investment is subject to certain conditions, including approval by the Mexican government.

Although the Company's administration cannot assure that the achievement of these actions will be completed, or if completed, successful, it is concentrating its efforts on increasing its liquidity and is continually evaluating new alternatives to achieve such goals. Nevertheless, the ability of the Company to continue as a going concern and pursue its principle activities is highly dependent on the successful attainment of the above-mentioned objectives.

The consolidated financial statements do not give effect to any adjustments which would be necessary if the Company is not able to continue as a going concern.

NOTE 3 -- BASIS OF PRESENTATION:

A.  CONSOLIDATION --

The accompanying consolidated financial statements include the accounts of Maxcom and subsidiaries Corporativo en Telecomunicaciones, S. A. de C. V. ("Corporativo") and Maxcom Servicios Administrativos, S. A. de C. V. ("MSA"). Both are wholly-owned Mexican subsidiaries, whose main line of business is the rendering of administrative and technical services, mainly to Maxcom. All intercompany balances and transactions have been eliminated in the consolidation.

Certain prior year accounts have been reclassified for comparative presentation purposes only.

B.  CONVENIENCE TRANSLATION --

U.S. Dollar amounts ($) shown in the consolidated financial statements have been included solely for the convenience of the reader and were translated from Mexican Pesos, as a matter of arithmetic computation only, at the December 31, 2001, noon-buying rate of Ps. 9.1560 per U.S.$1.00, as published by The

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

Federal Reserve Bank of New York. Such translation should not be construed as a representation that the Mexican Peso amounts have been or could be converted into U.S. Dollars at this or any other rate.

NOTE 4 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying consolidated financial statements are expressed in Mexican Pesos, denoted by the symbol "Ps." and have been prepared in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP"). The significant accounting policies used by the Company in the preparation of its financial statements, including the concepts, methods and criteria related to the recognition of the effects of inflation on the financial information, are summarized below:

a.  RECOGNITION OF THE EFFECTS OF INFLATION --

The financial statements of the Company have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," as amended, issued by the Mexican Institute of Public Accounting ("MIPA"), which provides guidance for the recognition of the effects of inflation.

     i. The Company restates its income statement to reflect the purchasing power of the Mexican Peso as of the most recent reporting date (December 31, 2001), using a restatement factor derived from the change in the National Consumer Price Index ("NCPI") from the month in which the transaction occurred to the most recent year-end. Other financial statements have been restated to Mexican Pesos in purchasing power as of December 31, 2001, using the NCPI as of that date. The financial statements of the previous years have also been restated in terms of the purchasing power of the Mexican Peso as of the most recent reporting date, thus making them comparable, by using a restatement factor derived from the change in the NCPI, which for 1999 and 2000 was 1.1376 and 1.0440, respectively. Therefore, these amounts differ from those previously reported.

     ii. Shareholders' equity accounts are restated to express them in terms of constant Pesos. The restated amounts are determined by applying factors derived from the NCPI to the historical balances.

     iii. The result on net monetary position represents the inflationary gain or loss, as determined by applying factors derived from the NCPI, on the Company's monthly net monetary assets and liabilities during the period.

     iv. Integral income and cost of financing consists of interest income and expense, exchange gains or losses and the gain or loss on net monetary position. Integral income and cost of financing during the development stage period was capitalized to preoperating expenses. Once the Company commenced operations, amortization on these costs began over a ten-year term.

     v. Bulletin B-12, "Statement of Changes in Financial Position," issued by the MIPA, specifies the appropriate presentation of the statement of changes in financial position when the financial statements have been restated in constant monetary units. Bulletin B-12 identifies the sources and applications of resources as the differences between beginning and ending financial statement balances in constant monetary units. The Bulletin also requires that monetary and foreign exchange gains and losses not be treated as non-cash items in the determination of resources provided by operations.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

B.  CASH AND CASH EQUIVALENTS --

Cash equivalents include highly liquid short-term investments valued at market.

C.  INVENTORY --

   Materials and supplies are valued at the lower of acquisition cost on a weighted-average basis or net realizable value ("NRV").

D. TELEPHONE NETWORK SYSTEMS AND EQUIPMENT --

   Telephone network systems and equipment are recorded at acquisition cost and restated by applying factors derived from the change in the NCPI since acquisition date.

   Telephone network equipment for resale are valued at the lower of acquisition cost on a LIFO basis or NRV.

   Depreciation is calculated by the straight-line method on the restated cost based on the estimated useful lives of the assets. Depreciation is charged to results of operations. During the development stage, depreciation was applied to preoperating expenses.

   The Company constructs certain of its own network systems and related facilities. Internal costs directly related to the construction of such facilities are capitalized. Such internal costs capitalized during the year were Ps.11,227 and Ps.23,845 (including Ps.5,213 of integral cost of financing) in 2000 and 2001, respectively. There were none recognized in 1999.

   Beginning January 1, 2001, the Company elected to capitalize integral cost of financing attributable to assets under construction. Capitalized integral financing costs include interest cost, gains from monetary position and foreign exchange losses and are determined by reference to the Company's average interest cost on outstanding borrowings.

   Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

E.  FREQUENCY RIGHTS --

   Frequency rights are recorded at acquisition cost and restated by applying factors derived from the change in the NCPI since acquisition date. Amortization is calculated by the straight-line method over the term of the concession (see Note 7), from the start of the Company's operations.

F.  PREOPERATING EXPENSES --

   All expenses incurred during the development stage or in specific projects in progress are capitalized. Such expenses are amortized on a straight-line basis over ten years, once the corresponding project commences operations.

G. INTANGIBLES --

   Purchased software and certain activities of developing internal-use software are capitalized and amortized over its expected useful lives. Other activities, such as training, maintenance and re-engineering, are expensed as incurred.

   Debt issuance costs are amortized on a straight-line basis over the outstanding term of the related debt.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

H. EVALUATION OF LONG LIVED ASSETS --

   The Company evaluates the recoverability of its long-lived assets when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

I.  TRANSACTIONS AND BALANCES IN FOREIGN CURRENCIES --

   Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates they are entered into or settled. Monetary assets and liabilities of Mexican companies denominated in those currencies are stated in Mexican Pesos at the year-end closing rate published in Mexico's Official Gazette. Exchange gains or losses are applied to integral cost of financing.

J.  INCOME TAX AND STATUTORY EMPLOYEES' PROFIT SHARING --

   The Company has incurred tax losses since inception and accordingly has not provided for income taxes and statutory employees' profit sharing.

   Starting in the year 2000, the Company adopted the guidelines of the revised Bulletin D-4, "Accounting for Income Tax, Assets Tax and Employees' Profit Sharing," issued by the MIPA. This Bulletin requires the recognition of deferred income tax by using the comprehensive asset and liability method. Under this method, deferred income taxes are calculated by applying the respective income tax rate to the temporary differences between the financial statements' carrying amounts and the tax basis of existing assets, liabilities and tax losses. An analysis of the corresponding effects is shown in Note 19.

   In July 2000, the MIPA issued Circular 54, "Bulletin D-4 Interpretations," which is intended to clarify certain concepts in connection with the guidelines and application of D-4.

   Through December 31, 1999, deferred income tax was recognized by using the partial liability method, which consisted of calculating deferred income tax only for significant distinct and non-recurring temporary differences arising from the carrying amount of related assets and liabilities and their respective tax basis.

K. MANAGEMENT ESTIMATES --

   Generally accepted accounting principles require that, in preparing a company's financial statements, management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

L.  FINANCIAL INSTRUMENTS --

   The Company's financial instruments consist principally of cash and cash equivalents, restricted cash, accounts receivable and payable, and notes payable. The carrying amounts of such financial instruments, as reflected in the balance sheet, approximate their fair value as of December 31, 2000 and 2001, except for long-term debt. Long-term debt is stated at its face value; however, at December 31, 2001, its fair value was 20% of face value, based on quoted market prices.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

   In February 2000, the MIPA issued Bulletin C-2, "Financial Instruments," which is effective as of January 1, 2001. Bulletin C-2 provides guidance for recognizing, measuring and disclosing financial assets and liabilities, including accounting for derivative instruments and certain hedging transactions. Bulletin C-2 requires that all derivative financial instruments be recorded in the balance sheet at their fair values and changes in the fair value of financial instruments are recorded in each period in the income statement. There was no effect on the financial position of the Company upon adoption.

M. REVENUE RECOGNITION --

   The Company recognizes revenues from telephone services provided to customers, from the sale of customer-premise equipment, from services provided to other telephone-service companies (such as interconnection services), and from installation charges.

   Revenues from services provided to customers, including maintenance, are recognized in the month the service is rendered.

   Revenues from the sale of customer-premise equipment are recognized at the time of the sale and delivery and installation of such equipment.

   Revenues from interconnections services are recognized on an accrual basis. The Company has entered into agreements with several telephone carriers with a "bill and keep" feature. Under this arrangement, if the imbalance between local calls originated by the other carrier and terminated by Maxcom and calls originated by Maxcom and terminated by the other carrier during a month does not exceed 70%, then no interconnection fee amounts are payable by the net user of interconnection services. If the imbalance exceeds 70% in any given month, the net user incurs a liability per minute. If the Company fails to maintain a significant percentage of residential users, then the "bill and keep" arrangement will be terminated and asymmetrical interconnection rates may apply.

   The Company also has interconnection agreements for mobile and long distance services with other carriers, however, they do not incorporate a bill and keep feature.

   Service activation and installation revenues are deferred and recognized over the life of the contract.

   Advances from customers are classified as current liabilities until they are refunded. When the contract is rescinded, these deposits are applied to any outstanding balance.

   For the year ended December 31, 2001, the three largest customers accounted for more than 23% of revenues. Management believes that this concentration will be reduced over time as the size of operations grow. However, revenues could be negatively affected, at least in the short term, if one or more of these customers cancel their contract.

   The Company creates a reserve for 90% of any receivable due over 90 days, except for high volume customers, whose accounts are 100% reserved for once they reach 30 days past due.

N. STOCK-BASED COMPENSATION --

   At December 31, 1999, 2000 and 2001, the Company had several stock option transactions (Note 16). Since Mexican GAAP does not have specific guidance to value and record transactions of this nature, the Company adopted accounting principles generally accepted in the United States ("U.S. GAAP") pursuant to Mexican Bulletin A-8, "Supplementary Application of International Accounting Standards." Bulletin A-8 recommends the application of another promulgation when such instances arise. Accounting Principles Board ("APB") Opinion 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," APB Opinion 25," Accounting for Stock Issued to Employees," and

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

   Financial Accounting Standards Board ("FASB") Statement 123, "Accounting for Stock-Based Compensation," have been applied to the warrant and stock option grants.

   In accordance with APB 25, the Company recognizes compensation expense for its employee stock option plan using the intrinsic-value method of accounting. Under the terms of the intrinsic-value method, compensation cost is the excess, if any, of the market price of the stock at the grant date, or other measurement date, over the amount an employee must pay to acquire the stock.

   In accordance with FAS 123, compensation expense for stock options and warrants given to non-employees was determined based on fair value using the Black Scholes valuation model.

   Debt with detachable warrants is accounted for using APB 14. A portion of the proceeds from the issuance of such debt is allocated to additional paid-in capital against debt discount. The allocation is based on the relative fair value of the debt versus the warrants. The debt discount is subsequently amortized over the outstanding term of the debt on a straight-line basis, which does not materially differ from the interest method. Amortization expense recognized for the years ended December 31, 2000 and 2001 was Ps.9,157 and Ps.2,262, respectively.

O.  ADVERTISING AND PROMOTIONAL COSTS --

   The Company expenses costs of advertising and promotions as incurred. Advertising and promotional expenses were Ps.19,030 , Ps.17,641 and Ps.20,715 in 1999, 2000 and 2001, respectively.

P.  SEGMENT REPORTING --

   The International Accounting Standards Committee's IAS No. 14, "Segment Reporting" ("IAS 14"), is applicable to Mexican companies under Bulletin A-8. IAS 14 requires that companies look to their internal organizational structure and internal reporting system for purposes of identifying segments. For all years presented the Company operates only one segment and does not have any particular geographical location. The revenue by geographical location included in Note 21 is a specific disclosure required by the SCT in the Company's concession title.

Q.  NEW ACCOUNTING STANDARDS --

   In August 2000, the MIPA issued Bulletin B-4, "Comprehensive Income," which became effective January 1, 2001. This Bulletin sets forth new guidelines for reporting and disclosing comprehensive income and its components. Based on this Bulletin, comprehensive income includes net income for the year and other items which, in accordance with other bulletins, are recorded directly in shareholders' equity and which are not a result of shareholders' transactions, such as contributions, reductions or distributions of capital. Currently, the Company does not have any components of other comprehensive income other than net income.

   During 2000, the MIPA issued a revised Bulletin C-1, "Cash," applicable to all Mexican companies beginning January 1, 2001. This Bulletin provides guidance for the valuation of foreign currencies and precious metals as currency. As the Company follows the practices mentioned in the Bulletin, the adoption of this Bulletin did not have a material effect on the Company's financial statements and disclosures.

     As discussed in Note 4.l. above, during 2000, the MIPA issued Bulletin C-2, "Financial Instruments," which requires companies to recognize all financial instruments, including derivative contracts, as either assets or liabilities in the balance sheet and to measure them at fair value. The Company has not entered into derivative contracts either to hedge existing risk or for speculative purposes.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     Accordingly, the Company did not have a material effect on its financial statements upon adoption of this Bulletin.

     In November 2001, the MIPA issued the revised Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities and Commitments" ("Bulletin C-9"), which establishes a methodology for valuation, presentation and disclosure of liabilities and provisions, as well as for valuation and disclosure of contingent assets and liabilities, and for disclosure of commitments. The revised Bulletin C-9 states that (i) all contingent assets that have a practically true realization must be accounted and disclosed in the financial statements; (ii) contingent assets that have a probable realization cannot be accounted for in the financial statements, but must be disclosed; and (iii) contingent assets that do not have a probable realization cannot be accounted for in the financial statements and are not required to be disclosed. Bulletin C-9 requires disclosure of committed amounts when it represents significant fixed asset additions. The provisions of Bulletin C-9 are required to be applied beginning on January 1, 2003, although early adoption is recommended. Management is currently evaluating the impact that the adoption of Bulletin C-9 will have on its consolidated financial statements.

     In addition, in December 2001, the MIPA issued revised Bulletin C-8, "Intangible Assets" ("Bulletin C-8"), which defines intangible assets as costs incurred and rights or privileges acquired that will generate a future economic benefit. Revised Bulletin C-8 states that preoperating costs should be expensed as a period cost, unless they could be classified as development costs. Bulletin C-8 requires that goodwill and intangible assets, including previously existing goodwill and intangible assets, with indefinite useful lives should not be amortized, but should be tested for impairment annually. Goodwill and intangible assets with finite useful lives should be amortized over its useful life. The provisions of Bulletin C-8 are required to be applied beginning on January 1, 2003, although early adoption is recommended. Management is currently evaluating the impact that the adoption of Bulletin C-8 will have on its consolidated financial statements.

NOTE 5 -- CASH AND CASH EQUIVALENTS:

Investments maturing within 30 days at December 31 consist of:

                                                                  2000          2001
                                                              ------------   ----------
Bank of America: $22,710 and $2,725 in certificates of
  deposit, bearing annual interests at 6.32% and 1.68%,
  respectively..............................................  Ps.  227,609   Ps. 24,913
HSBC Republic: $72,375 and $13,090, in a 5.94% and 1.875%,
  respectively, in a certificate of deposit.................       725,372      119,673
Paine Webber Incorporated: $15,192 and $983 in money market
  instruments, bearing interest at 6.71% and 2.23% per
  annum.....................................................       152,266        8,991
Cash........................................................        14,231       19,006
                                                              ------------   ----------
                                                              Ps.1,119,478   Ps.172,583
                                                              ============   ==========

NOTE 6 -- VALUE-ADDED TAX REFUNDABLE:

Value-Added Tax ("VAT") is levied on goods and services acquired, at a standard rate of 15%. VAT does not usually represent an additional cost to business enterprises because the amounts paid will be offset against the VAT liability of the Company generated on the billing to customers. Because the Company has paid VAT on investments, costs and expenses incurred, the VAT paid has resulted in a tax overpayment subject to refund. This tax is being refunded on a regular basis.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 7 -- FREQUENCY RIGHTS:

Frequency rights at December 31 consist of the following:

                                                                 2000         2001
                                                              ----------   ----------
Frequency rights............................................  Ps.120,965   Ps.120,966
Less -- Accumulated amortization............................     (10,080)     (16,129)
                                                              ----------   ----------
                                                              Ps.110,885   Ps.104,837
                                                              ==========   ==========

On October 3, 1997, the Mexican federal government granted the Company concessions to use and exploit different bands of the radio-electric spectrum and to establish point-to-point and point-to-multi-point microwave links. The concession became effective February 28, 1998, and will run through to the year 2018.

For the years ended December 31, 1999, 2000 and 2001, the Company recorded amortization expense of Ps.4,031, Ps.6,049 and Ps.6,049, respectively.

NOTE 8 -- TRANSACTIONS WITH RELATED PARTIES:

     For the period ended December 31, related party expense transactions were as follows:

                                                                1999        2000        2001
                                                              ---------   ---------   --------
Transactions:
  Office and site lease(1)..................................  Ps. 2,717   Ps.   196   Ps.   --
  Compensation in connection with the operation agreement
     and other expenses with CT Global Telecommunications,
     Inc.(2)................................................     76,029      37,282      1,221
  Strategic assistance agreement and other expenses to
     Bachow and Associates(3)...............................      2,092       1,772        464
  Advisory fee and other expenses to certain
     shareholders(4)........................................        941       1,112        229
  Travel expenses to BancBoston(5)..........................        181          93        246
  Advertising and other management services to Operadora
     Plusgamma(6)...........................................      1,946         660      6,295
                                                              ---------   ---------   --------
                                                              Ps.83,906   Ps.41,115   Ps.8,455
                                                              =========   =========   ========

Related party payables, classified within accrued expenses and other accounts payable, as of December 31 consist of:

                                                               2000     2001
                                                              ------   ------
  Compensation in connection with the operation agreement
     and other expenses with CT Global Telecommunications,
     Inc....................................................  Ps.500   Ps. --
  Strategic assistance agreement and other expenses to
     Bachow and Associates..................................      --      133
  Expenses to BancBoston....................................      41       --
  Advertising and other management services expense to
     Operadora Plusgamma(6).................................      --      796
                                                              ------   ------
                                                              Ps.541   Ps.929
                                                              ======   ======

---------------

(1) The Company leases a site, such site is located within the installations of Radio Centro Group which is controlled by the family of one of the shareholders.

(2) For the year 2000, expense relates to operative consulting services provided from warrant holders. For 2001, expense relates to the refund of travel expenses for board meetings.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

(3) The Company entered into an agreement in which Bachow and Associates, a shareholder, provided it with strategic advisory services.

(4) Services provided during 2000 by Bachow and Associates, BancAmerica International Investment Corporation and L.A. Strategic Capital Partners II LLP, all of which were shareholders

(5) Refund of travel expenses to certain shareholders.

(6) Advertising paid to a company owned by the family of one of the shareholders.

NOTE 9 -- TELEPHONE NETWORK SYSTEMS AND EQUIPMENT, NET:

Telephone network systems and equipment, net at December 31 consists of:

                                                                                       USEFUL LIFE
                                                             2000           2001         (YEARS)
                                                         ------------   ------------   -----------
Office furniture.......................................  Ps.    6,194   Ps.    8,513        10
Transportation equipment...............................        15,882         28,286         4
Engineering equipment..................................         9,323          9,356        10
Computer equipment.....................................        29,113         44,119      3.33
Telecommunication equipment and network................       786,899        917,650        10
Electronic equipment...................................       194,803        203,472      3.33
Radio equipment........................................       196,635        224,107        10
Leasehold improvements.................................        54,661         84,861        20(1)
Other..................................................         6,044          8,662        10
                                                         ------------   ------------
                                                            1,299,554      1,529,026
Construction in process:
  Telecommunications...................................        27,973        162,907
Capitalized internal...................................        11,227         35,072        10
Less: Accumulated depreciation and amortization........      (204,137)      (358,135)
                                                         ------------   ------------
                                                         Ps.1,134,617   Ps.1,368,870
                                                         ============   ============

---------------

(1) Or life of the lease, whichever is shorter.

During 2001, the Company wrote-off Ps.8,612, net of accumulated amortization of Ps.1,322, in leasehold improvements related to its vacancy of its original building lease.

For the years ended December 31, 1999, 2000 and 2001, the Company recorded depreciation and amortization (of leaseholds) expense of Ps.58,269, Ps.140,659 and Ps.186,309, respectively.

NOTE 10 -- PREOPERATING EXPENSES:

For the years ended December 31, 1999, 2000 and 2001, the Company recorded amortization expense of Ps.19,911, Ps.30,217 and Ps.30,191, respectively. Accumulated amortization was Ps.50,128 and Ps.80,319 as of December 31, 2000 and 2001, respectively.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 11 -- INTANGIBLES:

Intangibles as of December 31 consist of:

                                                                 2000         2001
                                                              ----------   ----------
Software licenses...........................................  Ps. 17,665   Ps. 39,367
Infrastructure rights.......................................     132,718      119,412
Debt issuance costs.........................................     217,335      211,891
                                                              ----------   ----------
                                                                 367,718      370,670
Accumulated amortization....................................     (29,573)     (71,142)
                                                              ----------   ----------
                                                              Ps.338,145   Ps.299,528
                                                              ==========   ==========

For the years ended December 31, 1999, 2000 and 2001, the Company recorded amortization expense of Ps.2,269, Ps.32,968 and Ps.45,925, respectively. This included Ps.714, Ps.3,048 and Ps.6,396 of software amortization expense, respectively.

NOTE 12 -- LONG-TERM DEBT:

Long-term debt as of December 31 consists of:

                                                                  2000           2001
                                                              ------------   ------------
$275,000 ($300,000 in 2000) 13.75% Senior Notes due April,
  2007......................................................  Ps.3,006,726   Ps.2,514,132
Less -- Discount (net of accumulated amortization)..........       (85,847)       (74,298)
                                                              ------------   ------------
                                                              Ps.2,920,879   Ps.2,439,834
                                                              ============   ============

On March 17, 2000, Maxcom issued $300 million Senior Notes, maturing on April 1, 2007. The main characteristics of these Notes are as follows: (a) unsecured senior obligations of the Company; (b) pari passu in right of payment to all existing and future senior indebtedness of the Company; (c) senior in right of payment to any future subordinated obligations of the Company; (d) subject to registration with the Securities and Exchange Commission ("SEC"), pursuant to a Registration Rights Agreement; and (e) unconditionally guaranteed by Corporativo and MSA. These notes accrue interest at the rate of 13.75% per annum (14.46% including the withholding tax effect according to prevailing tax regulations in the year 2001) and are payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2000. During May and June of 2001, the Company spent U.S.$10 million for the repurchase in the open market of U.S.$25 million of notes. As a result, the Company recognized a pre-tax gain of Ps.121,249.

RESTRICTED CASH:

Additionally, the first four semiannual scheduled interest payments were secured pursuant to a Pledge and Escrow Agreement in a trust, through an historical deposit of Ps.728,414 ($77.9 million). The trust is invested in a portfolio of U.S. government securities. The portfolio was in an amount intended to be sufficient to fulfill said first four payments. As of December 31, 2000 and 2001, this fund amounted to approximately Ps.593.9 and Ps.186.8 million ($59 and $20 million), respectively, which is presented as restricted cash. After the mentioned payments, the remaining balance of the fund, if any, will be released from the pledge.

On September 29, 2000, the Notes were exchanged pursuant to a transaction registered with the SEC for Series "B" Senior Notes, with substantially identical terms to those of the old notes, except that the Series "B" can be freely traded in the open market.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

The indenture contains restrictive covenants including: limitations on indebtedness; limitations on investments, the redemption of capital stock, prepayment of subordinated obligations and granting of loans; restrictions on distributions from restricted subsidiaries; limitations on sales of assets and subsidiary stock; limitation on affiliate transactions; limitation of sale or issuance of capital stock of restricted subsidiaries; limitations on liens; limitation on sale/leaseback transactions; and restrictions on mergers and consolidations, among other items. If an event of default occurs and is continuing, the trustee or the holders of 25% in principal amount of the outstanding notes may declare the principal and accrued, but unpaid, interest on all the notes to be due and payable. As of December 31, 2001, the Company had complied with all the covenants.

NOTE 13 -- EMPLOYEES BENEFITS:

As of December 31, 2000 and 2001, the Company had the following labor obligations:

A.  INDEMNITIES TO EMPLOYEES --

   Employees who are dismissed without cause are entitled to severance compensation determined in accordance with the provisions of Mexico's Federal Labor Law.

B.  SENIORITY PREMIUMS --

   In the event of dismissal without cause, retirement after 15 years of service or death, employees are entitled to a seniority premium determined in accordance with the provisions of Mexico's Federal Labor Law.

     As of December 31, 2000 and 2001, these items were not significant because the seniority of the vast majority of the Company's employees was less than two years.

NOTE 14 -- NONRECURRING CHARGES:

Nonrecurring charges at December 31 consist of:

                                                                2001
                                                              ---------
Inventory reserve(1)........................................   Ps.6,575
Maintenance contract(1).....................................      3,409
Lease penalty reserve(2)....................................      6,731
Installation expense write-off(3)...........................     13,364
Fixed asset write-off(1)....................................     32,136
                                                              ---------
                                                              Ps.62,215
                                                              =========

---------------

(1) New management wrote-off certain assets and recognized the cost of an overdue maintenance contract which no longer are useful for their revised objectives.

(2) The Company maintains an operating lease on its headquarters. During 2001, the Company vacated a portion of such leased building and moved its headquarters to a new building. However, the previous lease has a term of 15 years, which commenced on October 1, 1998. The Company is looking for a sublessor to take over the commitment. In the meantime, the Company continues to make payments for the whole of this previous lease. The Company is liable for a penalty fee for early termination, the amount of which is dependent on the length of time it has actually been leasing the building.

(3) Installation costs that were originally capitalized were reversed to the extent they related to customers who are no longer part of the Company's customer base.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 15 -- CAPITAL STOCK:

Under Mexico's Federal Telecommunications Law and Foreign Investment Law, no more than 49% of the full voting capital stock of a Mexican corporation holding a concession to provide local and long-distance telecommunication services may be held by foreigners.

The capital stock is represented by registered shares with no par value, which are divided into Series "A", "B" and "C" common shares and Series "N" limited-voting shares. Series "A" shares may only be subscribed to, acquired or owned by Mexicans, Series "B" shares may be freely subscribed to and Series "C" shares can only be subscribed to, acquired or owned by the agent acting as trustee of a Neutral Investment Trust. Series "N" shares, which may also be freely subscribed to, are limited-voting shares. Series "C" and "N" shares are deposited in the Neutral Investment Trust, which in turn issues Certificados de Participacion Ordinarios ("CPO's"). Series "C" and "N" shares may not be computed for purposes of determining the foreign-investment percentage under the terms of the Foreign Investment Law. In compliance with a ruling of the Mexican Foreign Investment Authorities, in accordance with the Foreign Investment Law and the Company bylaws, Series "B" shares may not represent more than 49% of the voting right shares; Series "C" shares may not represent more than 44.5% of the Company's total outstanding capital stock; and Series "N" shares may not represent more than 44.5% of the Company's total outstanding capital stock.

The Extraordinary Shareholders' Meeting, held on February 21, 2000, resolved to modify the equity structure of the Company by converting 50% of Series "N" shares into new shares of Series "C" shares, at a rate of 1:1. The new Series "C" shares have full voting and economic rights. They can only be subscribed by the agent acting as trustee of a Neutral Investment Trust incorporated in accordance with Mexico's Foreign Investment Law. The trust in turn issues CPOs. Statutorily, the Trustee must vote the Series "C" shares in the same manner as the majority of the Series "A" shares are voted. The corporate governance of the Company remains unaffected.

The same shareholders' meeting also approved the conversion of 255,000 Series "A" shares into 127,500 Series "C" shares and 127,500 Series "N" shares and the conversion of 245,000 Series "B" shares into 122,500 Series "C" shares and 122,500 Series "N" shares.

The Extraordinary Shareholders' Meetings, held on June 5 and September 29, 2000, resolved the following:

1. To increase the capital stock in an amount of $35 million by issuing 3,355,446 shares, of which 1,677,723 were Series "C" shares and 1,677,723 were Series "N" Shares. The shareholders paid $10.44 for each share or its equivalent in Mexican Pesos at the exchange rate published in the Official Gazette on the day of the payment.

2. To cancel 4,660,000 Series "N" shares which had previously been authorized by the Company to fulfill commitments of the Company in accordance with several stock options and warrants agreements (Note 16).

3. To issue 1,679,866 nominative Series "C" shares and 1,679,866 Series "N" shares to be held authorized but not outstanding to fulfill the commitments derived from the stock options and warrant agreement (Note 16).

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

As of December 31, the Company's outstanding shares were:

                                                              1999         2000         2001
                                                           ----------   ----------   ----------
Capital stock:
  Series "A".............................................   1,531,428    1,276,428    1,276,428
  Series "B".............................................   1,471,373    1,226,373    1,226,373
  Series "C".............................................          --    5,622,822    5,622,822
  Series "N".............................................   7,320,190    5,622,822    5,622,822
                                                           ----------   ----------   ----------
  Total issued and outstanding...........................  10,322,991   13,748,445   13,748,445
Authorized and not outstanding:
  Series "C".............................................          --    1,679,866    1,679,866
  Series "N".............................................   4,660,000    1,679,866    1,679,866
                                                           ----------   ----------   ----------
  Total authorized.......................................  14,982,991   17,108,177   17,108,177

Of the total outstanding shares, 765,714 Series "A" shares and 763,113 Series "B" shares represent the minimum fixed portion, with no withdrawal rights, of Maxcom's capital stock, while the remaining "A", "B", "C" and "N" Series shares represent the variable portion of the capital stock.

Under the May 1998 Securityholders Agreement, as amended and restated on August 18, 2000, if the Company registers any equity securities for a primary or secondary public offering prior to May 21, 2002, it must permit parties to the Securityholders Agreement to include their shares in such an offering. The Company will bear all expenses of any primary or secondary public offering, other than the fees of counsel to the holders of the registration rights and any underwriting commission or discounts. If the Company does not register the equity securities in a primary or secondary public offering prior to May 21, 2005, the Series "N" shareholders will have the right to retain an investment banker to: (a) sell substantially all of the assets of the Company; (b) merge or consolidate into another company; or (c) require parties to the Shareholders Agreement to sell their shares and distribute the proceeds to the shareholders.

As of December 31, the Company's capital stock consists of:

                                                                  2000          2001
                                                              ------------   ----------
Capital stock...............................................    Ps.966,732   Ps.926,916
Restatement for effects of inflation........................       262,465       49,180
                                                              ------------   ----------
  Total capital stock.......................................     1,229,197      976,096
Expenses incurred in connection with private placement......       (19,084)          --
Restatement for effects of inflation........................        (6,807)          --
                                                              ------------   ----------
                                                              Ps.1,203,306   Ps.976,096
                                                              ============   ==========

On the October 16, 2001 Shareholders' Meeting, the capital stock was reduced to absorb the accumulated losses of Ps.254,057.

NOTE 16 -- STOCK OPTIONS:

A.  EMPLOYEE STOCK OPTION PLANS

   i.  Executive stock option plan --

        In May 1998, the Company implemented an executive stock option plan. This plan provides that the Company grant options, on every April 1, commencing in 1999 through April 2001, to its

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES executive officers. Under this plan, a technical committee determines the executive officers to whom options to purchase Series "N" shares are granted, as well as the terms of those options.

        Generally, options are awarded once certain criteria have been met and vest either immediately or over four years (20% upon grant and 20% each year thereafter). In the event the employee ceases to be employed by the Company, all unvested options are forfeited. Options expire ten years from the date of grant.

        On April 1, 1999, 2000 and 2001, the Company granted 142,250, 583,000 and 206,820 options at $8.70, $10.40 and $12.55 per share, respectively.

   ii.  Board of Directors

        Each member of the Board is entitled to received options to purchase 250 CPOs at an exercise price of $0.02 per CPO, each time the member attends a Board meeting. The Chairman of the Board is entitled to receive 500 CPOs each time (s)he attends a meeting. One CPO is convertible to one series "C" share and one series "N" share.

        Options vest immediately and expire ten years from the date of grant.

Based on APB Opinion No. 25, compensation expense is determined based on the market or fair-value price of the stock at the measurement date less the amount, if any, that the employee is required to pay for the stock.

In connection with the above described plans, the Company recorded unearned deferred compensation expense of Ps.11,007. This amount will be amortized over the related vesting period. The Company recognized compensation expense of Ps.9,398, Ps.681 and Ps.1,316 during 1999, 2000 and 2001.

Pursuant to the additional disclosure requirements of FAS 123, the fair value of options and warrants granted to directors and officers were calculated on the respective grant dates using the Black Scholes model with the following assumptions:

                                                              FISCAL YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1999   2000   2001
                                                              ----   ----   ----
Expected dividend yield.....................................    --     --     --
Expected stock price volatility.............................    --     --     --
Risk-free interest rate.....................................  5.15%  6.35%  4.67%
Expected life of options....................................     5      5      5

If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by FAS 123, net loss for the years ended December 31 would have changed to the pro forma amounts indicated below:

                                                           1999          2000          2001
                                                        -----------   -----------   -----------
Net loss:
  As reported........................................   Ps.(247,050)  Ps.(623,278)  Ps.(653,110)
  Pro forma..........................................      (248,388)      625,603      (652,455)
EPS:
  As reported........................................   Ps.   24.06   Ps.  (54.37)  Ps.  (47.50)
  Pro forma..........................................         24.20        (53.11)       (47.46)

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

A summary of the changes of the stock options for employees for the ended December 31, is presented below (in thousands of shares):

                                                 1999                 2000                 2001
                                          ------------------   ------------------   ------------------
                                                   WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                    AVERAGE              AVERAGE              AVERAGE
                                                   EXERCISE             EXERCISE             EXERCISE
                                          SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                          ------   ---------   ------   ---------   ------   ---------
Outstanding at beginning of year........    --       $  --      138      $ 8.70       714     $10.12
  Granted...............................   242        5.11      593       10.27     1,008      13.25
  Exercised.............................   100        0.01       10        0.01        --         --
  Forfeited.............................     4        8.70        8        9.54         1      11.01
                                           ---       -----      ---      ------     -----     ------
Outstanding at the end of the year......   138        8.70      714       10.12     1,721      11.95
                                           ---       -----      ---      ------     -----     ------
Options exercisable at end of year......    28        8.70      174        9.88       447       8.28
                                           ---       -----      ---      ------     -----     ------
Weighted-average fair value of options
  granted during the year (expressed in
  U.S. Dollars).........................             $3.42               $ 2.28               $ 0.21
                                                     =====               ======               ======

The following table summarizes the stock options outstanding for employees (in thousands of shares):

                                                          OUTSTANDING               EXERCISABLE
                                                 -----------------------------   ------------------
                                                            WEIGHTED-AVERAGE              WEIGHTED-
                                                          --------------------             AVERAGE
                                    RANGE OF              REMAINING   EXERCISE            EXERCISE
                                     PRICES      NUMBER     LIFE       PRICE     NUMBER     PRICE
                                   -----------   ------   ---------   --------   ------   ---------
    December 31, 1999............  $      8.70    138       9.25       $ 8.70      28      $ 8.70
                                   -----------    ---       ----       ------     ---      ------

    December 31, 2000............  $8.70-10.45    714       9.06       $10.12     174      $ 9.88
                                   -----------    ---       ----       ------     ---      ------

    December 31, 2001............  $      0.01     87       9.41       $ 0.01      87      $ 0.01
                                    8.70-10.45    713       8.06        10.12     319        9.98
                                   12.55-15.06    921       9.28        14.50      41       12.55
                                   -----------    ---       ----       ------     ---      ------

B.  WARRANTS FOR SERVICES RENDERED

   i.  Nissho Iwai American Corp. stock options:

        On March 24, 1998, the Company granted options to Nissho Iwai for 337,471 Series "N" shares at fixed exercise prices per share of $10.87, vesting immediately and expiring March 2005. These options were issued in connection with a financing agreement and their cost was to be amortized over the 7-year life of the financing. However since the financing agreement terminated in March of 2000, the remaining unamortized balance was expensed in 2000.

   ii.  CT Global Telecommunications, Inc. ("CTGT") stock options:

        On May 21, 1998, CTGT was given the opportunity to earn up to 250,000 Series "N" shares at an exercise price of $8.70. These options will expire two years after CTGT disposes of its equity participation in Maxcom. CTGT's rights to these options are subject to certain performance objectives. On this basis, the Company granted CTGT 50,000 and 77,500 immediately vested Series "N" shares during 1999 and 2000 (none in 2001), respectively. The cost of these options was expensed as granted. The shares subject to this options agreement are limited to a maximum gain of $40.00 per share.

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

   iii.  Bachow and Associates ("Bachow") stock options:

        On May 21, 1998, Bachow was given the opportunity to earn up to 100,000 Series "N" shares at an exercise price of $8.70 expiring two years after Bachow Investment Partners III L.P. disposes of its current equity participation in Maxcom. Bachow's right to exercise the options was subject to performance objectives. As of December 31, 2000, Bachow had accomplished all objectives, which gave it the right to exercise the total of the options (30,000 in 1998 and 70,000 in 2000). The cost of these options was expensed as granted. The shares subject to this options agreement are limited to a maximum gain of $40.00 per share. Bachow may elect to have the Company finance up to 95% of the exercise price with a 7-year term non-recourse loan that will be secured by the shares upon exercise. Bachow will pay the Company 5% of the $870 cost. During 1999 and 2000, Bachow advanced the $44 towards the exercise of its options and such amount is reflected in additional paid-in capital.

        In addition, on April 28, 2000, the Company issued options to purchase 94,000 shares at an exercise price of $0.01 for management services rendered from Bachow, L.A. Strategic Partners II LLP and BancAmerica International Investment Corporation. The cost of these options was also expensed as incurred.

   iv.  Warrants in connection with the offering of the Notes:

        The Company granted the bondholders, initial purchasers and underwriters of the Senior Notes up to 876,491 warrants to purchase an equivalent amount of Series "N" shares at an exercise price of $0.01 per share (or $0.02 per CPO). The cost of these warrants was valued at approximately $9.3 million. The fair value of the warrants was compared to the fair value of the Notes to calculated the proportionate discount to the Notes. This discount is being amortized as additional interest expense over the life of the Senior Notes.

        All options in connection with these warrants vest immediately and 7 years from the date of grant.

The fair value of options for services rendered was determined using the Black Scholes options pricing model and resulted in a non-cash charge of approximately Ps.1,583, Ps.4,553 and Ps.1,458, which was recognized as expense during the years ended December 31, 1999, 2000 and 2001.

A summary of the changes of the stock options for non-employees for the years ended December 31 is presented below (in thousands):

                                                     1999                 2000                 2001
                                              ------------------   ------------------   ------------------
                                                       WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                        AVERAGE              AVERAGE              AVERAGE
                                                       EXERCISE             EXERCISE             EXERCISE
                                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                              ------   ---------   ------   ---------   ------   ---------
    Outstanding at beginning of year........   414      $10.47       464     $10.28     1,582      $3.83
    Granted.................................    50        8.70     1,188       1.09        --         --
    Exercised...............................    --          --        70       0.01        --         --
                                               ---      ------     -----     ------     -----      -----
    Outstanding at the end of the year......   464       10.28     1,582       3.83     1,582       3.83
                                               ---      ------     -----     ------     -----      -----
    Options exercisable at end of year......   464       10.28     1,582       3.83     1,582       3.83
                                               ---      ------     -----     ------     -----      -----
    Weighted-average fair value of options
      granted during the year (expressed in
      U.S. Dollars).........................            $ 4.75               $ 8.79                $  --
                                                        ======               ======                =====

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

The following table summarizes the stock options outstanding for non-employees (in thousands):

                                                               OUTSTANDING               EXERCISABLE
                                                      -----------------------------   ------------------
                                                                 WEIGHTED-AVERAGE              WEIGHTED-
                                                               --------------------             AVERAGE
                                         RANGE OF              REMAINING   EXERCISE            EXERCISE
                                          PRICES      NUMBER     LIFE       PRICE     NUMBER     PRICE
                                        -----------   ------   ---------   --------   ------   ---------
    December 31, 1999.................  $8.70-10.87    464       5.27       $10.28     464      $10.28
                                        -----------    ---       ----       ------     ---      ------
    December 31, 2000.................  $      0.01    970       6.51         0.01     970        0.01
                                         8.70-10.87    612       4.79       $ 9.90     612      $ 9.90
                                        -----------    ---       ----       ------     ---      ------
    December 31, 2001.................  $      0.01    970       5.51         0.01     970        0.01
                                         8.70-10.87    612       3.79       $ 9.90     612      $ 9.90
                                        -----------    ---       ----       ------     ---      ------

NOTE 17 -- ACCUMULATED DEFICIT:

Dividends, either in cash or other forms, paid by the Company will be subject to income tax in accordance with the Mexican Income Tax Law if the dividends are paid from earnings that have not been subject to Mexican income taxes computed on an individual company basis under the provisions of the Mexican Income Tax Law, as follows:

     Dividends paid to companies resident in Mexico will be subject to a 35% income tax to be paid by the companies paying the dividend and applied to the result of multiplying the dividends paid by a factor of 1.5385.

     Dividends paid to individuals or foreign residents will be subject to a withholding tax of 5% applied to the result of multiplying the dividends paid by a factor of 1.5385 (1.5150 if dividends are paid to Mexican individuals from earnings that have been subject to Mexican income taxes).

The Company has never generated distributable profits. Any dividends will be paid in Mexican Pesos.

NOTE 18 -- POSITION IN FOREIGN CURRENCY:

As of December 31, the Company's foreign-currency position was:

                                                                 2000          2001
                                                              -----------   -----------
U.S. dollars:
Assets......................................................  $   170,799   $    47,290
Liabilities.................................................      320,945       317,977
                                                              -----------   -----------
  Net liabilities in U.S. dollars...........................  $  (150,146)  $  (270,687)
                                                              ===========   ===========
Exchange rate at end of the year (Ps. per U.S.$1.00)........  Ps.  9.6000   Ps.  9.1423
                                                              -----------   -----------

The Company currently does not hedge any of its foreign-denominated assets or liabilities.

NOTE 19 -- INCOME TAX, ASSET TAX AND TAX-LOSS CARRYFORWARDS:

The Company has had tax losses since inception and accordingly has not been subject to current income taxes or provided for deferred income taxes. The difference between taxable income for income tax and pre-tax income for accounting purposes is due principally to the inflation adjustments recognized for income tax purposes, translation effects due to the remeasurement into dollars, the difference between

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES book and tax depreciation and amortization, and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

Asset tax is calculated at a 1.8% rate on the net value of certain assets and liabilities and is due only when the asset tax exceeds the income tax amount payable. The asset tax paid can be recovered over the following 10 years, if and when income taxes exceed asset tax during such year. The Mexican tax government waives this tax for the first two years of a company's operations.

The components of deferred income tax assets (liabilities) at December 31 are as follows:

                                                                 2000          2001
                                                              -----------   -----------
CURRENT:
Bad debt allowance..........................................        3,035         6,521
Inventory...................................................       (3,293)       (9,979)
Prepaid expenses............................................           --        (3,165)
                                                              -----------   -----------
     Total current..........................................         (258)       (6,623)
                                                              -----------   -----------
NON-CURRENT:
Telephone network equipment and leasehold improvements,
  net.......................................................      (68,968)     (184,357)
Frequency rights............................................       (4,331)       (7,055)
Tax on assets...............................................           --         8,679
Intangible assets...........................................      (14,337)       (3,088)
Preoperating expenses, net..................................      (80,973)      (69,307)
Tax loss carryforwards......................................      363,732       630,621
                                                              -----------   -----------
     Total non-current......................................      195,123       375,493
                                                              -----------   -----------
Net deferred income tax assets before valuation allowance...      194,865       368,870
Valuation allowance.........................................     (194,865)     (368,870)
                                                              -----------   -----------
     Net deferred income tax assets (liabilities)...........  Ps.      --   Ps.      --
                                                              ===========   ===========

In accordance with Mexico's Income Tax Law, tax losses are subject to restatement by inflation and may be carried forward against future taxable profit of the subsequent ten years. As of December 31, 2001, the Company's restated cumulative tax losses were:

                                                              EXPIRATION
FISCAL YEAR INCURRED                              AMOUNT         YEAR
--------------------                           ------------   ----------
1996.........................................  Ps.    6,583      2006
1997.........................................        23,489      2007
1998.........................................       151,011      2008
1999.........................................       383,517      2009
2000.........................................       514,923      2010
2001.........................................       729,185      2011
                                               ------------
                                               Ps.1,808,708
                                               ------------

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 20 -- COMMITMENTS AND CONTINGENCIES:

At December 31, 2001, the Company had the following commitments:

The Company maintains operating leases on buildings, sites, poles, and office furniture. The Company recorded leasing expense of Ps.27,435, Ps.28,766 and Ps.63,553 in 1999, 2000 and 2001. One of the Company's building lease has an escalation clause for inflation. The monthly payment of Ps.1,087 is to be multiplied by the NCPI for the respective year for the remaining 15 year term. The schedule of estimated future minimum lease payments is as follows:

                                                                2001
                                                              ---------
2002........................................................  Ps.28,517
2003........................................................     14,582
2004........................................................      7,525
2005........................................................     31,976
2006 and thereafter.........................................     10,416
                                                              ---------
                                                              Ps.93,016
                                                              =========

The Company entered into a new 5-year, renewable building lease on July 26, 2001, which is denominated in U.S. Dollars. The schedule of future minimum lease payments on said lease is as follows:

                                                               2001
                                                              -------
2002........................................................  $ 3,086
2003........................................................    2,665
2004........................................................    2,581
2005........................................................    2,432
2006 and thereafter.........................................    2,486
                                                              -------
                                                              $13,250
                                                              =======

NOTE 21 -- REVENUE BY GEOGRAPHICAL LOCATION:

The Company's concession title requires a revenue report by geographic location:

                                                                            CENTER-
SERVICES                                                     METROPOLITAN    SOUTH       TOTAL
--------                                                     ------------   --------   ----------
Year ended December 31, 1999:
  Local....................................................   Ps.29,964     Ps.2,363   Ps. 32,327
  Long distance............................................      55,545          662       56,207
  Rent of dedicated links..................................         506           --          506
  Sales of customer premise equipment......................       1,474          539        2,013
  Lease of capacity........................................         673           --          673
  Other....................................................       8,403          202        8,605
                                                              ---------     --------   ----------
                                                              Ps.96,565     Ps.3,766   Ps.100,331
                                                              =========     ========   ==========

           MAXCOM TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                                                                            CENTER-
SERVICES                                                    METROPOLITAN     SOUTH       TOTAL
--------                                                    ------------   ---------   ----------
Year ended December 31, 2000:
  Local...................................................   Ps.155,773    Ps.30,342   Ps.186,115
  Long distance...........................................       78,656        4,969       83,625
  Rent of dedicated links.................................        2,568           --        2,568
  Sales of customer premise equipment.....................          719          719        1,438
  Lease of capacity.......................................          494           --          494
  Other...................................................        1,911        1,629        3,540
                                                             ----------    ---------   ----------
                                                             Ps.240,121    Ps.37,659   Ps.277,780
                                                             ==========    =========   ==========

                                                                            CENTER-
SERVICES                                                    METROPOLITAN     SOUTH       TOTAL
--------                                                    ------------   ---------   ----------
Year ended December 31, 2001:
  Local...................................................   Ps.183,610    Ps.76,718   Ps.260,328
  Long distance...........................................       19,797       15,136       34,933
  Rent of dedicated links.................................        2,271           --        2,271
  Sales of customer premise equipment.....................        3,599        1,735        5,334
  Lease of capacity.......................................          187           --          187
  Other...................................................       10,092        1,243       11,335
                                                             ----------    ---------   ----------
                                                             Ps.219,556    Ps.94,832   Ps.314,388
                                                             ==========    =========   ==========

                                                                      APPENDIX A

                      GLOSSARY OF TELECOMMUNICATIONS TERMS

ADSL..........................   ADSL is a physical-layer protocol that supports
                                 up to 8 Mbps bandwidth downstream and up to 1
                                 Mbps upstream. The asymmetrical aspect of ADSL technology makes it ideal for Internet browsing, video on demand, and remote LAN access. Users of these applications typically download more information than they send. ADSL also allows simultaneous voice communication by transmitting data signals outside of the voice frequency range.

Band..........................   A range of frequencies between two defined
                                 limits.

Bandwidth.....................   The relative range of analog frequencies or
                                 digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity.
                                 Bandwidth is measured in Hertz (analog) or Bits
                                 Per Second (digital).

Capacity......................   Refers to ability to transmit voice or data
                                 over telecommunications equipment.

Carrier.......................   A provider of telecommunications transmission
                                 services by fiber, wire or radio.

Centrex service...............   A business telephone service developed
                                 originally by Lucent Technologies which offers private branch exchange type features directly from the local telephone company central office, such as voicemail, call pick-up group, abbreviated dialing and multi-line hunting.

COFETEL.......................   Comision Federal de Telecomunicaciones, the
                                 Mexican Federal Telecommunications Commission.

Digital.......................   Describes a method of storing, processing and
                                 transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

E1............................   A digital telephony format that carries data at
                                 the rate of 2.048 Mbps (DS-1 level). E-1 is the European and Latin American version of North
                                 American T-1, though T-1 is 1.544 Mbps.

Fiber optic technology........   Fiber optic systems use laser-generated light
                                 to transmit voice, data and video in digital format through ultra-thin strands of glass.
                                 Fiber optic systems are characterized by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment and digital microwave systems. A pair of fiber optic strands using advanced transmission technologies is capable of carrying over 258,000 simultaneous telephone calls. Because optical signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber require frequent intervals between regeneration/amplifier sites. Greater distances between regeneration/amplifier sites afforded by the use of advanced fiber generally translate into substantially lower installation and operating costs and fewer potential points of failure.

Fixed wireless local loop.....   A wireless local telephony service using the
                                 3.4-3.7 GHz frequency band.

FTTH..........................   Fiber-to-the-home, reference to an all
                                 fiber-optic public telephone network design, where broadband services are delivered to the customer premises/network interface by fiber optic.

Gulf region...................   115 cities and towns in eleven states in
                                 eastern Mexico, which includes the cities of Puebla, Tampico, Veracruz, Reynosa, Cancun,
                                 Chetumal, Merida, Ciudad del Carmen, Campeche,
                                 Coatzacoalcos and Tuxtla Gutierrez, among others.

Hertz.........................   The unit measuring the frequency with which an
                                 alternating electromagnetic signal cycles through the zero-value state between lowest and highest states. One hertz (abbreviated Hz) equals one cycle per second. KHz (kilohertz) stands for thousands of hertz; MHz (megahertz) stands for millions of hertz and GHz
                                 (gigahertz) stands for billions of hertz.

ISDN..........................   Integrated Services Digital Network. ISDN is an
                                 international standard that provides end-to-end digital connectivity to support a wide range of voice, data and video services.

LAN...........................   Local area network, a private data
                                 communications network linking a variety of data devices, such as computer terminals, personal computer terminals, personal computers and microcomputers, all housed in a defined building, plant or geographic area.

Microwave technology..........   Although limited in capacity compared with
                                 fiber optic systems, digital microwave systems offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals over intermediate and longer distances.
                                 Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. As a result of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted.
                                 Because microwaves disperse as they travel through the air, this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources, located on average every 30 kilometers along the transmission route.

Mbps..........................   MegaBits per second. A measurement of speed for
                                 digital signal transmission expressed in millions of bits per second (Mbps).

Multi-line hunting............   A value-added service that allows for multiple
                                 calls to be received with a single telephone number.

PCS...........................   Personal Communications Services. PCS has come
                                 to represent two things: first, a digital wireless communications service operating over the 1.9 GHz band; and second, more generically, a wireless communications service utilizing a digital network that offers typical features such as voice, video and data applications, short messaging, voicemail, caller identification, call conferencing and call forwarding. Generic PCS suppliers promote this service on the ability of its features to be customized, or "bundled," to the needs of the individual customers.

Point-to-multipoint microwave
transmission..................   A transmission using microwave technology by
                                 which a single signal goes from one origination point to many destination points.

Point-to-point microwave
transmission..................   A transmission using microwave technology by
                                 which a signal goes from one point to another, usually connected by some dedicated transmission line.

POTS..........................   Plain Old Telephone Service. The basic service
                                 supplying standard single line telephones, telephone lines and access to the public switched network.

SCT...........................   Secretaria de Comunicaciones y Transportes, the
                                 Mexican Communications and Transportation
                                 Ministry.

Switch........................   A device that opens or closes circuits or
                                 selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

Teledensity...................   Teledensity is a measure of telephony service
                                 in a population. It is calculated by dividing the total subscriber base (number of lines in service) by the inhabitants and multiplying by
                                 100. It is generally used as a comparative measure of network development. All teledensity figures are reported in subscribers per 100 inhabitants.

xDSL..........................   xDSL is a physical-layer protocol that supports
                                 bandwidth downstream and upstream. Users of these applications typically download more information than they send.

                                                                      APPENDIX B

                    MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                     ISSUER

                CORPORATIVO EN TELECOMUNICACIONES, S.A. DE C.V.

                 MAXCOM SERVICIOS ADMINISTRATIVOS, S.A. DE C.V.

                                   GUARANTORS

                             SERIES A AND SERIES B
                         13 3/4% SENIOR NOTES DUE 2007

                             ---------------------

                         SECOND SUPPLEMENTAL INDENTURE
                          DATED AS OF           , 2002

                             ---------------------

                              THE BANK OF NEW YORK

                                    TRUSTEE

     SECOND SUPPLEMENTAL INDENTURE, dated as of           , 2002 (the "Second
Supplemental Indenture"), among Maxcom Telecomunicaciones, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico (the "Company"), Corporativo En Telecomunicaciones, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico and subsidiary of the Company ("CET"), Maxcom Servicios Administrativos, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico and subsidiary of the Company ("MSA," and together with CET, the "Guarantors"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

     WHEREAS, the Company, CET and the Trustee executed an Indenture, dated as of March 17, 2000 (the "Indenture"), in respect of the Company's Series A and Series B 13 3/4% Senior Notes due 2007 (the "Notes");

     WHEREAS, the Company, each of the Guarantors and the Trustee executed a First Supplemental Indenture, dated as of May 23, 2001, pursuant to which MSA became a Guarantor under the Indenture;

     WHEREAS, Section 9.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of a majority in aggregate principal amount of the Notes outstanding, except for certain specific events which require the consent of all Holders of the Notes;

     WHEREAS, the Company undertook an exchange offer and consent solicitation (the "Exchange Offer") pursuant to an exchange offer and consent solicitation
offering circular dated           , 2002 (as amended from time to time, together
with any supplement thereto, the "Offering Circular"), offering to exchange the Holders' Notes for new securities of the Company and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Second Supplemental Indenture (the "Amendments");

     WHEREAS, the Company has received through the Exchange Offer the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Second Supplemental Indenture;

     WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

     WHEREAS, in accordance with the terms of the Indenture, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

     NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of Notes, as follows:

                                   ARTICLE I

                                   AMENDMENTS

     SECTION 1.01 Indenture Amendments. The Indenture is hereby amended as follows:

          (a) The table of contents of the Indenture is hereby amended by replacing the heading (i) "Offer to Purchase by Application of Excess Proceeds" in Section 3.09 with the heading "[Intentionally omitted]"; (ii) "SEC Reports" in Section 4.03 with the heading "[intentionally omitted]";
     (iii) "Taxes" in Section 4.05 with the heading "[intentionally omitted]";
     (iv) "Limitation on Restricted Payments" in Section 4.07 with the heading "[intentionally omitted]"; (v) "Limitation on Restrictions on Distributions from Restricted Subsidiaries" in Section 4.08 with the heading

     "[intentionally omitted]"; (vi) "Limitations on Indebtedness" in Section
     4.09 with the heading "[intentionally omitted]"; (vii) "Limitations on Sales of Assets and Subsidiary Stock" in Section 4.10 with the heading "[intentionally omitted]"; (viii) "Limitations on Affiliate Transactions" in Section 4.11 with the heading "[intentionally omitted]"; (ix) "Limitations on Liens" in Section 4.12 with the heading "[intentionally omitted]"; (x) "Limitation on Business Activities" in Section 4.13 with the heading "[intentionally omitted]"; (xi) "Offer to Repurchase Upon Change of Control" in Section 4.15 with the heading "[intentionally omitted]"; (xii) "Limitation on Sale/ Leaseback Transactions in Section 4.16 with the heading "[intentionally omitted]"; (xiii) "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" in Section 4.17 with the heading "[intentionally omitted]"; (xiv) "Future subsidiary guarantors" in Section 4.18 with the heading "[intentionally omitted]; and (xv) "Rating Agencies" in Section 4.19 with the heading "[intentionally omitted]".

          (b) Section 1.01 of the Indenture is hereby amended to delete the following definitions:

        "Additional Assets"
        "Asset Disposition"
        "Attributable Debt"
        "Average Life"
        "Capital Lease Obligation"
        "Change of Control"
        "Consolidated Cash Flow"
        "Consolidated Interest Expense"
        "Consolidated Leverage Ratio"
        "Consolidated Net Income"
        "Consolidated Net Worth"
        "Currency Agreement"
        "Disqualified Stock"
        "Equity Interests"
        "Fair Market Value"
        "Fixed Charge Ratio"
        "Hedging Obligations"
        "Incur"
        "Indebtedness"
        "Interest Rate Agreement"
        "Investment"
        "Net Available Cash"
        "Net Cash Proceeds"
        "Permitted Holders"
        "Permitted Investment"
        "Permitted Liens"
        "Preferred Stock"
        "Refinance"
        "Refinancing Indebtedness"
        "Related Business"
        "Restricted Payment"
        "Sale/Leaseback Transaction"
        "Senior Indebtedness"
        "Significant Subsidiary"
        "Subordinated Obligation"
        "Telecommunications Business"
        "Temporary Cash Investments"
        "Voting Stock"
        "Wholly Owned Subsidiary"

          (c) The definition of "Affiliate" set forth in Section 1.01 of the Indenture is amended by deleting the last sentence of such definition.

          (d) The definition of "Unrestricted Subsidiary" set forth in Section
     1.01 of the Indenture is amended by (A) deleting the second sentence thereof in its entirety and replacing such sentence with the words "The Board of Directors may designate any Subsidiary of the Company (including any newly formed Subsidiary) to be an Unrestricted Subsidiary" and (B) deleting the last two sentences of such definition in their entirety.

          (e) Section 1.02 of the Indenture is amended by deleting all of the definition terms and corresponding sections in their entirety and replacing such terms and sections with the following:


"Additional Amounts"........................................  4.20
"Authentication Order"......................................  2.02
"Covenant Defeasance".......................................  8.03
"Event of Default"..........................................  6.01
"Legal Defeasance"..........................................  8.02
"Paying Agent"..............................................  2.03
"Registrar".................................................  2.03
"Taxes".....................................................  4.20
"Unit Legend"...............................................  2.06

          (f) Section 3.03 of the Indenture is amended by (A) deleting the phrase "Subject to the provisions of Section 3.09," in the first paragraph and (B) deleting "at" and replacing such term with "At" at the beginning of such paragraph.

          (g) Section 3.09 of the Indenture is amended by deleting the text thereof in its entirety and inserting in lieu thereof "[intentionally omitted]".

          (h) Article 4 of the Indenture is amended by (A) deleting the text of Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16,
     4.17, 4.18 and 4.19 in their entirety and inserting in lieu thereof "[intentionally omitted]" and (B) deleting the text of clauses (a) and (b) of Section 4.04 in their entirety and inserting in lieu thereof "[intentionally omitted]".

          (i) Section 5.01 of the Indenture is amended by (A) deleting clauses
     (2), (3) and (4) of subsection (a) thereof in their entirety and (B) deleting subsection (b) thereof in its entirety.

          (j) Sections 6.01 of the Indenture is amended by (A) deleting subsections (d), (f), (g), (h), (i) and (j) thereof in their entirety and
     (B) deleting the word "other" before the word "covenant" in subsection (e) thereof.

          (k) Section 6.02 of the Indenture is amended by (A) deleting the phrase "(other than an Event of Default specified in clause (h) or (i) of Section 6.01 hereof with respect to the Company, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary)" and (B) deleting the third sentence of such section.

          (l) Section 7.07 of the Indenture is amended by deleting from the fifth paragraph of such section the phrase "an Event of Default specified in Section 6.01(h) or (i) hereof occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

          (m) Section 8.03 of the Indenture is amended by (A) deleting from the first sentence thereof references to Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19, (B) deleting from the first sentence thereof the words "and clauses (3) and (4) of Section 5.01(a) hereof and (C)" deleting the last sentence thereof in its entirety.

          (n) Section 8.04 of the Indenture is amended by deleting from subsection (d) thereof the phrase "or insofar as Sections 6.01(h) or 6.01(i) hereof is concerned at any time in the period ending in the 91st day after the date of deposit".

          (o) Section 9.02 of the Indenture is amended by deleting from the first paragraph thereof the words "(including Section 3.09, 4.10 and 4.15 hereof)".

          (p) Section 11.05 of the Indenture is amended by (A) deleting from the first sentence thereof the words "provided, that the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof" and (B) deleting the second sentence thereof in its entirety.

          (q) Exhibit A1 to the Indenture is amended by (A) deleting the phrase "Except as set forth in paragraph 7 below" in paragraph 6, (B) deleting the word "the" and replacing such word with the word "The" at the beginning of paragraph 6, (C) deleting paragraph 7 in its entirety and inserting in lieu thereof "[intentionally omitted]" and (D) deleting clauses (iii), (iv),
     (vi), (vii) and (viii) of paragraph 12 in its entirety and inserting in lieu thereof "[intentionally omitted]".

          (r) Exhibit A2 to the Indenture is amended by (A) deleting the phrase "Except as set forth in paragraph 7 below" in paragraph 6, (B) deleting the word "the" and replacing such word with the word "The" at the beginning of paragraph 6, (C) deleting paragraph 7 in its entirety and inserting in lieu thereof "[intentionally omitted]" and (D) deleting clauses (iii), (iv),
     (vi), (vii) and (viii) of paragraph 12 in its entirety and inserting in lieu thereof "[intentionally omitted]".

     SECTION 1.02 Mutatis Mutandi Effect. The Indenture, as supplemented, is hereby amended mutatis mutandi to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

     SECTION 2.01 Terms Defined. For all purposes of this Second Supplemental Indenture, except as otherwise defined herein, capitalized terms used in this Second Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

     SECTION 2.02 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect. From and after the effectiveness of this Second Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this Second Supplemental Indenture.

     SECTION 2.03 Governing Law. The internal laws of the State of New York shall govern this Second Supplemental Indenture, without regard to the principles of conflicts of law thereof.

     SECTION 2.04 Successors. All agreements of the Company, the Guarantor and the Trustee in this Second Supplemental Indenture, the Indenture and the Notes shall bind their respective successors and assigns. This Second Supplemental Indenture shall be binding upon each Holder of Notes and their respective successors and assigns.

     SECTION 2.05 Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

     SECTION 2.06 Effective Date of this Second Supplemental Indenture. This Second Supplemental Indenture and the Amendments described in Section 1.01 hereof shall be effective pursuant to Section 9.04 of the Indenture immediately upon execution by the Company and delivery to and execution by the Trustee of this Second Supplemental Indenture.

     SECTION 2.07 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity, efficacy, or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, or (iii) the due execution hereof by the Company and the Trustee makes no representation with respect to any such matters.

     SECTION 2.08 Separability Clause. In case of any clause of this Second Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

                                      MAXCOM TELECOMUNICACIONES, S.A. DE C.V.
                                        as Issuer

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      CORPORATIVO EN TELECOMUNICACIONES, S.A. DE
                                      C.V.
                                        as Guarantor

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      MAXCOM SERVICIOS ADMINISTRATIVOS, S.A. DE
                                      C.V.
                                        as Guarantor

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      THE BANK OF NEW YORK
                                        as Trustee

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                                                      APPENDIX C

            PRINCIPAL DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP

     The financial information included in this offering circular is prepared and presented in accordance with Mexican GAAP. Significant differences exist between Mexican GAAP and U.S. GAAP. Such differences might be material to the financial information contained in the offering circular. A summary of these differences is presented below. We have made no attempt to identify or quantify the impact of those differences. In making an investment decision, investors must rely upon their own examination of the Company, the terms of this offering and the financial information contained herein. Potential investors should consult their own professional advisors for an understanding of the differences between Mexican GAAP and U.S. GAAP and how those differences might affect the financial information contained herein.

     This summary should not be taken as exhaustive of all differences between Mexican GAAP and U.S. GAAP. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions or events are presented in the financial statements, including the notes thereto.

     Set forth below is a description of significant differences between Mexican GAAP and U.S. GAAP.

RECOGNITION OF THE EFFECTS OF INFLATION ON FINANCIAL INFORMATION

     Mexican GAAP financial statements recognize the effect of inflation, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The SEC does not require the reversal of many of the Mexican inflation accounting adjustments when reconciling Mexican GAAP to U.S. GAAP, as these adjustments provide a means of measuring the effects of price-level changes in the inflationary Mexican economy. Accordingly, these inflation-adjusted figures are considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

FREQUENCY RIGHTS

     Under Mexican GAAP, frequency rights are amortized by the straight-line method over the term of the concession from the start of operations. Under U.S. GAAP, this item should be amortized from the date the cost was incurred and through the term of the concession.

PREOPERATING EXPENSES

     Under Mexican GAAP, all expenses incurred while a company or a project is in the preoperating or development stages are deferred and considered as a component of a company's assets. Such capitalized expenses are amortized over their expected useful life (10 years) after the corresponding asset commences operations. According to U.S. GAAP, such preoperating expenses are expensed as incurred and reported in accumulated deficit during the development stage in shareholders' equity.

CAPITALIZATION OF INTEREST

     Under Mexican GAAP, capitalization of the integral cost of financing (which is comprised of interest expense, foreign exchange gains or losses and monetary gain related to the debt) incurred during the period of construction and installation of an asset is optional. The costs capitalized are limited to the specific financing obtained for the construction of the related asset.

     Under U.S. GAAP, interest cost incurred during the period that assets are under construction must be included in the cost of such assets, though the basis of calculation differs. Capitalization of financial costs in inventories is only permitted in specific instances. FAS No. 34 "Capitalization of Interest Cost," states that interest cost should be included as a component of the historical cost of (i) facilities for a company's own use and (ii) assets intended for sale or lease that are constructed as separate and discrete projects. Foreign exchange losses and loss on monetary position are not subject to capitalization. In an inflationary economy, such as Mexico, acceptable practice is to capitalize interest net of the monetary gain on the related peso debt, but not on U.S. dollar or other stable currency debt.

EXTINGUISHMENT OF DEBT

     Under Mexican GAAP currently in effect, debt may only be extinguished if
(i) the debt is paid, (ii) the company is legally released as the primary debtor, or (iii) cash or other assets are deposited by the debtor in a trust fund, to be used exclusively for the payment of principal and interest. Mexican GAAP does not specify the income statement presentation for gains or losses, although it is generally presented as a non-operating gain or loss. Mexican GAAP revised Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities and Commitments," which will be effective January 1, 2003, (with earlier application allowed), will require that gains or losses on extinguishments be recognized as an extraordinary item, net of taxes.

     Under U.S. GAAP, FAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," limits debt extinguishments to situations where (i) the debt is paid and (ii) the company is no longer liable. The gain or loss, representing the difference between the reacquisition price and the net carrying amount of the debt on the date of the extinguishment, is recognized immediately as an extraordinary item, net of taxes.

TROUBLED DEBT RESTRUCTURING

     Under Mexican GAAP, troubled debt restructurings are not specifically addressed. Therefore, the new debt and equity which are issued are recorded at face value and nominal value, respectively, with any difference between these amounts and the carrying value of the old debt being reflected as a gain or loss. Interest on the new debt is recognized according to the cash flow terms of the arrangement. With respect to the unamortized debt issuance costs of the old debt, they may continue to be amortized over the maturity period of the new debt when the stated interest rate on the new debt is lower than that of the debt it replaces. If this occurs, costs incurred to effect the restructuring are expensed immediately.

     Under U.S. GAAP, FAS No. 15, "Accounting for Debtors and Creditors for Troubled Debt Restructurings," provides extensive guidance for the accounting by both parties in a troubled debt restructurings. In the case of the debtor, the accounting will depend on the nature of the restructuring. In the case of a restructuring that involves the combination of actions (such as the granting of equity interests and the modification of terms of the remaining payable), the debtor must first reduce the carrying value of the old debt by the fair value of the equity interests granted. No gain is recognized on the restructuring of the debt unless the remaining carrying amount of the debt (as adjusted for the fair value of the equity instruments granted) exceeds the total future cash payments specified by the terms of the debt remaining unsettled after the restructuring. Future interest expense, if any, shall be determined using the effective interest method.

INSTALLATION REVENUES

     Under Mexican GAAP, installation revenues may be recognized when the service is rendered. Under U.S. GAAP, installation revenues are deferred and amortized over the shorter of the expected customer or contract life.

FINANCIAL INSTRUMENTS

     Effective January 1, 2001 Mexican GAAP Bulletin C-2, "Financial Instruments," requires all financial assets and financial liabilities to be recognized on the balance sheet, including all derivatives. It increases the use of fair values as a measurement (but does not require this in all cases). If hedge accounting is not applied, the change in fair value from period to period is reflected in the income statement. Hedge accounting is permitted in certain circumstances, but its requirements for documentation and testing of effectiveness are not addressed in the standard. In addition, disclosures are not as extensive as under U.S. GAAP.

     Under U.S. GAAP, FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as subsequently amended by FAS No. 137 and FAS No. 138, is effective January 1, 2001 for all Mexican companies that present U.S. GAAP information. The standards require that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if a derivative is designated as part of a hedge transaction, depending on the type of hedge transaction. The requirements for the documentation of hedges and subsequent testing of hedge effectiveness are extensive.

DEFERRED INCOME TAXES

     Effective January 1, 2000, the provisions of the revised Bulletin D-4, "Accounting For Income Tax, Asset Tax and Employees' Profit Sharing," came into effect. The revised Bulletin D-4 changes the accounting treatment from the partial liability method to the full asset and liability method, requiring the recognition of the deferred tax effects for the temporary differences between accounting and tax values of assets and liabilities. Under U.S. GAAP, deferred taxes are recognized for the tax consequences of all temporary differences, both recurring and nonrecurring, between the financial statements carrying amounts and the tax basis of existing assets and liabilities. A valuation allowance is established for those deferred tax assets not expected to be realized.

     In accordance with Mexican GAAP, the tax benefit of a tax-loss carry-forward should only be recorded when realized and should be reported as an extraordinary item in the statement of income. Generally, under U.S. GAAP, the tax benefit of an operating-loss carry-forward must be reported in the same manner as the source of the income or the loss in the current year. Because the realization of the Company's tax losses is not considered to be likely, a valuation allowance is established for the full amount of the potential deferred tax assets.

NONRECURRING CHARGES

     Mexican GAAP allows certain nonrecurring charges, such as asset write-offs, to be classified below operating income. Under U.S. GAAP, such items are considered part of operating income.

STATEMENT OF CHANGES IN FINANCIAL POSITION

     Mexican GAAP does not require a statement of cash flows. Under Mexican GAAP, Bulletin B-12 addresses the presentation of statement of changes in financial position where the financial statements have been restated to constant pesos. The changes in financial position reflected in the statement of changes in financial position are based on the differences between the beginning and ending balances in the financial statement components, except for certain non-monetary assets which are adjusted by the applicable result from holding non-monetary assets recorded directly to stockholders' equity. Monetary gains or losses and foreign exchange gains and losses are classified as operating activities through their inclusion in net income and the reduction in current and long-term debt due to the restatement in constant Mexican pesos is presented as a financing activity.

     Under U.S. GAAP, FAS No. 95, "Statement of Cash Flows," establishes the standards for providing statement of cash flows in general purpose financial statements. Under U.S. GAAP, presentation of a statement of cash flows describing the cash flows provided by or used in operating, investing and financing activities is required. FAS No. 95 establishes specific presentation guidelines and requires additional disclosures, such as the amount of interest and income taxes paid and non-cash transaction. FAS No. 95 does not provide guidance with respect to inflation adjusted financial statements. However, it is accepted practice to adjust cash flows from operating activities for the monetary gains and losses as well as foreign exchange gains and losses and not to present the reduction in current and long-term debt due to the restatement in constant pesos is presented as a financing activity.

RECENT UNITED STATES ACCOUNTING PRONOUNCEMENTS

     In September 2000, the FASB issued FAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. FAS No. 140 replaces FAS No. 125 and is effective for transfers and servicing of financial assets and recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of FAS 140 effective January 1, 2001, did not materially impact the Company's earnings or financial position.

     In July 2001, the FASB issued FAS No. 141, "Business Combinations," which supercedes APB No. 16, "Business Combinations" and amends or supercedes a number of related interpretations of APB No. 16. The Statement is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method that are completed after June 30, 2001. FAS No. 141 addresses financial accounting and reporting for business combinations, eliminates the pooling-of-interests method of accounting for business combinations, and prescribes the initial recognition and measurement of goodwill and other intangible assets, accounting for negative goodwill and the required disclosures in respect of business combinations.

     In July 2001, the FASB also issued FAS No. 142, "Goodwill and Other Intangible Assets", which supercedes APB No. 17, "Intangible Assets." The Statement is effective for fiscal years beginning after December 15, 2001 and may not be retroactively applied to financial statements of prior periods. FAS No. 142 requires that goodwill, including previously existing goodwill and intangible assets with indefinite useful lives not be amortized but should be tested for impairment annually, or more frequently if impairment indicators arise. Goodwill and intangible assets with indefinite useful lives will no longer be tested for impairment under FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

     The FASB also recently issued FAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of FAS No. 143 are to establish accounting standards for the recognition and measurement of tangible long-lived asset retirement obligation and its associated asset retirement cost. FAS No. 143 is effective for fiscal years beginning after June 30, 2002.

     In 2001, the FASB issued FAS No. 144, "Accounting for the Impairment of Long-Lived Assets" which supercedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," and APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". FAS No. 144 provides new guidance on (i) the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and (ii) how the results of a discontinued operation are to be measured and presented. It also broadens the definition of what constitutes a discontinued operation. It is effective for fiscal yeas beginning after December 15, 2001.

     THE EXCHANGE AGENT FOR THE EXCHANGE OFFER AND CONSENT SOLICITATION IS:

                              THE BANK OF NEW YORK

        By Facsimile:                    By Hand:                 By Overnight Courier or
                                                                Registered/Certified Mail:
    The Bank of New York           The Bank of New York            The Bank of New York
       (212) 235-2261           Corporate Trust Department      Corporate Trust Department
     Confirm Receipt of:            Reorganization Unit             Reorganization Unit
   Facsimile by Telephone:     15 Broad Street -- 16th Floor   15 Broad Street -- 16th Floor
       (212) 235-2354            New York, New York 10007        New York, New York 10007
                                Attn: Ms. Carole Montreuil      Attn: Ms. Carole Montreuil

Any questions or requests for assistance or additional copies of this offering circular and the letter of transmittal and consent may be directed to the information agent at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

   THE INFORMATION AGENT FOR THE EXCHANGE OFFER AND CONSENT SOLICITATION IS:

                             CITIGATE DEWE ROGERSON
                           1440 Broadway, 16th Floor
                            New York, New York 10018

                       Toll Free Number: 1 (866) 811-4114
                                       or
                          Phone Number: (212) 419-4166